   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1998

                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ---------------
                     UNITED PAN-EUROPE COMMUNICATIONS N.V.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     THE NETHERLANDS                 4841                    98-0191997
    (STATE OR OTHER           (PRIMARY STANDARD           (I.R.S. EMPLOYER
    JURISDICTION OF               INDUSTRIAL            IDENTIFICATION NO.)
    INCORPORATION OR         CLASSIFICATION CODE
     ORGANIZATION)                 NUMBER)

                            FRED. ROESKESTRAAT 123
                                P.O. BOX 74763
                      1070 BT AMSTERDAM, THE NETHERLANDS
                                (31) 20-7789840
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------
                  MICHAEL T. FRIES, SUPERVISORY BOARD MEMBER
                      UNITED INTERNATIONAL HOLDINGS, INC.
                     4643 SOUTH ULSTER STREET, SUITE 1300
                            DENVER, COLORADO 80237
                                (303) 770-4001
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------
                                  COPIES TO:
        GARTH B. JENSEN, ESQ.                   KATHERINE ASHTON, ESQ.
      HOLME ROBERTS & OWEN LLP                   DEBEVOISE & PLIMPTON
      1700 LINCOLN, SUITE 4100                    25 OLD BROAD STREET
       DENVER, COLORADO 80203                   LONDON EC2N 1HQ ENGLAND
           (303) 861-7000                          (44) 171-786-9000

                               ---------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                     PROPOSED
                                                     MAXIMUM        AMOUNT OF
            TITLE OF EACH CLASS OF                  AGGREGATE      REGISTRATION
          SECURITIES TO BE REGISTERED           OFFERING PRICE (2)     FEE
-------------------------------------------------------------------------------
Ordinary Shares (1)............................    $10,000,000        $2,780
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes (i) Ordinary Shares that are to be offered and sold in the form of Ordinary Shares or American Depositary Shares, (ii) Ordinary Shares that the Underwriters may purchase in the form of Ordinary Shares or American Depositary Shares to cover over-allotments, if any, and (iii) Ordinary Shares that are to be offered and sold to persons outside the United States but that may be resold by persons from time to time in the United States during the distribution. The Ordinary Shares are not being registered hereby for purposes of sale outside the United States. The American Depositary Shares (each representing one Ordinary Share) evidenced by American Depositary Receipts upon deposit of the Ordinary Shares registered hereby are being registered under a separate registration statement on Form F-6.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

                               ---------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE + +CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT +
+FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS          +
+PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT + +SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR +
+SALE IS NOT PERMITTED.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion. Dated November 24, 1998.

                                       Shares

                          [LOGO OF UPC APPEARS HERE]

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.
                                Ordinary Shares
          in the form of American Depositary Shares or Ordinary Shares

                                  -----------

  This is an initial public offering of the Ordinary Shares of United Pan-Europe Communications N.V. UPC is also offering the Ordinary Shares in the form
of American Depositary Shares, each of which represents    Ordinary Shares.
This prospectus relates to an offering of     shares in the United States. In
addition,     shares are being offered outside the United States.

  Prior to this offering, there has been no public market for the shares. UPC and the underwriters currently estimate that the initial public offering price
will be between NLG     and NLG     per Ordinary Share (between $    and $
per ADS). UPC intends to list the Ordinary Shares in bearer form on the Official Market of the Amsterdam Stock Exchange under the symbol "UPC". UPC also intends to have the ADSs quoted on the Nasdaq National Market System under the symbol "UPCOY".

                                  -----------

  See "Risk Factors" beginning on page 15 to read about certain factors you should consider before buying Ordinary Shares or ADSs.
                                  -----------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                                                        Per Ordinary Share Total
                                                        ------------------ -----
Initial public offering price..........................       $            $
Underwriting discount..................................       $            $
Proceeds, before expenses, to UPC......................       $            $

  The U.S. underwriters may, under certain circumstances, purchase up to an
additional     shares from UPC at the initial public offering price less the underwriting discount. The international underwriters may similarly purchase up
to an additional     shares.

                                  -----------

                           Joint Global Coordinators

GOLDMAN SACHS INTERNATIONAL                           MORGAN STANLEY DEAN WITTER

                                  -----------

  The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the ADRs through The Depository Trust Company's book-entry facilities and to deliver the Ordinary Shares through the book-entry facilities of NECIGEF (the Dutch clearing house), Euroclear and Cedel on
 , 1999.

GOLDMAN, SACHS & CO.                                  MORGAN STANLEY DEAN WITTER

                                  -----------

                         Prospectus dated       , 1999.

             ENFORCEMENT OF CIVIL LIABILITIES AND OTHER INFORMATION
    The Company is organized under the laws of The Netherlands and certain members of its supervisory board, its board of management and certain of the experts named herein are residents of The Netherlands or other countries outside the United States. Substantially all of the Company's assets and the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the Company or such persons, or to enforce against the Company or such persons in courts in the United States judgments of such courts predicated upon the civil liability provisions of United States securities laws. The Company has been advised by legal counsel in The Netherlands, Loeff Claeys Verbeke, that because there is no convention on reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and The Netherlands, a final judgment rendered by a United States court will not automatically be enforced by the courts in The Netherlands. In order to obtain a judgment that is enforceable in The Netherlands, the relevant claim may have to be relitigated before a competent Dutch court. Under current Dutch law, however, a final judgment rendered by a United States court will be recognized by a Dutch court (i) if the final judgment results from proceedings compatible with Dutch concepts of due process and (ii) if the final judgment does not contravene public policy of The Netherlands. If the final judgment is recognized by a Dutch court, that court generally will enforce the judgment without relitigation.

                                ----------------

    UPC was incorporated in December 1990 as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), wholly owned by Philips Electronics N.V. ("Philips"). UPC was a dormant corporation prior to beginning operations as a 50/50 joint venture between United International Holdings, Inc. ("UIH") and Philips in July 1995, when UIH and Philips contributed most of their European and Israeli multi-channel television system assets to UPC and UIH acquired 50% of UPC's share capital. In December 1997, UIH acquired Philips' interest in UPC and UPC was converted into a Dutch public limited liability company (naamloze vennootschap). Aside from shares held by or for the benefit of some of UPC's current and former employees, UPC currently is essentially a wholly-owned subsidiary of UIH. Following the Offering, UIH will
continue to hold approximately   % of the Company's Ordinary Shares and all of
the Priority Shares. See "Relationship with UIH and Related Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History of UPC".

    The principal executive office and registered office of the Company is located at Fred. Roeskestraat 123, 1070 BT Amsterdam, The Netherlands, and its telephone number is 31 20 778 98 40.

                                ----------------

    The Company will furnish to the Depositary copies of its annual reports in English, which will include a review of the Company's operations and annual audited consolidated financial statements presented in conformity with U.S. generally accepted accounting principles ("GAAP"). The Company will also furnish the Depositary with consolidated unaudited quarterly condensed balance sheets and statements of income of the Company in English, presented in conformity with U.S. GAAP, as well as English language versions of all notices of shareholders' meetings, proxy statements and other reports and communications that are made generally available to its shareholders. The Depositary will, at the request of the Company and to the extent permitted by law, make such notices, reports and communications available to record holders of ADRs and will mail to all record holders of ADRs a notice containing the information (or a summary of the information) contained in any notice of a shareholders' meeting received by the Depositary. See "Description of American Depositary Shares".

   [MAP OF EUROPE AND ISRAEL IDENTIFYING LOCATION OF UPC'S OPERATING SYSTEMS; DIAGRAM OF TYPICAL UPGRADED NETWORK VIDEO, VOICE AND INTERNET OPERATIONS]

   [MAP OF EUROPE AND ISRAEL IDENTIFYING LOCATION OF UPC'S OPERATING SYSTEMS; DIAGRAM OF TYPICAL UPGRADED NETWORK VIDEO, VOICE AND INTERNET OPERATIONS]

                               PROSPECTUS SUMMARY

   This summary highlights more detailed information and financial statements contained later in this Prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the shares. You should read the entire Prospectus carefully, especially the risks of investing in the shares discussed under "Risk Factors". Immediately prior to this Offering, the Company will have a -for- stock split. The Company reports all of its historical financial results in Dutch guilders ("NLG"). For your convenience, we have converted some amounts in non-Dutch currencies to Dutch guilders. These foreign currency translations for amounts prior to December 31, 1997 use the same exchange rates used for the 1997 financial statements. For amounts after December 31, 1997, we have used September 30, 1998 exchange rates, except as otherwise noted. These translated amounts may not currently equal such Dutch guilder amounts nor may they necessarily be converted into Dutch guilders at the translation exchange rates used. On November 20, 1998, the exchange rate for U.S. dollars was US$0.5251 per NLG1.00. See "Exchange Rate Data".
                                  THE COMPANY

OVERVIEW

   United Pan-Europe Communications N.V. ("UPC" or the "Company") owns and operates cable-based communications networks in ten countries in Europe and in Israel. Today, UPC's systems constitute the largest pan-European broadband communications platform. UPC has systems in Austria, The Netherlands, Belgium, Norway and France. These systems are strategically located in the capital cities of Vienna, Amsterdam, Brussels and Oslo, as well as suburban Paris. The Company also has systems in Israel, Malta and Eastern Europe. UPC is a subsidiary of UIH, a leading international provider of video, voice and data services.

   The Company's systems passed an aggregate of approximately 4.9 million homes and served approximately 3.4 million basic video subscribers as of September 30, 1998. UPC has majority ownership of its systems in Western Europe (other than the A2000 systems in Amsterdam and surrounding areas) and most of its other systems. UPC's proportionate equity interest in all of its systems represented approximately 3.0 million homes passed and approximately
2.0 million subscribers as of September 30, 1998.

   UPC currently offers analog video services through its existing network. In its Western European markets, it is further developing and upgrading this network to two-way transmission capability, which enables the Company to provide digital video, telephony and Internet/data services. As of September 30, 1998, UPC's systems had a total of approximately 13,850 cable telephony and approximately 12,725 Internet access subscribers.

   As of September 30, 1998, approximately 54% of the 2.6 million total homes passed in UPC's Austrian, Belgian, Dutch and French systems were passed by the upgraded network. Approximately 87% of the homes in these four markets are scheduled to be passed by the upgraded network by the end of 1999. The Company's Norwegian systems are being upgraded on a longer timetable. Generally, this upgrade involves replacing portions of the coaxial cable plant with fiber optic cable and upgrading the remaining coaxial cable plant to two-way capability. See "Technology". As of September 30, 1998, the Company had approximately 4,375 kilometers of high-capacity active fiber plant throughout its systems. Upon substantial completion of UPC's current upgrade program, UPC expects to have approximately 8,500 kilometers of high-capacity active fiber plant in its systems. The Company also has more than 35,340 kilometers of coaxial distribution plant throughout its systems, approximately 25,200 kilometers of which currently is capable of two-way transmission.

   The Company believes there are significant growth opportunities in the European telecommunications market as a result of the January 1, 1998 liberalization of the telephony industry in most European Union ("EU") member countries and Norway. This liberalization allows new providers to offer voice telephony and other telecommunications services. Because of this liberalization and technological advances, it has become possible to deliver video, telephony and Internet/data services to customers through a single cable link to the home. Accordingly, UPC will be able to offer, and currently offers in some markets, an integrated package of three services in its upgraded markets where previously it had offered only one.

   UPC currently is a wholly-owned subsidiary of UIH, aside from shares held by or for the benefit of some of UPC's current and former employees. Following the
Offering, UIH will hold approximately   % of the Company's Ordinary Shares and
all of the Priority Shares. See "Description of Share Capital".

   The diagram below summarizes UPC's operations and equity ownership percentages in its operating systems as of September 30, 1998. In November 1998, UPC increased its ownership interest of the Israeli and Maltese systems to 46.6% and 50.0%, respectively, and sold its 20% interest in its Irish operating company. See"" -- Recent Developments".

                           [DIAGRAM OF UPC SHOWING
                        (1) OPERATING SYSTEMS INCLUDING
                    CONSOLIDAETD SYSTEMS AND UNCONSOLIDATED
                        SYSTEMS AND (2) BUSINESS LINES]

Operating Systems

Consolidated Systems:
Austria, Telekabel Group - 95%
Belgium, TVD - 100%
Norway, Janco Multicom - 100%
France, Mediareseaux - 99.6%(2)

Eastern Europe

Hungary(3) - 79.3%
Czech Republic - 100%
Romania(3) - 51-100%
Slovak Republic(3) - 75-100%

Unconsolidated Systems:
The Netherlands, United Telekabel Holding - 51%
A2000 - 50%
CNBH, Telekabel Beheer - 100%
Israel, Tevel - 23.3%
Malta, Melita Cable - 25%

Business Lines

Video Distribution and Programming Services
Telephony Services, Priority Telecom
Internet/Data Services, chello broadband

-------
(1) This chart excludes UPC's interests in the Hungarian (Monor) telephony system (46.3%) and the programming services, Tara (75%) and IPS (approximately 33.5%), which it has agreed to purchase from UIH, and other interests. See "-- Recent Developments".
(2) A minority partner of Mediareseaux holds warrants giving it the right to purchase an additional 4.6% of Mediareseaux's share capital. See "Corporate Ownership Structure -- France".
(3) UPC's 79.3%-owned Hungarian system owns between 70% and 100% of several local operating companies. UPC owns 51% of one Romanian local operating company and 100% of two others. UPC owns 75% of one Slovak local operating company and 100% of two others. See "Business--Corporate Ownership Structure".

   Most of UPC's operating systems have long-established track records of providing video services. These systems have grown significantly over the past few years, both in terms of number of subscribers and revenues. UPC has grown its operations through strategic acquisitions of cable television systems and development of its existing systems. The tables below present certain operating and financial information of the Company. Because the Company does not own 100% of all of its operating companies, the operating data in the second table is presented on a proportionate equity basis. The financial information in the third table is presented on a consolidated basis. As of September 30, 1998, UPC consolidated the results of its operations in Austria, Belgium, the Czech Republic, France, Hungary, Norway, Romania and the Slovak Republic.

                                                  AT DECEMBER 31,
                                 ------------------------------------------------- AT SEPTEMBER 30,
OPERATING DATA(1)                 1993(1)   1994(1)    1995      1996      1997          1998
-----------------                --------- --------- --------- --------- --------- ----------------
Homes in service area...         2,657,000 2,626,255 3,323,000 3,693,511 4,134,656    5,867,686
Homes passed............         1,841,318 1,993,037 2,616,331 2,900,033 3,553,790    4,900,030
Two-way homes
 passed(2)..............               --        --        --        --    674,457    1,396,651
Basic Video
 subscribers(3).........         1,233,584 1,341,284 1,877,852 2,049,472 2,311,708    3,430,903
Internet/data
 subscribers............               --        --        --        --      1,907       12,736
Telephony subscribers...               --        --        --        --      3,255       13,849
                                                  AT DECEMBER 31,
                                 ------------------------------------------------- AT SEPTEMBER 30,
PROPORTIONATE OPERATING DATA(4)   1993(1)   1994(1)    1995      1996      1997          1998
-------------------------------  --------- --------- --------- --------- --------- ----------------
Homes in service area...         1,748,598 1,754,784 1,908,636 2,427,306 2,870,982    3,821,549
Homes passed............         1,029,293 1,157,547 1,351,970 1,818,634 2,351,575    3,008,175
Two-way homes
 passed(2)..............               --        --        --        --    541,082      919,653
Basic Video
 subscribers(3).........           666,473   751,896   988,462 1,316,798 1,514,606    2,035,753
Internet/data
 subscribers............               --        --        --        --      1,622        8,272
Telephony subscribers...               --        --        --        --      1,627        3,531

                                                       YEARS ENDED
                                    SIX MONTHS ENDED  DECEMBER 31,      FOR THE NINE
                                      DECEMBER 31,   ---------------    MONTHS ENDED
CONSOLIDATED FINANCIAL INFORMATION      1995(1)       1996    1997   SEPTEMBER 30, 1998
----------------------------------  ---------------- ------- ------- ------------------
                                              (Dutch guilders, in thousands)
Revenues..................              100,179      245,179 337,155      305,237
EBITDA(5).................               33,756       85,877 116,030      107,792
EBITDA Margin.............                33.7%        35.0%   34.4%        35.3%

-------
(1) UPC began operations as a joint venture in July 1995 when its shareholders, UIH and Philips, contributed various cable television properties to it. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History of UPC". Operating data and proportionate operating data at December 31, 1993 and 1994 reflects the respective statistics for those systems contributed to UPC by UIH and Philips.
(2) Homes passed by coaxial cable or fiber plant capable of both transmitting and receiving video, voice and data signals. UPC's Israeli systems are not included in the total as they are capable of providing only two-way impulse pay-per-view video services.
(3) The Company determines the number of basic video subscribers as follows:
    Residential subscribers are counted as one subscriber, with the exception of cable television subscribers in a multiple dwelling unit (MDU) (such as a hotel, hospital or housing association) where certain subscribers receive the basic service for less than the standard basic rate. In this situation, in some of its operating systems, the Company calculates the number of subscribers by dividing the subscription fee received from the MDU by the standard rate at which the Company provides basic video services. In other systems, an MDU is counted as one subscriber.
(4) Proportionate operating data is calculated by multiplying the applicable statistic for each operating company by UPC's economic ownership interest in such operating company at the end of the relevant period and then totaling the results. You should read the "Corporate Ownership Structure" section for more information about the Company's ownership interest in those operating systems that are not wholly owned.
(5) EBITDA represents earnings before net interest expense, income tax expense, depreciation, amortization, stock-based compensation charges, minority interest, share in results of affiliated companies (net), currency exchange gains (losses) and other non-operating income (expense) items.

LINES OF BUSINESS AND COMPANY GROWTH STRATEGY

   The Company believes that its position as a leading pan-European provider of video services will allow it to develop further its three lines of business: video distribution and programming services, telephony services and Internet/data services.

   Key elements of UPC's strategy to become a leading provider of these three services include:

 . continuing to increase its average revenue per subscriber by further developing its expanded (analog and digital) basic tier, pay-per-view and digital audio program offerings;

 . capitalizing on UPC's telephony market opportunity by leveraging its unique infrastructure advantages;

 . capitalizing on the Company's Internet/data service opportunity; and

 . continuing to make selected acquisitions of systems near its current operating areas and increasing its ownership interest in some of its existing systems.
 See "Business -- Company Growth Strategy".

   VIDEO DISTRIBUTION AND PROGRAMMING SERVICES. UPC owns and operates both long-established cable television systems and systems under construction in many European markets. As of September 30, 1998, UPC's operating systems had approximately 3.4 million subscribers to their basic tier video services. Video distribution services accounted for approximately 92.4% of the Company's consolidated revenue in the first nine months of 1998. UPC's basic tier video services business has high penetration rates, with subscribers as a percentage of homes passed currently averaging over 70%. UPC offers its subscribers some of the most advanced analog video services available today and a large choice of FM radio programs. In addition, as many of UPC's operations are further becoming two-way capable, the Company has been able to add more services. For example, in many systems the Company has introduced impulse pay-per-view services, which enable subscribers to its expanded basic tier (a higher-priced service with additional channels) to select and purchase programming services, such as movies and special events, directly by remote control.

   The Company is focusing on increasing its average revenue per subscriber through enhanced and expanded video service offerings. These offerings include thematic groupings of tiered video services in key genres, enhanced pay-per-view services and premium movie channels. The weighted average revenue per subscriber in UPC's systems historically has been significantly below that realized by cable television operations in the United States and the United Kingdom, countries of comparable per capita income where these types of enhanced services have been offered for a longer period.

   The Company plans to continue improving its expanded basic tier offerings by adding new channels. Generally, basic tier pricing is regulated while the expanded basic tier is not price regulated. Where appropriate and permitted, the Company may migrate certain highly valued channels from the basic tier to the expanded basic tier. UPC's Norkabel systems, which are part of Janco Multicom, its Norwegian operating company, have been offering an expanded basic tier for several years. As of September 30, 1998, approximately 27% of Norkabel's subscribers also subscribed to the expanded basic tier, paying more than twice the price of the basic tier.

   To increase further its average revenue per subscriber, UPC has offered enhanced services such as impulse pay-per-view services in some of its markets for several years. In Israel, for example, Tevel's 250,000 subscribers with two-way capability buy an aggregate of more than 100,000 pay-per-view programs per month, for an average monthly buy rate of 0.4 per subscriber. In the Company's Austrian and A2000 systems, during the first nine months of 1998, the average impulse pay-per-view monthly buy rate was over 1.1 and 0.9 per expanded basic tier subscriber, respectively.

   Popular programming is a key factor in increasing the Company's video services revenue. The Company believes it will also be a potential source of additional revenue from sales to other cable television operators and satellite companies in Europe. UIH, UPC and their affiliates have developed 26 channels of programming over the last several years. The Company, together with partners, is developing eight new pan-European channels for the cable television market, five of which are scheduled for launch by the end of 1999, and has already secured a portion of the content required for these channels.

   The Company is seeking partners to construct a pan-European digital distribution platform, UPC's EuroHits. Full digitalization, to be made possible by UPC's network upgrade to full two-way capability, will provide the Company's Western European systems with substantially more channel capacity. This increased channel capacity would enable subscribers to customize their subscriptions for the Company's products and services to suit their lifestyles and personal interests. If this planned digital distribution platform is constructed, the Company would convert its impulse pay-per-view services into a near video-on-demand (NVOD) service that would be able to provide up to 75 channels of first run hit movies, adult programming and special events. The Company also has acquired the rights to and would launch a low-cost digital audio service on this digital distribution platform that could provide 20 channels of CD-quality music in the expanded basic tier and 70 additional channels as a premium service.

   UPC is also involved in several country-specific programming ventures including creating channels for the Czech Republic, Hungary, Israel and Malta. Together, these programming ventures have developed channels in key genres, including sports, children, documentary and movies, which are subtitled or dubbed in the local language. As of September 30, 1998, Tara and IPS, which UPC has agreed to acquire from UIH, sold programming content to non-UPC cable operators serving an aggregate of approximately 1.0 million subscribers. UPC has granted an option to its partner to acquire the Czech and Hungarian programming interests.

   TELEPHONY SERVICES. The Company believes that by leveraging its existing video subscriber base and upgraded network, it has a unique opportunity to become a pan-European telephony operator. UPC plans to offer local telephony services, branded as Priority Telecom (Nedpoint in the A2000 systems), in its Austrian, Dutch, French and Norwegian systems. UPC also plans to develop national and international long distance voice and data services. UPC's operating companies currently are licensed to provide telephony services in Austria, France, Hungary, The Netherlands and Norway. A2000, which offers cable telephony service in Amsterdam and the surrounding areas, has an interconnect agreement with KPN, the Dutch incumbent telecommunications operator. Telekabel Wien, which operates in Vienna, Austria, has completed an interconnect arrangement with Post and Telekom Austria ("PTA"), the Austrian incumbent telecommunications operator. UPC is in the advanced stages of negotiating interconnect agreements for its other systems in which it plans to offer cable telephony services.

   UPC believes that the ability to leverage its existing subscriber base and upgraded network will provide it with an advantage over other new entrants in the telephony market. In particular, management believes that UPC's networks and facilities provide the opportunity for cost-effective access to both residential and business customers. Because of the relatively high European local tariff rates, the Company believes potential customers will be receptive to Priority Telecom's services, which the Company intends to price at a discount to services offered by the incumbent telecommunications operators.

   A2000 began offering cable telephony services in July 1997 on a trial basis in Purmerend, a town outside Amsterdam, and since then has begun to offer these services to its customers in Hilversum, Zaanstad and part of Amsterdam. As of September 30, 1998, A2000 achieved a penetration rate of approximately 10.8% of the homes marketed in Purmerend. As of the same date, A2000 served approximately 16,000 lines covering 13,850 cable telephony subscribers. In November 1998, UPC launched cable telephony service on a trial basis in Vienna.

   UPC is negotiating to connect its local fiber networks, primarily through interconnections and capacity leases with other new telecommunications service providers, to provide long-distance telephony services across several

European markets. In October 1998, the Company entered into a contract with Hermes Europe Railtel for the purchase of pan-European transmission capacity. This agreement allows chello, UPC's Internet portal and content business, and Priority Telecom to purchase fiber optic-based high speed transmission capacity for their services.

   Monor, UIH's 46.3%-owned operating company in Hungary, which UPC has agreed to acquire, has offered traditional twisted pair telephony services since December 1994 and as of September 30, 1998, served approximately 66,900 lines.

   INTERNET/DATA SERVICES. The Company believes it can further develop the residential and business Internet markets by capitalizing on its existing network capabilities, continuing network upgrade and broad customer base in certain markets with high personal computer penetration. UPC has launched a residential and business cable modem-based high speed Internet access product in Austria, Belgium, The Netherlands and Norway. The rollout for its Internet portal and content business, branded as chello, in the Company's upgraded Western European markets is scheduled to begin during the first quarter of 1999. As of September 30, 1998, UPC had more than 12,125 residential and 600 business cable modem Internet access subscribers. Cable modem technology can provide Internet access at speeds up to 100 times faster than traditional dial-up modems thereby enabling multimedia content through the Internet. An integral part of the Company's strategy is to market chello's services for sale to other cable television systems.

NETWORK UPGRADE AND INFRASTRUCTURE

   Since 1994, the Company has been rebuilding and upgrading the existing cable television infrastructure of its Western European operating systems. The network upgrade consists of two phases: the basic network upgrade and the enhanced upgrade that includes the incremental investments necessary to introduce digital video, telephony or Internet/data services.

   The basic upgrade includes the installation of Hybrid Fiber Coaxial ("HFC") technology throughout the network. This includes the installation of fiber optic cable, fiber nodes, fiber optic transmitters and receivers and the replacement of coaxial amplifiers and multi-port taps. From the formation of UPC through September 30, 1998, UPC, its consolidated companies and its Dutch systems had invested over NLG314.5 million in the network upgrade program. The Company currently expects that, by the end of 1999, approximately 87% of its homes in Austria, Belgium, France and The Netherlands will be passed by the upgraded, two-way network. The upgrade of the Norwegian systems began in April 1998 and is being implemented on a longer timetable than UPC's other Western European systems.

   The enhanced upgrade involves the installation of equipment in the master telecom center, the distribution hubs and the customer premises required to connect subscribers for digital video, telephony or Internet services. As of September 30, 1998, UPC, its consolidated companies and its Dutch systems had invested approximately NLG50.3 million in switches and other telephony-related equipment and approximately NLG41.3 million in Internet/data-related equipment. UPC plans to begin building soon a fiber and satellite transmission-based digital distribution platform to support further programming delivery for its pan-European networks.

                              RECENT DEVELOPMENTS
   UPC is pursuing a strategy of selectively acquiring and building cable television and telecommunications systems near its current operating areas, as well as increasing its ownership interest in certain of its less than wholly-owned operating systems. Below is a summary of some of these transactions since September 30, 1998.

INCREASE ISRAELI AND MALTESE SYSTEM OWNERSHIP

   UPC held its interests in the Israeli, Maltese and Irish operating systems through a partnership with a subsidiary of Tele-Communications International, Inc. ("TINTA"). In November 1998, UPC acquired TINTA's indirect 23.3% and 25.0% interests in the Israeli and Maltese systems, doubling UPC's respective interests in these systems to 46.6% and 50%. UPC financed this acquisition through a loan from its primary partners in the Israeli operating system. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Current Debt Facilities --
 DIC Loan".

SALE OF INTEREST IN IRELAND SYSTEM

   As part of the Israeli and Maltese transaction described above, UPC purchased, in exchange for 384,531 shares of UIH held by UPC, Riordan Communications Ltd.'s ("RCL") indirect 5% interest in an Irish multi-channel television system and 5% of Tara Television Limited ("Tara"), a company providing Irish programming to the U.K. markets. In November 1998, the Company sold the newly-acquired 5% interest in the Irish multi-channel television system, together with its previously-held 20% interest in this system, to TINTA. See "Certain Transactions and Relationships".

PURCHASE OF CERTAIN TELEPHONY AND PROGRAMMING ASSETS FROM UIH

   In exchange for 7,523,736 newly-issued Ordinary Shares of UPC, UIH has agreed to sell to UPC UIH's:

  . 50% voting and 46.3% economic interest in Monor Communications Group Inc.
    ("Monor"), a traditional telephony and cable television system in the Monor region of Hungary (85,000 franchise area homes) with approximately 84,000 traditional telephony homes passed and approximately 67,350 cable television homes passed and which served approximately 66,900 traditional telephony lines and approximately 29,150 cable television subscribers as of September 30, 1998;

  .75% interest in Tara; and

  . approximately 33.5% interest in Iberian Programming Services ("IPS"), a group of programming companies focusing on the Spanish and Portuguese-speaking markets.

   These transactions are expected to close in December 1998 and January 1999.

                             RELATIONSHIP WITH UIH
   UPC began operations as a 50/50 joint venture between UIH and Philips in July 1995 when UIH and Philips contributed most of their extensive European and Israeli multi-channel television system assets to the Company. In December 1997, UIH acquired Philips' interest in UPC (the "UPC Acquisition"). UPC currently indirectly holds approximately 2.8 million shares of Class A Common Stock of UIH, which represents approximately 7% of UIH's outstanding common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History of UPC".

   UIH is a leading provider of video, voice and data services outside the United States. Together with its strategic and financial partners, UIH has ownership interests in multi-channel television systems in operation or under construction in over 20 countries. UIH's operations are organized in three geographic regions: (i) Europe, consisting of UIH's interest in UPC; (ii) Asia/Pacific, including investments in operating systems and development projects in Australia, New Zealand, the Philippines, Tahiti and China; and
(iii) Latin America, including multi-channel television systems in Brazil, Chile, Mexico and Peru.

   As of September 30, 1998, UIH's systems encompassed the following:

                                                           SEPTEMBER 30, 1998
                                                        ------------------------
                                                           UIH          UIH
                                                        AGGREGATE  PROPORTIONATE
                                                        ---------- -------------
Homes in service area.................................. 12,100,000   7,400,000
Homes passed...........................................  9,800,000   6,100,000
Basic video subscribers................................  4,400,000   2,500,000
Telephony subscribers..................................    100,500      42,275
Internet/data subscribers..............................     12,725       8,275

   UIH's Class A Common Stock is listed for trading on the Nasdaq National Market System under the symbol "UIHIA".

   Upon completion of the Offering, UIH will own approximately   % of the
outstanding Ordinary Shares and all of the outstanding Priority Shares of the Company. See "Description of Share Capital", "Summary of Certain Provisions of the Articles of Association and Other Matters", and "Shares Eligible for Future Sale". Following the Offering, UIH's Ordinary Shares and Class A Preference
Shares give it a combined   % of the total voting interest in UPC. Following
the Offering, five members of the Company's seven-member Supervisory Board will be directors or officers of UIH. Accordingly, UIH will continue to control the Company for the foreseeable future, as it has done since December 1997.

   UIH has agreed to sell to UPC in exchange for 7,523,736 newly-issued Ordinary Shares, UIH's interest in Monor, Tara and IPS. As of September 30, 1998, UIH had also loaned UPC approximately $79.0 million (the "UIH Loan") to repay indebtedness and fund new businesses.

   UIH has agreed that so long as it owns 50% or more of the outstanding Ordinary Shares, it will present any cable television, programming, telephony and Internet/data services opportunities in Europe and the Middle East to UPC and will only pursue those opportunities that UPC chooses not to pursue. UPC has made a similar agreement with UIH for the other parts of the world. UIH incurs costs for accounting, financial reporting, investor relations, human resources and other services, which are shared among UIH's operating companies, including UPC. UPC is also subject to the terms of UIH's indenture governing UIH debt securities, which imposes limitations on UPC's operations, including its ability to incur debt.

   See "Risk Factors -- Control by UIH; Effects of UIH Indenture" and "Relationship With UIH and Related Transactions".

                                  THE OFFERING

   The following information assumes that the Underwriters do not exercise the over-allotment option granted by the Company to purchase additional shares in the Offering.

The Offering............ U.S. Offering       shares
                         International
                              Offering       shares
                                        -----------
                                 Total       shares
                                        ===========

Price per Share.........    NLG    per Ordinary Share
                            $   per ADS

Shares Outstanding......    After the Offering, the Company will have
                            Ordinary Shares and     Priority Shares issued and
                            outstanding.

Use of Proceeds.........    The Company intends to use the net proceeds from
                            the Offering:

                            .  to fund costs associated with the network
                               upgrade, the build and launch of the Company's telephony and Internet/data businesses, and to fund new activities in the Company's video distribution and programming businesses;
                            .  to repay approximately NLG   million of
                               indebtedness;and
                            .  for general corporate purposes.

Dividend Policy.........    The Company does not expect to pay any cash
                            dividends in the foreseeable future.

Voting Rights...........    Each Ordinary Share has one vote. After the
                            Offering, UIH will hold  % of the total Ordinary
                            Shares and all of the Priority Shares.

American Depositary
Shares..................    The Company is also offering the Ordinary Shares
                            in the form of ADSs, each of which represents
                            Ordinary Shares.

Listing; Trading
Symbol..................    The Company intends to have the ADSs quoted on the
                            Nasdaq National Market System under the symbol
                            "UPCOY" and to list the Ordinary Shares in bearer
                            form on the Official Market of the Amsterdam Stock
                            Exchange under the symbol "UPC". Trading is
                            expected to commence on     , 1999.

Payment and Delivery....    The expected payment and closing date is     ,
                            1999. Delivery of the ADRs evidencing the ADSs will be made in New York, New York, through the book-entry facilities of The Depository Trust
                            Company, against payment in U.S. dollars in immediately available funds. Delivery of Ordinary
                            Shares will be made in book-entry form in Amsterdam, The Netherlands, through the facilities of NECIGEF, Morgan Guaranty Trust Company of New
                            York, Brussels office, as operator of the Euroclear System, and Cedel Bank, societe anonyme, against payment in Dutch guilders in immediately available funds.

Risk Factors............    You should review the "Risk Factors" section for a
                            discussion of certain factors about the Company, the industries in which it operates and this Offering that you should consider before buying shares.

          SUMMARY CONSOLIDATED SELECTED FINANCIAL DATA OF THE COMPANY

   UPC began operations as a joint venture in July 1995. The following summary consolidated selected financial data for the six months ended December 31, 1995 and the years ended December 31, 1996 and 1997 come from the Company's audited consolidated financial statements included in this Prospectus. Information for the nine months ended September 30, 1997 and 1998 and as of September 30, 1998 come from unaudited financial statements included in this Prospectus, which the Company's management believes reflect all adjustments necessary to present fairly this financial data. You should read the data set forth below together with UPC's consolidated financial statements and notes and also with "Management's Discussion and Analysis of Financial Condition and Results of Operations", both included in this Prospectus. All of the financial statements from which this information is derived have been prepared in accordance with U.S. GAAP.

                                                YEAR ENDED           NINE MONTHS ENDED
                          SIX MONTHS ENDED     DECEMBER 31,            SEPTEMBER 30,
                            DECEMBER 31,   ----------------------  ----------------------
                                1995          1996        1997        1997      1998(2)
                          ---------------- ----------  ----------  ----------  ----------
                             (Dutch guilders, in thousands, except per share data)
STATEMENT OF OPERATIONS
 DATA:
Service and other
 revenue................        100,179       245,179     337,155     250,061     305,237
Operating expense.......        (32,806)      (80,479)   (111,919)    (87,206)    (97,472)
Selling, general &
 administrative
 expense................        (33,617)      (78,823)   (114,024)    (80,061)   (132,466)
Depreciation and
 amortization...........        (36,224)      (84,332)   (139,216)    (99,903)   (137,231)
                             ----------    ----------  ----------  ----------  ----------
Net operating (loss)
 income.................         (2,468)        1,545     (28,004)    (17,109)    (61,932)
                             ----------    ----------  ----------  ----------  ----------
Net loss before income
 taxes and other items..        (19,314)      (55,308)   (154,084)   (113,247)   (125,260)
                             ----------    ----------  ----------  ----------  ----------
Net loss................        (41,529)      (75,836)   (165,966)   (129,984)   (171,852)
                             ==========    ==========  ==========  ==========  ==========
Basic and diluted loss
 per common share(1)....          (0.77)        (1.40)      (3.09)      (2.41)      (3.59)
                             ==========    ==========  ==========  ==========  ==========
Weighted-average number
 of common shares
 outstanding(1).........     54,000,000    54,000,000  53,659,328  54,000,000  47,867,910

                         AS OF DECEMBER 31, 1997(2) AS OF SEPTEMBER 30, 1998(2)
                         -------------------------- ---------------------------
                                     (Dutch guilders, in thousands)
BALANCE SHEET DATA:
Non-restricted cash and
 cash equivalents.......            99,315                      44,340
Other current assets....            84,892                     101,177
Investments in
 affiliated companies...           384,940                     365,724
Property, plant and
 equipment..............           483,693                     527,069
Intangible assets.......           725,513                     678,741
Other non-current
 assets.................           141,462                     132,917
 Total assets...........         1,919,815                   1,849,968
Short-term debt.........           257,515                     303,569
Other current
 liabilities............           181,846                     198,513
Long-term debt..........         1,004,018                   1,039,632
Other non-current
 liabilities............            58,127                      52,642
 Total liabilities......         1,501,506                   1,594,356
Minority interest in
 subsidiaries...........             6,779                      34,265
 Total shareholders'
  equity................           411,530                     221,347

-------
(1) "Basic and diluted loss per common share" is determined by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during each period.
(2) As a result of the UPC Acquisition and associated push-down of UIH's basis on December 11, 1997, this information is presented on a "post-acquisition" basis. See "--Summary Pro Forma Financial Information".

                    SUMMARY PRO FORMA FINANCIAL INFORMATION
   In August 1998, the Company and a Dutch energy company ("NUON") created United Telekabel Holding ("UTH") by contributing each of their interests in Dutch cable television systems to the new company (the "UTH Transaction"). The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 gives effect to (i) the UPC Acquisition and (ii) the UTH Transaction, as if each had occurred as of January 1, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --History of UPC".

   The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable. The unaudited pro forma consolidated condensed financial information and accompanying notes should be read in conjunction with the audited consolidated financial statements and the notes thereto, and other financial information pertaining to the Company, including "Management's Discussion and Analysis of Financial Condition and Results of Operations", included in this Prospectus.

                                  YEAR ENDED                NINE MONTHS ENDED
                               DECEMBER 31, 1997           SEPTEMBER 30, 1998
                          ---------------------------- ---------------------------
                          HISTORICAL  PRO FORMA (2)(3) HISTORICAL(1) PRO FORMA (3)
                          ----------  ---------------- ------------- -------------
                           (Dutch guilders, in thousands, except per share data)
STATEMENT OF OPERATIONS
 DATA:
Service and other
 revenue................     337,155        318,769        305,237       274,091
Operating expense.......    (111,919)      (107,799)       (97,472)      (91,349)
Selling, general &
 administrative
 expense................    (114,024)      (110,194)      (132,466)     (127,404)
Depreciation and
 amortization...........    (139,216)      (150,784)      (137,231)     (123,437)
                          ----------     ----------     ----------    ----------
Net operating loss......     (28,004)       (50,008)       (61,932)      (68,099)
                          ----------     ----------     ----------    ----------
Net loss before income
 taxes and other items..    (154,084)      (176,517)      (125,260)     (125,766)
                          ----------     ----------     ----------    ----------
Net loss................    (165,966)      (188,671)      (171,852)     (165,804)
                          ==========     ==========     ==========    ==========
Basic and diluted loss
 per common share(4)....       (3.09)         (3.94)         (3.59)        (3.46)
                          ==========     ==========     ==========    ==========
Weighted-average number
 of common shares
 outstanding(4).........  53,659,328     47,867,910     47,867,910    47,867,910

-------
(1) As a result of the UPC Acquisition and associated push-down of UIH's basis on December 11, 1997, this information is presented on a "post-acquisition" basis.

(2) In connection with the UPC Acquisition, the net proportional assets of UPC acquired by UIH were recorded at fair market value based on the purchase price paid by UIH. As a result of UPC becoming essentially wholly owned by UIH, certain purchase accounting adjustments, along with existing basis differences, were pushed down to the financial statements of UPC and a new basis of accounting was established for the UPC net assets acquired by UIH. The pro forma effects on the statement of operations for the year ended December 31, 1997 include (i) additional depreciation and amortization related to the step-up in basis in tangible assets and the excess of the purchase price over Philips' interest in the net assets of UPC, (ii) the increase in interest expense from the new Tranche A Facility and Tranche B Facility incurred to finance the UPC Acquisition as well as foreign exchange loss on the U.S. dollar-denominated Tranche B Facility, (iii) elimination of historical interest expense and the related foreign exchange loss on the U.S. dollar-denominated pay-in-kind convertible notes (the "PIK Notes") and (iv) elimination of historical interest expense on those existing credit facilities that were refinanced through the proceeds from the Tranche A and Tranche B Facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History of UPC".

(3) As part of the UTH Transaction, UPC contributed 100% of CNBH and its 50% interest in A2000. NUON contributed N.V. TeleKabel Beheer ("Telekabel Beheer"). The pro forma effects on the statement of operations for the nine months ended September 30, 1998 include (i) the contribution (and resulting de-consolidation) by the Company of the revenues and expenses of CNBH for the period from January 1, 1998 through July 31, 1998, (ii) the reduction of the Company's share in results of A2000, (iii) recording the Company's 51% share of the results of operations of UTH for the period from August 1, 1998 through September 30, 1998 and (iv) additional amortization related to the excess of UPC's interest in UTH over the historical net book value of the assets contributed to UTH. The pro forma effects on the statement of operations for the year ended December 31, 1997 include (i) the contribution (and resulting de-consolidation) by the Company of the revenues and expenses of KTE (contributed to CNBH) for the period, (ii) the reduction of the Company's share in results of A2000, (iii) recording the Company's 51% share in the results of operations of UTH for the period and
    (iv) additional amortization related to the excess of UPC's interest in UTH over the historical net book value of the assets contributed to UTH.

(4) "Basic and diluted loss per common share" is determined by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during each period.

                      SUMMARY OPERATING AND FINANCIAL DATA
   The following table shows aggregate statistics of the Company's cable television operating systems as of September 30, 1998. UPC does not own 100% of all of these systems. See "Corporate Ownership Structure".

                                                                                               FOR THE NINE MONTHS
                                                                                                      ENDED
                                              AT SEPTEMBER 30, 1998                            SEPTEMBER 30, 1998
                         --------------------------------------------------------------- -------------------------------
                            UPC      HOMES              TWO-WAY     BASIC       BASIC
                         OWNERSHIP   UNDER     HOMES     HOMES      VIDEO       VIDEO              TOTAL   PROPORTIONATE
                         INTEREST   LICENSE   PASSED    PASSED   SUBSCRIBERS PENETRATION REVENUE EBITDA(1) EBITDA(1)(2)
                         --------- --------- --------- --------- ----------- ----------- ------- --------- -------------
                                                                                         (Dutch guilders, in thousands)
WESTERN EUROPEAN
 SYSTEMS
Austria................     95.0%  1,070,640   897,938   487,055    442,596     49.3%    130,288  62,735      59,598
Belgium................    100.0     133,000   133,000    85,939    127,574     95.9%     26,944   9,807       9,807
France.................     99.6      86,000    60,712    60,712     20,955     34.5%      5,189  (2,962)     (2,950)
The Netherlands:
 A2000.................     25.5     575,000   569,459   329,101    516,729     90.7%     90,234  21,620       5,513
 UTH...................     51.0     935,132   907,078   422,902    855,277     94.3%    156,690  79,034      40,307
Norway(3)..............    100.0     529,924   461,759    10,942    319,769     69.3%     69,035  25,750      25,750
                                   --------- --------- ---------  ---------
 Subtotal..............            3,329,696 3,029,946 1,396,651  2,282,900
OTHER SYSTEMS
Israel(4)(5)...........     23.3     600,000   568,999       --     395,680     69.5%    222,481  49,445      11,521
Malta(4)...............     25.0     179,000   161,310       --      68,149     42.2%     22,226   9,357       2,339
Ireland(4).............     20.0     380,000   377,206       --     145,251     38.5%     58,342  22,448       4,490
                                   --------- --------- ---------  ---------
 Subtotal..............            1,159,000 1,107,515       --     609,080
EASTERN EUROPE
Hungary(6).............     79.3     901,500   490,966       --     413,119     84.1%     39,225  14,416      11,432
Czech Republic.........    100.0     229,531   148,963       --      52,268     35.1%      6,618  (1,818)     (1,818)
Romania:
 Multicanal............    100.0      70,000    21,200       --       7,405     34.9%        405     163         163
 Control Cable.........    100.0      80,000    48,454       --      32,128     66.3%      1,890   1,003       1,003
 Eurosat...............     51.0      30,000    26,000       --      19,367     74.5%        562     216         110
Slovak Republic:
 Trnavatel.............     75.0      21,839    16,782       --      11,507     68.6%        923     296         222
 Kabeltel..............    100.0      46,120    10,184       --       3,129     30.7%        240    (369)       (369)
                                   --------- --------- ---------  ---------
 Subtotal..............            1,378,990   762,569       --     538,923
                                   ========= ========= =========  =========
 Total.................            5,867,686 4,900,030 1,396,651  3,430,903
                                   ========= ========= =========  =========
 UPC Proportionate
  Interest(2)..........            3,821,549 3,008,195   919,653  2,035,753
                                   ========= ========= =========  =========

-------
(1) EBITDA represents earnings before net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense payable by certain operating systems to the Company, share results in affiliated companies (net), currency exchange gains (losses) and other non-operating income (expense) items.
(2) Proportionate information is calculated by multiplying the applicable statistic and/or financial information for each operating company by UPC's economic ownership interest in such operating company.
(3) In 1997, Norkabel and Janco were merged to form Janco Multicom. In November 1998, UPC acquired the 12.7% interest of Janco Multicom it did not own. Because of a put/call option with UPC's minority shareholder and a letter of credit securing payment for the remaining interest, UPC has treated Janco Multicom as 100%-owned since Janco Multicom's formation.
(4) In November 1998, UPC acquired additional ownership interests in its Israeli and Maltese systems, which doubled its interests to 46.6% and 50%, respectively. As part of this transaction, UPC sold all of its interests in its Irish system. See "-- Recent Developments".
(5) The Israeli systems have approximately 359,050 two-way homes passed that are capable only of impulse pay-per-view.
(6) The Hungary information relates to Telekabel Hungary, UPC's Hungarian cable television system. Kabelkom and Kabeltel were separate entities until they were merged on June 30, 1998 to form Telekabel Hungary. The financial information presented for the nine months ended September 30, 1998 comprises: (i) Kabelkom's results for the first six months of 1998 (revenues of approximately NLG18.6 million and EBITDA of approximately NLG8.6 million); (ii) Kabeltel's results for the first six months of 1998 (revenues of approximately NLG6.8 million and EBITDA of approximately NLG1.1 million); and (iii) Telekabel Hungary's results for the three months ended September 30, 1998 (revenues of approximately NLG13.8 million and EBITDA of approximately NLG4.7 million). This table does not include the interest in Monor (46.3%), which UPC has agreed to acquire from UIH. This transaction is expected to close in December 1998.

                                  RISK FACTORS
    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE BUYING SHARES.

HISTORY OF LOSSES

    The Company has experienced net losses since it began operations as a joint venture in July 1995. As of September 30, 1998, the Company had an accumulated deficit of approximately NLG318.1 million. The Company had net losses of NLG41.5 million, NLG75.8 million, NLG166.0 million and NLG171.9 million for the six months ended December 31, 1995, for the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1998, respectively. Although the Company has had positive operating cash flow from July 1995 to September 30, 1998, it is actively building its video services business and introducing other lines of business. These new business lines currently are experiencing negative cash flow. The Company expects to incur net losses for the foreseeable future and expects also that its net losses and negative cash flow from its new business ventures will increase as these operations expand. The Company may never become profitable. Continuing net losses could negatively affect the Company's results of operations and increase the Company's need for additional capital in the future. If the Company fails to achieve profitability, this may also negatively affect the value of the shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Statements of Cash Flows".

CAPITAL-INTENSIVE BUSINESS

    Developing, constructing and operating cable television and telecommunications systems and related businesses requires substantial capital investment. In addition, many of the Company's operating companies are expanding and upgrading their respective networks to offer additional services. As technology changes in the cable television and telecommunications industry, the Company's operating systems may need additional system upgrades to compete effectively in their respective markets. The Company's existing financial resources, together with the proceeds from the Offering, may not be enough for its future capital needs. In addition, the Company plans that a substantial portion of capital expenditures for equipment for its new services will be financed by vendors. The Company has not yet secured this vendor financing and there can be no assurance that UPC will obtain sufficient vendor financing on satisfactory terms. The Company's inability to upgrade its operating systems' networks or to make its other planned capital expenditures could have a negative effect on the Company's operations and competitive position. If the Company pursues new acquisition or development opportunities, it may need to raise additional capital, either through asset sales, issuances of debt or equity securities or through borrowings. The Company is not sure whether it will be able to raise additional capital through any of these or other methods. The growth of the Company's business, its operating results and financial condition would be negatively affected if the Company fails to obtain the capital it needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

LEVERAGE

    The Company is highly leveraged. As of September 30, 1998, the Company had outstanding NLG303.6 million and NLG1,039.6 million of consolidated short-term and long-term debt, respectively. In addition, many of the Company's unconsolidated subsidiaries and affiliates also have substantial indebtedness, some of which is due within the next 12 months. Although the Company is negotiating replacement facilities for this short-term debt, there can be no assurance it will be successful. Many of the Company's debt facilities limit UPC's borrowing capacity, the Company's ability to make investments in some of its subsidiaries and certain transactions between subsidiaries of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". UPC and its subsidiaries are subject to UIH's indenture, which, among other things, limits their ability to incur additional indebtedness. See "-- Control by UIH; Effects of UIH Indenture".

INTRODUCTION OF NEW SERVICES; RAPID TECHNOLOGICAL CHANGE

    Demand for the Company's products and services is influenced by the changing technology and regulatory requirements of the cable television and telecommunications services industry. Technology in this industry is changing very quickly. The Company's ability to anticipate these changes and to develop and introduce new and enhanced products successfully and on a timely basis will determine, in part, whether it can continue to grow and be competitive. The Company plans to offer new services including additional video channels and tiers, impulse pay-per-view services, high speed data and Internet access services and cable telephony services. The Company cannot guarantee that it will be able to achieve the technological advances required for it to remain competitive or that demand for its enhanced services will develop or be maintained because of other new technological advances. The Company's new service introductions such as cable modem-based high speed Internet access and cable telephony may be delayed in development or may not operate as intended.

IMPLEMENTATION RISKS FOR TELEPHONY AND INTERNET SERVICES

    The Company faces several risks in implementing its new services. The Company recently began offering local telephony services. There are many operating complexities associated with providing local telephony and Internet/data services. The Company will be required to develop and enhance new services, products and systems and will need to develop new marketing initiatives to sell these services. For example, the Company plans to use enhanced versions of its existing customer care and billing systems to support its new telephony and Internet/data businesses until it introduces a more comprehensive system. Problems with the existing or new systems could delay the introduction of new services, slow down the penetration of the new services or increase their costs. If this happens, it could negatively affect UPC's development plans. See "Business -- UPC Telephony Services: Priority Telecom " and "Business -- UPC Internet/Data Services: High Speed Access and chello".

    The Company's telephony services may not be profitable for a number of reasons, such as a lack of customer demand, competition and pricing pressure from the incumbent and other telecommunications operators, and cost overruns in its network upgrade. Some of the Company's systems have interconnect agreements, which are necessary to provide telephony services, with the incumbent telecommunications operators. The Company is currently negotiating interconnect agreements for its other planned telephony markets. In some cases, obtaining interconnect agreements may involve time-consuming negotiations and regulatory proceedings. There can be no assurance that the incumbent telecommunications operators will agree to such interconnections in a timely manner or at rates and on other terms that will permit the Company to offer profitable telephony services. See "Business -- UPC Telephony Services:
Priority Telecom -- Interconnect Agreements".

    The Company also cannot guarantee that its new service offerings will be introduced when the Company expects or that they will meet the Company's financial expectations. The Company's failure to implement its telephony and Internet/data expansion plans successfully would negatively affect the Company's planned growth and financial condition.

UNPROVEN NETWORK SCALABILITY, SPEED AND TECHNOLOGY

    Because the Company only recently began offering Internet/data services, the Company is unsure whether its Internet access business will be able to connect and manage a large number of online subscribers at high data transmission speeds. In addition, the Company may not be able to maintain satisfactory performance levels as its subscriber levels go up. As the number of subscribers increases, the Company may have to add additional fiber nodes in order to maintain sufficient data transmission speeds. See "Technology". This would require more capital. See "-- Capital-intensive Business". If the Company is unable to maintain high data transmission speeds, consumer demand for its Internet/data services would be reduced. This would negatively affect the Company's Internet/data services business, operating results and financial condition. See "Business -- UPC Internet/Data
Services: High Speed Access and chello". The telephony technology the Company plans to use has not previously been tested in systems with the number of subscribers the Company anticipates it will eventually serve. If this technology does not function successfully at these scales, it would negatively affect the Company's telephony operations. In addition, the Company's cable phone technology uses back-up batteries for operation during power failures. These batteries may not be sufficient for prolonged power failures, which could lead to interruption in service and customer dissatisfaction.

PROGRAMMING RISKS

    The Company's success depends upon its ability to obtain or develop affordable and popular programming for its subscribers. The Company must rely on third party programming suppliers for the majority of its programming offerings. In some markets, there is only a limited amount of local language programming. In these markets, the Company must repackage available programming in the local language. The Company plans to commit substantial resources to obtaining and creating new programming. The Company expects to seek partners in developing this programming. There can be no assurance that the Company will be successful in obtaining appropriate partners and/or in implementing these programming plans. The Company's failure to obtain enough competitive programming would negatively affect subscriber demand for its video services and would limit the revenues from these services. Where appropriate and permitted, the Company may migrate some of its more highly-valued channels from basic tiers to expanded basic tiers. In many systems, this migration would be subject to regulatory and third party consent outside the Company's control. The Company may not be able to obtain such consents on satisfactory terms or on its desired schedule. This channel migration could also lead to dissatisfaction of basic tier subscribers.

COMPETITION

    The cable television industry in many of the Company's markets is competitive and subject to rapid change. The Company expects to encounter increased competition from new entrants with competing multi-channel television technologies. Competitors may include DTH (direct to home satellite services), SMATV (private cable systems), MMDS ("wireless" cable) and local multipoint distribution services. To some extent, the Company may also face competition from other communications and entertainment media companies, including incumbent telecommunications operators. The Company does not have the exclusive right to provide video services in many of its franchise areas and may have to compete with other cable operators.

    The Company will face competition from incumbent telecommunications operators and other new entrants to the European telephony market. Some of these competitors have more experience in providing telephony services and greater resources devoted to telephony services than the Company. As part of its goal of offering integrated telecommunications services to its customers, the Company plans to offer local and long distance telephony services. The local and long distance telephony business is extremely competitive and, with respect to long distance services, prices have declined significantly in recent years and are expected to continue to decline. Prices may also decline for local telephony service. For example, in The Netherlands, KPN, A2000's principal competitor, may be forced to reduce its rates by regulatory requirements. This would force A2000 to lower its rates to remain competitive. See "Business -- UPC Telephony Services: Priority Telecom -- The A2000 Experience". The Company's ability to develop a profitable telephony service will depend, among other things, on whether the Company can attract residential and business customers and maintain competitive prices, minimize customer churn and provide high quality customer care and billing services without incurring significant additional costs.

    The Internet services business in Europe is highly competitive. The Company currently competes with dial-up ISPs using traditional low speed telephone lines and higher speed ISDN connections (including many incumbent telecommunications operators) and expects that chello will face competition from other broadband cable modem service providers, such as @Home and Roadrunner as they move to the

European market. In the future, UPC expects to face competition from other telecommunications service providers, including incumbent operators, using other broadband technologies.

    If the Company fails to compete effectively in the telephony and Internet/data market, this would negatively affect the Company's business, operating results and financial condition.

EQUIPMENT RISKS

    If the Company does not have adequate access to the equipment necessary for its existing and planned services, this would have a negative effect on the Company's business, operating results and financial condition. For example, to access the Internet through a television set or to obtain other enhanced services of the Company, customers must obtain a digital set-top box. These digital set-top boxes currently are under development by several suppliers. If the Company does not have enough set-top boxes for its subscribers and these subscribers are unable to obtain other set-top boxes at the same price and performance, this could delay or impair the Company's expansion plans. See "Technology".

RISKS ASSOCIATED WITH RAPID GROWTH

    The Company is pursuing a new business plan with initiatives across many new business lines and countries that, if successful, will result in the rapid growth and expansion of its operations. The Company expects that this will place significant additional demands on the Company's management, a number of whom only recently joined UPC. If UPC achieves this growth, its success will depend, in part, on how well it manages its growth and whether it is able to improve its information, management, operational and financial systems. The Company's failure to manage growth effectively could negatively affect its business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL

    There is intense competition for qualified personnel in the Company's businesses and technologies. The Company's success and growth strategy depend on its ability to attract and retain key management, technological and operating personnel. It is more difficult for the Company to retain a successful management team because many of its key employees are required to live and work in countries other than their home country and it is difficult to find other experienced managers. The Company's failure to attract and retain the necessary qualified employees would hinder the Company's ability to introduce its new services as planned and may negatively affect its business, operating results and financial condition.

REGULATION

    Cable television operations, programming services and telephony services generally are subject to government regulations that may change from time to time. These changes may be significant and could increase the Company's costs, limit its revenues, subject it to additional competition or otherwise prevent it from implementing its growth strategies. Regulation can take the form of price controls, service requirements, programming content restrictions, restrictions on migrating channels to higher priced tiers and restrictions on integrating services, among others. Regulation also may affect the Company's ability to offer profitably some or all of its proposed services in certain markets. UPC's operating companies must obtain and retain the licenses and other regulatory approvals necessary to introduce their new services. If they fail to do so, it would delay introduction of the Company's new services. Time-consuming regulatory proceedings may impede the Company's ability to obtain appropriate interconnect arrangements. See "-- Implementation Risks for Telephony and Internet Services". In addition, if the Company's operating systems gain a significant market share in telecommunications services (typically 25% of the relevant market), they may become subject to more burdensome regulation. For example, they may be required to provide interconnection with competitive telecommunications operators at regulated rates. See "Regulation".

    The Company's Internet access business currently is subject to limited regulation. However, the legal and regulatory environment applicable to Internet access and commerce is in a fluid state of development. New laws and regulations may be adopted with respect to Internet service offerings, covering issues such as user privacy, pricing, characteristics and quality of products and services, the scope and applicability of the consumer protection laws and regulation of different jurisdictions. The Company cannot be certain whether or in what respects existing laws and regulations relating to issues such as libel, copyright, pornography and privacy may be applied to its role as a provider of Internet services. Because materials contained on the Internet may be accessed through the Company's services and then distributed to others, the Company may face claims for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of these materials.

    In addition, the conduct of electronic commerce over the Internet may be subject to sales or other taxes, as well as regulatory requirements applicable to such transactions and/or the companies involved in such activities. To the extent that the business environment for electronic commerce on the Internet remains unsettled or becomes subject to burdensome tax or regulatory treatment, the growth of electronic commerce on the Internet could be significantly slowed.

    Any of the foregoing regulatory developments could negatively affect the Company's Internet business, results of operations and financial condition.

CONTROL BY UIH; EFFECTS OF UIH INDENTURE

    Upon the completion of the Offering, UIH will own approximately   % of the
Ordinary Shares and all of the Priority Shares. The Priority Shares give UIH rights to nominate Supervisory Board members and approve certain corporate actions. As a result, UIH will be able to elect all of the members of the Company's Supervisory Board, other than the member appointed by Philips under amendments to UPC's articles of association made in connection with the UPC Acquisition. This will enable UIH to determine the outcome of all corporate actions requiring approval by the shareholders (other than certain corporate actions related primarily to the Austrian system that may be blocked by the Philips appointee). Thus, UIH will continue to control substantially all of the business affairs and policies of the Company. The Supervisory Board, the composition of which is controlled by UIH, has the power, subject to directors' fiduciary duties, to approve transactions in which UIH has an interest. Conflicts may arise between the interests of UIH and the Company's other shareholders. For example, in the future UIH may choose to invest in other properties or face obligations under long-term debt facilities. UIH could cause UPC to provide financial resources to UPC's shareholders, which could limit UPC's ability to execute its current strategy of investing in its new businesses. See "Description of Share Capital", "Summary of Certain Provisions of the Articles of Association and Other Matters" and "Relationship with UIH and Related Transactions".

    UPC, as a subsidiary of UIH, is subject to the provisions of the UIH Indenture dated February 5, 1998 (the "UIH Indenture"), governing UIH's senior secured discount notes. UPC has agreed with UIH that, as long as UPC is subject to the provisions of the UIH Indenture, it will not take any action that will result in a breach of the UIH Indenture. The UIH Indenture limits UPC's ability to incur additional indebtedness and issue certain preferred stock beyond levels based on certain financial ratios and other factors. The UIH Indenture also limits UPC's investments in non-controlled entities. Even if UPC has taken no action to breach the UIH Indenture, UPC may be restricted from incurring additional indebtedness or taking other actions if there is a breach under the UIH Indenture. There are many other provisions of the UIH Indenture that affect the manner in which UPC structures its transactions or operates its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restrictions Under UIH Indenture," and "Relationship with UIH and Related Transactions -- Agreements with UIH".

YEAR 2000 COMPLIANCE RISKS

    The Company's operations rely greatly on computer systems and other technological devices. These computer systems and other technological devices may not be capable of accurately recognizing dates beginning on January 1, 2000. This problem could cause miscalculations, resulting in the malfunction or failure of UPC's cable television, telephony, Internet/data systems or programming operations.

The Board of Directors of UIH has established a task force to assess and try to remedy the effect of potential Year 2000 problems on the critical operations of its businesses, including UPC. Where the Company's operations are dependent upon third-party products, however, UPC does not have the ability to control such parties in their assessment and remediation procedures for potential Year 2000 problems. UPC and its operating companies are communicating with these third-party providers on the status of their Year 2000 compliance programs in an effort to prevent any possible interruptions or failures. Based on these communications, the task force will evaluate and develop contingency plans as needed. These contingency plans may not be sufficient, however, to prevent interruptions from occuring on UPC's systems. The failure of the Company or any one of these third parties to implement Year 2000 procedures in a timely manner could negatively affect the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Conversion".

FOREIGN CURRENCY EXCHANGE RATE AND CONVERSION RISKS

    Although the Company's operating companies attempt to match costs, revenues, borrowings and repayments in their respective local currencies, payment for a majority of purchased equipment has been, and may continue to be, made in other currencies. Furthermore, some of the Company's operating companies have notes payable and notes receivable that are denominated in a currency other than their own functional currency or loans linked to the Dutch guilder. The value of the Company's investment in an operating company partially depends on the currency exchange rate between the Dutch guilder and the applicable local currency. In general, the Company and some of its operating companies do not execute hedge transactions to reduce the Company's exposure to foreign currency exchange rate risks. Accordingly, the Company may suffer a loss solely as a result of foreign currency exchange rate fluctuations. Since formation, the Company has experienced cumulative foreign exchange losses of approximately NLG59.1 million. Although it is expected that the introduction of the single European currency (the "euro"), which is scheduled for January 1, 1999, will eliminate some of these problems, it is possible that currency-related problems could actually increase if its introduction is not fully successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Inflation and Foreign Currency Exchange Rate Risks".

NO PRIOR MARKET FOR THE ORDINARY SHARES OR ADSS; VOLATILITY OF TRADING PRICE

    Prior to the Offering, there has been no public market for the Ordinary Shares or the ADSs. Although the Company intends to list the Ordinary Shares on the Amsterdam Stock Exchange and the ADSs on the Nasdaq National Market, the Company cannot guarantee that an active trading market will develop or be sustained, or that the trading price of the Ordinary Shares and ADSs will exceed the initial public offering price. The trading price of the Ordinary Shares and ADSs could fluctuate widely in response to quarter-to-quarter variations in the Company's operating results, announcements by the Company or its competitors, governmental regulatory action, general conditions in the cable television, telecommunications and Internet industries, foreign currency exchange rate fluctuations or other events or factors, many of which are beyond the Company's control.

    Because the trading price of the Ordinary Shares listed on the Amsterdam Stock Exchange will be denominated in Dutch guilders (and euros after January 1, 1999) and the price of the ADSs, each of which represents one Ordinary Share, will be denominated in U.S. dollars, fluctuations in the exchange rate between the Dutch guilder (or the euro) and the U.S. dollar may cause fluctuations in the trading price of either the ADSs or the Ordinary Shares. In addition, the Company's future operating results may be below the expectations of securities analysts and investors. In such event, the price of the Ordinary Shares and ADSs could fall substantially. The initial public offering price will be determined by negotiations between the Company and the Representatives of the Underwriters and this price may not be indicative of the market price for the Ordinary Shares or ADSs after the Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

SHARES ELIGIBLE FOR FUTURE SALE

    After the Offering, the     shares sold in the Offering will be freely
tradable in the United States without restriction or further registration under the U.S. securities laws and will be freely tradable on the Amsterdam Stock Exchange. Sales of shares after the Offering by UIH and officers and directors of UPC are subject to legal and contractual restrictions. These restrictions do not apply after varying time periods. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, may adversely affect the market price of the shares and could impair the Company's future ability to raise capital through an offering of its equity securities. The Company is unable to predict the effect, if any, that future sales of securities or the availability of securities for sale may have on the market price of the shares prevailing from time to time. See "Shares Eligible for Future Sale".

IMMEDIATE AND SUBSTANTIAL DILUTION

    Purchasers of shares in the Offering will experience immediate and
substantial dilution of NLG    per share (based on an initial price to the
public of NLG    per share, the midpoint of the estimated offering range). In addition, the Company has other securities outstanding, that, upon exercise or conversion, could result in further dilution. See "Dilution".

NO INTENTION TO PAY DIVIDENDS

    The Company has never paid dividends on its Ordinary Shares and does not intend to pay dividends in the foreseeable future. Certain of UPC's debt facilities currently prevent it from paying dividends. Currently, the Company does not have sufficient statutory capital under Dutch regulations to make distributions. Consequently, purchasers of the shares should not expect to receive dividends on these securities in the foreseeable future. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources -- Current Debt Facilities".

                                USE OF PROCEEDS
    The net proceeds to the Company from the Offering are expected to be approximately NLG7.0 million. The Company plans to use the proceeds from the
Offering: (i) to fund costs associated with the network upgrade, the build and launch of the Company's telephony and Internet/data businesses and to fund new activities in the Company's video distribution and programming businesses;
(ii) to repay approximately NLG   million of indebtedness incurred under the
Company's bridge bank facility (the "Tranche B Facility"); and (iii) for general corporate purposes. Until the net proceeds of the Offering are used as described above, the Company intends to hold such proceeds in short-term, interest-bearing, investment grade securities, including governmental obligations and other money market instruments.

    The Tranche B Facility bears interest at LIBOR plus a margin of 4.5% to 6.0%. The Tranche B Facility was used to fund a portion of the UPC Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".
                                DIVIDEND POLICY
    The Company has never declared or paid cash dividends on its Ordinary Shares. The Company does not intend to pay dividends for the foreseeable future. Certain of the Company's debt facilities currently prohibit it from paying dividends. In addition, Dutch regulations limit the Company's distributions from statutory capital equity. See "Risk Factors -- No Intention to Pay Dividends".

                               EXCHANGE RATE DATA
    The following table sets forth, for the periods indicated, information concerning the Noon Buying Rate and the high and low exchange rates for Dutch guilders expressed in U.S. dollars per NLG1.00. On November 20, 1998, the Noon Buying Rate was $0.5251 per NLG1.00.

                                  AT AND FOR THE YEAR       AT AND FOR THE
                                 ENDED DECEMBER 31,(1)        NINE MONTHS
                                ------------------------         ENDED
                                1993 1994 1995 1996 1997 SEPTEMBER 30, 1998(1)
                                ---- ---- ---- ---- ---- ---------------------
Exchange rate at end of
 period........................ .51  .58  .62  .58  .49           .53
Average exchange rate during
 period(2)..................... .54  .55  .63  .59  .51           .50
Highest exchange rate during
 period........................ .57  .60  .66  .62  .58           .53
Lowest exchange rate during
 period........................ .51  .51  .57  .57  .47           .48

--------
(1) Source: Federal Reserve Statistical Release H.10(512). Exchange rates have been rounded to the nearest 1/100th of one dollar.
(2) The average of the Noon Buying Rates on the last date of each month during the applicable period.
    The following table presents the spot rates used to translate the balance sheets and the average rates used to translate the income statements of the Company's operating systems into Dutch guilders presented in this Prospectus. The amounts below represent the number of Dutch guilders per unit (unless otherwise indicated) of each functional currency.

                                                                          AVERAGE RATE
                                              AVERAGE RATE                   TWELVE                           AVERAGE RATE
                  AVERAGE RATE  BALANCE SHEET TWELVE MONTHS BALANCE SHEET    MONTHS       BALANCE SHEET       NINE MONTHS
                   SIX MONTHS      RATE AT        ENDED        RATE AT        ENDED          RATE AT             ENDED
                  DEC. 31, 1995 DEC. 31, 1996 DEC. 31, 1996 DEC. 31, 1997 DEC. 31, 1997 SEPTEMBER 30, 1998 SEPTEMBER 30, 1998
                  ------------- ------------- ------------- ------------- ------------- ------------------ ------------------
Austrian
 Schilling......     0.1592        0.1595        0.1593        0.1602        0.1599           0.1602            0.16019
Belgian Franc...     0.0544        0.0545        0.0544        0.0546        0.0545           0.0547            0.05463
Czech Koruna....     0.0606        0.0637        0.0626        0.0585        0.0622           0.0624            0.06121
French Franc....        --         0.3330        0.3295        0.3369        0.3243           0.3365            0.33627
German Mark.....        --            --            --            --            --           1.12718             1.1276
Hungarian Forint
 (per 100
 units).........        --            --            --           0.99          1.05             0.86              0.947
Irish Pound.....        --            --            --           2.89          2.96             2.82              2.829
New Israeli
 Shekel.........        --            --            --         0.5720        0.5522           0.4913            0.55342
Maltese Lira....        --            --            --           5.11          4.99             5.05              5.112
Norwegian
 Kroner.........        --         0.2711        0.2645        0.2745        0.2755           0.2553            0.26689
Romania Lei (per
 100 units).....        --            --            --         0.0250        0.0277           0.0204             0.0238
Slovak Koruna...        --            --            --         0.0579        0.0579           0.0542            0.05777
U.S. Dollar.....       1.61          1.74          1.69          2.02          1.95            1.890              2.024

                                    DILUTION
    The net tangible book value of the Company as of September 30, 1998 was
negative NLG   million or negative NLG    per share. "Net tangible book value
per share" is determined by subtracting the Company's total liabilities from its total tangible assets and dividing the remainder by the number of shares outstanding, including those issued shares held by the foundation that administers UPC's Equity Stock Option Plan. See "Management -- Stock Option
Plans". After giving effect to the sale by the Company of     shares in the
Offering at an estimated initial public offering price of NLG    per share, and
application of the estimated proceeds therefrom, the net tangible book value of
the Company as of September 30, 1998 would have been NLG    million or NLG
per share. This represents an immediate increase in net tangible book value of
NLG    per share to existing shareholders and an immediate dilution in net
tangible book value of NLG    per share to new shareholders purchasing shares
in the Offering. "Dilution per share" represents the difference between the price per share to be paid by new shareholders for the shares issued in the Offering and the net pro forma tangible book value per share as of September 30, 1998. The following table illustrates this per share dilution:

       Initial public offering price per Ordinary Share.................
       Net tangible book value per Ordinary Share.......................
       Increase per Ordinary Share attributable to new investors........
       Net tangible book value per Ordinary Share after the Offering....
       Dilution per Ordinary Share purchased by new investors...........

    The following table sets forth as of September 30, 1998, the number of shares purchased from the Company, the total cash paid to the Company and the average price paid per share by existing shareholders and by the purchasers of the shares offered by the Company hereby, at an assumed initial public offering
price of     per share. In connection with the financing of its acquisition of additional interests in its Israeli and Maltese systems, the Company granted an option to acquire $90 million of shares at an exercise price per share equal to 90% of the initial public offering price. Investors in the Offering will experience additional dilution upon issuance of shares if this option is exercised. The Company also owes UIH approximately $82.6 million of intercompany indebtedness, including interest, which is convertible into Ordinary Shares at a conversion rate equal to the initial public offering price. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Debt Facilities".

                                  ORDINARY SHARES          TOTAL CONSIDERATION
                                 --------------------- ---------------------------
                                   NUMBER      PERCENT       AMOUNT        PERCENT
                                 ----------    ------- ------------------- -------
       Existing stockholders...  55,391,646(1)         NLG1,141,605,000(2)
       New investors...........
                                 ----------      ---   -------------------   ---
         Total.................                  100%                        100%
                                 ==========      ===   ===================   ===

--------
(1) Includes 7,523,736 Ordinary Shares to be issued to UIH in consideration of its interests in Monor, Tara and IPS that will be transferred to UPC. Does
    not include     Priority Shares held by UIH, which do not have the same
    economic characteristics as the Ordinary Shares. See "Description of Share Capital".
(2) Represents the book value of all property contributed by UIH to UPC upon its formation and afterwards, additional consideration paid by UIH to Philips upon UPC's formation and the amount paid by UIH to acquire Philips' interest in UPC.

                                 CAPITALIZATION
    The following table sets forth the non-restricted cash and cash equivalents, the short-term debt and consolidated capitalization of the Company as of September 30, 1998 and as adjusted to reflect the Offering and the application of the net proceeds from the Offering. The table should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Prospectus.

                                             AS OF SEPTEMBER 30, 1998
                                        ----------------------------------------
                                                            AS ADJUSTED
                                          ACTUAL          FOR THE OFFERING
                                        ---------------  --------------------
                                        (Dutch guilders, in thousands)
Non-restricted cash and cash
 equivalents...........................          44,340
                                        ===============     ===============
Short-term debt:
  Time Warner Note.....................          34,020
  UIH Loan.............................         156,030
  Tranche B Facility...................         113,519
                                        ---------------     ---------------
    Total short-term debt..............         303,569
                                        ===============     ===============
Long-term debt:
  Tranche A Facility...................         971,978
  Mediareseaux facility................          20,190
  Bank and other loans.................          47,464
                                        ---------------     ---------------
    Total long-term debt...............       1,039,632
                                        ---------------     ---------------
Minority interest in subsidiaries......          34,265
                                        ---------------     ---------------
Shareholders' equity:
  Common stock.........................          54,000
  Additional paid-in capital...........         631,323
  Deferred compensation................          (5,826)
  Treasury stock.......................        (122,662)
  Accumulated deficit..................        (318,089)
  Other cumulative comprehensive income
   (loss) .............................         (17,399)
                                        ---------------     ---------------
    Total shareholders' equity.........         221,347
                                        ---------------     ---------------
      Total capitalization.............       1,295,244
                                        ===============     ===============

                      SELECTED CONSOLIDATED FINANCIAL DATA
    The following selected consolidated financial data for the six months ended December 31, 1995 and the years ended December 31, 1996 and 1997 have been derived from the Company's audited consolidated financial statements included in this prospectus. The following selected consolidated financial data for the nine months ended September 30, 1997 and 1998 and as of September 30, 1998 have been derived from unaudited financial statements included in this Prospectus that, in the opinion of management of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. The consolidated financial data for the years ended December 31, 1993 and 1994 have been derived from the audited financial statements of the European cable television operations of Philips contributed to the Company upon formation as a joint venture. The following consolidated financial data for the six months ended June 30, 1995 have been derived from unaudited financial statements that, in the opinion of management of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. Due to the relative value of the assets contributed by UIH and Philips, the cable television properties contributed by Philips are deemed to be the predecessor of the Company. The data set forth below for UPC is qualified by reference to, and should be read in conjunction with, the audited consolidated financial statements and notes thereto of the Company and also with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Prospectus.

                                         PREDECESSOR IN INTEREST(1)                            UPC(1)
                                         ---------------------------- -----------------------------------------------------------
                                           YEAR ENDED      SIX MONTHS  SIX MONTHS       YEAR ENDED           NINE MONTHS ENDED
                                          DECEMBER 31,       ENDED       ENDED         DECEMBER 31,            SEPTEMBER 30,
                                         ----------------   JUNE 30,  DECEMBER 31, ----------------------  ----------------------
                                          1993     1994       1995        1995        1996        1997        1997      1998(2)
                                         -------  -------  ---------- ------------ ----------  ----------  ----------  ----------
                                                        (Dutch guilders, in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
 Service and other revenue.........      171,300  183,600    91,100       100,179     245,179     337,155     250,061     305,237
 Operating expense.................      (43,800) (44,100)  (23,000)      (32,806)    (80,479)   (111,919)    (87,206)    (97,472)
 Selling, general & administrative
  expense..........................      (38,600) (44,500)  (23,600)      (33,617)    (78,823)   (114,024)    (80,061)   (132,466)
 Depreciation and amortization.....      (44,100) (42,200)  (21,100)      (36,224)    (84,332)   (139,216)    (99,903)   (137,231)
                                         -------  -------   -------    ----------  ----------  ----------  ----------  ----------
 Net operating income (loss).......       44,800   52,800    23,400        (2,468)      1,545     (28,004)    (17,109)    (61,932)
 Interest income...................          --       --        --          6,403       2,757       6,512       1,561       4,621
 Interest expense..................          --       --        --        (19,873)    (38,475)    (72,544)    (45,522)    (74,558)
 Provision for loss on investment
  related costs....................          --       --        --            --          --      (18,888)    (10,000)        --
 Foreign exchange gain (loss) and
  other expense....................          --       --        --         (3,376)    (21,135)    (41,160)    (42,177)      6,609
                                         -------  -------   -------    ----------  ----------  ----------  ----------  ----------
 Net income (loss) before income
  taxes and other items............       44,800   52,800    23,400       (19,314)    (55,308)   (154,084)   (113,247)  (125,260)
 Shares in result of affiliated
  companies, net...................         (300)  (2,800)   (2,300)      (22,179)    (17,811)    (10,637)    (15,807)    (42,167)
 Minority interests in
  subsidiaries.....................         (200)    (200)      --           (191)     (2,208)     (2,894)     (1,339)     (4,838)
 Income tax benefit (expense)......          --       --        --            155        (509)      1,649         409         413
                                         -------  -------   -------    ----------  ----------  ----------  ----------  ----------
 Net income (loss).................       44,300   49,800    21,100       (41,529)    (75,836)   (165,966)   (129,984)   (171,852)
                                         =======  =======   =======    ==========  ==========  ==========  ==========  ==========
 Basic and diluted loss per common
  share(3).........................          n/a      n/a       n/a          (.77)      (1.40)      (3.09)      (2.41)      (3.59)
                                                                       ==========  ==========  ==========  ==========  ==========
 Weighted-average number of common
  shares outstanding(3)............          n/a      n/a       n/a    54,000,000  54,000,000  53,659,328  54,000,000  47,867,910
                                                                       ==========  ==========  ==========  ==========  ==========

--------
(1) The selected consolidated financial data of the predecessor in interest are based on Dutch generally accepted accounting principles. The differences with accounting principles generally accepted in the United States of America ("US GAAP") are not material. The selected consolidated financial data of UPC are based on US GAAP.
(2) As a result of the UPC Acquisition and the associated push-down of UIH's basis on December 11, 1997, this information is presented on a "post-acquisition" basis.
(3) "Basic and diluted loss per common share" is determined by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during each period.

                         PREDECESSOR IN INTEREST                       UPC
                         ------------------------ ----------------------------------------------
                              AS OF                                   AS OF            AS OF
                          DECEMBER 31,    AS OF      AS OF        DECEMBER 31,     SEPTEMBER 30,
                         --------------- JUNE 30, DECEMBER 31, ------------------- -------------
                          1993    1994     1995       1995       1996     1997(1)     1998(1)
                         ------- ------- -------- ------------ --------- --------- -------------
                                             (Dutch guilders, in thousands)
BALANCE SHEET DATA:
Non-restricted cash and
 cash equivalents.......     600     700     400     123,895      42,631    99,315      44,340
Other current assets....  13,200  14,700  10,000     172,687      82,912    84,892     101,177
Investments in
 affiliated companies...   5,200   5,900   5,200     236,262     224,157   384,940     365,724
Property, plant and
 equipment.............. 193,400 197,800 192,000     277,785     414,669   483,693     527,069
Intangible assets.......     --    2,300   2,200     297,024     353,657   725,513     678,741
 Total assets........... 213,000 222,000 220,400   1,108,442   1,119,180 1,919,815   1,849,968
Short-term debt.........     --      --      --          --      449,892   257,515     303,569
Other current
 liabilities............  25,100  41,000 132,300      92,574     118,659   181,846     198,513
Long-term debt..........     --      --      --      236,140     275,802 1,004,018   1,039,632
 Total liabilities...... 127,000 144,800 132,300     777,506     856,060 1,501,506   1,594,356
 Total shareholders'
  equity................  86,000  77,200  86,700     329,536     258,566   411,530     221,347

--------
(1) As a result of the UPC Acquisition and the associated push-down of UIH's basis on December 11, 1997, this information is presented on a "post-acquisition" basis.

                 PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA
    The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 gives effect to (i) the UPC Acquisition and (ii) the UTH Transaction, as if each had occurred as of January 1, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --
 History of UPC". The pro forma consolidated condensed statement of operations and notes thereto do not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such dates.

    The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable. The unaudited pro forma consolidated condensed financial information and accompanying notes should be read in conjunction with the audited consolidated financial statements and the notes thereto, and other financial information pertaining to the Company, including "Management's Discussion and Analysis of Financial Condition and Results of Operations", included in this Prospectus.

                                                 FOR THE NINE MONTHS
                                             ENDED SEPTEMBER 30, 1998(1)
                                       ----------------------------------------
                                                    PRO FORMA
                                                   ADJUSTMENTS
                                                  --------------
                                                       UTH
                                       HISTORICAL TRANSACTION(2) PRO FORMA
                                       ---------- -------------- ---------
                                                  (Dutch guilders,
                                         in thousands except per share data)
CONSOLIDATED CONDENSED STATEMENT OF
 OPERATIONS:
Revenue..............................    305,237     (31,146)     274,091
Operating expense....................    (97,472)      6,123      (91,349)
Selling, general and administrative
 expense.............................   (132,466)      5,062     (127,404)
Depreciation and amortization........   (137,231)     13,794     (123,437)
                                        --------     -------     --------
Net operating loss...................    (61,932)     (6,167)     (68,099)
Interest income......................      4,621         (48)       4,573
Interest expense.....................    (74,558)      5,709      (68,849)
Provision for loss on investment
 related costs.......................        --          --           --
Foreign exchange gain (loss) and
 other expense.......................      6,609         --         6,609
                                        --------     -------     --------
Net loss before income taxes and
 other items.........................   (125,260)       (506)    (125,766)
Share in results of affiliated
 companies, net......................    (42,167)      8,250      (33,917)
Minority interests in subsidiaries...     (4,838)        --        (4,838)
Income tax benefit (expense).........        413      (1,696)      (1,283)
                                        --------     -------     ========
Net loss.............................   (171,852)      6,048     (165,804)
                                        ========     =======     ========
Basic and diluted net loss per common
 share(3)............................

                                   FOR THE YEAR ENDED DECEMBER 31, 1997
                          -------------------------------------------------------
                                         PRO FORMA ADJUSTMENTS
                                     -----------------------------
                                          UPC            UTH
                          HISTORICAL ACQUISITION(4) TRANSACTION(2) PRO FORMA
                          ---------- -------------- -------------- ---------
                           (Dutch guilders, in thousands except per share data)
CONSOLIDATED CONDENSED
 STATEMENT OF
 OPERATIONS:
Revenue.................    337,155         --         (18,386)     318,769
Operating expense.......   (111,919)        --           4,120     (107,799)
Selling, general and
 administrative
 expense................   (114,024)        --           3,830     (110,194)
Depreciation and
 amortization...........   (139,216)    (19,704)         8,136     (150,784)
                           --------     -------        -------     --------
Net operating loss......    (28,004)    (19,704)        (2,300)     (50,008)
Interest income.........      6,512         --            (144)       6,368
Interest expense........    (72,544)    (12,483)         3,757      (81,270)
Provision for loss on
 investment related
 costs..................    (18,888)        --             --       (18,888)
Foreign exchange gain
 (loss) and other
 expense................    (41,160)      8,441            --       (32,719)
                           --------     -------        -------     --------
Net loss before income
 taxes and other items..   (154,084)    (23,746)         1,313     (176,517)
Share in results of
 affiliated companies,
 net....................    (10,637)     (8,169)         9,351       (9,455)
Minority interests in
 subsidiaries...........     (2,894)        --             --        (2,894)
Income tax benefit
 (expense)..............      1,649         --          (1,454)         195
                           --------     -------        -------     --------
Net loss................   (165,966)    (31,915)         9,210     (188,671)
                           ========     =======        =======     ========
Basic and diluted net
 loss per common
 share(3)...............

--------
(1) As a result of the UPC Acquisition and the associated push-down of UIH's basis on December 11, 1997, this information is presented on a "post-acquisition" basis.

(2) In August 1998, the Company and NUON created UTH by contributing each of their interests in Dutch cable television operating companies to the new company. UPC contributed 100% of CNBH and 50% of A2000. NUON contributed 100% of Telekabel Beheer. UPC owns 51% of UTH and NUON owns the remaining interest. Although UPC retains a majority economic and voting interest, because of certain minority shareholder rights of NUON, UPC accounts for its investment in UTH using the equity method of accounting. See "Corporate Ownership Structure -- The Netherlands -- UTH".

   The pro forma effects on the statement of operations for the nine months ended September 30, 1998 include (i) the contribution (and resulting de-consolidation) by the Company of the revenues and expenses of CNBH for the period, (ii) the reduction of the Company's share in results of A2000, (iii) recording the Company's 51% share of the results of operations of UTH for the period and (iv) additional amortization related to the excess of UPC's interest in UTH over the historical net book value of the assets contributed to UTH.

   The pro forma effects on the statement of operations for the year ended December 31, 1997 include (i) the contribution (and resulting de-consolidation) by the Company of the revenues and expenses of KTE for the period, (ii) the reduction of the Company's share in results of A2000, (iii) recording the Company's 51% share in the results of operations of UTH for the period and (iv) additional amortization related to the excess of UPC's interest in UTH over the historical net book value of the assets contributed to UTH.

(3) "Basic and diluted loss per common share" is determined by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during each period.

(4)In connection with the UPC Acquisition, the net assets of UPC acquired by UIH were recorded at fair market value based on the purchase price paid by UIH. As a result of UPC becoming essentially wholly owned by UIH, certain purchase accounting adjustments, along with existing basis differences, were pushed down to the financial statements of UPC and a new basis of accounting was established for the UPC net assets acquired by UIH. The pro forma effects on the statement of operations for the year ended December 31, 1997 include (i) additional depreciation and amortization related to the step-up in basis in tangible assets and the excess of the purchase price over Philips' interest in the net assets of UPC, (ii) the increase in interest expense from the new Tranche A Facility and Tranche B Facility incurred to finance the UPC Acquisition as well as foreign exchange loss on the U.S. dollar-denominated Tranche B Facility, (iii) elimination of historical interest expense and the related foreign exchange loss on the U.S. dollar-denominated PIK Notes and (iv) elimination of historical interest expense on those existing credit facilities that were refinanced through the proceeds from the Tranche A and Tranche B Facilities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
    The following discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. The following discussion and analysis of financial condition and results of operations covers the six months from July 1, 1995 (commencement of the joint venture between UIH and Philips) to December 31, 1995, the years ended December 31, 1996 and 1997, and the nine months ended September 30, 1997 and 1998 and should be read together with the Company's consolidated financial statements and related notes included in this Prospectus. These consolidated financial statements provide additional information regarding the Company's financial activities and condition.

                                  INTRODUCTION

    Commencing its present business in July 1995, UPC currently owns and operates the largest pan-European broadband communications platform and offers analog cable television. The Company is further developing and upgrading its network to provide digital video, voice and Internet/data services in its Western European markets. As of September 30, 1998, UPC consolidated the results from its systems in Austria, Belgium, Norway, France, Hungary, the Czech Republic, Romania and the Slovak Republic. Unconsolidated systems included the Company's interests in the Dutch, Israeli and Maltese systems and programming interests in Hungary and the Czech Republic. UPC accounts for these unconsolidated systems using the equity method of accounting. During the nine-month period ended September 30, 1998, UPC consolidated some of its Dutch systems for a seven-month period ended July 31, 1998. Thereafter, all of the Dutch systems were accounted for using the equity method.

                                 HISTORY OF UPC

    Since formation, UPC has developed largely through acquisitions. The most recent acquisitions have resulted in significant growth in consolidated revenues and expenditures.

JULY 1995                 UPC operated from July 1995 to December 1997 as a
FORMATION OF UPC      50/50 joint venture between UIH and Philips. At the
                      formation of the joint venture in July 1995, Philips contributed to UPC, among other things, its 95% interest in cable television systems in Austria, its 100% interest in cable television systems in Belgium and its minority interests in cable television systems in France
                      (Citecable), Germany and The Netherlands (KTE). UIH contributed to UPC, its minority interests in cable television systems in Hungary, Ireland, Israel, Malta,
                      Norway, Spain and Sweden and its majority interest in the Czech Republic and Portugese systems and $75.0 million in cash (and accrued interest of $3.2 million) and issued to Philips $50.0 million of UIH common stock. In addition, Philips received convertible notes of UPC totalling
                      $133.6 million to make up the difference in values between the assets contributed by UIH and the assets contributed by Philips.

JULY 1995                 In July 1995, in connection with the formation of
A2000 ACQUISITION     UPC, the Company agreed to acquire from Philips 50% of
                      A2000, which had recently acquired the existing cable television systems from the City of Amsterdam and four surrounding municipalities. Although this transaction closed in September 1995, A2000 was accounted for using the equity method of accounting, effective as of July 1, 1995.

SEPTEMBER 1995            In September 1995, UPC acquired the remaining 96.2%
KTE ACQUISITION       of the KTE system (the "KTE Acquisition") and began
                      consolidating its results.

SEPTEMBER 1996            In September 1996, UPC increased its ownership in
NORKABEL AND          Norkabel (Norway) from 8.3% to 100% (the "Norkabel
KABELKOM              Acquisition"), Kabelkom (Hungary) from 3.9% to
ACQUISITIONS          effectively 50% and the Swedish system from 2.1% to
                      25.9%. UPC subsequently sold its interest in the Swedish system. Norkabel was consolidated effective upon the Norkabel Acquisition. Kabelkom was accounted for using the equity method.

JANUARY 1997              In January 1997, UPC acquired 70.2% of Janco, a cable
JANCO ACQUISITION     system in Oslo, Norway, from Helsinki Media (the "Janco
                      Acquisition"). In November 1997, UPC merged Norkabel into
                      Janco to form Janco Multicom, of which UPC held 87.3%. In
                      November 1998, UPC acquired the remaining 12.7% of Janco
                      Multicom for approximately NLG37.2 million. Because of certain contractual arrangements with Helsinki Media, UPC has consolidated 100% of the operations of Janco Multicom since formation.

DECEMBER 1997             On December 11, 1997, UIH and UPC acquired the 50% of
UPC ACQUISITION       UPC Ordinary Shares held by Philips for NLG450.0 million.
                      As part of the UPC Acquisition, (i) UPC purchased 3.17 million shares of Class A Common Stock of UIH held by Philips (NLG66.8 million) and (ii) UIH and UPC purchased all of UPC's Pay-in-Kind Notes ("PIK Notes") from Philips
                      (NLG339.8 million). The UPC Acquisition was financed with proceeds from the Tranche A and Tranche B Facilities and cash from UIH.

MISCELLANEOUS             UPC sold its unconsolidated interests in its systems
SYSTEM SALES (1996-   in France (Citecable) in 1996, Germany in 1997 and Spain
1998)                 in 1998 and its consolidated interest in Portugal in
                      1998.

JANUARY 1998              Effective January 1, 1998, UPC acquired the
COMBIVISIE            Combivisie cable television systems (the "Combivisie
ACQUISITION AND       Acquisition") in the region surrounding its KTE system
CNBH FORMATION        for a purchase price of NLG180.8 million. Effective
                      January 1, 1998, UPC combined the Combivisie and KTE systems to form CNBH and consolidated the results of CNBH through July 31, 1998.

JUNE 1998                 On June 29, 1998, UPC acquired from Time Warner
EASTERN EUROPE        Entertainment Company L.P. ("Time Warner") 50% of
TRANSACTIONS          Kabelkom, the Hungarian cable television system holding
                      company ("Kabelkom"), increasing UPC's ownership to 100%.
                      The purchase price was approximately $27.5 million, $9.5 million of which was payable in cash and $18.0 million by delivery of a non-interest bearing note. UPC gave Time
                      Warner the option, exercisable until December 25, 1998, to purchase 50% of the Hungarian programming businesses formerly held by Kabelkom, including HBO Hungary, and 100% of TV Max, a Czech and Slovak Republic programming business, for approximately $18.0 million. Effective June
                      30, 1998, UPC combined its interests in Kabelkom with Kabeltel, a group of Hungarian cable television systems located in Budapest and other larger cities, forming
                      Telekabel Hungary (the "Telekabel Hungary Acquisition").
                      UPC owns 79.25% of Telekabel Hungary, the country's largest cable television operator and started consolidating its results as of such date.

AUGUST 1998               In August 1998, UPC and NUON combined all of their
UTH TRANSACTION       Dutch broadband cable television and telecommunications
                      businesses to form UTH. UPC contributed 100% of CNBH and 50% of A2000 for its 51% interest in UTH. NUON contributed 100% of Telekabel Beheer. UPC and NUON agreed on the relative values of their respective assets and NUON made a small balancing payment of approximately
                      NLG2.0 million for its 49% interest. See "Corporate
                      Ownership Structure -- The Netherlands -- UTH". As a result of the UTH Transaction, since August 1, 1998, UPC no longer consolidated the results of CNBH and accounts for UTH using the equity method of accounting. See "Pro
                      Forma Selected Consolidated Financial Data".

                          UPC held its interest in the Israeli, Maltese and
NOVEMBER 1998         Irish operating systems through a partnership with a
INCREASE IN ISRAELI   subsidiary of TINTA. In November 1998, UPC acquired
AND                   TINTA's indirect 23.3% and 25.0% interests in the Israeli
MALTESE SYSTEMS       and Maltese systems for approximately $88.5 million, net
OWNERSHIP             of closing adjustments, doubling UPC's respective
                      interests in these systems to 46.6% and 50%. UPC financed this acquisition through a loan from its primary partners in the Israeli operating system. See "--Liquidity and Capital Resources--Current Debt Facilities--DIC Loan" and
                      "Shares Eligible for Future Sale".

NOVEMBER 1998             As part of the Israeli and Maltese transaction
SALE OF IRISH         described above, in November 1998, UPC purchased RCL's
SYSTEM                indirect 5% interest in an Irish multi-channel television
                      system and 5% of Tara in exchange for 384,531 shares of UIH indirectly held by UPC. In November 1998, the Company sold the newly-acquired 5% interest in the Irish multi-channel television system, together with its previously-held 20% interest in this system, to TINTA for $20.5 million, offsetting part of the purchase price payable for the Israeli and Maltese systems. See "Certain
                      Transactions and Relationships".

PURCHASE OF CERTAIN       UIH has agreed to sell to UPC in exchange for
ASSETS FROM UIH       7,523,736 Ordinary Shares of UPC, UIH's (i) 50% voting
                      and 46.3% economic interest in Monor, a company that operates a traditional telephony system in the Monor region of Hungary (See "Business--Operating Companies--
                      Eastern Europe"); (ii) 75% interest in Tara, a company providing Irish programming to the U.K. market with revenues of approximately NLG0.2 million for the year ended December 31, 1997, and (iii) approximately 33.5% interest in IPS, a group of programming companies focusing on the Spanish- and Portuguese-speaking markets with revenues of approximately NLG19.4 million for the year ended December 31, 1997. See "Certain Transactions and Relationships".

                         OVERVIEW OF COMPANY ACTIVITIES

SERVICES
    To date, the Company's primary source of revenue has been video entertainment services. For the nine months ended September 30, 1998, UPC's video services accounted for approximately 92.4% of its consolidated revenues.

    The Company's operating systems generally offer a range of video service subscription packages including a basic tier (26 to 32 channels) and an expanded basic tier (6 to 13 additional channels). In some systems, UPC also offers mini-tiers, premium programming (typically 2 channels) and pay-per-view programming (5 to 10 channels).

    Historically, video services revenue has increased as a result of: (i) acquisitions of systems, primarily in The Netherlands and Norway; (ii) subscriber growth from both well established and developing systems, primarily in its Austrian and Eastern European systems; and (iii) increases in revenue per subscriber from basic rate increases and the introduction of expanded basic tiers and pay-per-view services. For a discussion of UPC's revenue recognition policies, see "Note 2 of the Notes to Consolidated Financial Statements".

    The Company believes that an increasing percentage of its future revenues will come from telephony and Internet/data services. See "Risk Factors-- Introduction of New Services; Rapid Technological Change," "Business--UPC Telephony Services: Priority Telecom" and "UPC Internet/Data Services: High Speed Access and chello".

PRICING
    The Company usually charges a one-time installation fee when it connects subscribers, a monthly subscription fee that depends on the level of service (ranging from basic to expanded basic tiers), and incremental amounts for those subscribers purchasing pay-per-view and premium programming, which are generally offered only to expanded basic tier subscribers.


    In the Company's Western European markets, price controls by various local and national governmental agencies apply to the basic tier services. Expanded basic tier, pay-per-view and premium programming are not subject to specific price controls. See "Regulation".

COSTS OF OPERATIONS
    Video services operating costs include the direct costs of programming, franchise fees and operating expenses necessary to provide the service to the subscriber. Direct costs of programming are variable, based on the number of subscribers. The cost per subscriber is established by negotiation between the program supplier and the Company or rates negotiated by cable associations. Franchise fees, where applicable, are typically based upon a percentage of revenue and typically in Belgium range from 3% to 5% and are approximately 13.5% for Austria. Other direct operating expenses include operating personnel, service vehicles, maintenance and plant electricity.

    Selling, general and administrative ("SG&A") expenses include personnel-related costs including stock-based compensation expenses, marketing, sales and commissions, legal and accounting, office facilities and other overhead costs.

    Stock based compensation expense results from the Company's Stock Option and Phantom Stock Option plans which require variable plan accounting. Increases in the fair market value of the Company's stock result in compensation charges (or credits, in the case of decreases in fair market value) which are expensed for vested options and deferred and amortized over their remaining vesting period for unvested options. This charge is generally a non-cash expense unless the option holder puts the vested option to the Company for cash. After the Offering, the Company has the right to settle the option in shares upon exercise; therefore options issued pursuant to the Stock Option Plan will no longer require variable plan accounting.

                             RESULTS OF OPERATIONS

    The following table sets forth information from, or derived from, the Company's Consolidated Statements of Operations for the six months ended December 31, 1995, the years ended December 31, 1996 and 1997, and the nine months ended September 30, 1997 and 1998. For additional information regarding the operating results of the Company's consolidated and unconsolidated operating companies, see "Business--Operating Companies".

                                                                FOR THE
                            SIX MONTHS   FOR THE YEARS        NINE MONTHS
                              ENDED          ENDED               ENDED
                           DECEMBER 31,   DECEMBER 31,       SEPTEMBER 30,
                           ------------ -----------------  ------------------
                               1995      1996      1997      1997    1998(1)
                           ------------ -------  --------  --------  --------
                                   (Dutch guilders, in thousands)
Service and other
 revenue..................   100,179    245,179   337,155   250,061   305,237
Operating expense.........   (32,806)   (80,479) (111,919)  (87,206)  (97,472)
Selling, general and
 administrative expense
 ("SG&A").................   (33,617)   (78,823) (114,024)  (80,061) (132,466)
Depreciation and
 amortization.............   (36,224)   (84,332) (139,216)  (99,903) (137,231)
                             -------    -------  --------  --------  --------
 Net operating (loss)
  income..................    (2,468)     1,545   (28,004)  (17,109)  (61,932)
Interest income...........     6,403      2,757     6,512     1,561     4,621
Interest expense..........   (19,873)   (38,475)  (72,544)  (45,522)  (74,558)
Provision for loss on
 investment related
 costs....................       --         --    (18,888)  (10,000)      --
Foreign exchange gain
 (loss) and other
 expense..................    (3,376)   (21,135)  (41,160)  (42,177)    6,609
                             -------    -------  --------  --------  --------
 Net loss before income
  taxes and other items...   (19,314)   (55,308) (154,084) (113,247) (125,260)
Share in results of
 affiliated companies,
 net......................   (22,179)   (17,811)  (10,637)  (15,807)  (42,167)
Minority interests in
 subsidiaries.............      (191)    (2,208)   (2,894)   (1,339)   (4,838)
Income tax benefit
 (expense)................       155       (509)    1,649       409       413
                             -------    -------  --------  --------  --------
 Net loss.................   (41,529)   (75,836) (165,966) (129,984) (171,852)
                             =======    =======  ========  ========  ========
OTHER INFORMATION:
Consolidated EBITDA(2)....    33,756     85,877   116,030    82,794   107,792
AS A PERCENTAGE OF
 REVENUE:
Operating expense.........      32.7%      32.8%     33.2%     34.9%     31.9%
Selling, general and
 administrative expense...      33.6       32.1      33.8      32.0      43.4
EBITDA(2).................      33.7       35.0      34.4      33.1      35.3
Depreciation and
 amortization.............      36.2       34.4      41.3      40.0      45.0
Net operating (loss)
 income...................      (2.5)       0.6      (8.3)     (6.8)    (20.3)
Net loss..................     (41.5)     (30.9)    (49.2)    (52.0)    (56.3)

--------
(1) As a result of the UPC Acquisition and the associated push-down of UIH's basis on December 11, 1997, this information is presented on a "post-acquisition" basis.
(2) EBITDA represents earnings before net interest expense, income tax expense, depreciation, amortization, stock-based compensation charges, minority interest, shares in results of affiliated companies (net), currency exchange gains (losses) and other non-operating income (expense) items.

REVENUE

    During the nine months ended September 30, 1998, UPC's revenue increased NLG55.2 million to NLG305.2 million from NLG250.0 million for the nine months ended September 30, 1997, a 22.1% increase. Approximately one-third of this increase was attributable to the Combivisie Acquisition in January 1998 and was consolidated through July 31, 1998. The balance of this increase came from growth in subscribers and in revenue per subscriber in Austria, and increased revenue from developing systems in France and Eastern Europe. In addition, effective July 1, 1998, the Company began consolidating Telekabel Hungary, which increased revenues during the period by NLG13.8 million.

    During the year ended December 31, 1997, UPC's revenue increased NLG92.0 million to NLG337.2 million from NLG245.2 million for the year ended December 31, 1996, a 37.5% increase. A substantial portion of this increase was attributable to the Norkabel Acquisition in October 1996 and the Janco Acquisition in January 1997 (together, NLG77.0 million). The remaining increase in revenue was attributable to subscriber growth in the Austrian systems and increases in subscription fees in some systems. In addition, revenue for the year ended December 31, 1997 included revenues from developing systems in France, Romania and the Slovak Republic, which were not included in the 1996 operating results.

    Revenues for the year ended December 31, 1996 were 22.4% greater than annualized revenues for the six months ended December 31, 1995, primarily due to the consolidation of the KTE system for the entire 1996 reporting period and of Norkabel following the Norkabel Acquisition in October 1996. The remaining increase in revenue comprised subscriber growth in Austria and the Czech Republic and increased revenue from other developing systems in Eastern Europe.

OPERATING EXPENSE

    During the nine months ended September 30, 1998, UPC's operating expense increased NLG10.3 million to NLG97.5 million from NLG87.2 million for the nine months ended September 30, 1997, an 11.8% increase. Approximately one-third of this increase was attributable to the Combivisie Acquisition. Effective July 1, 1998, the operations of UPC include the results of Telekabel Hungary, which increased operating expenses during the period by NLG4.9 million. The remaining increase comprised direct costs related to subscriber growth and increased operating costs related to the introduction of UPC's Internet/data services. As a percentage of revenues, operating expense declined from 34.9% for the comparable nine-month period in 1997 to 31.9%. This was due primarily to the lower operating costs in the Combivisie system. The Company expects operating expense as a percentage of revenue to increase as new video, telephony and Internet/data services are being introduced.

    During the year ended December 31, 1997, UPC's operating expense increased NLG31.4 million to NLG111.9 million from NLG80.5 million the previous year, a 39.0% increase. Most of this increase was attributable to the Norkabel Acquisition in October 1996 and the Janco Acquisition in January 1997 (together NLG27.5 million), as well as the inclusion of operating expenses related to developing systems in France, Romania and the Slovak Republic that were not included in the 1996 operating results. In addition, operating expenses during 1997 included expenses related to the introduction of expanded basic tier programming in Austria, Belgium and The Netherlands and Internet/data services in Austria and Belgium.

    Operating expenses for the year ended December 31, 1996 were 22.7% greater than annualized operating expenses for the six months ended December 31, 1995. This was due primarily to the consolidation of the KTE system.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

    During the nine months ended September 30, 1998, UPC's SG&A expense increased NLG52.5 million to NLG132.5 million from NLG80.0 million for the nine months ended September 30, 1997, a 65.6% increase. A substantial portion of this increase and the increase as a percentage of net revenue resulted from a stock-based compensation charge of NLG32.5 million attributable to the Company's stock option plans for the nine months ended September 30, 1998. A portion of this increase was also attributable to the Combivisie Acquisition and the Telekabel Hungary Acquisition, with the remaining increase comprising additional SG&A expenses related to the development of new businesses, including further development of Internet/data services and preparation for the launch of telephony in Austria, The Netherlands (CNBH), Norway and France. The Company expects SG&A expense as a percentage of revenue to continue to increase as new video, telephony and Internet/data services are introduced and due to increased stock-based compensation expense. The Company anticipates incurring
stock-based compensation expense of approximately NLG    million for the three
months ended December 31, 1998 and at least NLG    million in 1999 (based on an
initial public offering price of NLG    per share, the mid-point of the filing
range). Increases, if any, in the market price of the Company's Ordinary Shares would result in additional stock-based compensation expense due to the Company's Phantom Stock Option plan.

    During the year ended December 31, 1997, UPC's SG&A expense increased NLG35.2 million to NLG114.0 million from NLG78.8 million for the prior year, a 44.7% increase. A substantial portion of this increase was attributable to the Norkabel Acquisition in October 1996 and the Janco Acquisition in January 1997 (together NLG19.1 million), as well as the inclusion of expenses related to developing systems in France, Romania and the Slovak Republic that were not included in 1996. SG&A expense during the year ended December 31, 1997 also included expenses related to the introduction of expanded basic tier programming in Austria, Belgium and The Netherlands and Internet/data services in Austria and Belgium, as well as a stock- based compensation charge of NLG4.8 million.

    SG&A expense for the year ended December 31, 1996 was 17.2% greater than annualized SG&A expense for the six months ended December 31, 1995, primarily due to the consolidation of the KTE system for the entire reporting period and of Norkabel following the Norkabel Acquisition in October 1996.

DEPRECIATION AND AMORTIZATION

    During the nine months ended September 30, 1998, UPC's depreciation and amortization expense increased NLG37.3 million to NLG137.2 million from NLG99.9 million for the nine months ended September 30, 1997, a 37.3% increase. A substantial portion of this increase (NLG22.1 million) and the increase as a percentage of net revenue was attributable to the application of push down accounting, including goodwill created in connection with the UPC Acquisition. The remaining increase comprised additional depreciation related to the Combivisie Acquisition and Telekabel Hungary Acquisition, additional capital expenditures to upgrade the network in UPC's primary systems and new-build for developing systems.

    During the year ended December 31, 1997, UPC's depreciation and amortization expense increased NLG54.9 million to NLG139.2 million from NLG84.3 million in 1996, a 65.1% increase. The majority of the increase was directly attributable to the Norkabel Acquisition in October 1996 and the Janco Acquisition in January 1997 (together, NLG47.5 million). The remaining increase comprised additional depreciation from capital expenditures to upgrade the network in UPC's primary systems and new-build for developing systems.

    Depreciation and amortization for the year ended December 31, 1996 was 16.4% greater than annualized depreciation and amortization expense for the six months ended December 31, 1995, primarily due to the consolidation of the KTE system for the entire reporting period and of Norkabel following the Norkabel Acquisition in October 1996.

OPERATING INCOME (LOSS); EBITDA

    During the nine month period ended September 30, 1998, operating loss increased NLG44.8 million to NLG61.9 million from NLG17.1 million, a 262.0% increase. Most of increase resulted from the stock-based compensation charge of NLG32.5 million related to the Company's stock option plans as well as new depreciation and amortization expense from the UPC Acquisition, the Combivisie Acquisition and the Telekabel Hungary Acquisition. The cable television industry generally measures the performance of a cable television company in terms of operating income before depreciation, amortization and other non-cash charges ("EBITDA"). EBITDA increased NLG25.0 million to NLG107.8 million from NLG82.8 million, a 30.2% increase.

    During the year ended December 31, 1997, operating loss increased to NLG28.0 million from operating income of NLG1.6 million for the year ended December 31, 1996. This increase was primarily related to depreciation and amortization expense. EBITDA increased NLG30.1 million to NLG116.0 million from NLG85.9 million, a 35.0% increase.

    During the year ended December 31, 1996, the Company generated operating income of NLG1.5 million as compared to an annualized operating loss of NLG4.9 million for the six months ended December 31, 1995. This increase was primarily related to depreciation and amortization expense. EBITDA increased NLG18.4 million to NLG85.9 million as compared to annualized EBITDA of NLG67.5 million for the six months ended December 31, 1995, a 27.3% increase.

    The Company believes that the introduction of telephony services and Internet/data services will have a negative impact on operating income during the remainder of 1998 and a significant negative impact on operating income during 1999. Thereafter, this negative impact is expected to decline. The financial effect of the development of UPC's video programming businesses and the construction of its digital distribution platform will depend upon the Company's ability to find joint venture partners for these new investments. If the Company is unable to find joint venture partners for these new investments, it will be required to consolidate all of the losses of these new investments. See "Risk Factors--Capital-intensive Business".

INTEREST EXPENSE

    During the nine months ended September 30, 1998, interest expense increased NLG29.1 million to NLG74.6 million from NLG45.5 million during the same period in 1997, a 64.0% increase. This increase was due primarily to increases in indebtedness related to the UPC Acquisition in December 1997, the Combivisie Acquisition in January 1998 and the Telekabel Hungary Acquisition in June 1998. See "--Liquidity and Capital Resources".

    During the year ended December 31, 1997, interest expense increased NLG34.0 million to NLG72.5 million from NLG38.5 million during the same period in 1996, an 88.3% increase. This increase was due primarily to additional indebtedness incurred for the Norkabel Acquisition in October 1996 and, to a lesser extent, indebtedness incurred to fund developing systems, corporate overhead and the UPC Acquisition. See "-- Liquidity and Capital Resources".

    Interest expense for the year ended December 31, 1996 was 3.2% less than annualized interest expense for the six-month period ended December 31, 1995.

PROVISION FOR LOSS ON INVESTMENT RELATED COSTS

    The provision for loss on investment related costs totaled NLG18.9 million for the year ended December 31, 1997 as a result of the writedown to net realizable value of UPC's Portuguese system, which it subsequently sold in January 1998.

FOREIGN EXCHANGE GAIN (LOSS) AND OTHER EXPENSE

    Foreign exchange gain (loss) and other expense reflected a gain of NLG6.6 million for the nine months ended September 30, 1998 as compared to a loss of NLG42.2 million for the same period in 1997. The foreign exchange gain during 1998 was due primarily to a more stable Dutch guilder in relation to the U.S. dollar during the first nine months of 1998 as compared to the same period in 1997. UPC intends to repay part of its remaining U.S. dollar-denominated indebtedness with proceeds from the Offering. See "Use of Proceeds".

    Foreign exchange loss and other expense increased NLG20.1 million to a loss of NLG41.2 million for the year ended December 31, 1997 from a loss of NLG21.1 million for the previous year. This increase in foreign exchange loss was due primarily to the weakening of the Dutch guilder in relation to the U.S. dollar and its related impact on the Company's U.S. dollar-denominated indebtedness, primarily the PIK Notes.

    Foreign exchange loss and other expense increased NLG14.3 million to a loss of NLG21.1 million for the year ended December 31, 1996 from a loss of NLG6.8 million for the annualized six-month period ended December 31, 1995. This increase was due primarily to the weakening of the Dutch guilder in relation to the U.S. dollar and its related impact on the Company's U.S. dollar-denominated indebtedness, primarily the PIK Notes. See "Risk Factors -- Foreign Currency Exchange Rate and Conversion Risks".
SHARE IN RESULTS OF AFFILIATED COMPANIES, NET

    The table below sets forth the Company's share in results of affiliated companies for the applicable periods:

                                                                 FOR THE
                                            FOR THE YEARS      NINE MONTHS
                           JULY 1, 1995 TO      ENDED             ENDED
                            DECEMBER 31,    DECEMBER 31,      SEPTEMBER 30,
                           --------------- ----------------  ----------------
                                1995        1996     1997     1997     1998
                           --------------- -------  -------  -------  -------
                                   (Dutch guilders, in thousands)
A2000.....................      (6,500)    (19,965) (25,458) (20,051) (26,631)
UTH.......................         --          --       --       --    (8,325)
Hungary (Kabelkom,
 programming and cable
 television)(/1/).........         --         (262)   4,431    2,179   (6,974)
UII Partnership (Israel,
 Ireland and Malta).......      (1,409)      1,896   10,589    3,291    3,414
Other.....................     (14,270)        520     (199)  (1,226)  (3,651)
                               -------     -------  -------  -------  -------
  Total...................     (22,179)    (17,811) (10,637) (15,807) (42,167)
                               =======     =======  =======  =======  =======

--------
(1) Effective July 1, 1998 UPC acquired the Hungarian cable television holding company and began consolidation of its operations. The Hungarian programming business continues to be accounted for using the equity method of accounting.

    For the nine months ended September 30, 1998, UPC's share in net losses of affiliated companies increased to NLG42.2 million from NLG15.8 million for the nine months ended September 30, 1997, a 167.1% increase, for the comparable period in 1997. A substantial portion of the increase in share in net losses was attributable to additional amortization of goodwill of A2000, Hungary (Kabelkom) and the UII Partnership (Israel, Ireland and Malta) related to the new basis of accounting established in the step acquisition of the Company by UIH. A2000 also had increased losses as it began to introduce telephony services during this period. The share in net losses of Hungary (Kabelkom) for the nine months ended September 30, 1998 as compared to the net income over the comparable period in 1997 was related to the introduction of a new programming channel, increased programming fees, a loss of HBO subscribers due to the introduction of two additional commercial channels by competitors, and additional overhead costs. Effective July 1, 1998, results from the Hungarian cable television business were consolidated by the Company and no longer accounted for in share of results of affiliated companies.

    For the year ended December 31, 1997, UPC's share in net losses of affiliated companies decreased to NLG10.6 million from NLG17.8 million for the previous year, a 40.4% decrease, primarily as a result of improved earnings from the partnership holding the Israeli, Irish and Maltese systems.

    For the year ended December 31, 1996, UPC's share in net losses of affiliated companies decreased to NLG17.8 million from NLG44.4 million for the annualized six-month period ended December 31, 1995, a 60.0% decrease, primarily as a result of the Company's 1995 write-down to net realizable value of other investments in Spain, France and Germany.
                            STATEMENTS OF CASH FLOWS

    The Company had cash and cash equivalents of NLG44.3 million as of September 30, 1998, a decrease of NLG55.0 million from NLG99.3 million as of December 31, 1997. Cash and cash equivalents as of December 31, 1997 represented an increase of NLG56.7 million from NLG42.6 million as of December 31, 1996. Cash and cash equivalents increased NLG123.9 million during the six months ended December 31, 1995. Details of the change in cash and cash equivalents are set forth in the table below.

                                                              NINE MONTHS
                           SIX MONTHS     YEARS ENDED            ENDED
                             ENDED       DECEMBER 31,        SEPTEMBER 30,
                          DECEMBER 31, ------------------  ------------------
                              1995       1996      1997      1997      1998
                          ------------ --------  --------  --------  --------
                                   (Dutch guilders, in thousands)
Cash flows from
 operating activities...      38,493     41,542   132,584    75,894    52,071
Cash flows from
 investing activities...    (500,106)    (6,394) (402,340) (246,937) (381,253)
Cash flows from
 financing activities...     465,508   (116,756)  326,482   196,913   275,910
Effect of exchange rates
 on cash................       1,950        344       (42)      334    (1,703)
                            --------   --------  --------  --------  --------
Net increase (decrease)
 in cash and cash
 equivalents............       5,845    (81,264)   56,684    26,204   (54,975)
Cash and cash
 equivalents at
 beginning of period....     118,050    123,895    42,631    42,631    99,315
                            --------   --------  --------  --------  --------
Cash and cash
 equivalents at end of
 period.................     123,895     42,631    99,315    68,835    44,340
                            ========   ========  ========  ========  ========

CASH FLOWS FROM OPERATING ACTIVITIES

    During the nine-month period ended September 30, 1998, net cash flow from operating activities decreased NLG23.8 million to NLG52.1 million from NLG75.9 million for the comparable period in 1997, a 31.4% decrease. This decrease was primarily related to increased cash needs for working capital.

    Net cash flow from operating activities totaled NLG132.6 million for the year ended December 31, 1997, as compared to NLG41.5 million for the year ended December 31, 1996, an increase of NLG91.1 million. This increase was primarily related to cash generated from working capital including increased current liabilities and a reduction of accounts receivable.

    Net cash flow from operating activities totaled NLG38.5 million for the period ended December 31, 1995.

CASH FLOWS FROM INVESTING ACTIVITIES

    The Company used approximately NLG381.3 million of cash in investing activities during the nine months ended September 30, 1998, compared to NLG246.9 million for the nine months ended September 30, 1997. During the nine months ended September 30, 1998 cash was used principally for new acquisitions including the acquisitions of Combivisie and Kabelkom (together, NLG200.2 million), and for capital expenditures for property, plant and equipment including goodwill and other tangible assets (NLG170.2 million) including system upgrade and new-build activities. During the nine months ended September 30, 1997 cash was used for new acquisitions, primarily Janco for NLG85.1 million and an additional cash-funded letter of credit of NLG47.0 million to acquire the remaining interest in Janco, and capital expenditures including upgrade and new-build activities totaling NLG92.7 million.

    The Company used approximately NLG402.3 million of cash in investing activities during the year ended December 31, 1997, compared to NLG6.4 million for the year ended December 31, 1996. During the year ended December 31, 1997, cash was used principally for the Janco Acquisition and other acquisitions (NLG127.9 million), for a cash-funded letter of credit to purchase the remaining interest in Janco Multicom (NLG47.0 million), for the continuation of the Company's upgrade and new-build construction program (NLG145.6 million of capital expenditures and also including goodwill and other tangible assets) and for the purchase of UIH stock (NLG66.8 million). In contrast, during the year ended December 31, 1996 cash was used principally for purchases of property, plant and equipment and goodwill and other intangible assets (NLG106.6 million), for the continuation of the Company's upgrade and new-build construction and for acquisitions (NLG46.5 million) (primarily the Company's acquisition of its partner's interest in the partnership that held the Norwegian, Swedish and Hungarian cable television systems). These investing activities were offset by repayments from A2000 and its subsidiaries of NLG146.7 million after these companies obtained long-term financing.

    The Company used NLG500.1 million in investing activities during the six months ended December 31, 1995, principally for capital expenditures (NLG132.2 million), investments in and advances to the Company's affiliates, primarily A2000 (NLG339.7 million), and acquisitions (NLG28.1 million), mainly in The Netherlands.

CASH FLOWS FROM FINANCING ACTIVITIES

    The Company had NLG275.9 million of cash flows from financing activities during the nine months ended September 30, 1998, as compared to NLG196.9 million for the nine months ended September 30, 1997. Principal sources of cash during that period included gross proceeds from long-term debt (NLG338.0 million) including additional borrowings from the Tranche A Facility and the CNBH Facility and borrowings from UIH (NLG161.9 million). The Company repaid short-term borrowings of approximately NLG215.4 million during the same period, including a portion of the Tranche B Facility (NLG131.1 million) and a KTE bank facility (NLG65.0 million).

    Cash flows from financing activities during the year ended December 31, 1997 were NLG326.5 million, as compared to negative cash flow from financing activities of NLG116.8 million for the year ended December 31, 1996. Principal sources of cash from financing activities during that period included gross proceeds of NLG1,402.1 million from short-term and long-term debt including the Tranche A Facility (NLG883.9 million), the Tranche B Facility (NLG252.5 million), bank loans and other obligations in The Netherlands (NLG65.0 million) and other obligations primarily related to the Janco Acquisition and the refinancing of Norkabel (NLG200.7 million). During the same period, the Company repaid approximately NLG587.9 million of short-term borrowings, including Dutch credit facilities (NLG384.7 million), short-term debt assumed in the Norkabel acquisition (NLG138.4 million), other short-term credit arrangements (NLG22.1 million) and other long-term debt (NLG24.8 million). In December 1997, the Company also repaid NLG170.4 million of the PIK Notes and purchased NLG292.6 million of Ordinary Shares from Philips as part of the UPC Acquisition.

    Cash flows from financing activities during the year ended December 31, 1996 were negative NLG116.8 million. Financing activities during the year ended December 31, 1996 included raising gross proceeds of NLG326.1 million from short-term and long-term loans and repayment of long-and short-term facilities of NLG440.4 million.

    During the six months ended December 31, 1995, the Company's cash flows from financing activities was NLG465.5 million. A2000, the KTE Acquisition, debt assumed in the KTE Acquisition and funding of development projects in Eastern Europe.
                       CONSOLIDATED CAPITAL EXPENDITURES

    The table below sets forth the Company's consolidated capital expenditures for the last two fiscal years and the nine months ended September 30, 1998 and projected capital expenditures for the three months ended December 31, 1998 and year ended December 31, 1999. The information below does not reflect capital expenditures by A2000, UTH, Tevel or other unconsolidated systems. See the "Budgeted Capital Expenditures and Capital Resources" section of the respective operating systems in "Business --Operating Companies". The Company's actual capital expenditures for the remainder of 1998 and for the year ended 1999 may differ significantly from the projected amounts included below. See "Risk Factors --Capital-intensive Business".

                                       HISTORICAL                        PROJECTED
                         --------------------------------------- -------------------------
                                                    NINE MONTHS  THREE MONTHS
                          YEAR ENDED   YEAR ENDED      ENDED        ENDED      YEAR ENDED
                         DECEMBER 31, DECEMBER 31, SEPTEMBER 30, DECEMBER 31, DECEMBER 31,
                             1996         1997       1998(/1/)       1998         1999
                         ------------ ------------ ------------- ------------ ------------
                                          (Dutch guilders, in thousands)
Cable Network:
 Upgrade................    61,345       48,484        66,744       20,000      196,600
 New build..............    12,581       55,042        38,096       33,500       99,600
                           -------      -------       -------      -------      -------
 Total Cable Network....    73,926      103,526       104,840       53,500      296,200
Master Telecom Center:
 Video services.........     8,713        4,734         3,343        1,800       15,500
 Cable telephony
  (Priority Telecom)....       --           --          4,444       15,700       27,900
 Internet/data
  services..............       349        4,480           357        4,000        7,200
                           -------      -------       -------      -------      -------
   Total Master Telecom
    Center..............     9,062        9,214         8,144       21,500       50,600
Customer Premise
 Equipment (CPE):
 Video services.........     4,179        5,833         9,614        5,400       13,500
 Cable telephony
  (Priority Telecom)....       --           --              4          --        52,500
 Internet/data
  services..............       430        3,890         8,283        6,900       20,300
                           -------      -------       -------      -------      -------
   Total CPE............     4,609        9,723        17,901       12,300       86,300
Support Systems and
 Equipment (SSE)........     8,098        9,221        11,521       19,700       15,500
Other...................     4,347        5,629        11,742        4,800        2,900
                           -------      -------       -------      -------      -------
   Total SSE and Other..    12,445       14,850        23,263       24,500       18,400
New Businesses:
 chello.................       --           --          1,340       16,200       31,000
 Digital Distribution
  Platform..............       --           --            --           --        32,600
                           -------      -------       -------      -------      -------
   Total New
    Businesses..........       --           --          1,340       16,200       63,600
Intangibles and Other...     6,605        8,317        14,682          --           --
                           -------      -------       -------      -------      -------
   Total Capital
    Expenditures........   106,647      145,630       170,170      128,000      515,100
                           =======      =======       =======      =======      =======

--------
(1) CNBH has been deconsolidated as of August 1, 1998, its capital expenditures amounting to NLG18.6 million for the first seven months of 1998, are included for the nine months ended September 30, 1998.

CABLE NETWORK

    Since its formation as a joint venture, the Company has been aggressively upgrading its existing cable television system infrastructure and constructing its new-build infrastructure with two-way high capacity HFC technology to support digital video, telephony and Internet/data services. Capital expenditures for the upgrade and new-build construction can be reduced at management's discretion, although such reductions require lead-time in order to complete work in progress and can result in higher total costs of construction.

    During the nine months ended September 30, 1998, the Company spent approximately NLG104.8 million in cable network capital expenditures. The Company currently anticipates cable network capital expenditures of approximately NLG53.5 million during the last three months of 1998. For 1999, the Company has budgeted cable network capital expenditures of approximately NLG296.2 million.

MASTER TELECOM CENTER

    The Master Telecom Center includes the headend and all central network equipment needed for services provided through the operating system. For cable television, this includes satellite antennas, encryption devices and original transmission facilities. For telephony service, this includes the central office switch and SDH and other telephony-related equipment. For Internet/data service, this includes servers and equipment for connection to the Internet. See "Technology".

    During the nine months ended September 30, 1998, the Company spent approximately NLG8.1 million for Master Telecom Center equipment. For the last three months of 1998, the Company currently anticipates spending approximately NLG21.5 million. For 1999, the Company has budgeted capital expenditures for Master Telecom Center equipment of approximately NLG50.6 million.

CUSTOMER PREMISE EQUIPMENT

    Customer premise equipment includes television set-top converters for video services, cablephone equipment for telephony and cable modems and network interface cards for Internet/data services. Customer premise equipment is a variable capital expenditure, except for inventory on hand, and generally will not be incurred unless the Company needs the equipment for a subscriber.

    During the nine months ended September 30, 1998, the Company spent approximately NLG17.9 million on customer premise equipment. During the last three months of 1998, the Company plans to spend approximately NLG12.3 million.

    For 1999, the Company has budgeted capital expenditures for customer premise equipment of approximately NLG86.3 million. The Company is negotiating supply arrangements for the development and purchase of an integrated digital set-top box for video and Internet/data services, as well as IP-based telephony. Although the Company expects these negotiations to be completed by the end of 1998 for equipment delivery in late 1999, there can be no assurance that the Company will be successful in its negotiations or that equipment will be delivered on the schedule the Company expects. See "Risk Factors --
 Equipment Risks".

SUPPORT SYSTEMS AND EQUIPMENT

    Support systems and equipment includes ancillary systems such as operational and business support systems, including network management, customer care, inventory and billing. During the nine months ended September 30, 1998, the Company spent NLG23.3 million in total support systems and equipment. The Company anticipates it will spend NLG24.5 million through the last three months of 1998. For 1999, the Company has budgeted NLG18.4 million for support systems and equipment. See "Risk Factors -- Implementation Risks for Telephony and Internet Services".

NEW BUSINESSES

    In addition to the network infrastructure and related equipment and capital resources described above, development of the Company's newer businesses, chello and its digital distribution platform, require capital expenditures for construction and development of its pan-European distribution and programming facilities, including its origination facility, network operating center, NVOD server complex and related support systems and equipment. For the nine months ended September 30, 1998, the Company incurred capital expenditures of approximately NLG1.3 million for chello. The Company plans to spend approximately NLG16.2 million for capital expenditures for chello for the last three months of 1998. The Company has budgeted for 1999 approximately NLG31.0 million and NLG32.6 million, respectively, for capital expenditures for chello and its digital distribution platform.

                        LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations and acquisitions primarily from (i) cash contributed by UIH upon UPC's formation; (ii) debt financed at the UPC corporate level and project debt financed at the operating company level; and
(iii) operating cash flow. The Company has both well-established and developing systems. In general, UPC has used the cash contributed by UIH upon formation and debt financed at the UPC corporate level to fund acquisitions, developing systems and corporate overhead. Well-established systems and, when possible, developing systems, have been financed with project debt and operating cash flow. Also, well-established systems generally have stable positive cash flows that to the extent permitted by applicable credit facilities, may be used to fund other operations of the Company. Developing systems are at various stages of construction and development and generally depend on UPC for some of the funding for their operating needs until project financing can be secured.

CURRENT DEBT FACILITIES

    UPC, its consolidated subsidiaries and unconsolidated affiliates have the following long-term and short-term debt outstanding as of September 30, 1998.

                                                                                                                OUTSTANDING
                                                                                                                    AT
                                                                 FINAL                                         SEPTEMBER 30,
      DESCRIPTION (BORROWER)             USE OF FUNDS           MATURITY     INTEREST RATE     FACILITY SIZE       1998
      ----------------------             ------------           --------     -------------     -------------   -------------
                                                                                                      (in millions)
 UPC AND CONSOLIDATED SUBSIDIARIES:
 LONG-TERM DEBT
 Tranche A Facility               UIH/Philips transaction;           2006 LIBOR + 0.5% to       NLG1,100.0(1)    NLG971.9
  (UPC, Janco Multicom, Telekabel Refinancing; Acquisitions;              2.0% per annum
  Wien)                           Capital expenditures;
                                  Working Capital
 Mediareseaux Facility            Capital expenditures;              2007 FRF LIBOR + 0.75%       FRF700.0        NLG20.2
  (Mediareseaux)                  Acquisitions; Working                   to 2.0%
                                  Capital
 DIC Loan (UPC)                   To increase interests in           2000 8.0% per annum             $90.0            -- (3)
                                  Israeli and Maltese                     + 6.0% of principal
                                  operating systems                       amount at maturity
 UIH Loan (UPC)                   To repay indebtedness and     Mar. 2001 10.75% per annum          $120.0       NLG156.0(4)
                                  fund new business
 Janco Letter of Credit (UPC)     To acquire minority share          2001 5% per annum                 n/a        NLG37.6(2)
                                  of Janco Multicom
 SHORT-TERM DEBT
 Time Warner Note                 Acquisition of Kabelkom       Feb. 1999 Non-interest bearing       $18.0        NLG34.0(4)
  (UPC)                           distribution assets
 Tranche B Facility (UPC)         UPC Acquisition               June 1999 LIBOR + 4.5%              $125.0       NLG113.5(4)
                                                                          to 6.0%
 Telekabel Hungary                Capital Expenditures,        April 1999 LIBOR + 2.5%              DM65.6            -- (6)
  Facility (Telekabel Hungary)    Acquisitions; Working
                                  Capital
 UNCONSOLIDATED AFFILIATES:
 UTH Facility (5)                 Acquisitions; Capital         Dec. 1998 Fixed rate of 6.65%       NLG630       NLG576.4
  (Telekabel Beheer)              expenditures; Working
                                  capital
 A2000 Group Facilities           Acquisition of                2005-2006 AIBOR + 0.7/0.75% or    NLG510.0       NLG492.5
  (A2000 and subsidiaries)        KT Amsterdam and                        a fixed rate advance
                                  KT Hilversum; Capital                   + 0.7/0.75%
                                  Expenditures; Working
                                  Capital
 CNBH Facility (CNBH)             Acquisition of Combivisie;         2008 AIBOR + 0.60% to        NLG266.0       NLG209.3
                                  Capital expenditures                    1.6% per annum
 Other (CNBH)                     Various                         Various Various                  Various        NLG17.4
 Tevel Facilities (Tevel)         Acquisition of Gvanim;        2005-2010 Fixed rate ranging      NIS928.3       NLG513.7(7)
                                  Working Capital                         from 5.5%-6.0%
 Melita Facility (Melita)         Capital Expenditures;              2004 Cost of funding            Lm9.0        NLG40.9(8)
                                  Refinancing                             + 1.0% to 2.5%

--------
(1) The Tranche A Facility is a revolving credit facility. The total commitment of NLG1.1 billion is reduced by 5% each quarter beginning December 31, 2001 until final maturity.
(2) UPC paid NLG37.2 million from available restricted cash to acquire 12.7% of Janco Multicom in November 1998, and the letter of credit was subsequently cancelled.
(3) A subsidiary of UPC drew down the full amount of this loan in November
    1998.
(4) Translated from U.S. dollars to Dutch guilders.
(5) The UTH Facility has been funded by NUON and negotiations are under way with a group of banks to replace this facility.
(6) This facility was entered into after September 30, 1998. Telekabel Hungary drew DM26.0 million under this facility in November
(7) Translated from New Israeli shekels to Dutch guilders.
(8) Translated from Maltese lira to Dutch guilders.

    TRANCHE A FACILITY. In October 1997, UPC and Norkabel as borrowers entered into a secured NLG1.1 billion multi-currency revolving credit facility with a syndicate of banks led by The Toronto-Dominion Bank. Norkabel was succeeded as a borrower by Janco Multicom after the merger of Janco and Norkabel. In December 1997, Telekabel Wien and the other members of the Telekabel Group also became borrowers under the Tranche A Facility. Although currently not a borrower, TVD is a guarantor under the Tranche A Facility. As of September 30, 1998, the amount outstanding under the Tranche A Facility of UPC, Telekabel Wien and Janco Multicom was NLG620.0 million, NLG213.4 million and NLG138.5 million, respectively.

    The borrowings of the Company and its subsidiaries in Austria, Belgium and Norway are limited by financial covenants under the Tranche A Facility. The principal amount of all borrowings by the Company and such subsidiaries may not exceed certain multiples of total annualized net operating cash flow for the Company and such subsidiaries. In addition, the principal amount of all borrowings of the Company and such subsidiaries may not exceed certain multiples of their cable television net operating cash flow. Borrowings by UPC and certain of its subsidiaries in Austria, Belgium and Norway under the Tranche A Facility, together with borrowings under the Tranche B Facility, may not exceed NLG1.3 billion before September 30, 2001. The Tranche A Facility generally prohibits dividends and other distributions to shareholders of the Company unless, among other things, the Company achieves certain financial ratios for at least two consecutive quarters. The Tranche A Facility also includes financial covenants relating to interest and debt service coverage and application of proceeds from asset sales and debt or equity offerings.

    The Tranche A Facility also generally limits to NLG80.0 million UPC's investments in, loans to and guarantees for, certain of the Company's subsidiaries and downstream affiliates that are not borrowers or guarantors under the Tranche A Facility. These include, among others, chello, Priority Telecom, UPC's programming business and its Dutch systems. Under this limitation, as of September 30, 1998, the Company would not have been permitted to make any additional investments, loans and guarantees. The Company expects, however, to receive approval from the Tranche A Facility banks for certain actions in connection with the above and this Offering, including the repayment of the Tranche B Facility.

    MEDIARESEAUX FACILITY. In July 1998, Mediareseaux entered into an FRF680.0 million (NLG228.8 million) secured term facility with Paribas (the "Mediareseaux Facility") to finance capital expenditures, working capital and acquisitions. The availability of the Mediareseaux Facility depends on revenue generated and its debt to equity ratios. Drawings under the Mediareseaux Facility may be made until December 31, 2002. The repayment period runs from January 1, 2003 to final maturity in 2007. Mediareseaux may not draw more than FRF120 million (NLG40.4 million) of this facility for acquisitions. During the repayment period, Mediareseaux must apply 50% of its excess cash flow in prepaying the facility. The Mediareseaux Facility generally restricts the payment of dividends and distributions. This facility also restricts Mediareseaux from incurring additional indebtedness, subject to certain exceptions. In July 1998, Mediareseaux also secured a 9.5 year FRF20 million (NLG6.7 million) overdraft facility, subject to the same terms and conditions as the Mediareseaux Facility except for the availability tests which are not applicable. Until certain financial covenants are met, UPC must own more than 51% of Mediareseaux. Generally, investments by Mediareseaux and its subsidiaries require approval of the facility agent except for investments in cash and certain marketable securities that are pledged to support the facility. The Mediareseaux Facility also restricts the amount of management fees that may be paid by Mediareseaux to UPC.

    DIC LOAN. In November 1998, a subsidiary of DIC loaned the Company $90.0 million (the "DIC Loan"). UPC used the proceeds to acquire interests in the Israeli and Maltese systems. About $22.0 million of the proceeds currently are held in a collateral account under the Tranche B Facility. The DIC Loan matures in October 2000 and is secured by the Company's pledge of its ownership interest in the Israeli system. The DIC Loan bears interest at the nominal rate of 8% per annum. This interest is payable, together with an additional 6% of the principal amount, on maturity. The DIC Loan may be repaid on quarterly prepayment dates with three months' prior notice by the Company. In connection with the DIC Loan, UPC granted DIC an option to acquire $90.0 million of Ordinary Shares at a price equal to 90% of the initial public offering price. The exercise price of this option, which expires upon the initial public offering, is payable in cash or delivery of the DIC Loan promissory note. See "Dilution" and "Shares Eligible for Future Sale".

    UIH LOAN. UPC has entered into two promissory notes with UIH of $100.0 million (March 1998) and $20.0 million (July 1998). UPC has borrowed a total of $83.6 million, including accrued interest, under these two notes (together, the "UIH Loan"). The UIH Loan bears interest at 10.75% per annum. The UIH Loan is payable on
March 31, 2001 and is convertible at UIH's option into Ordinary Shares at the initial public offering price. UPC has the option to prepay and intends to prepay the UIH Loan with any and/or all of the following: (i) shares of UIH Class A Common Stock owned by UPC at market price, subject to UIH's approval; or (ii) proceeds from any financing, refinancing or sale of assets at UPC which would permit the repayment of the UIH Loan. See "Dilution" and "Shares Eligible for Future Sale".

    TIME WARNER NOTE. In connection with the Kabelkom transaction, the Company entered into an $18.0 million (NLG34.0 million) promissory note with Time Warner (the "Time Warner Note"). The Time Warner Note matures on the earlier of
(i) June 30, 1999 or (ii) 90 days after written notice from Time Warner. UPC expects that the Time Warner Note will be cancelled in connection with Time Warner's exercise of its option to acquire the Company's 50% interest in HBO Hungary and 100% interest in TV Max.

    TRANCHE B FACILITY. In connection with the UPC Acquisition, the Company entered into a $125.0 million term Tranche B Facility with a syndicate of banks led by The Toronto-Dominion Bank. In March 1998, UPC repaid $63.0 million of the Tranche B Facility with proceeds borrowed from UIH. The Tranche B Facility is a one-year bridge financing due December 5, 1998, and extendable to June 5, 1999 upon certain conditions being met. In November 1998, the lenders agreed, subject to certain conditions and documentation, to extend this facility until the earlier of June 5, 1998 or the closing of this Offering.

    The Company intends to repay a portion of the Tranche B Facility with proceeds from the Offering. See "Use of Proceeds".

    TELEKABEL HUNGARY FACILITY. In October 1998, Telekabel Hungary entered into a DM65.6 million (NLG74.0 million) six-month secured bridge facility. Availability under this facility depends on certain financial covenants. The DM49.2 million (NLG55.5 million) international tranche of the facility and half of the DM16.4 million (NLG18.5 million) local tranche bear interest at LIBOR plus 2.5% per annum. The remaining half of the local tranche must be drawn in Hungarian forints and bears interest at Budapest interbank offered rates for Hungarian forints ("BUBOR"), plus 2.5% per annum. Telekabel Hungary is using the facility, among other things, to finance capital expenditures and to acquire minority shares in the Company's Kabelkom systems. The Company has pledged its indirect 79.4% interest in Telekabel Hungary to secure the facility. The facility also is secured by a pledge over certain assets of the Telekabel Hungary group and a negative pledge. Telekabel Hungary is currently negotiating a long-term facility with the lenders to replace this bridge facility.

    UTH FACILITY. NUON has entered into a secured short-term financing arrangement with Telekabel Beheer, with a maximum availability of NLG630 million (the "UTH Facility"). The UTH Facility bears interest at 6.65% per annum and matures on November 30, 1998, which is extendable to December 15, 1998. UTH intends to replace this facility and has entered into negotiations with a group of banks for such refinancing.

    A2000 FACILITIES. In January 1996 A2000 and its wholly owned subsidiary KT Amsterdam secured bank facilities of NLG90.0 million and NLG375.0 million, respectively. In October 1996, KT Hilversum, a wholly-owned subsidiary of A2000, secured a bank facility of NLG45.0 million. These facilities have nine-year terms and interest rates ranging from AIBOR + 0.75% and AIBOR + 0.7% per annum and restrict the borrowers from incurring additional indebtedness, subject to certain exceptions.

    CNBH FACILITY. In February 1998, CNBH entered into a secured NLG250.0 million ten-year term facility with a syndicate of banks led by Rabobank (the "CNBH Facility"). In August 1998, the CNBH Facility was increased to NLG266.0 million. Most of the proceeds were used to repay in full a Combivisie bridge facility in connection with the Combivisie Acquisition (NLG122.0 million) and a KTE bank facility (NLG65.0 million). The remaining amount under the CNBH Facility is available to finance capital expenditures. Beginning in 2001, CNBH will be required to apply 50% of its excess cash flow to prepayment of the CNBH Facility. The facility restricts the payment of dividends and distributions and limits the amount of payments to UPC under its general services agreement. In connection with the CNBH Facility, UPC entered into a project support agreement providing, among other things, for UPC to retain its majority ownership of CNBH. In connection with the CNBH Facility, CNBH also entered into a NLG5.0 million ten-year term working capital facility with Rabobank.

    TEVEL FACILITIES. In August 1998, Tevel entered into three secured loan agreements totalling NIS928.3 million (NLG456.1 million) to finance the acquisition of Gvanim and working capital. The loan facilities bear interest at a fixed margin of 5.5% to 6.0% over the Israeli consumers price index. The loans mature in the years 2007 to 2010 and the repayment periods are commencing in the year 2000. The Tevel facilities limit Tevel's ability to pay dividends, encumber its assets and incur indebtedness.

    MELITA FACILITY. In October 1996, UPC's Maltese operating system entered into a secured term bank facility of Lm9.0 million (NLG45.5 million) to refinance a then-outstanding term facility and to finance capital expenditures and working capital. Availability under this facility depends on satisfaction of various covenants. The loan matures October 2004 and the repayment period commences in 1999. Melita is currently exploring a refinancing of this facility that would expand its borrowing capacity.

RESTRICTIONS UNDER UIH INDENTURE

    As a subsidiary of UIH, the Company's activities are restricted by the covenants in UIH's indenture dated February 5, 1998 (the "UIH Indenture"). The UIH Indenture generally limits the additional amount of debt that UPC or its subsidiaries or controlled affiliates may borrow, or preferred shares that they may issue. Generally, additional borrowings, when added to existing indebtedness, must satisfy, among other conditions, at least one of the following tests: (i) 7.0 times the borrower's consolidated operating cash flow;
(ii) 1.75 times its consolidated interest expense; or (iii) 225% of the borrower's consolidated invested equity capital. In addition, there must be no existing default under the UIH Indenture at the time of the borrowing. The UIH Indenture also restricts UPC's ability to make certain asset sales and certain payments. In connection with the Offering, UPC has agreed with UIH that it will not take any action during the term of the UIH Indenture that would result in a breach of the UIH Indenture covenants. The maturity date of the UIH Indenture is February 2008 and interest becomes payable in cash in February 2003. See "Risk Factors -- Control by UIH; Effects of UIH Indenture" and "Relationship With UIH and Related Transactions -- UIH Indenture".

SOURCES OF CAPITAL

    The Company had approximately NLG44.3 million of unrestricted cash and cash equivalents on hand as of September 30, 1998. In addition, UPC has additional borrowing capacity at the corporate and project debt level including CNBH, Mediareseaux and Telekabel Hungary facilities. The Company also has NLG12.3 million available from excess cash released after it exercised its option to acquire the remaining interest in Janco. The Company is currently negotiating with its Tranche A Facility lenders about a potential restructuring of the facility to reflect the Company's future operations. The Company has obtained a waiver, under the Tranche B Facility, subject to certain conditions and documentation, to use a portion of the remaining DIC Loan proceeds ($22.0 million) received in November 1998.

    The Company is obligated to satisfy significant payment and purchase obligations in the near term, including, the repayment of: (i) the Time Warner Note, payable on the later of 90 days after notice by Time Warner or June 30, 1999; (ii) the Tranche B Facility which has been extended to the earlier of the closing of the Offering or June 1999, subject to certain conditions and documentation; (iii) the UTH Facility, payable in December 1998, which UTH is negotiating to replace; and (iv) Telekabel Hungary, payable in April 1999.

    The Company believes that its existing capital resources combined with the anticipated refinancing or extensions of some short-term facilities will enable it to satisfy its requirements for the coming 12 months. Without such refinancings and extensions, the Company may need to sell assets or obtain additional equity or debt financing. See "Risk Factors --Leverage."

    The proceeds from the Offering are expected to be used primarily for capital expenditures and to fund other costs associated with its network upgrade, the build and launch of the Company's telephony and Internet/data services new businesses as well as its video distribution and programming businesses. A portion of the proceeds from the Offering will also be used to repay the Tranche B Facility. See "Use of Proceeds".

    The Company may need to raise additional capital in the future to the extent the Company pursues new acquisition or development opportunities or if cash flow from operations is insufficient to satisfy the Company's liquidity requirements. See "Risk Factors -- Capital-intensive Business".

               INFLATION AND FOREIGN CURRENCYEXCHANGE RATE RISKS

    To date, the Company has not been impacted materially by inflation.

    The Company's monetary assets and liabilities are subject to foreign currency exchange risk as accounts payable for certain equipment purchases and certain operating expenses, such as programming expenses, are denominated in currencies other than the functional currency of the entity making such payments. UPC and some of its operating companies have notes payable and notes receivable that are denominated in, and loans payable that are linked to, a currency other than their own functional currency, exposing the Company to foreign currency exchange risks on these monetary assets and liabilities. In general, the Company and its operating companies do not execute hedge transactions to reduce the Company's exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations. See "Risk Factors --Foreign Currency Exchange Rate and Conversion Risks".

    The functional currency for the Company's operations generally is the applicable local currency for each operating company. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at year-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into Dutch guilders result in unrealized gains or losses referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of shareholders' equity. Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions.

    Cash flows from the Company's operations in foreign countries are translated based on their reporting currencies. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not agree to changes in the corresponding balances on the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities. See "Exchange Rate Data".

                           NEW ACCOUNTING PRINCIPLES

    The U.S. Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 131, "Disclosures about

Segments of an Enterprise and Related Information" ("SFAS 131"), which requires that a public business enterprise report certain financial and descriptive information about its reportable segments. The Company intends to adopt SFAS 131 for the year ended December 31, 1998.

    The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1998. SOP 98-5 defines start-up and organization costs, which must be expensed as incurred. In addition, all deferred start-up and organization costs existing as of January 1, 1999 must be written-off and accounted for as a cumulative effect of an accounting change. As of September 30, 1998, the Company's deferred start-up and organization costs were insignificant. The Company intends to adopt SOP 98-5 for fiscal year 1999.

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company currently is assessing the effect of this new standard.

                              YEAR 2000 CONVERSION

    The Company's cable television, programming, telephony and Internet/data operations are heavily dependent upon computer systems and other technological devices with imbedded chips. Such computer systems and other technological devices may not be capable of accurately recognizing dates beginning on January 1, 2000. The Year 2000 problem could cause miscalculations, resulting in UPC's cable television and telephony systems or programming services malfunctioning or failing to operate.

YEAR 2000 COMPLIANCE PROGRAM

    In response to possible Year 2000 problems, the Board of Directors of UIH established a Task Force to assess the impact that potential Year 2000 problems may have on company-wide operations, including UPC and its operating companies, and to implement necessary changes to address such problems. The Task Force includes staff at each of UIH, UPC and subcommittees at the operating company levels and reports directly to the UIH Board. In creating a program to minimize Year 2000 problems, the Task Force identified certain critical operations of UPC's business. These critical operations are service delivery systems, field and headend devices, customer service and billing systems, and corporate management and administrative operations (e.g., cash flow, accounts payable and accounts receivable, payroll and building operations).

    The Task Force has established a three phase program to address potential Year 2000 problems:

    . Identification Phase: identify and evaluate computer systems and other devices (e.g. headend devices, switches and set top boxes) on a system by system basis for Year 2000 compliance.

    . Implementation Phase: establish a database and evaluate the information obtained in the Identification Phase, determine priorities, implement corrective procedures, define costs and ensure adequate funding.

    . Testing Phase: test the corrective procedures to verify that all material compliance problems will operate on and after January 1, 2000, and develop, as necessary, contingency plans for material operations.

    A majority of UPC's operating systems have completed the Identification Phase and the Task Force is working on the Implementation Phase for these systems. The Task Force has researched almost half of the items identified during the Identification phase as to Year 2000 compliance. Of the items researched, approximately 83% are either compliant or can be easily remediated without significant cost to the Company. Currently, the Task Force expects to complete its research on substantially all of the items identified during first quarter 1999. The Identification Phase for

UPC corporate, management and administrative operations has been completed, and the Task Force is currently evaluating the results of that Phase in order to implement any necessary corrective procedures. Based on current data, UPC expects the computer systems for all corporate operations are expected to comply with Year 2000 by mid-1999 without needing material remediation or replacement.

    The Task Force has targeted mid-1999 for commencement of the Testing Phase. At this time, UPC anticipates that all material aspects of the program will be completed before January 1, 2000. Currently, UIH is managing the program with its internal Task Force. During the Implementation Phase, the Task Force will also be evaluating the need for external resources to complete the Implementation Phase and implement the Testing Phase.

    In addition to its program, UIH is a member of a Year 2000 working group, which has 12 cable television companies and meets under the auspices of Cable Labs. The dialogue with the other cable operators has assisted UIH in developing its Year 2000 program. Part of the agenda of the working group is to develop text procedures and contingency plans for critical components of operating systems for the benefit of all its members.


THIRD-PARTY DEPENDENCE

    The Company believes that its largest Year 2000 risk is its dependence upon third-party products. Two significant areas on which UPC systems depend upon third-party products are programming and telephony interconnects. UPC does not have the ability to control such parties in their assessment and remediation procedures for potential Year 2000 problems. Should these parties not be prepared for Year 2000, their systems may fail and the Company would not be able to provide its services to its customers. UPC is in the process of communicating with these parties on the status of their Year 2000 compliance programs in an effort to prevent any possible interruptions or failures. To date, responses to such communications have been limited and the responses received state only that the party is working on Year 2000 issues and does not have a definitive position at this time. As a result, UPC is unable to assess the risk posed by its dependence upon such third parties' systems. The Task Force is considering certain limited contingency plans, including preparing back-up programming and stand-by power generators. Such contingency plans may not, however, resolve the problem in a satisfactory manner. With respect to other third-party systems, each UPC operating system is responsible for inquiring of their vendors and other entities with which they do business (e.g., utility companies, financial institutions and facility owners) as to such entities' Year 2000 compliance programs.

    The Task Force is working closely with the manufacturers of its headend devices to remedy any Year 2000 problems assessed in the headend equipment. Recent information from the two primary manufacturers of such equipment indicate that most of the equipment used in the UPC operating systems are not date sensitive. Where such equipment needs to be upgraded for Year 2000 issues, such vendors are upgrading without charge. These upgrades are expected to be completed before year-end 1999, but such process is not entirely within the control of the Company or its systems. With respect to billing and customer care systems, UPC uses standard billing and customer care programs from several vendors. A few of UPC's operating systems, including two in The Netherlands, one in Romania and one in Hungary are using Custom Fox-Pro Billing and Customer Care Systems, which have been examined for Year 2000 compliance, but the Company is generally upgrading its billing and customer care systems for other reasons and does not expect the Year 2000 aspect of this cost to be significant. The Task Force is working with such vendors to achieve Year 2000 compliance for all systems in UPC.

MINORITY-HELD SYSTEMS

    UPC also has non-controlling interests in international cable television and telephony operations, including A2000. Media One International, UPC's partner in A2000, is undertaking and implementing a program to ensure that the operations of A2000 will be Year 2000 compliant. The Task Force is including its other minority investments in its program. Of these investments, a majority have completed their Identification Phase of the program and the Task

Force is in the process of making recommendations to these entities as to Year 2000 compliance matters. No assurance can be given, however, that these entities will implement the recommendations or otherwise be Year 2000 compliant. On an overall basis, the Task Force continues to analyze the Year 2000 program and will revise the program as necessary throughout the remainder of 1998 and 1999, including procedures to ensure third parties' Year 2000 compliance.

COST OF COMPLIANCE

    The Task Force has not yet determined the full cost of its Year 2000 program and its related impact on the financial condition of UPC. In the course of its business, the Company has made substantial capital investments over the past few years in improving its systems, primarily for reasons other than to anticipate Year 2000 problems. Because the systems' upgrades also result in Year 2000-compliance, however, the Company has not had to devote a large amount of investment specifically to the Year 2000 issue. The Task Force has identified certain replacement and remediation costs and, based on the Task Force review to date, the Company currently estimated that these costs will not exceed NLG4.0 million (excluding any costs associated with UPC's interest in A2000). Although no assurance can be made, UPC believes that the known Year 2000 compliance issues can be remedied without a material financial impact on UPC. No assurance can be made, however, as to the total cost for the Year 2000 program until all of the data has been gathered. In addition, UPC can not predict the financial impact it will experience if Year 2000 problems are caused by third parties upon which its systems are dependent or experienced by entities in which it holds investments. The failure of any one of these parties to implement Year 2000 procedures could have a material adverse impact on the operations and financial condition of UPC.

                      EUROPEAN ECONOMIC AND MONETARY UNION

    On January 1, 1999, eleven of the fifteen member countries of the European Union are scheduled to establish fixed conversion rates between their existing sovereign currencies and the euro. The participating countries have agreed to adopt the euro as their common legal currency on that day. The euro will then trade on currency exchanges and be available for non-cash transactions during the transition period between January 1, 1999 and January 1, 2002. During this transition period, the existing currencies are scheduled to remain legal tender in the participating countries as denominations of the euro and public and private parties may pay for goods and services using either the euro or the participating countries' existing currencies.

    During the transition period, all operating companies' billing systems will include amounts in euro as well as the respective country's existing currency. All of the Company's accounting and management reporting systems currently are multi-currency.

    The Company intends to use the euro as its reporting currency as soon as practicable. The Company does not expect the introduction of the euro to affect materially its cable television and other operations. The Company believes the introduction of the euro will reduce its exposure to risk from foreign currency and interest rate fluctuations.

                                    BUSINESS

                                    OVERVIEW

    The Company owns and operates cable-based communications networks in ten countries in Europe and in Israel. Today, UPC's systems constitute the largest pan-European broadband communications platform. UPC has systems in Austria, The Netherlands, Belgium, Norway and France. These systems are strategically located in the capital cities of Vienna, Amsterdam, Brussels and Oslo, as well as suburban Paris. The Company also has systems in Israel, Malta and Eastern Europe. UPC is a subsidiary of UlH, a leading international provider of video, voice and data services.

    The Company's systems passed an aggregate of approximately 4.9 million homes and served approximately 3.4 million basic video subscribers as of September 30, 1998 including 3.0 million homes passed and 2.3 million basic video subscribers in its Western European markets. UPC has majority ownership of its systems in Western Europe (other than the A2000 systems) and most of its other systems. UPC's proportionate equity interest in all of its systems represented approximately 3.0 million homes passed and approximately 2.0 million subscribers as of September 30, 1998.

    UPC currently offers analog video services through its existing network. In its Western European markets, it is further developing and upgrading this network to two-way transmission capability, which enables the Company to provide digital video, telephony and Internet/data services. As of September 30, 1998, UPC's systems had a total of approximately 13,850 cable telephony and approximately 12,725 Internet access subscribers.

    As of September 30, 1998, approximately 54% of the 2.6 million total homes passed in UPC's Austrian, Belgian, Dutch and French systems were passed by the upgraded network. Approximately 87% of the homes in these four markets are scheduled to be passed by the upgraded network by the end of 1999. The Company's Norwegian systems are being upgraded on a longer timetable. Generally, this upgrade involves replacing portions of the coaxial cable plant with fiber-optic cable and upgrading the remaining coaxial cable plant to two-way capability. See "Technology". As of September 30, 1998, the Company had approximately 4,375 kilometers of high-capacity active fiber plant throughout its systems. Upon substantial completion of UPC's current upgrade program, UPC expects to have approximately 8,500 kilometers of high-capacity active fiber plant in its systems. The Company also has more than 35,340 kilometers of coaxial distribution plant throughout its systems, approximately 25,200 kilometers of which currently is capable of two-way transmission.

    The Company believes there are significant growth opportunities in the European telecommunications market as a result of the January 1, 1998 liberalization of the telephony industry in most EU member countries and Norway. This liberalization allows new providers to offer voice telephony and other telecommunications services. Because of this liberalization and technological advances, it has become possible to deliver video, telephony and Internet/data services to customers through a single cable link to the home. Accordingly, UPC will be able to offer, and currently offers in some markets, an integrated package of three services in its upgraded markets where previously it had offered only one.

                                 UPC OPERATIONS

    Most of UPC's operating systems have long-established track records of providing video services. These systems have grown significantly over the past few years, both in terms of number of subscribers and revenues. UPC has grown its operations through strategic acquisitions of cable television systems and development of its existing systems. The tables below present certain operating and financial information of the Company. Because the Company does not own 100% of all of its operating companies, the operating data in the second table is presented on a proportionate equity basis. The financial information in the third table is presented on a consolidated basis. As of September 30, 1998, UPC consolidated the results of its operations in Austria, Belgium, the Czech Republic, France, Hungary, Norway, Romania and the Slovak Republic.

                                                  AT DECEMBER 31,
                                 ------------------------------------------------- AT SEPTEMBER 30,
OPERATING DATA(1)                 1993(1)   1994(1)    1995      1996      1997          1998
-----------------                --------- --------- --------- --------- --------- ----------------
Homes in service area...         2,657,000 2,626,255 3,323,000 3,693,511 4,134,656    5,867,686
Homes passed............         1,841,318 1,993,037 2,616,331 2,900,033 3,553,790    4,900,030
Two-way homes
 passed(2)..............               --        --        --        --    674,457    1,396,651
Video subscribers(3)....         1,233,584 1,341,284 1,877,852 2,049,472 2,311,708    3,430,903
Internet/data
 subscribers............               --        --        --        --      1,907       12,736
Telephony subscribers...               --        --        --        --      3,255       13,849
                                                  AT DECEMBER 31,
                                 ------------------------------------------------- AT SEPTEMBER 30,
PROPORTIONATE OPERATING DATA(4)   1993(1)   1994(1)    1995      1996      1997          1998
-------------------------------  --------- --------- --------- --------- --------- ----------------
Homes in service area...         1,748,598 1,754,784 1,908,636 2,427,306 2,870,982    3,821,549
Homes passed............         1,029,293 1,157,547 1,351,970 1,818,634 2,351,575    3,008,175
Two-way homes
passed(2)...............               --        --        --        --    541,082      919,653
Video subscribers(3)....           666,473   751,896   988,462 1,316,798 1,514,606    2,035,753
Internet/data subscrib-
ers.....................               --        --        --        --      1,622        8,272
Telephony subscribers...               --        --        --        --      1,627        3,531

                                                       YEARS ENDED     FOR THE NINE
                                    SIX MONTHS ENDED  DECEMBER 31,     MONTHS ENDED
                                      DECEMBER 31,   ----------------  SEPTEMBER 30,
CONSOLIDATED FINANCIAL INFORMATION      1995(1)       1996     1997        1998
----------------------------------  ---------------- -------  -------  -------------
                                            (Dutch guilders, in thousands)
Revenues.....................           100,179      245,179  337,155     305,237
EBITDA(5)....................            33,756       85,877  116,030     107,792
EBITDA Margin................              33.7%        35.0%    34.4%       35.3%

--------
(1) UPC began operations as a joint venture in July 1995 when its shareholders, UIH and Philips, contributed various cable television properties to it. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --History of UPC". Operating data and proportionate operating data at December 31, 1993 and 1994 reflect the respective statistics for those systems contributed to UPC by UIH and Philips.
(2) Homes passed by coaxial cable or fiber plant capable of both transmitting and receiving video, voice and data signals. UPC's Israeli systems are not included in the total as they are capable of providing only two-way impulse pay-per-view video services.
(3) The Company determines the number of basic video subscribers as follows:
    Residential subscribers are counted as one subscriber, with the exception of cable television subscribers in a multiple dwelling unit (MDU) (such as a hotel, hospital or housing association) where certain subscribers receive the basic service for less than the standard basic rate. In this situation, in some of its operating systems, the Company calculates the number of subscribers by dividing the subscription fee received from the MDU by the standard rate at which the Company provides basic video services. In other systems, an MDU is counted as one subscriber.
(4) Proportionate operating data is calculated by multiplying the applicable statistic for each operating company by UPC's economic ownership interest in such operating company at the end of the relevant period and then totaling the results. You should read the "Corporate Ownership Structure" section for more information about the Company's ownership interest in those operating systems that are not wholly owned.
(5) EBITDA represents earnings before net interest expense, income tax expense, depreciation, amortization, stock-based compensation charges, minority interest, share results in affiliated companies (net), currency exchange gains (losses) and other non-operating income (expense) items.

                            COMPANY GROWTH STRATEGY

    The Company's goal is to become a leading pan-European provider of integrated video, telephony and Internet/data services. Key elements of UPC's strategy to achieve its goal include:

CONTINUE TO INCREASE VIDEO SERVICE REVENUE PER SUBSCRIBER

    The Company plans to continue increasing its average revenue per subscriber by expanding its video services program offerings in the expanded basic tier, pay-per-view and digital audio areas. The Company plans to continue improving its expanded basic tier offerings by adding new channels. Generally, basic tier pricing is regulated while the expanded basic tier is not price regulated. Increased programming offerings will also help increase the average revenue per subscriber by making its expanded basic tier more attractive to subscribers. The Company currently is involved in several country-specific programming ventures that develop local language programming for various markets. The Company is also developing, together with partners, eight new pan-European channels for the cable television market and has already secured a portion of the content required for these channels.

    The Company is seeking partners to construct a pan-European digital distribution platform, UPC's EuroHits, that will enable digital distribution of the Company's new channels. Full digitalization, to be made possible by UPC's network upgrade to full two-way capability, will provide the Company's Western European systems with substantially more channel capacity. This increased channel capacity would enable subscribers to customize their subscriptions for the Company's products and services to suit their lifestyles and personal interests. See "-- UPC Video Services: Video Distribution and Programming --
 Digital Distribution Platform."

CAPITALIZE ON THE UNIQUE INFRASTRUCTURE AND ECONOMIC ADVANTAGES OF UPC'S TELEPHONY MARKET OPPORTUNITY

    UPC believes that the ability to leverage its existing subscriber base and upgraded network will provide it with an advantage over other new entrants in the telephony market. In particular, management believes that UPC's networks and facilities provide the opportunity for cost-effective access to both residential and business customers. Because of the relatively high European local tariff rates, the Company believes potential customers will be receptive to its telephony services, which UPC intends to price at a discount to services offered by the incumbent telecommunications operator. The Company recently began marketing its pan-European telephony business as Priority Telecom (Nedpoint in the A2000 systems) and plans to offer these services in its Austrian, Dutch, Norwegian and French systems.

CAPITALIZE ON INTERNET/DATA SERVICE OPPORTUNITY

    UPC has launched a residential and business cable-modem based high speed Internet access product in Austria, Belgium, The Netherlands and Norway and plans to launch its Internet portal and content business, branded as chello, in the Company's upgraded Western European markets beginning in early 1999. The Company believes that its chello service will benefit from the rapid growth of the Internet and will enable it to gain customers in the business and residential Internet market by capitalizing on UPC's existing network capabilities, continuing network upgrade and broad customer base in certain markets with high personal computer penetration. In marketing chello, the Company intends to emphasize the speed, price advantages and compelling multi-media portal and content of its cable modem-based Internet service. An integral part of the Company's strategy is to market chello's services for sale to other cable television systems.

CONSOLIDATION AND ACQUISITIONS

    UPC has realized significant gains in its businesses by selectively acquiring cable television and telecommunications systems near its current operating areas and increasing its ownership interest in some of its existing systems. The Company's strategy also has been to dispose of some minority ownership interests where control could not be obtained and commence new greenfield projects where the Company believed it could create significant value. The Company intends to continue this asset rationalization program.

                         IMPLEMENTATION OF NEW SERVICES

    The following table shows the status of the implementation of the new services that the Company is adding in addition to its existing basic video services.

                               SERVICES LAUNCHED OR CURRENTLY PLANNED FOR LAUNCH
                         -------------------------------------------------------------
                          EXPANDED   PREMIUM   IMPULSE PAY- INTERNET/DATA    CABLE
SYSTEM                   BASIC TIER  CHANNELS    PER-VIEW     SERVICES     TELEPHONY
------                   ---------- ---------- ------------ ------------- ------------
Austria................. May 1997   --          May 1997    Sept. 1997    Nov. 1998
Belgium................. Oct. 1996  Planned     Planned     Sept. 1997    --
The Netherlands(1)...... Oct. 1996  Planned     Apr. 1997   Oct. 1997     July 1997
Norway.................. 1989       1990        Planned     Mar. 1998     Planned 1999
France.................. Oct. 1996  Oct. 1996   Apr. 1998   Planned 1999  Planned 1999
Israel.................. 1990       --          1994        --            --
Hungary................. 1991       1991        --          Planned       --
Czech Republic.......... 1994       1994        --          --            --
Romania................. Apr. 1998  Feb. 1998   --          --            --
Slovakia................ 1995       April 1997  --          Planned       --
Malta................... 1994       1994        Planned     Planned       --

--------
(1) The Company began offering an expanded basic tier in October 1996 in its A2000 systems in Amsterdam and surrounding areas and in December 1996 in its KTE system in Eindhoven, impulse pay-per-view in April 1997 in its A2000 systems and in June 1998 in its CNBH systems, Internet access services on a trial basis in October 1997 in portions of its A2000 systems, and cable telephony services on a trial basis in July 1997 in its A2000 system in Purmerend and is currently offering these services in Hilversum, Zaanstad and portions of Amsterdam.

             UPC VIDEO SERVICES: VIDEO DISTRIBUTION AND PROGRAMMING

VIDEO DISTRIBUTION OVERVIEW

    UPC owns and operates both long-established cable television systems and systems under construction in many European markets. As of September 30, 1998, UPC's operating systems had approximately 3.4 million subscribers to their basic tier video services. Video distribution services accounted for approximately 92.4% of the Company's consolidated revenue in the first nine months of 1998. UPC's basic tier video services business has high basic penetration rates, with subscribers as a percentage of homes passed currently averaging over 70%. UPC offers its subscribers some of the most advanced analog video services available today and a large choice of FM radio programs. In addition, because many of UPC's operations are two-way capable, the Company has been able to add more services. For example, in many systems, the Company has introduced impulse pay-per-view services, which enable subscribers to its expanded basic tier to select and purchase programming services, such as movies and special events, directly by remote control.

    The Company is focusing on increasing its average revenue per subscriber through enhanced and expanded video service offerings. These offerings include thematic groupings of tiered video services in key genres, exclusive channels created for the cable television market, enhanced pay-per-view services and premium movie channels.

    UPC's management team has substantial experience in the European cable television industry and has demonstrated the potential to increase revenue per basic cable television subscriber by offering additional services that appeal to UPC's subscribers. The Company's management believes that UPC has the opportunity to apply these principles to its more recently acquired systems, which currently have much lower revenues per subscriber, while adding major innovations in pan-European programming and distribution to increase further UPC's average revenue per subscriber in all systems.

GROWTH STRATEGY

    UPC is focusing on a multi-part growth strategy: (i) create and/or acquire additional channels and programming for pay-per-view services; (ii) increase sales by integrating its video services with telephony and Internet/data services; (iii) selectively upgrade its networks to offer increased programming through digitalization and, (iv) where appropriate and permitted, migrate high-value channels from the basic tier to the expanded basic tier.

   The Company has demonstrated that it can achieve higher average revenue per subscriber in its Norwegian (Norkabel), Israeli and Maltese systems, which were constructed and operated initially by UIH, as compared to average revenue per subscriber in the former Philips' systems in Austria, Belgium and The Netherlands (KTE).

   The Company has increased its average revenue per subscriber by offering enhanced services. For example, UPC has offered impulse pay-per-view services in some of its markets for several years. In Israel, for example, Tevel's 250,000 subscribers with two-way capabilities buy an aggregate of more than 100,000 pay-per-view programs per month, for an average monthly buy rate of 0.4 per subscriber. In the Company's Austrian and A2000 systems, during the first nine months of 1998, the average impulse pay-per-view monthly buy rate was over
1.1 and 0.9 per expanded basic tier subscriber, respectively.

   The chart below sets forth the average monthly revenue per subscriber for certain of UPC's systems, as well as in the United Kingdom and the United States, countries of comparable per capita income where these types of enhanced services have been offered for longer periods. Although the Company does not expect that it will achieve the average monthly revenue per subscriber in its systems that is realized in the United Kingdom and the United States, these figures illustrate the potential to increase the Company's average monthly revenue per subscriber through the introduction of enhanced service offerings.

Diagram showing average monthly revenue per video subscriber for selected UPC systems and for the U.K. and the U.S. for the nine months ended September 30, 1998 (in Dutch guilders)

Hungary          -- 11.06
The Netherlands
A2000            -- 14.25
UTH              -- 17.95
Belgium          -- 19.76
Austria          -- 29.01
Norway
Janco            -- 13.05
Norkabel         -- 29.37
France           -- 26.26
Malta            -- 36.91
Israel           -- 67.63
U.K.(1)          -- 75.72
U.S.(2)          -- 74.82

   The higher average revenue per subscriber in the Company's Israeli, Norwegian and Maltese systems is attributable to offering enhanced video services. Depending on the system, this was done through introducing new channels (including country-specific program channels) and stand-alone pay-per-view (enhanced by controlling the distribution of premium movie products) and migrating channels from rate-regulated basic service to unregulated tiers. UPC's systems in Austria, Belgium and The Netherlands have high penetration rates but generally lower revenues per subscriber than the UPC systems developed by UIH.

    The digital pan-European distribution platform, if completed as planned, would make it possible for the improved programming offerings to have a more robust impact. The Company expects that a digital distribution platform will be in place in its upgraded markets by the end of 1999. See "-- Digital Distribution Platform".

VIDEO PROGRAMMING OVERVIEW/GROWTH STRATEGY

    Popular programming is another key factor for increasing the Company's video services revenue. The Company believes it will also be a potential source of additional revenue from sales to other cable television operators and satellite companies in Europe. UPC has enhanced its existing, and is continuing to develop and acquire new ownership interests in, programming services. The core of UPC's programming strategy is to create high-quality, local-language channels either through joint ventures with content providers or other partners or by direct licensing agreements. The Company intends to establish and manage these joint ventures and also secure and distribute third-party channels and NVOD programming on a pan-European basis. The Company expects that these new channels will be added to the expanded basic tier in a number of its operating systems, furthering its strategy of increasing average revenue per subscriber.

CURRENT PROGRAMMING ACTIVITIES

    UPC is involved in several country-specific programming ventures including creating channels for the Czech Republic (MAX, SuperMAX and HBO Czech), Hungary (HBO Hungary), Israel (a movie channel and a general entertainment channel) and Malta (Premiere and Max). Together, these programming ventures have developed channels in key genres including sports, children, documentary and movies, which are subtitled or dubbed in the local language. The Company believes that its current programming ventures add value to UPC's cable television networks by providing compelling content to its subscribers. In connection with the Company's acquisition of Time Warner's interest in the Hungary cable television systems, UPC has granted Time Warner an option to purchase its interests in the Czech and Hungarian programming services.

    UPC has agreed to acquire UIH's interests in the programming companies, Tara (75%) and IPS (33.8%). Tara provides Irish general entertainment programming to the U.K. markets. IPS produces a movie channel, a documentary channel, a children's channel and a music channel for the Spanish and Portuguese markets. As of September 30, 1998, Tara and IPS sold programming content to non-UPC cable operators serving an aggregate of approximately 1.0 million subscribers.

PLANNED PROGRAMMING ACTIVITIES

    UPC believes that it has a strong competitive opportunity to become a provider of new channels due to its ready access to its customer base and its ability to adapt its channels affordably for distribution to multiple European markets and languages. UPC plans to (i) launch five new 24-hour channels by the end of 1999 and three channels thereafter, (ii) acquire rights to up to 30 channels created by third parties over the next few years and (iii) acquire rights to and distribute up to 75 NVOD channels over the next few years. The initial five planned channels are:

    .UPC QuesTV: an action/adventure channel that UPC will adapt for European markets pursuant to licensing and revenue sharing arrangement from QuesTV;

    .Club: a women's interest channel created by licensing content from E!, Carlton Food Network, and others;

    .UPC Sport One: a sports channel created by licensing content from ESPN;

    .EX-Extreme Sports: an extreme sports channel created by licensing content from X-Dream; and

    .Wingspan: an Air and Space Channel: a topical channel adapted for European markets pursuant to a licensing and revenue sharing arrangement with Wingspan International.

    Because QuesTV and Wingspan already exist in other markets, the Company's role will be limited to subtitling, dubbing and play-out, and therefore, UPC's costs will be lower than for new channels. In the case of new channels (Club, UPC Sport One and EX-Extreme Sports), UPC's role will also include content aggregation, channel design, play-out and uplink. In addition to developing its eight pan-European channels, UPC is negotiating for additional channels and NVOD programming on a pan-European basis.

DIGITAL DISTRIBUTION PLATFORM

    The Company is seeking partners to construct a pan-European digital distribution platform, UPC's EuroHits, that will enable digital distribution of the Company's new channels. If this planned digital distribution platform is constructed, the Company would convert its impulse pay-per-view services into an NVOD service that would be able to provide up to 75 channels of programming. The Company is negotiating to acquire rights to broadcast first run hit movies, adult programming and special events over this planned digital distribution platform. Upon obtaining appropriate rights, the NVOD service would likely include between 12 and 16 new movie titles per month that will be broadcast as frequently as every 15 minutes, thus enabling subscribers to choose a movie at a convenient start time. Although NVOD channels cannot be offered simultaneously on a pan-European basis due to licensing restrictions, UPC intends to use remote content servers located in the cable operator's headend to store the library for playout at the appropriate time. The Company also has acquired the rights to and would launch a low-cost digital audio service on this digital distribution platform that could provide 20 channels of CD-quality music in the expanded basic tier and 70 additional channels as a premium service.

    Full digitalization, to be made possible by UPC's network upgrade to full two-way capability, will provide the Company's Western European systems with substantially more channel capacity. This increased channel capacity would enable subscribers to customize their subscriptions for the Company's products and services to suit their lifestyles and personal interests. If full digitalization is completed, UPC also intends to provide its subscribers with customizable programming guides that would enable them to program favorite channels and also allow parents to restrict their children's viewing habits. The construction of the planned digital distribution platform would involve a significant amount of capital investment and the use of new technologies. There can be no assurance that the Company will be able to complete the construction of the digital distribution platform on the planned schedule. See "Risk
Factors -- Capital-intensive Business" and "Technology -- Planned Digital Distribution Platform".

                    UPC TELEPHONY SERVICES: PRIORITY TELECOM

OVERVIEW

    UPC believes that by leveraging its existing video subscriber base and upgraded network, it has a unique opportunity to become a pan-European telephony operator. UPC plans to offer local telephony services, branded as Priority Telecom (Nedpoint in the A2000 systems), in its Austrian, Dutch, French and Norwegian systems. UPC also plans to develop national and international long distance voice and data services. UPC's operating companies currently are licensed to provide telephony services in Austria, France, Hungary, The Netherlands and Norway. The Company believes that its fiber and broadband, coaxial cable and cable-based subscriber relationships provide ready access to potential residential telephony subscribers. UPC believes its networks and facilities also provide the opportunity for cost-effective access to potential business telephony customers on a pan-European basis.

    A2000 began offering cable telephony services in July 1997 on a trial basis in Purmerend, a town outside Amsterdam, and since then has begun to offer these services to its customers in Hilversum, Zaanstad and part of Amsterdam. In November 1998, UPC launched Priority Telecom's cable telephony service on a trial basis in Vienna.

    UPC is negotiating to connect its local fiber networks, primarily through interconnections and capacity leases with other new telecommunications service providers, to provide long-distance telephony services across several European markets. This strategy will allow the Company to keep a greater number of calls on its own network, thereby reducing the amount of interconnect fees the Company must pay to other telecommunication operators.

MARKET OPPORTUNITY

    The Company believes there are significant growth opportunities in the European telecommunications market as a result of the January 1, 1998 liberalization of the telephony industry in most EU member countries and Norway. This liberalization allows new providers to offer voice telephony and other telecommunications services. The telephony market is large in the Company's Western European markets as evidenced by the revenues of the respective incumbent national telecommunications operators, which substantially dominate these markets. The current local telephony rates charged to subscribers are especially high in comparison to those in the United States, where the market has been liberalized for a longer period. The following table shows this disparity:


                                      TOTAL 1995 REVENUE
                       INCUMBENT         OF NATIONAL      AVERAGE 1996 MONTHLY
                   TELECOMMUNICATIONS TELECOMMUNICATIONS LOCAL TELEPHONY REVENUE
                       OPERATORS         OPERATORS(1)    PER RESIDENTIAL LINE(2)
                   ------------------ ------------------ -----------------------
                                                    (U.S. dollars)
                                        (in millions)
Austria..........         PTA              $  4,306              $69.95
Belgium..........       Belgacom              4,310               53.89
France...........    France Telecom          26,648               43.25
The Netherlands..         KPN                 8,488               50.58
Norway...........       TeleNor               3,134               44.33
United States....       Various             191,026               13.93

--------
(1) Source: Organization for Economic Cooperation and Development (OECD).
(2) Source: OECD monthly basket of local PSTN residential charges, 1996. Monthly basket includes cost of connection (spread over 60 months/12), the monthly line rental and 20 hours of local off-peak usage. No long distance charges are included.
    With approximately 3,225 kilometers of telephony capable fiber optic cable already deployed in its Western European systems, the Company believes that Priority Telecom has an advantage over other new entrants in the telephony market. Currently, Priority Telecom has broadband, coaxial cable access to approximately 2.9 million homes and, through UPC, long standing cable television-based relationships with approximately 2.2 million residential subscribers in its planned telephony markets. The Company believes that its international telephony backbone capacity needs, especially when combined with UPC's branded Internet/data services business, chello, will create international traffic volumes that will provide significant economies of scale, thereby allowing the long-term lease of fiber capacity and the resale of excess capacity to business and carrier customers.

COMPETITION

    Priority Telecom will face competition in its markets from incumbent telecommunications operators and other competitive operators that have substantially more experience in providing, and significantly greater resources devoted to, telephony services. In addition, the Company will depend on interconnect arrangements provided by incumbent telecommunications operators. The Company believes, however, that its strategy for Priority Telecom will allow it to compete effectively with incumbent telecommunications operators and any other local loop providers who subsequently enter the market. See "Risk Factors -- Competition".

PRIORITY TELECOM GROWTH STRATEGY

    UPC's strategy for Priority Telecom is to achieve high-growth from early market entry with the goal of establishing a strong market position prior to market entry by other potential local loop competitors. The key elements of UPC's telephony penetration strategy are (i) pricing at a discount to the incumbent telecommunications operators; (ii) waiving or substantially discounting installation fees; (iii) integrating telephony with its video and Internet/data services; and (iv) providing an equal or superior quality of service than that of other providers. The Company also plans to use short-term promotions, special calling plans and non-cash incentives to support the marketing of its telephony services. UPC intends to concentrate on building brand awareness for Priority Telecom as a pan-European telecommunications brand, which may be co-branded with UPC's existing local video services brands. The Company also plans to integrate Priority Telecom's residential and Small

Office/Home Office ("SOHO") telephony productswith its video services and chello's Internet access services, thus enabling UPC to offer pricing packages designed to encourage multiple product purchases and minimize churn.

    Priority Telecom will pursue this pricing, branding and integration strategy in the following three market segments:

    1.RESIDENTIAL AND SMALL OFFICE/HOME OFFICE (SOHO) SERVED BY CABLE PHONE. In most cases, Priority Telecom is the only operator other than the incumbent in its respective operating areas that has direct, facilities-based access to many potential residential and SOHO customers.

    2.MEDIUM BUSINESSES SERVED BY CABLE PHONE. Priority Telecom's network will be able to reach many medium businesses that may not be reached economically with direct fiber connections.

    3.LARGE BUSINESSES AND OTHER LICENSED OPERATORS SERVED DIRECTLY BY FIBER OR POINT-TO-POINT MICROWAVE. Priority Telecom plans to exploit its expected early entry advantage from its existing local fiber rings to provide high quality, cost competitive telephony service to businesses as an alternative to the incumbent telecommunications operators.

    UPC believes the residential and SOHO market sectors represent the primary business opportunity for Priority Telecom. Simple marketing offers will be used to encourage rapid take-up by overcoming consumer inertia and increasing brand awareness of the Company's products. The approach will include, for example, innovative offers and periodic deep discounts. Large and medium business customers will be marketed through a key account management direct sales force targeting specific industry sectors (such as other licensed operators, Internet service providers ("ISPs"), banks and financial services, retail, professional services, etc.).

    UPC plans to utilize cable phone equipment with various line capabilities. For the residential/SOHO market, a one-, two- or four-line unit will be utilized. Five- and twelve-line cable phone equipment units will be used to provide service to segments of the medium business market. Large businesses generally will be connected to the network with direct fiber connections using self-healing fiber optic ring Synchronous Digital Hierarchy (SDH) technology. This technology automatically detects disruptions in the fiber and reroutes calls within 1/20 of a second, thereby providing reliable service to these customers. See "Technology".

THE A2000 EXPERIENCE

    A2000 has successfully launched cable telephony services in parts of its systems under the brand name Nedpoint. As of September 30, 1998, A2000 had approximately 16,000 lines covering 13,850 cable telephony subscribers. As of the same date, A2000 achieved a penetration rate of approximately 10.8% of the homes marketed in Purmerend, its first market where the service was launched in July 1997. The installation rate for A2000 has averaged over 350 installations per week during the three months ended September 30, 1998. Current churn rates are approximately 2.5% on an annualized basis, although the Company expects churn rates to increase due to typical subscriber moves and the introduction of telephone number portability, which is expected to be introduced in A2000's areas of operations in early 1999.

    Following the common European pricing model, A2000's tariffs are usage-based rather than a flat fee and every call is metered. In September 1998, A2000's average monthly revenue per telephony subscriber was approximately NLG76.36. This compares with approximately NLG64.50 for KPN subscribers during 1997, although KPN has recently come under regulatory pressure to decrease its rates and tariffs. The Company understands that the Dutch telecommunications regulator, OPTA, is considering requiring KPN, A2000's only competitor in facilities-based local residential voice telephony services, to reduce its tariffs significantly over the next three years. A2000 expects that it will have to reduce its own tariffs in order to continue to offer rates at a discount to those of KPN. A2000 also believes that interconnect rates with KPN may decline, thereby reducing its costs. See "Regulation -- The Netherlands".

COST OF IMPLEMENTATION

    Traditional telephony is carried over twisted copper pair in the local loop. Cable phone technology allows telephony traffic to be carried over UPC's upgraded network without requiring the installation of twisted copper pair. Therefore, instead of the expensive addition of a second cable into every home and small business, cable phone technology only requires the addition of equipment at the Master Telecom Center, the distribution hub and in the home to transform voice communication into signals capable of transmission over the fiber and coaxial cable. The equipment required in the home is housed in a small, secure, self-contained unit that is usually mounted on the wall inside the home. This box is capable of passing through cable television, Internet cable modem and radio signals and providing standard telephone services. It also includes an emergency back-up battery. See "Technology".

    Once the network has been upgraded to two-way capability, the cost of implementation for telephony services will include a typical estimated equipment cost of $72 per line for the voice switch, $36 per line for the Host Digital Terminal (HDT) and $404 (for two lines of capacity) for the equipment required in the home. Nortel has supplied the Company's DMS 100E telephone switches. UPC has cable phone equipment supply agreements with Tellabs and Nortel. The Company will also need to undertake a substantial upgrade of its customer care and billing system for each operating system providing telephony services. See "Risk Factors -- Implementation Risks for Telephony and Internet Services" and "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources".

INTERCONNECT AGREEMENTS

    A2000 and KPN have entered into an interconnect agreement covering all of A2000's homes and businesses passed that will be capable of receiving telephony service. Similarly, Telekabel Wien (Austria) has completed an interconnect arrangement with PTA covering all of Telekabel Wien's homes and businesses passed. Interconnect agreements are in advanced stages of negotiations for the Company's systems in France, The Netherlands (UTH) and Norway representing the balance of the customers planned to be marketed by late 1999. There can be no assurance that incumbent telecommunications operators will agree to interconnections in a timely manner or at rates and on other terms that will permit the Company to offer profitable telephony services. See "Regulation".

ROLL-OUT AND IMPLEMENTATION SCHEDULE

    Cable telephony service in The Netherlands to areas outside of the A2000 systems will be provided by UTH. The rollout for these areas is scheduled to begin during the second half of 1999. UPC plans to set tariffs at a rate discounted from those of the incumbent telecommunications operator. Priority Telecom launched its service on a trial basis in Vienna in November 1998. It intends to launch service to business and residential areas in Vienna passing approximately 100,000 homes in early 1999. Priority Telecom's service is scheduled to be rolled out in Vienna to an additional 362,000 homes during the second quarter 1999, with plans to offer the service to the balance of the approximately 217,000 remaining homes passed in Vienna capable of receiving the service by the end of 1999.

    Priority Telecom is scheduled to be launched on the entire network in France and on upgraded portions of the network in Norway during the first half of 1999.

    Because strong back office systems are important to support and integrate successfully Priority Telecom and UPC's other services, the Company has dedicated significant resources to the development of its support plan. The plan includes a convergent customer care and billing system that will allow residential customers to receive a single bill for all of the services the Company intends to offer. See "Risk Factors -- Implementation Risks for Telephony and Internet Services" and "-- Unproven Network Scalability, Speed and Technology".

PAN-EUROPEAN BACKBONE

    The Company intends to develop a pan-European backbone and telecommunications resale business. This backbone is designed to link UPC's major cable and telephony networks through a combination of leased capacity arrangements to allow the Company to capture more traffic between its operating areas. In October 1998, UPC entered into a contract with

Hermes Europe Railtel for the purchase of high-speed fiber optic-based transmission capacity. This network is currently expected to be in place by early to mid-1999. See "Technology".

TRADITIONAL TELEPHONY SYSTEM

    In addition to its cable telephony operations, UIH's Monor system in Hungary, which UPC has agreed to acquire, has offered traditional telephony services since December 1994 and as of September 30, 1998, had approximately 66,900 traditional telephony lines.

REGULATION

    Regulation significantly affects the Company's telephony business, including its profitability and the timing of its introduction. See "Regulation".

            UPC INTERNET/DATA SERVICES: HIGH SPEED ACCESS AND CHELLO

OVERVIEW

    At year-end 1997, International Data Corporation (IDC) estimated that there were approximately 69 million World Wide Web users, of which approximately 24% were in Western Europe. By 2002, IDC estimates that the number of World Wide Web users will increase to approximately 320 million, with approximately 26% of these in Western Europe. To capitalize on this opportunity, UPC has created chello, its portal Internet and data service division.

    chello is launching a European portal with broadband content enabled by its pan-European AORTA-branded broadband Internet protocol (IP) backbone to service the Company's operating companies, as well as third-party cable operators across Europe.

    The Company believes it can further develop the residential and business Internet markets by capitalizing on its existing network capabilities, continuing network upgrade and broad customer base in certain markets with high personal computer penetration. UPC has launched a residential and business cable modem-based high speed Internet access product in Austria, Belgium, The Netherlands and Norway. The launch of chello in the Company's upgraded Western European markets is scheduled to begin during the first quarter of 1999. As of September 30, 1998, UPC had more than 12,125 residential and 600 business cable modem Internet access subscribers.

MARKET OPPORTUNITY

    The company believes there are significant growth opportunities in the European Internet market, as evidenced by the projected rapid growth in World Wide Web users in its Western European markets.

                                                                  NUMBER OF
                                                                 WORLD WIDE
                                                                WEB USERS(1)
                                                             -------------------
                                                               1997      2001
                                                             --------- ---------
Austria.....................................................   279,000 1,280,000
Belgium.....................................................   370,000 1,390,000
France...................................................... 1,140,000 4,030,000
The Netherlands............................................. 1,070,000 4,540,000
Norway......................................................   481,000 1,330,000

--------
(1) Source: International Data Corporation, The Global Market Forecast for Internet Usage and Commerce, July 1998

    With approximately 3,225 kilometers of high-capacity two-way active fiber plant deployed throughout its Western Europe systems, the Company believes that chello has a competitive advantage over traditional ISPs that rely on dial-up access. chello has also broadband, coaxial cable access to approximately 3.0 million homes, and is able to leverage UPC's long standing cable television-based relationships with approximately 2.3 million residential subscribers in chello's planned Internet markets. As an Internet portal, chello also plans to associate with other cable television operators to provide service to their subscribers.

CURRENT INTERNET ACCESS TECHNOLOGIES

    The Company believes that the slow speed of current residential Internet access is a significant deterrent for Internet users. This slowness results from the predominance of telephone dial-up modems, which have a maximum access speed of only 56 kb/sec and an actual realized speed that is generally lower. Although a number of different technologies designed to provide much faster access than dial-up modems have been proposed and are being tested, UPC believes that cable modem access technology is superior to all other current technologies because: (i) cable modem technology is based on the widely used Transport Control Protocol/Internet Protocol (TCP/IP), which is used on local area networks (LANs) and the Internet; (ii) a global standard has been created and accepted; and (iii) customers are served by a shared infrastructure, which allows for lower cost service offerings.

    Cable modem service, such as that employed by chello, consists of a cable modem in the customer's home or office that permits the customer's personal computer to connect to the Internet at speeds up to 100 times faster than most dial-up modem services. Cable modem service initially will be targeted primarily to high-end Internet users frustrated with the speed of access, quality of service and high telephone bills associated with their existing dial-up service. chello intends to store the most popular Internet sites locally, thus making it available at the high speeds made possible by its network. The existence of the AORTA pan-European backbone will enable chello to aggregate the volume of data stored for availability at high speeds to its customers. Although chello will price its service at a subscription level that is above that of dial-up services, cable modem users will not incur any telephone usage charges and thus, depending on usage, the overall monthly cost to the subscriber may actually be lower than the cost of an analog modem connection over the telephone network. UPC also intends to target the service to SOHO and medium-sized business customers who may view the services as a lower cost alternative to leased lines.

    UPC will also enable its cable television operators to offer customers an "Internet TV" service. Internet TV service consists of a set-top box that allows customers to use their existing television to access the chello network and the Internet. See "Technology".

COMPETITION

    The Internet services business in Europe is highly competitive. The Company believes, however, that its strategy for chello, which encompasses competitive pricing and superior service combined with high speed access and compelling content, will mitigate the effects of competition from other ISPs in its markets. The Company currently competes with traditional dial-up ISPs and ISDN providers (including many incumbent telecommunications service providers) and expects that chello will face competition from other broadband cable modem service providers, such as @Home and Roadrunner as they move to the European market. In the future, UPC expects competition from providers using other broadband technologies.

CHELLO GROWTH STRATEGY

    UPC is creating chello as part of a pan-European strategy designed to capture value by developing economies of scale and market share by leveraging its existing cable television and telephony subscriber base. To accomplish this goal, chello intends to provide, over a pan-European backbone, local cable television operators with high speed broadband access, server farms, proprietary high-bandwidth content, and centralized customer service and billing. These server farms can store the most popular content locally for quick retrieval by subscribers.

    The Company intends to market chello to the residential/SOHO and medium business segments. The Company believes that local partners, in addition to UPC's operating systems, will be crucial for chello's success. chello intends to enter into partnerships with non-UPC local cable operators in order to share responsibilities in creating the service and revenues generated by the service. UPC may offer equity securities of chello to its partners or other investors to fund further development or to encourage third-party cable operators to become chello affiliates. In these partnering arrangements, UPC expects that chello will provide connection to the AORTA pan-European backbone network, purchase and maintain the regional server farms, provide general customer service and billing and develop proprietary broadband content. The local cable operators would generally install the customer premise cable modems and termination modems and offer first level telephone-based technical support. The precise division of responsibility will be negotiated on a case-by-case basis.

CHELLO CONTENT STRATEGY

    chello intends to develop an Internet portal business by partnering with providers of local, regional, national and international content, rather than attempting to create the majority of its own content. UPC believes that high bandwidth and compelling content are necessary from the outset to provide users with a rewarding broadband experience that is superior to its competitors' offerings. chello intends to develop as part of its portfolio interactive content for set top boxes designed to provide cable affiliates with Internet-enabled content such as electronic programming guides, electronic banking, home shopping and on-line gaming. chello also intends to leverage its "first-screen advantage" to drive traffic into its Internet portal.

COST OF IMPLEMENTATION

    Cable modem technology allows access to the Internet over UPC's existing upgraded network. All that is required to transform data communication into signals capable of transmission over fiber and coaxial cable is the addition of incremental electronic equipment (servers, routers and switches) at the Master Telecom Center. The equipment in the home is a small, self-contained cable modem that is placed nearby the customer's personal computer and connected to the cable system. The Company also plans to offer customers an Internet TV service. The Internet TV service will consist of a set-top box that allows customers to use their existing television as a platform for accessing chello's network. See "Technology".

    Once the network has been upgraded to two-way capability, the cost of implementation for Internet/data services will include the estimated incremental Master Telecom Center and distribution hub equipment costs of approximately NLG400 per subscriber and approximately NLG600 per cable modem for the required equipment in the home in early 1999. The Company is currently negotiating with the cable modem suppliers, however, and expects that prices for cable modems will decrease to approximately NLG400 by 2000. The Company has entered into supply agreements to obtain cable modems primarily from Bay Networks/Nortel and Motorola.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Risk Factors --
 Capital-intensive Business".

INTERNET ACCESS EXPERIENCE TO DATE

    UPC has launched a residential and business cable modem-based, high-speed Internet access service in Austria, Belgium, The Netherlands and Norway. The Company has marketed its current Internet service as a high speed Internet access product excluding many of the value added services that chello expects to provide. The Company's marketing efforts for its Internet access service have been limited to date but it intends to implement a more substantial brand marketing program from the launch of chello's service.

ROLL-OUT AND IMPLEMENTATION SCHEDULE

    The launch of chello in the Company's upgraded Western European markets is scheduled to begin during the first quarter of 1999. The back office support plan described under "-- UPC Telephony Services: Priority Telecom -- Roll-Out and Implementation Schedule" is similar to the back office support plan that chello intends to implement.

PAN-EUROPEAN BACKBONE

    chello intends to develop its AORTA- branded pan-European backbone. This backbone is designed to link UPC's major cable networks through a combination of leased capacity arrangements to allow the Company to capture more traffic between its operating areas. The pan-European backbone will also enable chello to aggregate the volume of data stored for availability at high speeds to its customers and will facilitate a direct U.S. Internet link in the future. In October 1998, UPC entered into a contract with Hermes Europe Railtel for the purchase of high-speed fiber optic-based transmission capacity. This network is currently expected to be in place by early to mid-1999. See "Technology".

REGULATION

    The Company's Internet access business currently is subject to limited regulation. However, the legal and regulatory environment applicable to the Internet is in a fluid state. Adverse regulatory developments could negatively affect the Company's Internet business. See "Regulation".

                              OPERATING COMPANIES

AUSTRIA: TELEKABEL GROUP

     The following selected financial data have been derived from the financial statements of Telekabel Group ("Telekabel Group"). These financial statements have been prepared in accordance with generally accepted accounting principles in The Netherlands with the Austrian schilling as the functional currency. The following selected financial data includes a translation using the September 30, 1998 average exchange rate of 0.16019 Dutch guilders per Austrian schilling ("AS").

                                                                                    TRANSLATION
                                  YEAR ENDED DECEMBER 31,                           TO GUILDERS
                                 ---------------------------     NINE MONTHS     ------------------
                                                                    ENDED        NINE MONTHS ENDED
                                  1995     1996      1997     SEPTEMBER 30, 1998 SEPTEMBER 30, 1998
                                 -------  -------  ---------  ------------------ ------------------
                                                       (in thousands)
  SELECTED FINANCIAL DATA:
  Revenues................  (AS) 921,000  985,338  1,018,095       813,333           NLG130,288
  EBITDA(1)...............  (AS) 468,200  512,356    507,022       391,631           NLG 62,735
  EBITDA margin...........          50.8%    52.0%      49.8%         48.2%                48.2%
  Total capital
   expenditures...........  (AS) 287,849  388,813    374,717       325,095           NLG 52,077

                                         AT DECEMBER 31,
                                     -------------------------  AT SEPTEMBER 30,
                                      1995     1996     1997          1998
                                     -------  -------  -------  ----------------
  OTHER DATA:
  Homes passed(2)............        855,246  872,016  890,305      897,938
  Basic video subscribers....        414,775  428,453  435,859      442,596
  Basic video penetration....           48.5%    49.1%    49.0%        49.3%
  Avg. mo. service rev. per
   video subscriber(3).......  (NLG)   26.43    27.54    27.79        29.01
  Two-way homes passed.......            --       --   339,900      487,055
  Internet subscribers:
   Residential...............            --       --     1,177        5,106
   Business..................            --       --        21          312

 --------
 (1) EBITDA represents earnings before net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense to the Company, currency exchange gains (losses) and other non-operating income (expense) items.
 (2) The Company estimates that there are currently approximately 1,071,000 homes under license in Telekabel Group's franchise areas.
 (3) Service revenues excluding installation revenue for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1998 have been converted to Dutch guilders using the average exchange rate for the first nine months of 1998.


    OVERVIEW/GROWTH STRATEGY. UPC owns 95% of the Telekabel Group, which provides communications services to the Austrian cities of Vienna, Klagenfurt, Graz, Baden and Wiener Neustadt and is the largest video distribution system in Austria with over 40% of the market. Telekabel Group's largest subsidiary, Telekabel Wien, which serves Vienna and represents approximately 87% of Telekabel Group's total subscribers, owns and operates one of the larger clusters of cable systems in the world in terms of subscriber numbers served from a single headend.


    UPC is capitalizing on Telekabel Group's strong market position and positive perception by its customers by aggressively expanding Telekabel Group's service offerings as its network is upgraded to full two-way capability. The upgraded network enabled Telekabel Group to launch an expanded basic tier, impulse pay-per-view services and Internet/data services in 1997. Telekabel Group was the first Austrian cable television company to offer tiered and pay-per-view services when it launched such services in Vienna. The pay-per-view buy rate has since grown to more than two movies per expanded basic subscriber per month, although Telekabel Group expects this average to decrease because high-demand customers subscribed early to the expanded basic tier and later subscribers will likely have a lower demand for pay-per-view services. Telekabel Group is considering restructuring its basic and expanded tiers to increase further its average revenue per subscriber, although the extent and timing of any such restructuring would depend upon market studies and the approval of the cities that hold 5% of each of the five Telekabel Group operating companies. See "Regulation -- Austria".

    Telekabel Group launched an Internet access service in September 1997 and had approximately 5,400 Internet access subscribers as of September 30, 1998, with current average monthly additions of 1,200 customers. It plans to introduce the chello service in early 1999. In addition, Telekabel Group launched Priority Telecom's cable telephony service in Vienna on a trial basis in November 1998. Following intervention of regulatory authorities on behalf of Telekabel Group, Telekabel Group entered into an interconnect arrangement with PTA, the incumbent telecommunications service operator, in November 1998. See "Regulation -- Austria -- Telephony and Internet/Data Services".

    NETWORK. Telekabel Group owns the complete cable television infrastructure for each of its systems from the headend to the home. In early 1992, Telekabel Wien initiated the rebuild and upgrade of its existing cable network in Vienna. The upgrade, which incorporates high capacity 860 Mhz technology and is expected to be 75% completed by the end of 1999, was approximately 54% complete and passed approximately 487,050 homes as of September 30, 1998.

    PROGRAMMING. Telekabel Group offers basic subscribers 32 channels of cable programming, including substantially all of the broadcast channels from Austria and Germany, as well as CNN, Super Channel, MTV, an informational channel, Tips and Hits, Telekino Heute and Vienna cable text. Telekabel Group launched an expanded basic tier in May 1997 by providing subscribers whose homes are passed by the upgraded network an advanced analog decoder box, the cost of which is provided for in the monthly rate. The expanded basic tier currently provides seven channels of additional programming: ONYX, VH-1 Germany, BET, Muzzik, BBC World, BBC Prime and an adult channel. In conjunction with the launch of this tier, Telekabel Group launched an impulse pay-per-view service with up to ten channels of programming. Telekabel Group also offers approximately 50 channels of pay digital radio programming to subscribers in Vienna.

    RESULTS OF OPERATIONS. For the nine months ended, September 30, 1998, Telekabel Group had total revenues of approximately NLG130.3 million representing approximately 42.7% of UPC's consolidated revenues for the same period, and EBITDA of approximately NLG62.7 million. For the year ended December 31, 1997, Telekabel Group had total revenues of approximately NLG162.8 million, which represented approximately 48.3% of UPC's consolidated revenues for the year, and EBITDA of approximately NLG81.1 million. Telekabel Group's EBITDA margin declined slightly from 49.8% for the year ended December 31, 1997 to 48.2% for the nine months ended September 30, 1998. This decline was due primarily to the increased start up costs associated with Telekabel Group's cable telephony and Internet/data services. These costs were approximately NLG6.5 million for the first nine months of 1998. The EBITDA margin for Telekabel Group's video services business on a stand-alone basis was approximately 55.0% for the nine months ended September 30, 1998. A large component of Telekabel Group's operating expenses are franchise and other fees paid to the respective municipalities, which were approximately NLG17.5 million and approximately NLG17.1 million, respectively, for the nine months ended September 30, 1997 and 1998.

    BUDGETED CAPITAL EXPENDITURES AND CAPITAL RESOURCES. Telekabel Group has budgeted approximately NLG87.2 million and NLG197.4 million for capital expenditures in 1998 and 1999, respectively, primarily to continue to upgrade its network to full two-way capacity, purchase customer premise equipment for its new services, install a telephony switch and implement a subscriber management system. Telekabel Group expects to fund these expenditures through available cash flow and support from UPC.

    Telekabel Group incurred through September 30, 1998 capital expenditures of approximately AS57.3 million (NLG9.2 million) since December 1997 for the development of its telephony business and approximately AS139.7 million (NLG22.4 million) since January 1997 for its Internet/data business.

    COMPETITION. Telekabel Group's cable systems compete with a DTH service that is available throughout Austria. Currently, DTH penetration of the Austrian market is approximately 35% and is concentrated primarily in the rural areas of the country. There is less competition from DTH in Vienna where the Company estimates that DTH penetration is approximately 8%. Competition in the Internet/data business in Austria is intensifying. PTA, the national incumbent telephony service provider, is promoting its ISDN lines and a number of other companies recently have entered, or are expected to enter, the market. Upon launch of its telephony service in Vienna, Telekabel Group began competing with PTA. New facilities-based competitors in Telekabel Group's operating areas include United Telkom Austria, Tele.ring and Citykom. In addition, there are three wireless telephony providers in Telekabel Group's operating areas.

    REGULATORY ISSUES. The regulatory environment in which the Telekabel Group operates significantly affects the operations of its business, including the profitability and the timing of introduction of UPC's new business lines. See "Regulation -- European Union" and "-- Austria".

BELGIUM: RADIO PUBLIC N.V./S.A.


     The following selected financial data have been derived from the financial statements of Radio Public N.V./S.A., which is marketed under the name "TVD". These financial statements have been prepared in accordance with generally accepted accounting principles in The Netherlands with the Belgian franc as the functional currency. The following selected financial data includes a translation using the September 30, 1998 average exchange rate of 0.05463 Dutch guilders per Belgian franc ("BEF").

                                                                                   TRANSLATION
                                  YEAR ENDED DECEMBER 31,                          TO GUILDERS
                                  -------------------------     NINE MONTHS     ------------------
                                                                   ENDED        NINE MONTHS ENDED
                                   1995     1996     1997    SEPTEMBER 30, 1998 SEPTEMBER 30, 1998
                                  -------  -------  -------  ------------------ ------------------
                                                      (in thousands)
  SELECTED FINANCIAL DATA:
  Revenues................  (BEF) 681,539  693,990  710,521       493,216           NLG 26,944
  EBITDA(1)...............  (BEF) 255,000  268,232  267,815       179,803            NLG 9,807
  EBITDA margin...........           37.4%    38.7%    37.7%         36.4%                36.4%
  Total capital
   expenditures...........  (BEF)  47,915   56,018  213,728       294,710           NLG 16,100
                                   AT ENDED DECEMBER 31,
                                  -------------------------   AT SEPTEMBER 30,
                                   1995     1996     1997           1998
                                  -------  -------  -------  ------------------
  OTHER DATA:
  Homes passed(2).........        133,000  133,000  133,000       133,000
  Basic video
   subscribers............        127,843  127,815  127,527       127,574
  Basic video
   penetration............           96.1%    96.1%    95.9%         95.9%
  Avg. mo. service rev.
   per video
   subscriber(3)..........  (NLG)   18.92    19.20    19.58         19.76
  Two-way homes passed....            --       --    27,600        85,939
  Internet subscribers:
   Residential............            --       --       213           926
   Business...............            --       --        40           204

 --------
 (1) EBITDA represents earnings before net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense to the Company, currency exchange gains (losses) and other non-operating income (expense) items.
 (2) The Company estimates that there are currently approximately 133,000 homes under license in TVD's franchise areas.
 (3) Service revenues excluding installation revenue for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1998 have been converted to Dutch guilders using the average exchange rate for the first nine months of 1998.

    OVERVIEW/GROWTH STRATEGY. TVD, a 100% owned subsidiary of UPC, provides cable television and communications services in selected areas of Brussels and nearby Leuven in Belgium. TVD, which currently has 96% penetration, plans to grow through the introduction of new services that currently are not subject to the price regulations applicable to basic cable services.

    TVD's management believes there is a strong demand for enhanced services in its market. TVD introduced expanded basic tier in October 1996 and an Internet access service in September 1997. As of September 30, 1998, TVD had 5,003 expanded basic subscribers and 926 residential and 204 business Internet access subscribers. TVD plans to introduce the chello service in 1999. As TVD upgrades additional portions of its network to full two-way capability, it plans to introduce impulse pay-per-view in the second quarter of 1999. The Company is exploring the possibility of providing cable telephony services.

    NETWORK. TVD owns the complete cable television infrastructure for each of its systems from the headend to the home, with the exception of Etterbeek (15,000 subscribers), where TVD has an agreement with the municipality to operate the network until at least 2016. In late 1996, TVD began upgrading its network through fiber optic overlay of its trunk lines and replacement of all amplifiers. Employing high capacity 860 Mhz technology, TVD's upgraded networks passed approximately 85,925 homes, or 65% of its total network as of September 30, 1998. TVD expects to complete this upgrade by mid-1999.

    PROGRAMMING. TVD offers in Brussels a basic tier consisting of 32 channels, 17 expanded basic programs in six tiers, 20 FM radio channels and 42 premium digital radio channels. Its system in Leuven offers a basic tier consisting of 37 channels, an expanded basic tier with six channels, 20 FM radio channels and 42 premium digital radio channels. TVD also distributes five premium channels (three in Brussels and two in Leuven), which are provided by Canal+.

    RESULTS OF OPERATIONS. For the nine months ended September 30, 1998, TVD had total revenues of approximately NLG26.9 million, representing approximately 8.8% of UPC's consolidated revenues for the same period, and EBITDA of approximately NLG9.8 million. For the year ended December 31, 1997, TVD had total revenues of approximately NLG38.7 million, which represented approximately 11.5% of UPC's consolidated revenues for the year, and EBITDA of approximately NLG14.6 million. TVD's EBITDA margin declined from 37.7% for the year ended December 31, 1997 to 36.4% for the nine months ended September 30, 1998. This decline was due primarily to the increased start up costs associated with TVD's Internet/data services. These costs were approximately NLG1.8 million, for the nine months ended September 30, 1998. The EBITDA margin for TVD's video services business on a stand-alone basis was approximately 47.2% for the nine months ended September 30, 1998. In early 1998, TVD ceased providing engineering services for some UPC affiliates and third parties. This resulted in a slight decrease in revenue in 1998; however, EBITDA was not effected.

    BUDGETED CAPITAL EXPENDITURES AND CAPITAL RESOURCES. TVD has budgeted approximately NLG19.4 million (BEF355.3 million) and NLG 25.7 million (BEF469.6 million) for capital expenditures in 1998 and 1999, respectively, primarily to continue its network upgrade to full two-way capacity, purchase customer premise equipment for its new services and implement a subscriber management system. TVD expects to fund these expenditures through available cash flow.

    Since June 1997, TVD incurred through September 30, 1998 capital expenditures of approximately BEF53.7 million (NLG2.9 million) for the development of its Internet/data business.

    COMPETITION. TVD has effectively full penetration (approximately 96%) in its market. TVD faces competition, however, from one other cable television provider, Iverlek, which was granted a license for the provision of cable television services in Leuven and is constructing a cable network. As of September 30, 1998, TVD had approximately 28,400 subscribers in Leuven. To date, TVD has experienced only limited competition from DTH providers. In its Internet access business, TVD competes with traditional dial-up ISP's launching ADSL service. Also, the Company understands that in Leuven, Telenet will offer a broadband access and content service using Iverlek's new cable network.

    REGULATORY ISSUES. The regulatory environment in which TVD operates significantly affects the operations of its business, including the profitability and the timing of introduction of UPC's new business lines. See "Regulation -- European Union" and "-- Belgium".

THE NETHERLANDS: UNITED TELEKABEL HOLDING (UTH)
    UPC's Dutch operations are held through UTH, an unconsolidated subsidiary, of which UPC holds 51% and NUON holds 49%. UTH holds three principal operating companies: CNBH (formed upon the combination of KTE and Combivisie), Telekabel Beheer, both of which it wholly owns, and A2000, of which it owns 50%. MediaOne owns the other 50% of A2000. UTH does not consolidate the results of A2000. Financial and operating information for UTH's consolidated companies (KTE, Combivisie and Telekabel Beheer) are presented separately in this section because of the separate history of each entity. A2000 is also presented separately.

    Prior to the creation of UTH and CNBH, UPC's first investment in The Netherlands was a 3.8% ownership interest in KTE, which operates in Eindhoven. KTE was contributed by Philips upon formation of the Company. Shortly after formation, UPC acquired 50% of A2000, the Amsterdam and surrounding areas system, and the remaining 96.2% of the KTE system. Effective January 1, 1998, UPC acquired the Combivisie cable system, which it subsequently combined with KTE to form CNBH.

    In August 1998, UPC and NUON created UTH. UPC contributed 100% of CNBH and its 50% interest in A2000 and NUON contributed 100% of Telekabel Beheer. UTH is in the process of integrating all of the operations of CNBH and Telekabel Beheer. See "Corporate Ownership Structure -- The Netherlands -- UTH". UTH owns and operates systems in the regions of Brabant, Flevoland, Friesland and Gelderland, and holds the 50% of A2000. Because of the large number of current subscribers located in four large clusters in The Netherlands, UTH is constructing a fiber backbone to interconnect its region-wide networks.

    In September 1998, UTH acquired 80% of Uniport, a carrier select telephony service with approximately 16,000 subscribers.

     The following selected financial data have been derived from the financial statements of Kabeltelevisie Eindhoven ("KTE"), Stichting Combivisie ("Combivisie") and NV TeleKabel Beheer ("Telekabel Beheer"), which are now wholly owned by UTH. The Company combined the assets of KTE and Combivisie in January 1998 to form CNBH. In August 1998, UPC contributed CNBH and 50% of A2000 and NUON contributed Telekabel Beheer to form UTH. These financial statements have been prepared in accordance with generally accepted accounting principles in The Netherlands with the Dutch guilder as the functional currency.

                                            KTE                     COMBIVISIE               TELEKABEL BEHEER
                                  --------------------------- -------------------------  -----------------------------
                                  YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                                  --------------------------- -------------------------  -----------------------------
                                   1995     1996    1997(1)    1995     1996     1997     1995       1996    1997(1)
                                  -------  -------  --------- -------  -------  -------  -------   --------  ---------
                                                             (in thousands)
  SELECTED FINANCIAL DATA:
  Revenues................  (NLG)  16,544   17,932   20,669    25,661   27,143   29,001    3,656    113,917   137,167
  EBITDA(2)...............  (NLG)   9,948   11,298   12,719    17,948   19,816   21,032     (188)    45,041    58,813
  EBITDA margin...........           60.0%    63.0%    61.5%     60.9%    73.0%    72.5%    (5.1)%     39.5%    42.9%
  Total capital
   expenditures...........  (NLG)   2,006    5,591    8,192     6,847    9,250   19,121    2,802     36,000    71,875
                                      AT DECEMBER 31,             AT DECEMBER 31,             AT DECEMBER 31,
                                  --------------------------- -------------------------  -----------------------------
                                   1995     1996    1997(1)    1995     1996     1997     1995       1996      1997
                                  -------  -------  --------- -------  -------  -------  -------   --------  ---------
  OTHER DATA:
  Homes passed(3).........         88,290   89,116   95,442   136,375  139,062  143,376   96,250    511,300   642,000
  Basic video
   subscribers............         83,408   84,660   90,671   130,429  133,775  139,249   89,500    475,000   595,000
  Basic video
   penetration............           94.5%    95.0%    95.0%     95.6%    96.2%    97.1%    93.0%      92.9%     92.7%
  Average mo. service rev.
   per video
   subscriber(4)..........  (NLG)   16.60    17.69    18.03     15.65    16.21    17.19    14.93      15.69     16.20
  Two-way homes passed....            --       --    90,000       --       --    35,000      --         --     50,000

                                                                   UTH(5)
                                                             ------------------
                                                                NINE MONTHS
                                                                   ENDED
                                                             SEPTEMBER 30, 1998
                                                             ------------------
  SELECTED FINANCIAL DATA:
  Revenues............................................ (NLG)     156,690
  EBITDA(2)........................................... (NLG)      79,034
  EBITDA margin.............................................        50.4%
  Total capital expenditures.......................... (NLG)     117,814
                                                              AT SEPTEMBER 30,
                                                                    1998
                                                             ------------------
  OTHER DATA:
  Homes passed(3)...........................................       907,078
  Basic video subscribers...................................        855,27
  Basic video penetration...................................          94.3%
  Average mo. service rev. per video subscriber(4).... (NLG)         17.95
  Two way homes passed......................................       422,902

 --------
 (1) In July 1997, UPC acquired a cable system in Son en Breugel with approximately 5,000 subscribers. KTE's December 31, 1997 data includes financial data for the six months of the Son en Breugel system as it has been integrated into KTE. Telekabel Beheer acquired several networks during 1997.
 (2) EBITDA represents earnings before net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense to the Company, currency exchange gains (losses) and other non-operating income (expense) items.
 (3) The Company estimates that there are approximately 935,100 homes in UTH's franchise areas.
 (4) Service revenue excludes installation revenue.
 (5) Because UTH began operations in August 1998, the financial information presented for the nine-month period includes (i) results of CNBH, Telekabel Beheer and Uniport for the first seven months of 1998 and
     (ii) results of UTH from formation to September 30, 1998.

    OVERVIEW/GROWTH STRATEGY. Both KTE and Combivisie introduced an expanded basic tier in December 1996, and CNBH (into which KTE and Combivisie were combined in 1998) launched impulse pay-per-view services in June 1998.

    UTH intends to launch chello's Internet/data services in the CNBH systems in January 1999. In addition, UTH plans to introduce the initial phase of cable telephony services in the CNBH systems in early 1999 upon completion of an interconnect agreement. Telekabel Beheer introduced an Internet access service in November 1997 in parts of its networks and also delivers a PBX-based business telephony service, including leased line management, on-site services and telephone equipment, to its former 100% shareholder, NUON, and several other companies.

    In August, 1998, UTH acquired from Nutsbedrijf Regio Eindhoven, a 16,700 subscriber cable television system in the Eindhoven region. This acquisition enabled the Company to increase its cluster of operations in and around the Eindhoven area.

    NETWORK. Each of UTH's systems owns the complete cable television infrastructure from the headend to the home. In 1997, Combivisie and Telekabel Beheer began upgrading their networks with high capacity 860 MHz technology. The upgrade is expected to be 89% completed by year-end 1999. As of September 30, 1998, approximately 47.0% of UTH's homes were passed by the upgraded network.

    PROGRAMMING. UTH currently offers its subscribers an average of 28 channels of basic programming along with a music channel and 33 FM radio channels. UTH also distributes two premium channels provided by Canal+. In addition, UTH offers an impulse pay-per-view service, consisting of four movie channels and one adult channel. UTH's basic service includes Dutch off-air broadcasting channels, as well as a variety of German, French and English channels. The eight channels in UTH's expanded basic tier consist of sports, travel, news, science fiction, music and general entertainment. UTH is discussing with some of its higher value programming suppliers the migration of their channels from the basic tier to the expanded basic tier. UTH is not certain when it will successfully conclude these discussions. See "Risk Factors--Programming Risks".

    RESULTS OF OPERATIONS. For the nine months ended September 30, 1998, UTH had total revenues of approximately NLG156.7 million, representing approximately 28.4% of UPC's consolidated revenues for the same period if the Company consolidated the results of UTH and A2000, and EBITDA of approximately NLG79.0 million. For the year ended December 31, 1997, KTE had total revenues of approximately NLG20.7 million, which represented approximately 6.1% of UPC's consolidated revenues for the year, and EBITDA of approximately NLG12.7 million. During the same period, Combivisie had revenues and EBITDA of NLG29.0 million and NLG21.0 million, respectively and Telekabel Beheer had revenues and EBITDA of NLG137.2 and NLG58.0, respectively.

    BUDGETED CAPITAL EXPENDITURES AND CAPITAL RESOURCES. UTH has budgeted approximately NLG184.9 million and NLG187.2 million for capital expenditures in 1998 and 1999, respectively, primarily to continue its network upgrade to full two-way capacity, purchase customer premise equipment for its new services, install a telephony switch and implement a subscriber management system. UTH expects to fund these expenditures through available cash flow, drawings from the CNBH Facility and proceeds from the anticipated refinancing of the UTH Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Current Debt Facilities".

    UTH incurred through September 30, 1998 capital expenditures of approximately NLG5.0 million since May 1998 for the development of its telephony business and approximately NLG6.8 million since June 1997 for its Internet/data business.

    COMPETITION. UTH is the only cable system in its franchise area. To date, UTH has maintained a high level of penetration (approximately 94%) and competition from off-air television signals, DTH and local SMATV systems has been limited.

In its Internet access business, UTH will compete with dial-up ISPs such as KPN (World Access/Planet Internet), NLNet and World Online. Upon launch of telephony services, UTH will compete primarily with KPN.

    REGULATORY ISSUES. The regulatory environment in which UTH operates significantly affects the operations of its business, including the profitability and the timing of introduction of UPC's new business lines. See "Regulation -- European Union" and "-- The Netherlands".

THE NETHERLANDS: A2000 HOLDING N.V.


     The following selected financial data have been derived from the financial statements of A2000 Holding N.V. ("A2000"). These financial statements have been prepared in accordance with generally accepted accounting principles in The Netherlands with the Dutch guilder as the functional currency. Since August 6, 1998, through UTH, UPC has a net 25.5% interest in A2000.

                                  YEAR ENDED DECEMBER 31,       NINE MONTHS
                                  -------------------------        ENDED
                                  1995(2)   1996     1997    SEPTEMBER 30, 1998
                                  -------  -------  -------  ------------------
                                             (in thousands)
  SELECTED FINANCIAL DATA:
  Revenues................  (NLG)  37,493   89,893  101,450        90,234
  EBITDA(1)...............  (NLG)  17,115   40,829   33,763        21,620
  EBITDA margin...........           45.6%    45.4%    33.3%         24.0%
  Total capital
   expenditures...........  (NLG)   6,917   44,740  120,242        80,170
                                      AT DECEMBER 31,
                                  -------------------------   AT SEPTEMBER 30,
                                   1995     1996     1997           1998
                                  -------  -------  -------  ------------------
  OTHER DATA:
  Homes passed(3).........        516,998  555,459  565,740       569,459
  Basic video
   subscribers............        488,631  523,940  518,160       516,729
  Basic video
   penetration............           94.5%    94.3%    91.6%         90.7%
  Avg. mo. service rev.
   per video
   subscriber(4)..........  (NLG)   12.96    12.96    13.29         14.25
  Two way homes passed....            --       --   125,180       329,101
  Telephony subscribers...            --       --     3,255        13,840
  Internet subscribers....            --       --       450         5,456

 --------
 (1) EBITDA represents earnings before net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense to the Company, currency exchange gains (losses) and other non-operating income (expense) items.
 (2) Because A2000 was formed in July 1995, these figures represents the six months ended December 31, 1995 only.
 (3) The Company estimates that there are currently approximately 575,000 homes in A2000's franchise areas.
 (4) Service revenues excluding installation revenue.


    OVERVIEW/GROWTH STRATEGY. A2000, a 50/50 joint venture between UTH and Media One, currently enjoys basic penetration rates of approximately 91% in its two systems that serve Amsterdam and its surrounding communities (Landsmeer, Purmerend, Zaanstad and Ouder-Amstel) and Hilversum. As a result of this high penetration and the rate regulation of the basic tier in A2000's franchise areas, A2000 has focused its efforts on increasing its average revenue per subscriber through the introduction of new video, telephony and Internet/data services.

    A2000 launched a nine channel expanded basic tier in October 1996, impulse pay-per-view services in April 1997, cable telephony service on a trial basis in July 1997 and an Internet/data access service in October 1997. A2000 launched its Nedpoint-branded cable telephony service in August 1998. See "--UPC Telephony Services: Priority Telecom--The A2000 Experience". As of September 30, 1998, A2000 had approximately 12,000 subscribers to its expanded basic tier, approximately 13,850 cable telephony subscribers and approximately 5,450 subscribers to its Internet/data access service. Approximately 15% of subscribers who subscribe for its Internet/data services also subscribe to an integrated package including one or both of its telephony and expanded basic tier services and approximately 30% of the subscribers who subscribe to its telephony services also subscribe to one or both of the other services. UPC plans to use the information gathered from its telephony experience in A2000 as it launches cable telephony in its other primary markets. See "-- UPC Telephony
Services: Priority Telecom".

    NETWORK. A2000 owns its infrastructure from the head end to the home and is in the process of upgrading its cable television infrastructure. As of September 30, 1998, approximately 329,100 homes (or 58% of A2000's systems) were passed by the high capacity 860 Mhz upgraded network, with total rebuild expected to be completed by the end of 1999.

    PROGRAMMING. A2000 currently offers 26 channels of cable programming and 39 FM radio channels to its basic tier subscribers in the A2000 systems. A2000 offers programming in many languages, including Dutch, English, German, Italian, French and Turkish.

    A2000's expanded basic tier carries 13 channels. Programming includes both ethnic (Asian, Chinese and Arabic) and thematic (science fiction, travel, music, adult and art) content. A2000 has moved some popular channels, including MBC and the National Geographic Channel, from the basic tier service to the expanded basic tier. A2000 also distributes two premium channels provided by Canal+.

    Increases in the price of the basic tier service are restricted by agreements between A2000 and Amsterdam and the other municipalities in its franchise areas. Because these prices are kept at a low level, A2000's basic tier revenues are limited. A2000, therefore, charges programming suppliers carriage fees for the transmission of their channels. See "Regulation -- The Netherlands -- Video Services". Some of A2000's programming suppliers have been unwilling to pay such carriage fees and Discovery, Eurosport, CNN and MTV have withdrawn their channels from A2000's basic tier offering. A2000 has offered to include these channels in its expanded basic tier or in separate mini-tiers, although it does not expect this issue to be resolved in the near term. While A2000 has experienced typical and anticipated customer dissatisfaction with the change of programs in the basic tier, it has not experienced additional churn that can be directly attributed to these changes.

  A2000 plans to continue to introduce new channels on its tiered services when such programming is available. A2000's impulse pay-per-view service offers movies from all major studios on four movie channels. This service also includes an adult channel and one "barker" channel that provides previews of upcoming pay-per-view events.

    RESULTS OF OPERATIONS. For the nine months ended September 30, 1998, A2000 had total revenues of approximately NLG90.2 million, which would have represented approximately 22.8% of UPC's consolidated revenues for the same period if the Company consolidated the results of A2000. For the same period, A2000 had EBITDA of approximately NLG21.6 million. For the year ended December 31, 1997, A2000 had total revenues of approximately NLG101.5 million, which would have represented approximately 23.1% of UPC's consolidated revenues for the year if UPC consolidated the results of A2000, and EBITDA of approximately NLG33.8 million. A2000's EBITDA margin declined from 33.3% for the year ended December 31, 1997 to 24.0% for the nine months ended September 30, 1998. This decline was due primarily to the increased start up and operating costs associated with A2000's Internet/data and cable telephony services. The costs associated with these services were approximately NLG13.8 million for the nine months ended September 30, 1998. The EBITDA margin for A2000's video services business on a stand-alone basis was approximately 43.5% for the nine months ended September 30, 1998.

    BUDGETED CAPITAL EXPENDITURES AND CAPITAL RESOURCES. A2000 has budgeted approximately NLG109.4 million and NLG134.7 million for capital expenditures in 1998 and 1999, respectively, primarily to continue its network upgrade to full two-way capacity, purchase customer premise equipment for its new services and implement a subscriber management system. A2000 expects to fund these expenditures through available cash flow and support from its shareholders.

  Since January 1997, A2000 has incurred capital expenditures through September 30, 1998 of approximately NLG34.3 million for the development of its telephony business and approximately NLG11.3 million for its Internet/data business.

    COMPETITION. A2000 currently has a high penetration rate in its service area (approximately 91%). Its primary competition is from DTH providers. To date, however, exclusive programming rights, low basic cable fees, restrictive regulations on the installation of dishes and high installation costs have limited DTH as a meaningful competitor. In its Internet access service, A2000 currently is the only high speed access provider in its operating area. A2000 expects to compete with KPN, which is testing an ADSL service, in the near future. A2000 also competes with traditional dial-up providers, including KPN's World Access/Planet Internet, NLNet and Euronet. In its telephony business, A2000 currently competes with KPN, Telfort and Worldcom. A2000 is competing on the basis of price and the ability to integrate certain of its services.

    REGULATORY ISSUES. The regulatory environment in which A2000 operates significantly affects the operations of its business, including the profitability and the timing of introduction of UPC's new business lines. See "Regulation--European Union" and "--The Netherlands". As discussed above under "--Programming", price increases of basic tier video services are restricted by agreements with local municipalities, which has led to some difficulties with programming suppliers. See "Regulation--The Netherlands".

NORWAY: JANCO MULTICOM

     The following selected financial data have been derived from the financial statements of Norkabelgruppen A/S ("Norkabel"), Janco Kabel-TV A/S ("Janco") and Janco Multicom ("Janco Multicom"). Norkabel and Janco merged in 1997 to form Janco Multicom. The 1995 and 1996 financial statements have been prepared in accordance with generally accepted accounting principles in Norway with the Norwegian kroner as the functional currency. Because Janco Multicom's financial statements are consolidated with those of UPC, the 1997 and September 30, 1998 financial statements have been prepared in accordance with generally accepted accounting principles in The Netherlands with the Norwegian kroner as the functional currency. The following selected financial data includes a translation using the September 30, 1998 average exchange rate of 0.26689 Dutch guilders per Norwegian kroner ("NKr").

                                              NORKABEL                       JANCO
                                  -------------------------------- --------------------------
                                      YEAR ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                  -------------------------------- --------------------------
                                       1995             1996            1995         1996
                                  --------------- ---------------- -------------- ----------
                                                        (in thousands)
  SELECTED FINANCIAL DATA:
  Revenues................  (NKr)     216,062         215,621            101,488     101,699
  EBITDA(1)...............  (NKr)      67,939          68,446             37,837      39,619
  EBITDA margin...........               31.4%           31.7%              37.3%       39.0%
  Total capital
   expenditures...........  (NKr)      10,857          16,518             24,533      28,600
                                          AT DECEMBER 31,                  AT DECEMBER 31,
                                  -------------------------------- -------------------------
                                       1995             1996            1995         1996
                                  --------------- ---------------- -------------- ----------
  OTHER DATA:
  Homes passed(2).........            217,267         221,441            222,500     225,000
  Basic video
   subscribers............            152,257         156,915            159,210     160,331
  Basic video
   penetration............               70.1%           70.9%              71.6%       71.3%
  Average mo. service rev.
   per video
   subscriber(3)..........  (NLG)       28.17           27.54              12.14       12.16
                                                  JANCO MULTICOM
                                  -----------------------------------------------
                                                                   TRANSLATION TO
                                                                      GUILDERS
                                                                   --------------
                                                    NINE MONTHS     NINE MONTHS
                                    YEAR ENDED         ENDED           ENDED
                                   DECEMBER 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                       1997             1998            1998
                                  --------------- ---------------- --------------
                                                  (in thousands)
  SELECTED FINANCIAL DATA:
  Revenues................  (NKr)     332,192         258.663        NLG 69,035
  EBITDA(1)...............  (NKr)     134,660          96.482        NLG 25,750
  EBITDA margin...........               40.5%           37.3%             37.3%
  Total capital expendi-
   tures..................  (NKr)      74,863         114.549        NLG 30,572
                                  AT DECEMBER 31, AT SEPTEMBER 30,
                                       1997             1998
                                  --------------- ----------------
  OTHER DATA:
  Homes passed(2).........            457,551         461,759
  Basic video
   subscribers............            319,654         319,769
  Basic video
   penetration............               69.9%           69.3%
  Average mo. service rev.
   per video
   subscriber(3)..........  (NLG)       20.13           21.14
  Two way homes passed....              5,171          10,942
  Internet subscribers....                153             471

 --------
 (1) EBITDA represents earnings before net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense to the Company, currency exchange gains (losses) and other non-operating income (expense) items.
 (2) The Company estimates that there are approximately 530,000 homes in Janco Multicom's franchise areas.
 (3) Service revenues excluding installation revenue for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1998 have been converted to Dutch guilders using the average exchange rate for the first nine months of 1998.

    OVERVIEW/GROWTH STRATEGY. Since its acquisition of control, UPC's strategy for its Norwegian systems has been to integrate more fully its operating subsidiaries to take advantage of economies of scale in implementing the Company's technical, operational and marketing expertise. In an effort to increase its position in the Norwegian cable television market, UPC acquired from Helsinki Media in January 1997, 70.2% of Janco, a cable system with a non-exclusive license to provide cable television services in the Oslo area. In November 1997, UPC merged Norkabel into Janco forming Janco Multicom. Following the merger UPC retained 87.3% of Janco Multicom. UPC acquired the remaining 12.7% interest in Janco Multicom in November 1998.

    As a result of the merger, Janco Multicom is Norway's largest cable television operator with approximately 47% of the total Norwegian cable television market as of September 30, 1998. Janco Multicom owns and operates 16 cable television systems in Norway located primarily in the southeast and along the southwestern coast, as well as its main network in Oslo. The well-established Norwegian cable television market has 69% penetration, as of September 30, 1998, primarily due to poor over-the-air reception in much of Norway and a significant demand for television entertainment.

    UPC's goals for its Norwegian operating systems are to continue to increase Janco Multicom's homes passed and penetration rate, improve its average revenue per subscriber by providing additional programming and services and increase average revenue per subscriber in the former Janco systems at least up to the levels in the former Norkabel systems. During the nine months ended September 30, 1998, the average revenue per subscriber for the former Norkabel systems was over twice that for the former Janco systems. Management believes that this is the result of Norkabel's implementation of expanded basic tiers and its aggressive migration of channels from the basic tier to the expended basic tier. Although the former Janco systems also launched an expanded basic tier, the basic tier continued to carry the most popular channels. These revenue enhancing techniques are currently being implemented in the former Janco systems.

    Janco Multicom launched an Internet access service in March 1998 and plans to introduce the chello service in the first quarter of 1999. UPC also plans to introduce Priority Telecom's cable telephony service in 1999 in the upgraded portions of its network. See "-- UPC Internet/Data Services: High Speed Access and chello", and "-- UPC Telephony Services: Priority Telecom ".

    NETWORK. Janco Multicom owns the complete cable television infrastructure for each of its systems from the headend to the home, except for cable and plant located on housing association property, which is legally owned by the housing association. Janco Multicom is currently upgrading its network to full high capacity 860 Mhz two-way capability, with the exception of 75,000 homes in western rural areas. Its networks vary in capacity from 300 MHz to 550 MHz . This varying architecture requires the Company to replace more of the network than in UPC's other primary markets, thereby increasing the costs of this upgrade. The upgrade, which began in April 1998, is scheduled to be completed over the next three to four years.

    PROGRAMMING. Janco Multicom currently offers subscribers 31 channels of programming in four tiers: (i) basic, including "must carry" (a limited number of broadcast channels required by the government to be carried); (ii) an expanded basic tier; (iii) a "mini-tier" of certain selected channels; and (iv) premium services. Because English is widely understood in Norway, Janco Multicom is able to use English-language programming to supplement the limited, but increasing, supply of available Scandinavian-language programming.

    RESULTS OF OPERATIONS. For the nine months ended September 30, 1998, Janco Multicom had total revenues of approximately NLG69.0 million, representing approximately 22.6% of UPC's consolidated revenues for the same period, and EBITDA of approximately NLG25.8 million. For the year ended December 31, 1997, Janco Multicom had total revenues of approximately NLG91.5 million, which represented approximately 27.1% of UPC's consolidated revenues for the year, and EBITDA of approximately NLG37.1 million. Janco Multicom's EBITDA margin declined from 40.5% for the year ended December 31, 1997 to 37.3% for the nine months ended September 30, 1998. This decline was due primarily to the increased start up costs associated with Janco Multicom's Internet/data services launched in early 1998 and telephony service scheduled for launch in 1999. For that period, the EBITDA margin for Janco Multicom's video services business on a stand-alone basis was approximately 39.1% for the nine months ended September 30, 1998.

    BUDGETED CAPITAL EXPENDITURES AND CAPITAL RESOURCES. Janco Multicom has budgeted approximately NLG59.8 million and NLG90.4 million for capital expenditures in 1998 and 1999, respectively, primarily to continue its network upgrade to full two-way capacity, purchase customer premise equipment for its new services, install a telephony switch and implement a subscriber management system. Janco Multicom expects to fund these expenditures through available cash flow and support from UPC.

    Since December 1997, Janco Multicom has incurred capital expenditures through September
30, 1998 of approximately NKr24.6 million (NLG6.6 million) for the development of its telephony business and, since January 1997, capital expenditures of approximately NKr14.8 million (NLG4.0 million) for its Internet/data business.

    COMPETITION. Janco Multicom experiences limited competition from DTH providers. In its Internet access business, Janco Multicom expects to compete with TeleNor, the Norwegian incumbent telecommunications operator, which is expected to launch a broadband Internet access service this fall; and Tele2, which launched Connect 2 Satellite, a wireless, broadband downstream Internet access and dial-up return. Upon the launch of telephony services, Janco Multicom will also compete in this business with TeleNor.

    REGULATORY ISSUES. The regulatory environment in which Janco Multicom operates significantly affects the operations of its business, including the profitability and the timing of introduction of UPC's new business lines. See "Regulation -- European Union" and "-- Norway".

ISRAEL: TEVEL ISRAEL INTERNATIONAL COMMUNICATIONS LTD.


     The following selected financial data have been derived from the financial statements of Tevel Israel International Communications Ltd. ("Tevel"). These financial statements have been prepared in accordance with generally accepted accounting principles in Israel with the New Israeli shekel as the functional currency adjusted for changes in the general purchasing power of the New Israeli shekel using the consumer price index as of September 30, 1998. The following selected financial data includes a translation using the September 30, 1998 average exchange rate of 0.55342 Dutch guilders per New Israeli shekel ("NIS").

                                                                               TRANSLATION
                                  YEAR ENDED DECEMBER 31,                      TO GUILDERS
                                  -------------------------                   -------------
                                                               NINE MONTHS     NINE MONTHS
                                                                  ENDED           ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                   1995     1996     1997        1998(4)          1998
                                  -------  -------  -------  ---------------- -------------
                                                      (in thousands)
  SELECTED FINANCIAL DATA:
  Revenues................  (NIS) 309,430  341,966  373,021      402,011       NLG222,481
  EBITDA(1)...............  (NIS) 155,561  185,288  204,251      219,251       NLG121,338
  EBITDA margin...........           50.3%    54.2%    54.8%        54.5%            54.5%
  Total capital
   expenditures...........  (NIS)  73,315   50,099   58,963       72,820        NLG40,300
                                      AT DECEMBER 31,
                                  -------------------------  AT SEPTEMBER 30,
                                   1995     1996     1997        1998 (4)
                                  -------  -------  -------  ----------------
  OTHER DATA:
  Homes passed(2).........        318,721  334,426  350,392      568,999
  Basic video
   subscribers............        218,230  231,712  241,874      395,680
  Basic video
   penetration............           68.5%    69.3%    69.0%        69.5%
  Avg. mo. service rev.
   per video
   subscriber(3)..........  (NLG)   60.88    62.54    64.20        67.68
  Two-way homes passed....        318,721  334,426  350,392      359,050

 --------
 (1) EBITDA represents earnings before net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense to the Company, currency exchange gains (losses) and other non-operating income (expense) items.
 (2) The Company estimates that there are currently approximately 594,000 homes under license in Tevel's franchise areas.
 (3) Service revenues excluding installation revenue for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1998 have been converted to Dutch guilders using the average exchange rate for the first nine months of 1998.
 (4) In April 1998, Tevel acquired the approximately 144,000-subscriber Gvanim cable television systems in two areas adjacent to Tevel's existing operations. The financial data as of September 30, 1998 includes six months of Gvanim's operating results.

    OVERVIEW/GROWTH STRATEGY. Tevel has exclusive cable television broadcasting franchises for the entire Tel Aviv metropolitan area, the region of Ashdod-Ashkelon (30 miles south of Tel Aviv) and the Jezreel Valley (80 miles northeast of Tel Aviv). UPC currently owns 46.6% of Tevel. In April 1998, Tevel acquired 100% of Gvanim Cable Television Ltd. ("Gvanim") and has since integrated fully Gvanim's operations with its own. Gvanim and its 90%-owned subsidiary Gvanim-Krayot operate cable television systems in the Rishon-Leziyon, Ramla-Lod, Modiin, Haifa Bay, Karmiel, Maalot and Lower Galilee areas of Israel. There are approximately 207,000 homes passed in the Gvanim franchises and as of September 30, 1998, Gvanim and its subsidiary had approximately 144,500 subscribers. The Gvanim acquisition increased Tevel's total subscribers as of September 30, 1998 to more than 395,680 in franchise areas representing over 594,000 homes, or approximately 40% of the total homes in Israel.

    Tevel's growth strategy is to increase its subscriber base by completing build out within existing franchise areas, particularly in the Gvanim franchise areas, increase penetration rates by offering a wider variety of programming and increase sales of enhanced services, such as impulse pay-per-view in the Gvanim franchise areas. Should liberalization occur, Tevel may consider launching its own telephony and Internet/data services. See "Regulation -- Israel".

    In addition to its cable operations, Tevel owns 50% of Globcall, a telecommunications company that designs, installs and maintains switching systems (PBX) for businesses. As of September 30, 1998, Globcall served approximately 47,100 outlets. Tevel also owns 33% of Netvision, one of Israel's leading Internet service providers that had over 80,000 dial-up subscribers as of September 30, 1998.

    NETWORK. Tevel owns the complete cable television infrastructure for each of its cable systems from the headend to the home. The systems' construction incorporates 550 MHz capability (approximately 50 channels) with a 60 MHz return path providing approximately 359,050 homes passed with two-way capability for impulse pay-per-view services only. Tevel plans to upgrade all of its systems to 860 MHz HFC technology capable of providing cable telephony and Internet/data services. Currently, Gvanim's network is a one-way system with a substantial overlay of fiber optic backbone, but it is being upgraded to full two-way capability with the installation of 860 MHz HFC technology. Tevel expects that the upgrade of all of its systems will be substantially complete by mid-1999.

    PROGRAMMING. Tevel offers basic subscribers 45 channels of programming, including a wide range of entertainment, news, sports, performing arts and educational channels, as well as five pay-per-view channels in all of Tevel's areas. Currently, over 40% of Tevel's subscribers purchase at least one pay-per-view buy per month. Tevel applied recently for a license to provide the same pay-per-view service to customers in Gvanim's franchise areas, however, Tevel has doubts whether this license will be granted.

    Tevel and the other Israeli cable television operators own a programming company, I.C.P. Israel Cable Programming Company Limited ("ICP"). See "Regulation -- Israel". ICP purchases programming rights for subsequent sale to cable television operators in Israel and produces two cable-exclusive channels: a general entertainment channel and a movie channel. A children's channel, a sports channel and a channel showing nature, science and art documentaries are produced by third parties.

    RESULTS OF OPERATIONS. For the nine months ended September 30, 1998, Tevel had total revenues of approximately NLG222.5 million and EBITDA of approximately NLG121.4 million. These amounts include six months of revenue from the Gvanim systems acquired in April 1998. For the year ended December 31, 1997, Tevel had total revenues of approximately NLG206.0 million and EBITDA of approximately NLG12.8 million. Tevel's EBITDA margin declined slightly from 54.8% for the year ended December 31, 1997 to 54.5% for the nine months ended September 30, 1998. This decline was due primarily to reorganization costs after the merger with Gvanim. The costs associated with the reorganization reduced Tevel's EBITDA by approximately NIS2.5 million (NLG1.4 million).

    BUDGETED CAPITAL EXPENDITURES AND CAPITAL RESOURCES. Tevel has budgeted approximately $25.0 million (NLG50.6 million) and $35 million (NLG70.8 million) for capital expenditures in 1998 and 1999, respectively, primarily to continue to upgrade its network. Tevel expects to fund these expenditures through available cash flow. To finance the Gvanim acquisition, Tevel has borrowed NIS928.3 million under a nine-year term loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital

Resources--Current Debt Facilities--Tevel Facilities".

    COMPETITION. Because Tevel has exclusive cable television licenses, to date it has experienced no competition from other multi-channel television providers. The Israeli government recently passed legislation, however, to grant licenses to DTH operators. To date, applications for these licenses have been submitted by Bezeq, the Israeli incumbent telecommunications service provider, Clal and Canal+. These operators are expected to begin providing DTH services by mid-1999. ICP may be required to sell to DTH operators its channels that are currently offered exclusively to cable television operators. Tevel and other cable television providers are challenging the legality of this DTH law in the Israeli Supreme Court. See "Regulation -- Israel".

    REGULATORY ISSUES. The regulatory environment in which Tevel operates significantly affects the operations of its business, including the profitability and the timing of introduction of UPC's new business lines. See "Regulation -- Israel".

FRANCE: MEDIARESEAUX MARNE, S.A.

    OVERVIEW/GROWTH STRATEGY. UPC has an approximate 99% ownership interest and a 95% economic interest in Mediareseaux Marne S.A. ("Mediareseaux"), which currently holds cable television franchises for 114,000 homes in the Marne-la-Vallee area east of Paris. See "Corporate Ownership Structure --France". Mediareseaux began construction of its network in September 1996, and as of September 30, 1998, Mediareseaux's system passed approximately 60,700 homes and had approximately 20,950 basic subscribers, giving it a penetration rate of 34.5%. To increase its average monthly revenue per subscriber, Mediareseaux began offering pay-per-view services in May 1998, and to date, the pay-per-view buy rate is approximately 0.24 movies per expanded basic tier subscriber per month. Since inception, Mediareseaux's average monthly service revenue per subscriber has averaged over NLG26.

    In July 1998, Mediareseaux obtained a 15 year telephony license for 1.5 million homes in the eastern suburbs of Paris and in September 1998, Mediareseaux began installing a telephony switch. Mediareseaux plans to begin offering telephony services by mid-1999 within its cable television franchise area and has also applied for a wireless license. Mediareseaux also plans to offer chello's Internet access services in 1999. To expand its operations, Mediareseaux is pursuing potential acquisition opportunities and plans to develop these franchises as one clustered system offering integrated video, cable telephony and Internet/data services.

    NETWORK. Mediareseaux owns the complete cable television infrastructure for each of its cable systems from the headend to the home. The HFC network was started with a 750 MHz UHF-VHF frequency band network with a 5-65 MHz return path. The systems' post-1998 construction incorporates 860 MHz HFC capacity with a 5-65 MHz return providing full two-way capability. As of September 30, 1998, Mediareseaux's network passed approximately 71% of the 86,000 homes in its franchise areas and the Company expects the network to be fully built out by the end of 1999.

    PROGRAMMING. Mediareseaux's current programming offers a basic eight-channel package containing off-air, local and promotional programs; four extended basic tiers (News & Current Events, Youth & Discovery, International channels, Sports & Leisure) containing five to ten channels each; three premium tiers containing three children's channels, three sports channels and four movie channels; and ten impulse pay-per-view channels.

    RESULTS OF OPERATIONS. As of September 30, 1998, Mediareseaux had total revenues of approximately NLG5.2 million for the nine months then ended, representing approximately 1.7% of UPC's consolidated revenues for the same date, and net operating losses of approximately NLG3.0 million. For the year ended December 31, 1997, Mediareseaux had total revenues of approximately NLG2.5 million, which represented approximately 0.7% of UPC's consolidated revenues for the year, and net operating losses of approximately NLG4.6 million.

    BUDGETED CAPITAL EXPENDITURES AND CAPITAL RESOURCES. Mediareseaux has budgeted approximately NLG56.3 million (FF167.4 million) and NLG68.0 million (FF202.3 million) for capital expenditures in 1998 and 1999, respectively, primarily to complete construction of the network in its franchise area, purchase customer premise equipment for its new services, install a telephony switch and implement a subscriber management system. Mediareseaux expects to fund these expenditures through drawings under the Mediareseaux Facility and equity contributions from UPC to match the debt to equity ratio of the facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Debt Facilities --
 Mediareseaux Facility".

    COMPETITION. Mediareseaux competes with other video service providers in its license areas including satellite providers such as Canal Satellite and TPS. Mediareseaux expects to face competition mainly from France Telecom, the French incumbent telecommunications provider and Cegetel when it launches its cable telephony services. Upon the launch of its Internet access service, Mediareseaux expects to face competition from France Telecom's Wanadoo service, Cegetel (which now includes AOL, Compuserve and HOL) and Infonie, among others.

    REGULATORY ISSUES. Mediareseaux is authorized to operate cable networks for audio-visual services in the territory of Syndicat Mixte de Videocommunication de l'Est parisien ("SYMVEP") and the territory of the city of Rosny-sous-Bois pursuant to two definitive licenses, valid until 2026 and 2022 respectively, granted by the Conseil Superieur de l'Audiovisuel ("CSA") in September 1997. In order to operate its cable television infrastructure, however, Mediareseaux was required to enter into public service delegation agreements with local authorities. The terms of Mediareseaux's agreements with the SYMVEP Rosny-sous-Bois govern, among other things, Mediareseaux's channel line-up and cable subscription rates. The agreements also give the respective territories the option to purchase Mediareseaux's network at the expiration of the agreements for a price equal to its usage value as estimated under the terms and conditions of the agreements. Mediareseaux has also entered into public domain occupancy agreements with each city in the SYMVEP region giving Mediareseaux the right to establish its cable network in the public domain. Mediareseaux did not conclude separate public domain occupancy agreements with Rosny-sous-Bois as such rights were contained in the public service delegation agreement.

    Mediareseaux holds licenses granted by the Minister of Telecommunications in June 1998 for the establishment and operation of a public telecommunications network and for the provision of voice telephony in three French departments of the Paris region. The licenses were granted for a period of 15 years, are non-transferable and can only be revoked for a material breach of telecommunications regulations. Mediareseaux is currently negotiating an interconnect agreement with France Telecom. Pursuant to Article L34.8 II of the Post and Telecommunication Code, France Telecom's interconnection rates must be cost oriented and offered on non-discriminatory terms. Mediareseaux expects that the interconnect agreement will be concluded late this year or early next year, although there can be no assurance that it will be able to reach an agreement on a timely basis or on favorable terms. .

MALTA: MELITA CABLE TV P.L.C.

    OVERVIEW/GROWTH STRATEGY. Melita Cable TV P.L.C. ("Melita") operates an exclusive franchise network in Malta with a current penetration rate of approximately 42%. Currently, UPC and Melita Cable Holdings each own 50% of Melita. As of September 30, 1998, Melita passed approximately 161,300 homes and had 68,150 basic video subscribers representing 42.3% penetration. Melita's growth strategy is to continue to market aggressively its service to homes in its franchise areas, as well as to provide more programming to increase its appeal to subscribers.

    NETWORK. Melita owns the complete cable television infrastructure from the headend to the home. Currently, Melita passes over 161,300 homes, or 96% of the network. The upgrade to high capacity 860 Mhz two-way capability, which has been initiated this year and is expected to be completed by 2000, will enable Melita to provide Internet access and other enhanced services.

    PROGRAMMING. Melita currently provides 52 channels of programming, grouped in three tiers: (i) reception (local and foreign off-air channels), (ii) basic (reception service plus nine additional satellite services); and (iii) TV Plus (reception and basic services plus nine additional satellite services). Because English is spoken in Malta by over 90% of the population, Melita is able to take advantage of the abundant supply of English language programming available for licensing. In 1996, Melita created a "live" sports channel showing English Premier League Football and in 1997, introduced a second "live" sports channel featuring Italian soccer, as well as four other new channels. In August 1998, the company combined the features into a full-time sports channel, which includes other sports events and local productions.

    RESULTS OF OPERATIONS. For the nine months ended September 30, 1998, Melita had revenues of approximately NLG22.2 million and EBITDA of approximately NLG9.4 million. For the same period, Melita had average monthly service revenue per video subscriber of NLG36.91. For the year ended December 31, 1997, Melita had total revenues of approximately NLG23.0 million and EBITDA of approximately NLG5.0 million.

    BUDGETED CAPITAL EXPENDITURE AND CAPITAL RESOURCES. Melita has budgeted approximately NLG15.4 million and NLG24.6 million for capital expenditures in 1998 and 1999, respectively, primarily to upgrade its network to full two-way capacity, purchase customer premises equipment, implement a subscriber management system and purchase its own premises. The network upgrade and the introduction of new services is expected to be funded through available cash flow and bank financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Current Debt Facilities -- Melita Facility".

    COMPETITION. With the exception of a small number of home satellite receivers and a few hotel SMATV installations, competition in Malta is limited primarily to approximately 15 foreign (Italian and Sicilian) broadcast channels.

    REGULATORY ISSUES. In 1991, Melita was awarded an exclusive 15 year renewable license to deliver cable television services for Malta. Rates for the basic tiers are subject to regulation and requests for rate increases made to the government must be accompanied by a cost analysis of the increases in cost. Premium services, "pay-per-view" and other additional services are not subject to rate regulation.

EASTERN EUROPE


     The following selected financial data have been derived from the financial statements of the respective companies. The financial statements for UPC's operating companies in Hungary, the Czech Republic, Romania and the Slovak Republic have been prepared in accordance with generally accepted accounting principles in the respective jurisdictions or The Netherlands with the functional currency of such jurisdictions the Hungarian forint, Czech koruna, the Romanian lei and the Slovakian koruna, respectively. The following December 31, 1997 and September 30, 1998 selected financial data has been converted to Dutch guilders using the same exchange rates used in the 1997 financial statements and the September 30, 1998 average exchange rates, respectively. See "Exchange Rate Data".

                                                                                     FOR THE NINE MONTHS
                                 FOR THE YEAR ENDED DECEMBER 31, 1997             ENDED SEPTEMBER 30, 1998
                                 -------------------------------------------  ---------------------------------
                                                                     TOTAL                              TOTAL
                                                                    CAPITAL                            CAPITAL
                                                         EBITDA    EXPENDI-                     EBITDA EXPENDI-
                                 REVENUE    EBITDA(1)    MARGIN      TURES    REVENUE EBITDA(1) MARGIN  TURES
                                 ---------  ----------   -------   ---------  ------- --------- ------ --------
                                                             (in thousands)
  Hungary(2)
   Kabelkom............... (NLG)    32,717      14,857       45.4%     11,213    --       --      --       --
   Kabeltel............... (NLG)     9,555         778        8.1%      6,759    --       --      --       --
   Telekabel Hungary...... (NLG)       --          --         --          --  39,225   14,416    36.8%  16,141
  Czech Republic.......... (NLG)     7,492      (6,730)       n/a       4,217  6,618   (1,818)    n/a      831
  Romania(3).............. (NLG)     2.192       1,359       63.4%        857  2,857    1,382    48.3%     616
  Slovak Republic......... (NLG)     1,547      (1,011)       n/a       2,799  1,163      (73)    n/a    3,117

                                             AT SEPTEMBER 30, 1998
                           ----------------------------------------------------------
                                                             AVG. MO.
                                      BASIC       BASIC    SERVICE REV.
                            HOMES     VIDEO       VIDEO      PER VIDEO     UPC NET
                           PASSED  SUBSCRIBERS PENETRATION SUBSCRIBER(4)  OWNERSHIP
                           ------- ----------- ----------- ------------- ------------
  Hungary................. 490,966   413,119      84.1%      NLG11.06           79.3%
  Czech Republic.......... 148,963    52,268      35.1%      NLG13.20          100.0%
  Romania.................  95,674    58,900      61.6%      NLG 6.27    51.0-100.0% (5)
  Slovak Republic.........  26,966    14,636      54.2%      NLG 8.20    75.0-100.0% (6)

 --------
 (1) EBITDA represents earnings before net interest expense, income tax expense, depreciation, amortization, minority interest management fee expense payable to the Company, currency exchange gains (losses) and other non-operating income (expense) items.
 (2) Kabelkom and Kabeltel were separate entities until they were merged on June 30, 1998 to form Telekabel Hungary. The financial information presented for the nine months ended September 30, 1998 comprises: (i) Kabelkom's results for the first six months of 1998 (revenues of approximately NLG18.6 million and EBITDA of approximately NLG8.6 million); (ii) Kabeltel's results for the first six months of 1998 (revenues of approximately NLG6.8 million and EBITDA of approximately NLG1.1 million); and (iii) Telekabel Hungary's results for the three months ended September 30, 1998 (revenues of approximately NLG13.8 million and EBITDA of approximately NLG4.7 million).
 (3) Since Eurosat was acquired in May 1998, only four months of its results have been included financial results for the Romanian Systems.
 (4) Service revenues exclude installation revenue for the nine months ended September 30, 1998 and have been converted using the average exchange rate for the first nine months of 1998.
 (5) UPC owns 100% of each of Control Cable Ventures and Multicanal Holdings systems and 51% of Eurosat.
 (6) UPC owns 75% of the 11,507-subscriber Trnavatel system and 100% of the 3,129-subscriber Kabeltel system.


HUNGARY: TELEKABEL HUNGARY

    OVERVIEW/GROWTH STRATEGY. In June 1998, UPC increased its interest in Kabelkom, Hungary's largest operator of cable television systems, from 50% to 100%. Shortly thereafter, Kabelkom combined operations with Kabeltel, Hungary's second largest operator of cable television systems, creating Telekabel Hungary, in which UPC retains a 79.25% interest. As of September 30, 1998, Telekabel Hungary had approximately 413,100 subscribers.

    When Kabelkom was formed in the early 1990s, the system had average monthly revenue per subscriber of less than NLG2.0. Through the addition of local language programming and other enhanced video services, these systems had an average monthly revenue per subscriber of more than NLG10.50 for the year ended December 31, 1997.

    NETWORK. Telekabel Hungary, together with local minority partners for some systems, owns the complete cable television infrastructure for each of its systems from the headend to the home. The Company is upgrading these networks. As of September 30, 1998, approximately 17,300 customers were already served by the rebuilt network. The upgraded network throughout Budapest will be 750 MHz HFC technology with 65 MHz return path. As of September 30, 1998, Telekabel Hungary's network passed 380,000 starpoint homes, that are two way capable, and 64,000 HFC homes.

    PROGRAMMING. Telekabel Hungary offers subscribers four tiers of programming comprising approximately 35 channels: (i) basic tier which includes lifeline (a limited number of broadcast and satellite channels required by the government to be carried); (ii) an expanded basic tier; and (iii) a premium service, HBO-Hungary. Approximately 15 channels, including HBO-Hungary, are available in Hungarian. In the Telekabel Hungary systems, 75% of all subscribers passed by the upgraded network take the expanded basic tier package.

    RESULTS OF OPERATIONS. As of September 30, 1998, total revenues and EBITDA for the nine months then ended were approximately NLG39.2 million and NLG14.4 million, respectively. For the year ended December 31, 1997, Kabelkom had total revenues of approximately NLG32.7 and EBITDA of approximately NLG14.9 million. For the year ended December 31, 1997, Kabeltel had total revenues of approximately NLG9.6 and EBITDA of approximately NLG0.8 million. The relative increase in combined revenue is the result of acquisitions in January 1998 (20,000 subscribers), May 1998 (18,000 subscribers) and the rebuild of approximately 60,000 homes. This rebuild permits Telekabel Hungary to offer enhanced services in the former Kabeltel systems, generating an average additional monthly revenue of approximately NLG3.0 per subscriber.

    BUDGETED CAPITAL EXPENDITURES AND CAPITAL RESOURCES. Telekabel Hungary has budgeted approximately NLG55.2 million and NLG51.3 million for capital expenditures in 1998 and 1999, respectively, primarily to continue the network upgrade, line extensions and acquisitions. Telekabel Hungary expects to fund these expenditures through available cash flow, the Hungarian Facility and support from UPC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources".

    COMPETITION. Telekabel Hungary currently has high penetration in its service area (averaging over 84%) and faces limited competition. The Company understands, however, that potential competitors may begin to offer DTH services in Budapest.

    REGULATORY ISSUES. Cable operators in Hungary are not granted franchises; however, all cable operators must be properly registered with the appropriate government agency. Moreover, although there is no rate regulation in Hungary, rates are subject to consumer pricing and anti-competition reviews by the government. Further, a single cable operator may not provide service to homes exceeding in the aggregate one-sixth of the Hungarian population.

HUNGARY: MONOR

    Monor, UIH's 46.3% owned operating company in Hungary, which UPC has agreed to acquire, has offered traditional telephony services since December 1994. Monor has 85,000 homes in its franchise area, with approximately 84,000 traditional telephony homes passed and approximately 67,350 cable television homes passed. It served approximately 66,900 traditional telephony access lines and approximately 29,150 cable television subscribers as of September 30, 1998. Revenues for the year ended December 31, 1997 of approximately NLG28.1 million. As of September 30, 1998, Monor had total revenues of approximately NLG26.6 million and EBITDA of approximately NLG16.8 million for the nine months then ended. Monor has approximately $46.0 million of outstanding indebtedness as of September 30, 1998.

CZECH REPUBLIC

    OVERVIEW/GROWTH STRATEGY. UPC owns 100% of KabelNet, its Czech Republic subsidiaries that provide cable and MMDS ("wireless" cable) television services in the cities of Prague and Brno (the Czech Republic's second largest city). At September 30, 1998, the MMDS system served approximately 42,600 subscribers in both cities and the cable system served approximately 9,500 subscribers in Prague. KabelNet's penetration rate was 35.1% as of September 30, 1998.

    NETWORK. KabelNet's systems currently offer programming over an MMDS network and coaxial cable network. KabelNet owns the complete cable system infrastructure for each of its systems from the headend to the home.

    PROGRAMMING. The Czech MMDS systems offer subscribers three tiers of programming comprising approximately 16 channels: (i) five "must carry" channels; (ii) a 15-channel basic tier (which includes the "must carry" channels); and (iii) one premium channel, HBO-Czech. Approximately nine channels, including HBO Czech, are available in Czech/Slovak. Currently, approximately 12% of KabelNet's cable subscribers take the expanded basic tier package.

    RESULT OF OPERATIONS. For the nine months ended September 30, 1998, KabelNet had total revenues of approximately NLG6.6 million and net operating losses of approximately NLG1.8 million. For the year ended December 31, 1997, KabelNet had total revenues of approximately NLG2.5 million and net operating losses of approximately NLG2.2 million.

    BUDGETED CAPITAL EXPENDITURES AND CAPITAL RESOURCES. KabelNet has budgeted approximately NLG1.1 million and NLG2.3million for capital expenditures in 1998 and 1999 respectively, primarily to expand MMDS distribution. KabelNet expects to fund these expenditures through available cash flow and funding from UPC. KabelNet has no third-party debt.

    COMPETITION. KabelNet faces competition in its service area. Currently, parts of its service areas have been overbuilt by Cable Plus and Dattel Kabel in Prague and Cable Plus in Brno.

    REGULATION. There is no rate regulation of cable/MMDS services in the Czech Republic. Rate increase notifications must be sent out ninety days in advance, however, as conditions of the franchises awarded by the municipalities. All cable operators must have a valid Establishment and Operating permit, which is issued by the Czech Telecommunications office. Additionally, all cable operators must be registered with the Council for Radio and Television Broadcasting.

ROMANIA

    OVERVIEW/GROWTH STRATEGY. UPC is currently involved in the development of three cable companies in Romania: its 100%-owned Control Cable Ventures, with operations in Ploiesti and Slobozia, and Multicanal Holdings, located in Bucharest, Romania's capital, in which UPC owns 100% interest, and its 51%- owned Eurosat in Bacau. Since 1993, when UPC first entered the Romanian market, the Company has widened its customer base through acquisition and marketing activities in conjunction with build out. As of September 30, 1998, UPC's combined Romania operations passed approximately 95,675 homes and served approximately 58,900 subscribers, representing a penetration rate of 61.6%.

    NETWORK. In 1994, UPC initiated an intensive upgrade of its Romanian systems to rebuild the network from 300 MHz to 550 MHz (750 MHz in Bacau). The rebuild in Ploiesti (24,000 subscribers) is complete and the rebuild in Slobozia and Bacau (30,000 subscribers) are expected to be completed by 2000.

    PROGRAMMING. The Romanian systems offer subscribers one to three tiers of programming with approximately 28-34 channels: (i) basic tier; (ii) an expanded basic tier; and (iii) a premium service, HBO Romania. HBO Romania was launched in Ploiesti and Bucharest in February and April 1998, respectively. UPC also launched an expanded basic tier in Ploiesti in April 1998. Approximately 12 channels, including HBO Romania, are available in Romanian. Currently, 15.8% of the basic tier subscribers take the expanded basic tier package.

    RESULT OF OPERATIONS. As of September 30, 1998, the combined Romanian systems had total revenues of approximately NLG2.9 million for the nine months then ended and EBITDA of approximately NLG1.4 million. For the year ended December 31, 1997, the UPC's combined Romanian operations had total revenues of approximately 2.2 million and EBITDA of approximately 1.4 million.

    BUDGETED CAPITAL EXPENDITURES AND CAPITAL RESOURCES. The combined Romanian systems have budgeted approximately NLG1.1 million and NLG1.5 million for capital expenditures in 1998 and 1999 respectively, primarily to finish upgrading the networks. The Romanian networks are self funding and have no third party debt.

    REGULATION. Exclusive franchises are not awarded in Romania. UPC has received non-exclusive licenses to operate cable television systems in all of its service areas. These renewable licenses are valid for another six years. The cable television industry is regulated by the Romanian audiovisual law, which went into effect in June 1996, and is administered by the National Audiovisual Council.

SLOVAK REPUBLIC

    OVERVIEW/GROWTH STRATEGY. UPC entered the Slovakian market in 1995 and currently has over 68,000 homes in its franchise areas. Together with a local partner, UPC is developing projects in the cities of Trnava ("Trnavatel"), Zvolen, Nove Zamky and Levice (all three operated as "KabelTel"). UPC owns 75% of Trnavatel and 100% of KabelTel and Slovatel. Construction of the network in Trnava has been completed. The three KabelTel cities are all currently under construction, which is expected to be completed by the end of 1999. As of September 30, 1998 UPC's Slovakian operations passed approximately 27,000 homes and served approximately 14,625 subscribers, representing a penetration rate of 54.2%.

    NETWORK. The Slovak systems own the cable network from the headend to the home.

    PROGRAMMING. The Slovakian systems offer subscribers three tiers of programming on approximately 34 channels: (i) a basic tier; (ii) an expanded basic tier; and (iii) a premium service, HBO Czech. Approximately 12 channels, including HBO Czech, are available in Slovak/Czech. Currently, 92.7% of the subscribers take the expanded basic tier package.

    RESULT OF OPERATIONS. As of September 30, 1998, the Slovakian systems had combined total revenues of approximately NLG1.2 million for the nine months then ended and net operating losses of approximately NLG0.1 million. For the year ended December 31, 1997, the Slovakian operations had total revenues of approximately NLG1.5 million and net operating losses of approximately NLG1.0 million.

    BUDGETED CAPITAL EXPENDITURES AND CAPITAL RESOURCES. The Slovakian systems have budgeted approximately NLG3.4 million and NLG2.0 million for capital expenditures in 1998 and 1999, respectively, primarily to complete construction of the network. The Slovakian systems expect to fund these expenditures through available cash flow and support from UPC. The Slovak systems have no third-party debt.

    REGULATION. There is no regulatory body in the Slovak Republic that issues cable franchises, however, an operating permit is required. Most private cable operators have their own agreements with each city and/or large co-operative housing associations. Moreover, there is no rate regulation on cable activities. Cable operators are subject, however, to consumer pricing reviews and the laws on monopolistic positioning in the market and must register with the broadcast council and submit channel line-ups as part of the permit process.

                           OTHER BUSINESS INFORMATION

EMPLOYEES

    As of September 30, 1998, UPC, together with its consolidated subsidiaries, had approximately 1,360 employees. The Company believes that its relations with its employees are generally good.

    Certain of the Company's operating subsidiaries, including its Austrian, Dutch and Norwegian systems, are parties to collective bargaining agreements with some of their respective employees.

LEGAL PROCEEDINGS

    The Company and its operating companies are not parties to any material legal proceedings. From time to time, the Company and its operating companies may become involved in litigation relating to claims arising out of its operations in the normal course of business.

                                   TECHNOLOGY

PROPERTIES

    The Company leases its corporate offices in Amsterdam and London. The operating companies and subsidiaries of UPC generally lease their offices as well. The Company owns small parcels of property in various countries that it uses for its network equipment. In other countries, it has been able to obtain easements for this equipment.
    The following is a general discussion of the technology employed by UPC. It is presented for illustrative purposes only and, except where indicated, is not intended to reflect the technology of any particular operating system. For more information regarding the technology status of UPC's operating companies, see the "Network" sections of each operating company in "Business -- Operating Companies".

                                  UPC NETWORK

    UPC typically owns the complete cable television infrastructure for each of its systems from the headend to the home. Since 1994, the Company has been rebuilding and upgrading the existing one-way video distribution infrastructure in the majority of its operating systems by replacing the entire coaxial trunk network with a fiber optic trunk network and upgrading the remaining coaxial neighborhood distribution network to full two-way capability. UPC's upgraded network incorporates two-way capable 860 MHz Hybrid Fiber Coaxial ("HFC") technology that provides sufficient bandwidth in the upstream portion (from the subscriber to the Master Telecom Center) and the downstream portion (from the Master Telecom Center to the subscriber) of the network. This provides the Company with increased channel capacity and permits the introduction of digital services, such as enhanced video, telephony and Internet/data services.

    The network upgrade consists of two phases: (i) the basic network upgrade and (ii) the enhanced upgrade that includes the incremental investments necessary to introduce digital video, telephony or Internet/data services. The basic upgrade includes the installation of HFC technology throughout the network. This includes the fiber optic cable, fiber nodes, fiber optic transmitters and receivers, and the replacement of coaxial amplifiers and multi-port taps in the coaxial neighborhood distribution network.

   NON-UPGRADED NETWORK ARCHITECTURE. A typical UPC non-upgraded network architecture (from the headend to the subscriber) is depicted in the diagram below:










              [Diagram of UPC Non-Upgraded Network Architecture]

   UPC's non-upgraded cable systems usually consist of stand-alone cable television headends that are connected to a coaxial dual 45-450 MHz trunk network. The trunk network is connected to a neighborhood distribution network that terminates at a multi-port tap device, which connects individual subscribers. The traditional cable television headend collects the satellite and terrestrial video signals and distributes these signals to the trunk network. The trunk network carries small numbers of analog television channels (15-20 channels on each dual trunk) to a neighborhood substation combiner. This substation combines each of the dual 45-450 MHz trunk systems so that the 30-40 analog television channels can be distributed on one 45-860 MHz coaxial distribution network. The smaller cascades of distribution amplifiers then relay these signals to the final amplifiers where the signal is transferred through a passive multi-port tap device. These multi-port tap devices allow individual subscribers to be connected to the network through in-home coaxial cable connected directly to a television set, thereby terminating the cable television signal. The majority of UPC's systems acquired from Philips did not use set-top converters to terminate the signals at the television sets. UPC's Israeli, Maltese and Norwegian systems use analog set-top technology, however, to decode scrambled analog channels before subscribers can view the channels on their television sets.

                             BASIC NETWORK UPGRADE

    The architecture of the basic network upgrade, which is the first phase, is depicted in the diagram below:


                    [Diagram of UPC Basic Network Upgrade]


    The basic network upgrade consists of the following steps:

CONVERTING HEADENDS INTO DISTRIBUTION HUBS AND THE MASTER TELECOM CENTER

    Existing headends are converted into distribution hubs by adding fiber optic transmitters and fiber optic receivers. The distribution hubs will also house certain telephony and Internet equipment installed during the enhanced services upgrade. See "-- Upgrade for Enhanced Services". For telephony and Internet/data services, these distribution hubs are connected by high speed Synchronous Digital Hierarchy ("SDH") fiber optic rings (with transmission speeds of up to 2.4 Gbps per fiber pair) to the Master Telecom Center. SDH technology automatically detects disruptions in the fiber and reroutes signals within 1/20th of a second, thereby providing reliable service to these customers. The Master Telecom Center aggregates the video, voice and data signals in one central location for transmission to the distribution hubs. Several distribution hubs are then connected to each other by high-speed digital SDH backbone networks throughout each country. Video is also distributed to the distribution hubs over fiber optic cables.

INSERTING FIBER NODES AND CONNECTING THEM TO DISTRIBUTION HUBS

    UPC's basic fiber upgrade consists of replacing the trunk network with a high capacity fiber network. First, fiber optic transmitters and receivers are installed in the distribution hub. Next, the dual 45-450 MHz trunk amplifiers are replaced with fiber optic nodes. These nodes consist of conversion equipment to change the optical signals back to radio frequencies. Eight to twelve fiber nodes are connected by fiber optic cable in a ring configuration to the distribution hub. The fiber node transmits signals between the fiber connected to the distribution hub and the coaxial neighborhood distribution network. Each distribution hub can support enough fiber subrings to interconnect 20,000-40,000 subscribers. This phase is where the majority of the construction activity takes place. The old trunk network typically was directly buried underground without ducts.This phase of construction replaces existing direct-buried cable with fiber optic cable in underground conduits.

REPLACING THE DISTRIBUTION AMPLIFIERS IN THE REMAINING COAXIAL PLANT

    The remaining distribution amplifiers typically have to be replaced to be able to transmit the two-way signals necessary for enhanced services such as impulse pay-per-view, telephony and Internet/data services. Typically, these older generation amplifiers are not capable of operating without distorting the extra channels or digital signals required for telephony or Internet/data services. The expanded channel requirements and the "density" of the digital signals will distort the older distribution amplifiers, causing either poor picture quality or inadequate performance of telephony or Internet services. Therefore, replacement of distribution amplifiers is usually required.

UPGRADE THE FINAL AMPLIFIER AND MULTI-PORT TAP

    The final stage of the basic two-way upgrade program is the replacement of final amplifiers and multi-port taps. The final amplifiers are typically one-way and of an older generation technology, similar to the distribution amplifiers. Although the multi-port taps are capable of passing frequencies up to 860 MHz, they are only one-way devices. After these devices are replaced, the network from the distribution hub to the subscriber's home becomes fully two-way capable.

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

FINAL CONFIGURATION OF THE BASIC UPGRADE

    The following diagram depicts the actual structure of the basic upgrade being constructed for UPC's system in Vienna, Austria. This architecture is typical of UPC's other upgraded systems. Five distribution hubs are shown interconnected by fibers configured in a bi-directional SDH ring architecture operating at 2.4 Gbps per fiber pair. Distribution hub number one is located with the Master Telecom Center, where the telephony switch and Internet servers are located. The Master Telecom Center is in the process of being connected to the pan-European backbone network operating at 140 Mbps.

    After the Vienna city backbone is constructed and interconnected to each distribution hub, the local fiber subrings are constructed to extend fiber into a neigborhood. The diagram depicts how distribution hub number two fans out with four separate fiber subrings and connects each fiber node.

              [Diagram of UPC Major Market Network Architecture]


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

CONCURRENT BROADBAND BANDWIDTH

    UPC's upgraded network architecture will provide cost-effective methods to distribute the greatest amount of concurrent broadband bandwidth into subscribers' homes. UPC has dedicated one fiber transmitter and associated receiver per fiber node, thereby allocating the full 5-65 MHz upstream / 85-860 MHz downstream of two-way bandwidth to each home passed. The following two diagrams show the allocation of upstream (from the subscriber to the Master Telecom Center) and downstream (from the Master Telecom Center to the subscriber) bandwidth.

    In the upstream direction, UPC has constructed an architecture to support frequencies from 5-65 MHz. UPC places non-critical upstream transmissions from subscriber set-top terminals in the 5-15 MHz portion of the bandwidth. Typically, UPC analog set-top boxes transmit impulse pay-per-view buy information at 10 MHz. This type of upstream information can be collected at operator- defined polling intervals and is not disturbed by impulse noise typical in the 5-15 MHz frequency range. Real-time services such as Internet/data and telephony require frequencies undisturbed by impulse noise or other transient disturbances and are allocated upstream spectrum in the 15-
65 MHz range. The following diagram details the allocated spectrum in the upstream path from the subscriber's home to the fiber node. The fiber node then converts the electrical signals to optical wavelengths for further transmission to the distribution hub, then to the Master Telecom Center.

[Diagram of UPC HFC Access Network Upstream Spectrum Allocation Based on Current
 Suppliers Technologies]

    Upstream Scalability. UPC is currently deploying impulse pay-per-view
(IPPV) set-top boxes, Internet cable modems and telephony cablephone modems in fiber nodes averaging 1,000 homes passed. Because the IPPV set-top boxes transmit movie purchase information infrequently, the fiber node could support in excess of two set-top boxes per home passed.

    UPC has allocated two 6 MHz channels for upstream communications from Internet cable modems to the Master Telecom Center. The currently deployed technology allows 10 Mbps of digital transmission capacity per 6 MHz channel. One 6 MHz channel can be allocated to residential subscribers and the other 6 MHz channel is allocated to small and medium enterprises

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(SMEs). These two 6 MHz channels have been designed to support 600 customers in total with a minimum throughput for each customer of four to five times ISDN
BRI (128 Kbps) speed, or approximately 512-640 Kbps. The design allows for 25% of the 600 customers (150) to be accessing the bandwidth simultaneously at this speed. However, burst speeds for an individual subscriber can reach 2 Mbps.

    UPC's current suppliers of cablephone technology both use the same transmission format to transmit thirty 64 Kbps time-slots in a 2 Mbps bitstream. This means that one 2 Mbps bitstream fits into a 1.5 MHz radio frequency channel and could support 30 simultaneous phone calls. However, UPC deploys technology at the distribution hub via the Host Digital Terminal (HDT) that provides a 4 to 1 concentration. This concentration allows 120 customers to use the same bandwidth without experiencing a call blocking problem. UPC's deployment of this concentration technology is designed to allow the customer at least 99% accessability to the network, the standard for most public networks.

    UPC then allocates 1.5 MHz channels in the upstream direction to allow for telephony penetrations of 600 lines in the fiber node. More
1.5 MHz channels can be added to support increased penetration.

    In summary, assuming 1,000 homes passed per fiber node, UPC's current technology would support simultaneously in excess of two set-top boxes per home passed, 600 cable modems and 600 telephony lines.

    Improvements in Upstream Transmission Technologies. UPC intends to deploy the U.S.-based cable modem standard (MCNS/DOCSIS) in 1999, which will increase the transmission capacity in the same 6 MHz upstream channel from the current 10 Mbps to 30 Mbps. Likewise, UPC expects to take advantage of improving technologies for placing more phone calls within the same amount of radio frequency bandwidth.

    Downstream Scalability. In the downstream direction, UPC has the flexibility to allocate the combination of analog and digital channels. The diagram below depicts a model where UPC would allocate a maximum of 65 analog television channels and 240 MHz of bandwidth for digital services:

      [Diagram of UPC HFC Access Network - Downstream 65 Analog Channels]


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    Because both the upstream and downstream frequencies are transmitted simultaneously and received on a single coaxial cable, the above model would provide capacity for: 65 analog television channels occupying 520 MHz of bandwidth, 100 FM radio channels occupying 20 MHz of bandwidth, Digital Video Broadcast (DVB) streams (280 channels) occupying 224 MHz of digital bandwidth (840 Mbps of transmission capacity), 24 MHz of Internet capacity (40 Mbps of transmission capacity) and 16 MHz of telephony capacity (eight 2.048 Mbps channels). In this example, UPC would bring 65 analog television channels and approximately 900 Mbps of concurrent digital capacity into each home. UPC has the flexibility, however, to define the ratio of analog to digital channels allocated in each market.

                         UPGRADE FOR ENHANCED SERVICES

    The second phase of UPC's network upgrade is the incremental investment necessary to introduce digital video, telephony or Internet/data services. This enhanced upgrade involves the installation of certain equipment in the Master Telecom Center, the distribution hubs and the customer premises required to connect subscribers for digital video, telephony or Internet/data services through the upgraded network.

    The Master Telecom Center includes the headend and all central network equipment needed for services provided through the operating system. For cable television, this includes satellite antennas, encryption devices and original transmission facilities. For telephony service, this includes the central office switch, the voice mail platform, SDH transmission and other telephony-related equipment. For Internet/data service, this includes servers and equipment for connection to the Internet.

CABLE TELEPHONY NETWORK AND INFRASTRUCTURE

    Traditional telephony signals are carried over twisted copper pairs in the local loop. Cable phone technology allows telephony to be carried over upgraded HFC technology infrastructure without requiring the costly overbuild of the local loop in order to install twisted copper pair. Therefore, instead of an expensive rebuild, cable phone technology only requires the addition of equipment at the Master Telecom Center, the distribution hub and in the home to transform voice communication into signals capable of transmission over the fiber and coaxial cable. The equipment required in the home is housed in a small, secure, self-contained unit (Customer Interface Unit or "CIU"), that is usually mounted on the wall inside the home. This box is capable of passing through cable television, Internet cable modem and radio signals and providing standard telephone services. It also includes an emergency back-up battery. The subscriber is connected to the cable phone network using the existing home telephone wiring and telephones.

    UPC plans to utilize cable phone equipment with various line capabilities. For the residential/SOHO market, a one-, two- or four-line unit will be utilized. Eight- and twelve-line cable phone equipment units will be used to provide service to both multiple dwelling units ("MDUs") and segments of the medium business market. This type of installation uses the HFC-based coaxial network to terminate into the MDU or business customer's premise. The interface with the subscriber's phone will be the existing twisted-pair in-house wiring system. The subscribers receive all the services with voice quality that is equal to or better than that of the incumbent telecommunications operator.

    Large businesses generally will be connected to the network with direct fiber connections using "self-healing" SDH fiber optic ring technology. This technology automatically detects disruptions in the fiber and reroutes calls within 1/20th of a second, thereby providing reliable service to these customers. Typically, these medium to large businesses will be served by installing SDH Add/Drop Multiplexors (ADMs) at the business premises.

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    The diagram below depicts the technology for adding cable phone at the distribution hub and subscriber residence, as well as the telephony configuration for MDUs and medium and large businesses:


                    [Diagram of UPC Telephony Architecture]
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

    UPC's upgraded network has been designed to support up to 600 telephony lines per fiber node. Assuming 1,000 homes passed per fiber node and 35% of telephony subscribers order a second line, this configuration would support over 440 subscribers, or approximately 44% of homes passed. Higher penetration rates could be supported either by allocating another radio frequency channel (one 1.5 MHz channel can support an additional 120 lines) or sub-dividing the fiber node by adding another fiber optic transmitter/receiver pair (at an investment of approximately NLG20 per line). UPC's Network architecture has been designed to allow for future fiber node subdivision without having to spend incremental capital on fiber optic construction. UPC also has the extra fiber capacity at each fiber node to connect directly businesses that require more capacity than cable phone installations.

    Most of the Company's networks have been constructed in a similar manner to utility networks. These networks are underground, access to the plant is from access-restricted cabinets and wiring is inside the homes. Some non-UPC cable phone installations have experienced noise in the line caused by ingress resulting from a wide range of factors including poor construction practices, improperly used fittings or cable plant that is exposed to the elements (overhead, aeriel plant) typical of cable television networks constructed in the United States before the use of two-way plant was contemplated. The high quality construction of the Company's Western European networks allows very little noise in cable phone lines due to ingress.

    Consumers expect their telephones, unlike cable television services, to be powered separately from the main power and thus continue to function in the event of a power outage. To meet this requirement, UPC is installing uninterruptable power supplies at the Master Telecom Center, distribution hubs and fiber nodes to ensure that the network can continue a "lifeline" service if the local power supply fails. To enable the CIU to function in a power outage, UPC provides standard emergency back-up power by installing rechargeable, sealed lead acid batteries with a projected five-year life. These batteries are housed within the CIU and are able to provide over eight hours of standby time or two hours of talk time in the event of a power outage. The batteries recharge themselves from the main electricity source when the power resumes. If the power outage is longer than eight hours, however, these CIU's would likely not remain functional. See "Risk Factors -- Unproven Network Scalability, Speed and Technology".

INTERNET ACCESS TECHNOLOGIES

    The Company believes that the slow speed of current residential Internet access is a significant deterrent for Internet users. This slowness results from the predominance of telephone dial-up modems as the access means, where the maximum speed of the fastest dial-up modem on the market is either 56 Kbps or 64-128 Kpbs ISDN. Although a number of different technologies designed to provide much faster access than dial-up modems have been proposed and are being tested, UPC believes that cable modem access technology is superior to all other current technologies because: (i) cable modem technology is based on the widely used Transport Control Protocol/Internet Protocol (TCP/IP), which is used on local area networks (LANs) and the Internet; (ii) a global standard has been created and accepted (MCNS/DOCSIS); and (iii) customers are served by a shared infrastructure, which allows for lower cost service offerings.

    Cable modem technologies were launched in UPC's Austrian, Belgian, Dutch and Norwegian networks on a trial basis in 1997. UPC's existing two-way infrastructure is used to provide high speed Internet access to the subscribing home or business. Cable modem service, such as that employed by chello, consists of a cable modem in the customer's home or office that permits the customer's personal computer to connect to the Internet through the network at speeds up to 100 times faster than the fastest dial-up modem services. This service provides extremely fast downloading of most commonly viewed pages, CD quality video and sound and quality desktop audio/video conferencing.

PAN-EUROPEAN BACKBONE

    The Company intends to develop a pan-European backbone

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The backbone is designed to link UPC's major cable networks through a combination of leased capacity arrangements between Vienna, Amsterdam, Brussels and Oslo. The UPC pan-European backbone will also be capable of being linked to the United States through two leased fiber routes. In October 1998, the Company entered into a contract with Hermes Europe Railtel for the purchase of transmission capacity. This agreement allows chello and Priority Telecom to purchase fiber-optic based high speed transmission capacity for their services.

   When fully developed, this pan-European backbone would link Priority Telecom's and chello's national networks and points-of-presence with other countries and international gateway facilities, including international Internet network access points and international voice and data switching hubs. Through the use of this IP network, Priority Telecom and chello plan to offer solutions for international carrier traffic distribution and other voice and data services.

   The following diagram depicts this architecture:

               [Diagram of Pan-European Backbone Architecture]



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

    In the above diagram, chello's pan-European backbone, branded AORTA, will interconnect the 140 Mbps ring to two major Internet exchange points--Amsterdam
(AIX) and Stockholm (GIX). Each of these major European Internet exchange points will provide chello with Tier 1 Internet connectivity, which is the highest level of interconnection performance on the Internet backbone, when chello expands to strategic Internet exchanges. Tier 1 Internet peering offers transit network rights to and from the large Internet providers throughout Europe. Chello intends to interconnect to the U.S. network access points in Washington D.C. and New York via a 45 Mbps transatlantic fiber link.

    To provide additional capacity and provide redundancy for the pan-European backbone, UPC intends to implement a satellite Internet network. This network will augment the backbone to provide high capacity Internet connectivity in countries where the costs for high fiber bandwidth is prohibitive. This satellite architecture also would provide a more cost-effective method to transmit data from the U.S. to Europe than the transatlantic fiber.

    The pan-European backbone and the satellite Internet network will allow broadband Internet subscribers to experience access speeds that are up to 100 times faster than traditional dial-up services. chello will also implement caching technology at the local Master Telecom Centers that keeps the most popular Web content close to the local customer for quick retrieval.

    LOCAL ACCESS NETWORK ARCHITECTURE. UPC has implemented in Austria, Belgium, The Netherlands and Norway a local Internet access architecture with server farms located in each Master Telecom Center. The broadband content and backbone interconnection are interfaced with the local Internet access platform through the caching and other chello servers.

DIGITAL DISTRIBUTION PLATFORM

    The Company is seeking partners to construct a pan-European digital video distribution platform. The pan-European digital video distribution platform, if constructed, would provide an economical way to deploy digital video avoiding the expense of separate encoding and conditional access systems at every headend. The aggregation of programming through a central UPC uplink facility would provide cost-efficient digital distribution to multiple cable companies throughout Europe, making it easier for both UPC and other companies to buy services. UPC would carry programming versioned for multiple languages in one data stream and use remote storage and playout to deliver NVOD services.

    The Company's planned digital distribution platform would accomodate video compression, playout and overall conditional access control for UPC and non-UPC affiliates. UPC has designed this distribution architecture to provide the basis for additional revenues beyond the cost-efficient delivery of digital channels. First, it includes a unique way to overcome the complexity of rights issues for NVOD. Simultaneous pan-European broadcasting is not possible with NVOD, because rights windows vary by country. UPC's solution is to broadcast NVOD programming to remote content servers at the headend, which will store the programming and play it out according to local schedules.

    UPC believes that if this digital distribution platform is constructed, it will provide the first pan-European digital video distribution platform with coverage, content and conditional access mechanisms to attract European cable companies (including UPC's own operations).

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

                          GLOSSARY OF TECHNICAL TERMS

    BACKBONE - A high-capacity network that links together other networks of lower capacity.

    BANDWIDTH - The communications capacity or data transmission rate, measured in Hertz (cycles per second) or bits per second (bps).

    BITSTREAM - A stream of data such that is produced by compressing and digitizing analog video or audio.

    CABLE MODEM TERMINATION SYSTEM (CMTS) - Equipment located in the Distribution Hub that interconnects the data signals flowing to and from the fiber optic transmission system to the fiber subring equipment and converts this data to RF Signals.

    CALL BLOCKING - The restriction of telephone lines from making calls to other lines due to a lack of available capacity.

    CENTRAL CONTENT SERVER (CCS) - This is the centralized server element of the Near Video On Demand (NVOD) portion of the digital distribution facility. All NVOD programs are stored on this server for subsequent delivery to the Remote Content Servers (RCS) located within the various cable headends. (See "-- Remote Content Server").

    COAXIAL CABLE (COAX) - A transmission medium consisting of one or more central wire conductors, surrounded by dielectric insulator, and encased in either a woven wire mesh or extruded metal sheathing. The electromagnetic wave travels between the outer shield and the conductor. Coax can carry a much higher bandwidth than a wire pair.

    COMPRESSION - A method that reduces the bandwidth or bits necessary to transmit or store information.

    CONDITIONAL ACCESS (CA) - The functionality within the digital distribution platform used to control access to what a subscriber may view and how the digital set-top box will function. The CA coupled with data encryption provides the primary security element of the distribution system.

    DATA OVER CABLE SYSTEM INTERFACE SPECIFICATION (DOCSIS) - U.S.-based standard for increasing the amount of data that can be transmitted over HFC-based networks.

    DIGITAL VIDEO BROADCASTING (DVB) - Extensive set of standards that defines the way digital entertainment services (television in particular) are packaged and transported throughout Europe. The DVB standards have been adopted by the European Union as the standard for digital broadcasting.

    DISTRIBUTION AMPLIFIER - A device used to increase the RF signal to compensate for cable and passive device signal loss.

    DISTRIBUTION HUB (DH) - A building or equipment facility that houses voice, video and data equipment before sending these signals to the fiber nodes.

    DOWNSTREAM - Signals travelling to the subscriber's home from the Master Telecom Center.

    ENCODING - The act of changing data into a series of electrical or optical pulses that can travel efficiently over a medium, reducing overhead and bandwidth requirements.

    FIBER NODE (FN) - A device that receives and transmits optical signals and reconverts the optical signal to an electrical signal for transmission on coaxial cables.

    FINAL AMPLIFIER - The last coaxial amplifier between the fiber node and the subscriber drop. The amplifier feeds the subscriber multi-port tap.

    GBPS - Giga bits per second. One billion bits transmitted in one second.

    HEADEND - The equipment at a cable system that receives the various program source signals,

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processes them and retransmits them to subscribers.

    HOST DIGITAL TERMINAL (HDT) - Equipment located in the Distribution Hub that converts optically transmitted telephony signals into RF channels.

    HYBRID FIBER COAX (HFC) - A technology designed to receive multiple broadcast and/or non-broadcast signals and to distribute them via a combination of coaxial and fiber-optic cable to subscribers. HFC technology also enables service providers to offer two-way telecommunications services.

    IMPULSE PAY-PER-VIEW (IPPV) - A variation of pay-per-view in which the subscriber can purchase an event by using his set-top box and remote control (i.e. on impulse) rather than calling the cable operator in advance of the event.

    INTEGRATED SERVICES DIGITAL NETWORK (ISDN) - A set of standards for transmission of simultaneous voice, data and video information over fewer channels than would otherwise be needed, through the use of out-of-band signalling. The most common ISDN system provides one data and two voice circuits over a traditional copper wire pair (ISDN-BRI), but can represent as many as 30 channels (ISDN-PRI).

    INTERNET PROTOCOL (IP) - A standard used in routing, transmitting and delivering packets of data between hosts.

    KBPS - Kilo bits per second. One thousand bits transmitted in one second.

    LOCAL AREA NETWORK (LAN) - A network that spans a limited geographical area (usually within one building site) and interconnects a variety of computers and terminals.

    MASTER TELECOM CENTER (MTC) - The primary technical facility located within each cable system. This facility typically includes the cable television equipment, telephone switch equipment, voice mail platform, fiber optic equipment, Internet servers and modem interfaces.

    MBPS - Mega bits per second. One million bits transmitted in one second.

    MULTICHANNEL MULTIPOINT DISTRIBUTION SYSTEM (MMDS) - Wireless cable transmitting a number of television channels to households in a limited area.

    MULTI-PORT TAP - A coaxial device that interconnects one or more customer drops to the coaxial network. The device provides isolation between each individual subscriber drop and the network.

    NEAR VIDEO-ON-DEMAND (NVOD) - An advanced form of impulse pay-per-view that is built around offering a greater number of "purchase opportunities" to the consumer by showing events more frequently than IPPV. NVOD operations require a greater number of channels on a system than traditional IPPV.

    NEIGHBORHOOD SUBSTATION COMBINER (NSC) - A device that combines one of the upconverted RF frequencies from the dual 450 MHz Trunk network with the RF frequencies from the other dual 450 MHz Trunk network so the combined output is in the frequency range of 54-860 MHz.

    RADIO FREQUENCY (RF) - Describes the medium that carries modulation (information). A typical broadband network uses RF frequencies between 80 and 860 MHz to carry signals from the MTC to the subscriber.

    RECEIVER (RX) - A device used to receive RF signals. This could be a satellite receiver or a television receiver in a subscriber's home.

    REMOTE CONTENT SERVER (RCS) - This is the remote server element of the NVOD portion of the digital distribution platform. The RCS is located in the MTC of a broadband network. All NVOD programs are stored on this server for real-time playout to the digital set-top box. (See "-- Central Content Server ").

    SUBSCRIBER MANAGEMENT SYSTEM (SMS) -Refers to the system used by a broadband operator to manage its subscribers (CATV, data and telephone). Typical functions can include billing, marketing, workforce management and scheduling.

    SYNCHRONOUS DIGITAL HIERARCHY (SDH) - The International Telecommunications Union

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(European) version of the synchronous optical network (SONET) transmission standard designed for self-healing broadband optical networks.

    TELEPORT - A facility that provides "common carrier like" services to broadcasters, data providers and others requiring the ability to originate or transmit services to a wide area.

    TRANSMITTER (TX) - A device that typically uses RF and various forms of modulation to transmit information to one or more locations where the information is recovered utilizing a receiver. (See "-- Receiver (Rx)").

    TRANSPORT CONTROL PROTOCOL (TCP) - One of the components of the transmission control protocol/Internet protocol (TCP/IP) that provides routing among networks and, in some cases, within a particular network.

    TRUNK AMPLIFIER - A device that amplifies the electrical signal on the main transportation cables of a coaxial network and usually carries signals to and from the fiber optic node and the distribution amplifier or final amplifier.

    UPSTREAM - Signals travelling from the subscriber's home to the Master Telecom Center.

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                         CORPORATE OWNERSHIP STRUCTURE

    Below is a diagram that summarizes UPC's operations and equity ownership percentages in its operating systems as of September 30, 1998. In November 1998, UPC increased its ownership of the Israeli and Maltese systems to 46.6% and 50%, respectively, and sold its 20% interest in its Irish operating company.

                           [DIAGRAM OF UPC SHOWING
                        (1) OPERATING SYSTEMS INCLUDING
                    CONSOLIDAETD SYSTEMS AND UNCONSOLIDATED
                        SYSTEMS AND (2) BUSINESS LINES]

Operating Systems

Consolidated Systems:
Austria, Telekabel Group - 95%
Belgium, TVD - 100%
Norway, Janco Multicom - 100%
France, Mediareseaux - 99.6%(2)

Eastern Europe

Hungary(3) - 79.3%
Czech Republic - 100%
Romania(3) - 51-100%
Slovak Republic(3) - 75-100%

Unconsolidated Systems:
The Netherlands, United Telekabel Holding - 51%
A2000 - 50%
CNBH, Telekabel Beheer - 100%
Israel, Tevel - 23.3%
Malta, Melita Cable - 25%

Business Lines

Video Distribution and Programming Services
Telephony Services, Priority Telecom
Internet/Data Services, chello broadband

--------
(1) This chart excludes UPC's interests in the Hungarian (Monor) telephony system (46.3%) and the programming services, Tara (75%), and IPS (approximately 33.5%), which it has agreed to purchase from UIH, and other interests. See "Prospectus Summary -- Recent Developments".
(2) A minority partner of Mediareseaux holds warrants giving it the right to purchase an additional 4.6% of Mediareseaux's share capital. See " --
     France".
(3) UPC's 79.3%-owned Hungarian system owns between 70% and 100% of several operating companies. UPC owns 51% of one Romanian local operating company and 100% of two others. UPC owns 75% of one Slovak local operating company and 100% of two others. See "Business -- Corporate Ownership Structure".

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    The Company owns 100% of its operating systems in Norway, Belgium and the
Czech Republic. Below is a description of those operating systems in which the Company holds less than 100%.

                                    AUSTRIA

    Telekabel Group consists of five Austrian corporations, each of which owns a cable television operating system. UPC owns 95% of, and manages, each Telekabel Group company. Each of the respective cities in which the operating systems are located owns, directly or indirectly, the remaining 5% interest in each company.

    Telekabel Wien's 5% shareholder Kabel-TV-Wien Gesellschaft m.b.H ("KTV") is owned by the City of Vienna. KTV has the right to appoint a member to Telekabel Wien's board of directors. KTV's director has a veto right with respect to the introduction and provision of new cable television and other services (including the provision of tiered channels, pay-per-view, Internet/data services and telephony services), the enlargement of the current cable-network, pricing arrangements and integration of different services. Although UPC believes the cooperation between KTV's director and the other directors has been successful in the past, there can be no assurance that KTV's director will approve the planned new activities in Austria.

    In connection with the UPC Acquisition in December 1997, KTV and Philips agreed that Philips will continue to guarantee the capital level to be maintained by Telekabel Wien. Philips has also agreed to guarantee the continued fulfillment of the agreements that were originally concluded between KTV and Philips and that were assigned by Philips to UPC (the "Vienna Agreements"). UPC has agreed to indemnify Philips for any liability under Philips' guarantee.

    Due to its position as a guarantor, Philips has the right to appoint one member to UPC's Supervisory Board. This Supervisory Director has a veto right that is limited to fundamental decisions and exceptional business matters, such as the sale or disposition of UPC's interests in Telekabel Wien, if certain threshold values are not met. See "Certain Transactions and Relationships--
 Relationship with Philips".

    Philips, KTV and UPC have agreed that the Vienna Agreements will run until December 31, 2022 with an option to prolong them.

    Each city in which a member of the Telekabel Group operates has the right to purchase UPC's interests at fair market value if UPC elects to terminate the cooperation agreement with the city after its original term expires. Similarly, UPC has the right to purchase the city's interest at fair market value if the city elects to terminate the cooperation agreement after its original term. The cooperation agreements are part of the Vienna Agreements and also expire on December 31, 2022.

    The City of Vienna's approval is required for any change of control over UPC, which approval cannot be unreasonably withheld if the buyer is a reputable telecommunications and/or cable television operator. In the absence of such approval, the City of Vienna can require UIH to own Telekabel Wien separately from UPC. See "Certain Transactions and Relationships".

    UPC may provide Priority Telecom's services to Telekabel Group's subscribers through a wholly-owned subsidiary of UPC, even though the services will continue to be marketed by Telekabel Group.

                                THE NETHERLANDS

UTH

    The Company and NUON own 51% and 49%, respectively, of the ordinary share capital of UTH. UPC has the right to purchase, and NUON has the right to sell to UPC, 24.5% of UTH (the "Primary Option"). Either party may exercise the Primary Option from August 6, 1999 to August 6, 2001. The Primary Option exercise price depends on which party exercises the Primary Option. If UPC exercises the Primary Option, the Primary Option exercise price will be approximately NLG244 million, increased by a fixed interest factor. If NUON exercises the Primary Option, the Primary Option exercise price will be approximately NLG166 million, increased by a different fixed interest factor. In addition, if either

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party exercises the Primary Option, the non-exercising party has the right to sell or purchase, as the case may be, the remaining 24.5% of UTH (the "Secondary Option"). The Secondary Option is exercisable within 90 days after notice of exercise of the Primary Option. The Secondary Option exercise price and the Primary Option exercise price are the same, except that different interest factors may apply in certain circumstances.

    UTH is managed by a management board, responsible for the day-to-day management, under the supervision of a non-executive supervisory board. Pursuant to the agreement between UPC and NUON, the management board has one managing director (the chief executive officer) who is jointly appointed and two managing directors appointed upon binding nomination from the Company and one managing director appointed upon binding nomination from NUON. Currently, however, UTH's management board consists of only three members (one appointed upon binding nomination from each of NUON and UPC and the jointly appointed chief executive officer). UTH's supervisory board has five members, three appointed by the Company and two appointed by NUON. UPC's representatives on the supervisory board have a total of two votes, as do NUON's representatives. Certain management decisions, such as approval of business plans and annual budgets, require approval of more than 75% of UTH's supervisory board. Certain major decisions, such as UTH's merger, liquidation and changes in the scope of its business, require approval by a qualified majority of shareholders representing more than three-quarters of UTH's issued capital.

    UTH has pledged its interest in Telekabel Beheer to secure the UTH Facility. If NUON is not repaid, it will have the right to sell Telekabel Beheer to repay the indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources -- Current Debt Facilities -- UTH Facility".

    UPC and NUON have agreed not to compete with UTH in respect of certain telecommunications services in The Netherlands.

    UPC and NUON may restructure UTH to create a separate holding company for A2000 and a separate holding company for UTH's other operating systems. While the shareholders' net economic interests and management control over the two holding companies, on a combined basis, will be the same, UPC will hold more of the A2000 holding company and NUON will hold more of the other holding company.

A2000

    UTH and Media One International ("Media One"), an international developer and manager of cable television, telephony and wireless communications properties, each own 50% of the ordinary share capital of A2000. A2000 owns 100% of Kabeltelevisie Amsterdam B.V. ("KT Amsterdam"), which operates cable systems in Amsterdam, Landsmeer, Purmerend, Zaanstad and Ouder-Amstel, and 100% of A2000 Hilversum B.V. ("KT Hilversum"), which operates a cable system in Hilversum. The Municipality of Amsterdam owns one priority share in KT Amsterdam, which gives the municipality the right to block the merger, demerger, dissolution and liquidation of KT Amsterdam, certain amendments to KT Amsterdam's articles of association, the issue of KT Amsterdam shares to persons other than A2000, the appointment of a legal entity as a managing director and the granting of voting rights to a pledgee of A2000's shares of KT Amsterdam. Furthermore, the Municipality of Amsterdam's approval is required for any change of control over A2000, which approval cannot be withheld if the buyer is a reputable telecommunications and/or cable television operator or financial institution.

    A2000, KT Amsterdam and KT Hilversum are each managed by a management board, responsible for day-to-day management, under the supervision of a non-executive supervisory board. The supervisory boards of A2000, KT Amsterdam and KT Hilversum consist of an even number of directors: one half appointed upon binding nomination from Media One and one half appointed upon binding nomination from UTH. Certain major decisions require approval by at least 75% of the shareholders. The A2000, KT Amsterdam and KT Hilversum management boards consist of at least one managing director (the chief executive officer), appointed by UTH, and a chief financial officer, appointed by Media One, as well as other members appointed by both. Certain major

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decisions affecting KT Amsterdam, such as approval of business plans and annual budgets, require approval of the majority of the supervisory board of KT Amsterdam.

                                     FRANCE

    UPC owns 99.6% of Mediareseaux, its French operating system. The other owner of Mediareseaux is an entity controlled by Patrick Drahi, its founder and current chairman, which holds warrants giving it the right to purchase for a nominal amount new shares corresponding to 4.6% of Mediareseaux's share capital. Accordingly, UPC has only a 95% economic interest in Mediareseaux. Pursuant to an agreement dated June 16, 1998, the Company and the entity controlled by Patrick Drahi have granted to each other options to purchase and sell, at a price based on fair market value, the shares of Mediareseaux that the entity may hold in the future.

                                     ISRAEL

    The Company currently owns indirectly 46.6% of Tevel, its Israel operating system. The Company acquired 23.3% of this interest in November 1998. See "Prospectus Summary --Recent Developments". An Israeli corporation owned by DIC Communication and Technology Ltd. and PEC Israel Economic Corporation (the "Discount Group") owns 48.4% of Tevel and a private Israeli investor holds the remaining 5% of Tevel.

    Tevel is managed by a board of directors. UPC has the right to designate one of Tevel's five directors for each 17% of Tevel that it owns. Currently, two Tevel directors are UPC appointees. Each of Tevel's shareholders has agreed to grant a right of first refusal to the other shareholders in the event of a transfer of any Tevel shares. If the other shareholders do not exercise this right, they are permitted to participate in the sale and may require the selling shareholder to include in the transferred shares such number of shares equal to each shareholders' pro rata amount. In addition, any shareholder of Tevel that holds more than a 30% interest may offer its stock to the other shareholders at a price based upon the appraised fair market value of Tevel. If the other shareholders do not accept the offer, the offering shareholder may require that all of the stock of Tevel be sold to a third party at the appraised value. Any such sales would be conditioned on receipt of appropriate regulatory and other consents. No shareholder may exercise this forced buyout option more than once in any 12-month period. Neither party has exercised the forced buyout option and, if the DIC Option is exercised, the Company and the Discount Group each would agree not to exercise the forced buyout option for a specified period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources --
 Current Debt Facilities -- DIC Loan".

    Tevel's shareholders (other than the private Israeli investor) have agreed not to compete with Tevel in respect of certain cable telecommunications services and complementary businesses in Israel unless the Tevel board of directors decides that Tevel will not participate in such systems or businesses.

    Tevel has entered into two consulting agreements with affiliates of UPC and the Discount Group. Pursuant to these agreements, Tevel is required to pay to each of UPC and the Discount Group up to 2.5% of Tevel's annual gross revenues (excluding customer premise equipment deposits). Tevel is entitled to terminate the consulting agreement with either UPC or the Discount Group if such holder's share ownership in Tevel falls below 20%. The validity of the consulting agreements has been challenged by Tevel's minority shareholder, claiming that the consulting fee is not proportionate to the services rendered. Accordingly, the minority shareholder has claimed that these agreements constitute an oppression of the minority under Israeli law and has demanded cancellation of the consulting agreements. Tevel, UPC and the Discount Group have rejected these claims and the parties currently are attempting to settle such disagreement.

                                     MALTA

    UPC currently owns indirectly 50% of the ordinary share capital of Melita. UPC acquired

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25% of this interest in November 1998. See "Prospectus Summary -- Recent
Developments". The remaining 50% is owned by Melita Cable Holdings Ltd. ("MCHL"), a Maltese company owned by Maltese citizens, as required by Melita's franchise agreement.

    The day-to-day management of Melita is vested in its board of directors. Melita currently has nine directors of whom the Company appointed four, MCHL appointed four and the Company and MCHL jointly appointed the president. Certain major actions require the approval of the Company and a majority of the directors of MCHL.

    None of the Company, MCHL and their affiliates may compete with Melita with respect to providing video signals to homes in Malta. After December 31, 1998, each of the Company and MCHL may offer its interest in Melita to the other. If either party elects not to purchase the other's interest, the parties must cooperate to sell Melita in its entirety. If either the Company or MCHL sells its interest in Melita to a third party, the selling party must give the other an opportunity to participate in the sale by including its interests as part of the third party sale.

    UPC provides management services and seconds personnel to Melita pursuant to a management agreement that expires December 31, 2004, for which UPC is paid a fee equal to 5% of the gross revenues of Melita and is reimbursed for expenses, including costs of its personnel, who provide substantially full-time service to Melita.

                                    HUNGARY

TELEKABEL HUNGARY

    The Company and The First Hungary Fund Ltd. ("FHF"), an investment fund, indirectly own 79.25% and 20.75%, respectively, of the ordinary share capital of Telekabel Hungary. Telekabel Hungary owns interests ranging from approximately 70% to 100% in the eight Kabelkom systems contributed by the Company and 100% in five and 99.96% in one of the Kabeltel systems contributed by FHF. The other shareholders are the respective municipalities. UPC's shares of Telekabel Hungary are pledged in favor of Telekabel Hungary's DEM65.6 million bridge finance lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources--Current Debt Facilities--Telekabel Hungary Facility".

    A wholly owned subsidiary of the Company is solely responsible for day-to-day management of Telekabel Hungary, under the supervision of Telekabel Hungary's supervisory board. The supervisory board has four members, three of which are appointed by the Company and one by FHF. The parties have agreed that the supervisory director appointed by FHF may block the required supervisory board approval of any element of the business plans and budgets of Telekabel Hungary and its subsidiaries that he reasonably determines would decrease the shareholders' value of Telekabel Hungary to the detriment of FHF while the Company would obtain an increase in value other than through Telekabel Hungary or its subsidiaries. Certain major decisions concerning Telekabel Hungary and its subsidiaries, such as the merger, demerger, liquidation and sale of all or substantially all of the assets of those entities, the amendment of their articles of association, and the issuance of certain preference shares, require approval of FHF's representative so long as FHF owns at least 10% of Telekabel Hungary's share capital.

    Moreover, each of UPC and FHF can dispose of its shares in Telekabel Hungary after December 31, 1999, either to the other at fair market value, to a third party or through a registration of such shares on a European exchange. The selling shareholder must first offer its shares to the other and, if the non-selling shareholder declines to purchase such shares, the shares may be sold to a third party on terms no less favorable than the terms offered to the non-selling shareholder.

MONOR

    Monor is a Nebraska corporation that controls, through its Hungarian operating subsidiary, Monor Telefon Tarsasag Rt. ("MTT"), the exclusive, local-loop telephony concession for the region of Monor, Hungary. Monor owns approximately 90% of MTT. The Company has agreed to acquire from UIH an indirect 46.3%

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economic interest and a 50% voting interest in Monor. This transaction is expected to close by the end of 1998. PenneCom B.V. ("PenneCom") owns the remaining 50% voting interest in Monor, and together with several other minority shareholders, the remaining economic interest.

    Monor has a six member board of directors (three members of which are appointed by PenneCom and three of which are appointed by the Company), and MTT has a nine member board of directors (three members of which are appointed by PenneCom, three of which are appointed by the Company, one of which is designated as Monor's chief executive officer by the consortium committee, and two of which are designated by shareholders of MTT other than the Company and PenneCom). Following the Company's acquisition of Monor, it is anticipated that each of PenneCom and the Company will have a right of first refusal with respect to the sale of all or a portion of its shares in MTT, and a buy-sell provision will apply to the sale of all of any shareholders' shares in MTT.

                                    ROMANIA

    The Company has interests in three Romanian cable companies: indirect 100% interests in Multicanal Holdings, SRL, located in Bucharest, and Control Cable Ventures, SRL, with operations in Ploiesti and Slobozia, and a 51% interest in Eurosat, with operations in Bacau. The other shareholders of Eurosat are local investors.

                                SLOVAK REPUBLIC

    The Company operates in the Slovak Republic through three Slovak limited liability companies: Slovatel S.R.O. ("Slovatel"), KabelTel S.R.O. ("KabelTel"), and Trnavatel S.R.O. ("Trnavatel"). The Company has a 100% indirect interest in Slovatel and KabelTel, and a 75% indirect interest in Trnavatel. Salko Ltd., a Slovak corporation, owns 20% and the City of Trnava owns 5% of the remaining interest in Trnavatel. KabelTel has operations in the cities of Zvolen, Levice and Nove Zamky, while Trnavatel operates in Trnava.

                             PROGRAMMING COMPANIES

TARA

    The Company owns 5% of Tara and has agreed to acquire from UIH, 75% of Tara. The remaining 20% of Tara is owned by RTE Commercial Enterprises Ltd. ("RTE"), an affiliate of the Irish national broadcasting company. Tara is managed by a board of directors. The number of votes each director has is equal to the number of votes to which the shareholder who appointed each respective director is entitled by virtue of the securities it holds. Certain matters require RTE's consent, including guarantees of indebtedness, certain investments or loans and affiliate transactions. Except for affiliate transfers, no shareholder may transfer or assign its shares before the later of
(i) October 9, 1999, and (ii) the repayment of certain shareholder loans. These shareholder loans have an aggregate principal amount of approximately NLG17.1 million and bear no interest. UIH, RTE and UPC have granted each other rights of first refusal to purchase their respective interests in Tara.

IPS

    IPS is a group of three related limited partnerships focusing on the Spanish and Portuguese markets. Following the Company's acquisition of UIH's interest, it will hold an approximately 33.5% interest in these entities. The other partners of IPS are a subsidiary of The Walt Disney Corporation and entities owned by the Urbina Group. Each of the programming entities is managed by a board of directors or similar management body. Each member of each partnership is entitled to nominate one director to each board or similar management body for each 10% equity interest it holds in IPS. Except for certain decisions that require a 70% or 85% supermajority vote, decisions of the board of each programming entity may be made by the affirmative vote of a majority of the directors present at a duly constituted meeting.

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                                   REGULATION
    The provision of video, telephony and Internet/data services in the countries in which the Company operates is regulated. See "Risk Factors --
 Regulation". The scope of regulation varies from country to country, although in some significant respects regulation in UPC's Western European markets is harmonized under the regulatory structure of the European Union. Below is a summary of the regulatory environment in the European Union and the European Economic Area member countries in which the Company operates and of the regulatory environment in Israel. See "Business -- Operating Companies" for a discussion of certain regulations in other of UPC's operating markets.

                                 EUROPEAN UNION

    Austria, The Netherlands, Belgium and France are all member states of the European Union (the "EU"). As such, these countries are required to enact national legislation which implements directives and other legal instruments issued by the EU Commission and other EU bodies. In recent years, the EU has led the opening of competition and the liberalization of the telecommunications and video services sectors, which includes the use of cable networks to provide voice telephony and telecommunications services, in EU member states. Although not an EU member state, Norway is a member of the European Economic area and has generally implemented or is implementing the same principles on the same timetable as other EU member states. As a result, most of the markets in which UPC operates have been significantly affected by regulation initiated at the EU level. As it develops, such EU regulation will continue to have a significant effect on these markets, including future developments relating to the convergence of telecommunications, media and information technology.

    The EU Commission has started to review the consequences of this convergence for the regulatory environment. This review will take place during 1999 and may result in changes of the current regulatory framework, but the scope of such changes cannot be predicted at this time.

TELEPHONY AND INTERNET/DATA SERVICES

    Liberalization of Telecommunications Services and Infrastructure. A central aim of the liberalization process has been to reduce the monopoly power of the incumbent telecommunications operators in order to introduce competition in the European telecommunications market. Following the EU Commission's Services Directive (90/388/EEC), dated June 28, 1990, the exclusive rights of such incumbent operators to provide telecommunications services were gradually removed so that competing operators and service providers would be entitled to offer such services. The incumbent telecommunications operators invariably owned the national networks, however, and the lack of an alternative infrastructure to provide such liberalized services operated as a major barrier to entry into the market by competitors. In an effort to overcome this barrier, the EU introduced the "Cable Television Networks Directive" (95/51/EC), dated October 18, 1995, which required member states to remove existing restrictions on the use of cable television networks to provide telecommunications services other than cable television services. As a result, cable television operators became able to use their networks to provide telecommunications services except for public voice telephony. In 1996, the EU Commission issued the "Full Competition Directive" (96/19/EC), which required most member states to remove the exclusive rights of incumbent public voice telephony operators by January 1, 1998. The construction of telecommunications networks was also liberalized under this directive. As a result of this directive, UPC's Western European operating companies may provide all telecommunications services, including voice telephony and Internet/data services, through their cable networks.

    Under the Cable Television Networks Directive, telecommunications operators that have exclusive rights to provide cable television network infrastructure in a given area and achieve an annual turnover of more than ECU50 million must account separately for their telecommunications services and any cable television services. In The Netherlands, Belgium and in certain circumstances, Norway, this requirement applies to all telecommunications operators providing

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

both cable television and other telecommunications services under national law irrespective of the above-mentioned requirements. Should any of UPC's operating companies in the EU or Norway with exclusive rights to cable television infrastructure achieve the requisite turnover, they would become subject to these requirements.

    A draft Directive of the EU Commission, if issued, will require member states to enact legislation directing incumbent telecommunications operators to separate their cable television and telecommunications operations into distinct legal entities. This directive is likely to affect how incumbent telecommunications operators position themselves in cable television or broadband services by encouraging them to restructure their existing operations, which may increase their competition with the Company, although the incumbent operators do not currently compete in the cable television services market.

    Interconnection. Because new telecommunications operators need to interconnect their networks with the fixed public telephone network, the EC Council of Ministers and the European Parliament adopted the Directive on Interconnection in Telecommunications (97/33/EC), which sets forth the general framework for interconnection. The directive requires member states to impose obligations on telecommunications network operators with significant market power (which, although it may vary, is presumed when an operator has 25% or more of the relevant market), to allow other telecommunications operators to interconnect with their networks. They must offer interconnection without discriminating between operators, which offer similar services, and their interconnection charges must follow the principles of transparency and be based on the actual cost of providing the interconnection. As a result, if the principles in the directive are fully applied, UPC's operating companies in the EU and Norway should be able to interconnect with the public fixed network and other major telecommunications networks on a cost basis in order to provide their services. However, there can be no assurance that the Company will be able to obtain from incumbent telecommunications operators interconnection on terms and conditions or at prices satisfactory to the Company without protracted negotiations or involvement in time-consuming regulatory proceedings. See "Risk Factors--Regulation" and "--Implementation Risks for Telephony and Internet Services".

    Licensing. EU telecommunications policy has also aimed to harmonize the licensing requirements for the provision of public telecommunications services. As a result of the "Licensing Directive" (97/13/EC), which became effective on December 31, 1997, member states are required to change national legislation so that providers of telecommunications services require either no authorization or a general authorization which is conditional upon "essential requirements", such as the security and integrity of the network's operation. Licensing conditions must be objective, transparent and non-discriminatory. Member states may issue individual licenses in certain situations. For example, the provision of public voice telephony and the establishment or provision of public telecommunication networks may be subject to individual licenses. In addition, telecommunications operators with significant market power (typically 25% of the relevant market), may be required by member states to hold individual licenses carrying more burdensome conditions than the authorizations held by other providers.

    Regulation of the Internet. Although Internet-specific regulations have not been issued, EU policy may develop harmonized principles of "responsibility of content" to apply to Internet access providers analogous to those applicable to publishing companies. The Company does not expect such regulations to materially adversely affect the Company's Internet business plans.

VIDEO SERVICES

    Video Services through Telecommunications Networks. Most of UPC's operating companies are the only cable television operators in their franchise areas. As with the telecommunications sector, the cost of building a network to provide video services is a considerable disincentive to potential new entrants in the video services market. UPC's operating companies may face competition in the long term in their franchise
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areas from new entrants providing video services through the infrastructure of incumbent telecommunications operators and potential new entrants. In The Netherlands, for example, where there are no restrictions on the use of telecommunications infrastructure for the provision of cable television services, the incumbent telecommunications operator is testing whether it will be able to provide video services through its fixed networks.

    Conditional Access. In order to enable further competition in the video services market, the EU Commission passed the "Advanced Television Standards Directive" (95/47/EC), dated October 24, 1995, which requires member states to regulate the offering of conditional access systems, such as program decoders used for the expanded basic tier services offered by many of UPC's operating companies. Providers of such conditional access systems are required to make them available on a fair, reasonable and non-discriminatory basis to other video service providers, such as broadcasters.

    Broadcasting. The "Television Without Frontiers Directive" (97/36/EG), dated June 30, 1997, is intended to introduce freedom of broadcasting in the EU. Generally, broadcasts emanating from and intended for reception within a country have to respect the laws of that country. Under the directive, other EU member states will be required to allow broadcast signals to be made into their territories so long as the broadcaster complies with the law of the originating member state. Television advertising and sponsorship in member states will have to comply with certain minimum rules and standards, although member states may set more detailed and stricter rules for certain matters.

    UPC plans to enter into joint venture agreements with programming providers in order to launch eight new channels in late 1999 which it intends to broadcast to its operating companies and other cable television operators for distribution through their networks. UPC understands that the Television Without Frontiers Directive will apply to the broadcasting of these joint-venture channels to such operating companies so that one broadcasting license within an EU member state will permit UPC to broadcast such channels to cable operators throughout the EU. Where the joint-venture partner is already a licensed broadcaster within the EU, UPC believes the joint venture activities may fall within the scope of its partner's broadcast license, and that the joint venture could operate under the terms and conditions of that license. UPC also plans to apply for a broadcasting license in an EU country to accommodate joint ventures with those partners which do not have a broadcast license in a member state of the EU or channels created without a partner. The Company is currently in discussions with the regulatory authorities in The Netherlands and plans to obtain a broadcasting license in The Netherlands.

                                    AUSTRIA

RELATIONSHIP WITH MUNICIPALITIES

    Each of the five municipalities in which the Telekabel Group offers services holds, directly or indirectly, 5% of the local operating company. Each member of the Telekabel Group has entered into an agreement with its municipality. Under these agreements, significant decisions of the operating company must be approved by a unanimous vote of the board of directors, one member of which is currently appointed by the municipality. Furthermore, in Vienna, the municipality's appointee is currently in charge of the Vienna system's programming. Pursuant to these agreements, each of the municipalities has veto power over significant board decisions including programming changes, the addition of new programming to the expanded basic tier, migration of channels from the basic tier to higher tiers, pricing strategies, the introduction and provision of new services, and other management decisions of the company. While the municipalities have not used their veto power in the past, there can be no assurance that the municipalities will not use their veto power in the future and hinder the implementation of UPC's strategies for its video, telephony or Internet/data services.

VIDEO SERVICES

    Regulatory Framework. The Cable and Satellite Broadcast Radio Law (Kabel und Satelliten Rundfunkgesetz or "KSRG") governs the provision of video services in Austria. The

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Regional Radio and Cable Broadcast Authorities regulate the operation of cable television networks.

    Notifications. Telekabel Group does not require a license to provide video services. It need only notify the Regional Radio and Cable Broadcast Authority of the services it intends to provide. The right to provide such services is not exclusive.

    Programming. Under the KSRG, Telekabel Group is required to carry two "must carry" public Austrian channels in its basic tier service. In July 1997, previous prohibitions on cable network operators transmitting programming produced by them were lifted. Pursuant to the terms of the agreement with Vienna, however, Telekabel Wien is prohibited from producing programming.

    Price Regulation. Pricing of the basic tier service is subject to price control by the Austrian Wage and Price Commission. Approval from the Wage and Price Commission generally must be sought where the desired increase is greater than 50% of the consumer price index. Historically, all of Telekabel Group's price increase applications have been approved. Pricing of services other than the basic tier is not regulated.

TELEPHONY AND INTERNET/DATA SERVICES

    Regulatory Framework. The Telecommunications Act which came into force August 1, 1997 liberalized the telecommunications sector in Austria as of January 1, 1998, in compliance with EU directives. As a result, cable television networks may be used to provide telecommunications services as described above under "-- European Union -- Telephony and Internet/Data Services".

    Licenses. A telecommunications operator or service provider must obtain a license issued by the Austrian telecommunications regulatory agency, the Telekom Control Commission, to provide public voice telephony services and for the public offer of leased lines. Telekabel Wien has received a license to provide public voice telephony services in the entire Republic of Austria and a license for the public offer of leased lines through its cable network. The licenses are granted for an unlimited period of time provided that the offering of each respective service begins by February 1999 at the latest.

    Interconnection. Austria's Telecommunications Act generally implements the terms of the EU Directive on Interconnection in Telecommunications. In November 1998, the Telekabel Group entered into an interconnect agreement with PTA, the incumbent operator. Difficulty and delay in negotiations and agreement led Telekabel Group to seek the intervention of the Austrian telecommunications regulator, which determined the principal terms of the agreement. See
"Business -- UPC Telephony Services: Priority Telecom -- Interconnect
Agreements".

    Price Regulation. Although there are no voice-telephony pricing regulations, the Telekom Control Commission must be notified of the tariff structure and any subsequent rate increases. In addition, if the Telekabel Group were held to have significant market power (as defined in Austria's Telecommunications Act) with respect to the services offered, certain matters including tariffs would become subject to the approval of the Telekom Control Commission.

    Internet/Data Services. Internet/data services are regulated as telecommunications services under the Telecommunications Act. Under Austria's Telecommunications Act, Telekabel Group does not require licenses to provide Internet/data services. It need only notify the Telekom Control Commission of the services it intends to provide.

                                    BELGIUM

VIDEO SERVICES

    Regulatory Framework. The law of March 30, 1995, for Brussels, the decree of January 25, 1995 of the Council of the Flemish Community and the decree of July 17, 1987 of the Council of the French Community govern the provision of video services in Belgium. Only the first two regulations are relevant to TVD's operations.

    Authorizations. In Belgium, a cable operator needs to obtain a governmental authorization from the appropriate Community to operate a cable television system. The Belgium Communities (the French Community, the Flemish Community, and the German-speaking Community) have exclusive jurisdiction to regulate cable television, including

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programming content, in their respective language areas. The Flemish and French
Communities, as well as the Federal government, have overlapping jurisdiction in the bilingual area of Brussels where TVD operates. During 1996, 1997 and 1998, all of TVD's non-exclusive authorizations were renewed for nine years. Special authorizations are also required for the distribution of non-EU programs, both in Flanders and in Brussels and the Company has requested a special authorization in Brussels.

    Programming. In all of the regions of Belgium, cable television operators are required to transmit particular local, national and other channels as part of their basic tier service. There are usually between 11 and 13 of these "must-carry" channels.

    Price Regulation. Price increases require the approval of the Ministry of Economic Affairs and must be justified by an increase in the cost of providing the service. Increases are generally approved as long as the increase is below the level of inflation. Historically, all of TVD's price increases have been approved.

    Franchise Fees. Since 1995, cable regulations came into force, which granted cable operators a right of way for the use of public and private property to install and exploit cable networks. Prior to the 1995 regulations, TVD was a party to concession agreements with the municipalities in its franchise areas, which obliged it to pay certain franchise fees. TVD has not paid franchise fees since 1995 when the cable regulations went into effect (although in Etterbeek, TVD pays the municipality an annual amount). Nonetheless, certain municipalities have requested payment of the old franchise fees, which amount to 5% of the operating system's annual gross revenues. TVD does not believe that it is obliged to pay these fees because it believes that the 1995 regulations have superseded the concession agreements.

TELEPHONY AND INTERNET/DATA SERVICES

    Regulatory Framework. The provision of cable telephony is governed by the law of March 21, 1991, as amended by the law of 1997, together with secondary regulations. These provisions allow telecommunications services to be provided through cable television networks as described above under "-- European
Union -- Telephony and Internet/Data Services". In line with the liberalization process in the EU, the Belgian Parliament adopted in December 1997 a law amending the law of 1991 and abolishing the remaining monopoly rights of Belgacom, the incumbent telecommunications operator. As a result, other telecommunications operators may begin to offer public voice telephony in Belgium.

    Licenses. TVD had a provisional license to build and operate a public telecommunications network and has applied for a permanent license to build and operate a telecommunications network. TVD is preparing and intends to submit an application for a license to offer voice telephony services.

    Internet/Data Services. The provision of Internet/data services in Belgium is also governed by the law of March 21, 1991, as amended, pursuant to which TVD must make certain notifications to the Institut Belge des Postes et Telecommunications ("IBPT") regarding the services it intends to provide. In addition, TVD is required to hold either a provisional or a permanent license to build and operate a telecommunications network in order to offer Internet/data services on its own infrastructure.

                                THE NETHERLANDS

VIDEO SERVICES

    Regulatory Framework. The liberalization of the Dutch telecommunications and cable television sector has generally proceeded at a quicker pace than set by the EU directives. The new Telecommunications Act is expected to take effect in The Netherlands by the end of 1998 (the "Dutch Telecommunications Act"), which will further liberalize these sectors. The Dutch Telecommunications Act governs the installation and operation of fixed telecommunications infrastructures (which include cable television networks) and the provision of telecommunications services, including the provision of telephony and Internet/data services. The provision of video services through the cable television network is regulated by the Dutch Media Act, as amended, and the Media Decree, (collectively, the "Media Laws").

    Under the new Dutch Telecommunications Act, the Dutch Independent Post and Telecommunications Authority ("OPTA") is charged with regulating the provision of telecommunications services. Under the Media Laws, video service providers are subject to certain content requirements, which are overseen by the Commissariaat voor de Media (the "Media Authority").

    Registration. The new Dutch Telecommunications Act does not require a license for the installation, maintenance or operation of a network. Existing network operators need only register with OPTA within six months of taking effect of the Dutch Telecommunications Act. Because the registration of a network does not give an operator any exclusive right, any person may install, maintain and operate a new network alongside the existing one. The new Dutch Telecommunications Act gives registered cable network operators and providers of other public telecommunication networks digging rights to install new cable, which are identical to those currently enjoyed by KPN, the Company's principal competitor in The Netherlands, and holders of infrastructure licenses issued under the previous Telecommunications Act.

    Programming. Pursuant to the Dutch Telecommunications Act, cable television network providers must transmit to all of its subscribers at least 15 programs for television and at least 25 programs for radio, including approximately seven television and nine radio "must carry" channels. OPTA may grant a total or partial exemption from these obligations if the provider does not have significant market power in its area of coverage.

    UPC's Dutch operating companies originally purchased their cable television networks from the local municipalities. Pursuant to the terms of the agreements with the municipalities, the Dutch operating companies are obligated to continue to provide basic tier services of between 20 and 30 television channels, including the 15 required under the Dutch Telecommunications Act.

    Cable television operators are allowed to transmit their own programs within The Netherlands upon obtaining a broadcast license from the Media Authority. The licensee must comply with the advertising and sponsorship rules set forth in the Media Laws, which are consistent with the EU Television without Frontiers Directive.

    Price Regulation. The agreements with the municipalities described above also gave some municipalities control over the price of the basic tier service. These prices may only be increased from a stipulated rate for costs beyond the control of the operating companies, such as copyright fees, consumer price index increases and municipal duties and levies, which can be passed on to subscribers. Because the base subscription rate for the basic tier service has been kept at a low level, particularly in Amsterdam, the operating companies make up their revenue by charging programming suppliers carriage fees for the transmission of their channels. As A2000's basic tier price has been particularly restricted, A2000's carriage fees have been higher than those of the other Dutch systems held by UTH. Some of A2000's programming suppliers have been unwilling to pay such carriage fees and have withdrawn their channels from A2000's offering. Some of them have brought legal actions challenging the carriage fees, arguing that A2000's carriage fees are an abuse of its market strength. To date, none of A2000's programming suppliers have succeeded in their actions against A2000. See "Business -- Operating Companies -- The
Netherlands: A2000 Holding N.V.".

    The price of the basic tier service may also be regulated by the Dutch Ministry of Culture, but it has not yet intervened to stop price increases.

TELEPHONY AND INTERNET/DATA SERVICES

    Regulatory Framework. Until recently, the fixed telecommunications infrastructure was a statutory monopoly of KPN, the Dutch incumbent telecommunications provider. As described above, the Dutch telecommunications sector has been liberalized in advance of and in accordance with European Union telecommunications policy and cable television networks may now be used for the provision of all telecommunications services.

    Interconnection. The Dutch Telecommunications Act generally implements EU telecommunications policy. A2000 has entered into an interconnect agreement with KPN and UTH is currently negotiating an interconnect agreement for its systems.

    Price Regulation. While A2000's telephony service is not currently subject to price regulation, the prices of its competitor, KPN, are. OPTA has recently indicated that KPN should substantially reduce its end-user tariffs and its interconnection prices to reflect costs. The regulation of KPN's rates is likely to put downward pressure on telephone tariffs generally. This would force A2000 to lower its rates to remain competitive.

    Internet/Data Services. Under the Dutch Telecommunications Act, Internet/data services are regulated as telecommunications services. As such, UPC's Dutch operating systems need only register with OPTA as providers of public telecommunication services and/or networks.

                                     NORWAY

    As a member state of the European Economic Area, Norway implements EU directives in the telecommunications sector.

VIDEO SERVICES

    Regulatory Framework. The provision of video services in Norway is regulated by the Telecommunications Act of June 23, 1995 and The Broadcast Act of December 4, 1992.

    Registration. Under Norway's Telecommunications Act, the installation and operation of the cable infrastructure and equipment must be authorized by and registered with the Norwegian Post and Telecommunications Authority on the basis of certain necessary technical qualifications.

    In Norway, the simultaneous and unchanged transmission of television signals over a cable television network is not subject to any licensing or registration requirements.

    Programming. Cable television providers have "must-carry" obligations obliging them to include three national channels and typically one local television channel in their basic tier services. Distribution of any programming that is not a simultaneous and unchanged retransmission requires a programming license issued by the Ministry of Cultural Affairs. Since pay-per-view programming and some other services are not strictly simultaneous retransmission, Janco Multicom has obtained a three-year programming license.

    Price Regulation. The provision of the basic tier service is subject to price control. A cable operator is only allowed to increase the basic package subscription fee in line with the Official Consumer Price Index. There are no specific pricing restrictions on expanded basic tier services.

TELEPHONY AND INTERNET/DATA SERVICES

    Regulatory Framework. Since January 1, 1998, alternative networks in Norway have been permitted to offer voice telephony services in accordance with the terms of the applicable EU directives. See "-- European Union -- Telephony and Internet/Data Services".

    Registration. For telephony operators and service providers without significant market power, as is currently the case with Janco Multicom, no license is required to offer voice telephony services. Such providers need only register with the Norwegian Post and Telecommunications Authority.

    Interconnection. Norway's telecommunications legislation generally implements EU policy on interconnection. Cable network companies have the right to interconnect with the public telecommunications network and the national incumbent operator, TeleNor, has the duty to provide any telecommunication company with interconnection to its network on a non-discriminatory basis. Interconnection rates charged by TeleNor must be on a cost-basis. Janco Multicom is currently negotiating interconnection with TeleNor.

    Pricing. Providers of public telephony without significant market power, including Janco Multicom, are not subject to any specific pricing regulations.

    Internet/Data Services. Cable television networks do not require a license or notification to provide Internet/data services. They need only register the service with the Norwegian Post and Telecommunications Authority.

                                     ISRAEL

VIDEO SERVICES

    Regulatory Framework. As part of the liberalization policy adopted by the Israeli

Communications Ministry, the telecommunications and cable television market in Israel is expected to undergo significant reforms in 1999. The Company expects that these reforms will include opening the multi-channel television business to competition by granting licenses to DTH operators and opening the local telephony and Internet/data transmission markets to competition by granting licenses to independent operators, thereby allowing competition with Bezeq (the Israeli incumbent telecommunications operator). Upon expiration of the existing cable television licenses, franchise exclusivity will be eliminated and other operators will be permitted to apply for cable television licenses to compete in the cable television market.

    The 1987 Bezeq law, which allowed the introduction of cable television, gave the new cable companies exclusive rights to download and rebroadcast satellite programming until 2003. The cable television operators have therefore challenged the legal basis of the Ministry of Communications policy of introducing DTH before that date. While the Court has not yet issued a formal decision, it has suggested to the government that, while the cable companies' exclusive rights do not prohibit the introduction of DTH, cable operators are entitled to compensation, in the form of some additional right or rights with respect to the content or services they provide.

    The Communications Ministry announced its schedule in July 1998 for granting DTH licenses and the Company understands that the Ministry has now received three license applications.

    Franchise Agreements. Tevel holds exclusive cable television franchise agreements that were granted for a period of 12 years and expire in 2002. These franchises include a four-year renewal option. Gvanim, which was recently acquired by Tevel, holds exclusive franchises which expire in 2005 and 2002. As with the Tevel franchises, the Communications Ministry is authorized to extend both of these franchises for an additional four years. Tevel and Gvanim pay the government royalties of 5% of their gross revenues. Upon the opening of the telecommunications market to competition, exclusive cable television franchises are expected to be replaced with long-term renewable, non-exclusive licenses that will permit cable operators to continue providing cable television services and to begin to offer additional telecommunications services such as voice telephony and Internet/data services.

    Programming. Pursuant to its franchise agreements, Tevel must provide within its basic service five tape-delivered channels subtitled in Hebrew: a movie channel, a general entertainment channel, a children's channel, a nature and science channel, and a sports channel. The movie channel and the general entertainment channel are produced by Israel Cable Programming Company Limited ("ICP"), a programming company owned by Tevel, Gvanim and the other Israeli cable television companies. The other three channels are produced by independent parties. The ownership by the Israeli cable television operators of ICP is considered a "restrictive arrangement" under Israeli Restrictive Trade Practices law and is regulated by an arrangement approved by the Restrictive Trade Practices Tribunal in June 1996, which expires in June 1999 (the "ICP Agreement"). Pursuant to the ICP Agreement, ICP may continue to produce the general entertainment and movie channels but must pay $8.5 million in annual production fees to the three independent channels. In addition, ICP is obligated to spend 15% of its programming expenses on programming from local producers.

    The Restrictive Trade Practices Tribunal is currently considering requiring cable network operators either to divest their interests in content suppliers (which may increase programming costs) or to supply the previously cable-exclusive content they produce to the DTH providers once they are operational.

    In addition, pursuant to the 1987 Bezeq Law, cable operators must obtain authorization to add or remove channels from their service from the Ministry of Communications. Further restrictions prohibit cable television operators from carrying advertisements on their tape-delivered channels. Tevel currently is required to provide three "must-carry" off-air channels. The ICP Agreement currently prohibits "tiering" of video services.
ICP is currently negotiating with the Commissioner of Restrictive Trade Practices regarding its package options when the ICP Agreement expires.

    Pricing. Cable television service subscription fees are subject to regulation through the franchise agreements and through the ICP Agreement. Currently, the ICP Agreement is more restrictive than the franchise agreements and permits basic service subscription fees to be increased by a maximum of 1.9% per year above the cost of living index.

TELEPHONY AND INTERNET/DATA SERVICES

    As part of the proposed liberalization of the telecommunications market in 1999, Tevel and Gvanim expect to be permitted to supply Internet/data and local telephony services in their franchise areas.

                                     OTHER

    EU directives and national legislation impose limitations on the offering of integrated packages of video, telephony and Internet/data services. The Company does not expect these limitations will significantly affect its operating strategy. The Company's Israeli operating companies are not currently permitted to offer integrated services.

                                   MANAGEMENT
    Upon completion of the Offering, UIH will own approximately   % of the
outstanding Ordinary Shares and all Priority Shares of the Company. Because UPC is a strategic holding of UIH, UIH will continue to control the Company for the foreseeable future. Currently two members of the Company's three-member Supervisory Board are also directors or officers of UIH and upon completion of the Offering, five members of the Company's seven-member Supervisory Board will be directors, officers or employees of UIH.

                               SUPERVISORY BOARD

    The general affairs and business of the Company and the board that manages the Company (the "Management Board") are supervised by a board appointed by the general meeting of shareholders (the "Supervisory Board") upon proposal of UIH as the holder of UPC's priority shares (the "Priority Shareholder"). The Supervisory Board also provides advice to the Management Board and certain decisions of the Management Board specified in the Company's Articles of Association (the "Articles of Association") require the Supervisory Board's prior approval. The Supervisory Board may also decide that certain other resolutions of the Management Board are subject to its approval. In fulfilling their duties, all members of the Supervisory Board must serve the best interests of the Company and its business.

    The Articles of Association provide for at least three directors ("Supervisory Directors") to serve on the Supervisory Board prior to the Offering and for at least five directors following the Offering. Under Dutch law, Supervisory Directors cannot serve as members of the Management Board ("Managing Directors") of the Company, nor may a person serve as a Supervisory Director after the annual general meeting of shareholders during the fiscal year of such person's 72nd birthday. Accordingly, Mr. Gene Schneider, UIH's Chairman and Chief Executive Officer and the current Chairman of the Supervisory Board, will resign from the Supervisory Board immediately prior to the closing of the Offering. Pursuant to the rules and procedures of the Supervisory Board, he will become a non-voting Advisor to the Supervisory Board with the right to attend and participate in the meetings of the Supervisory Board.

    The Supervisory Directors are appointed at the general meeting of shareholders upon proposal by the Priority Shareholder. The proposal of the Priority Shareholder may be set aside by two-thirds of the votes cast at the general meeting of shareholders representing more than one-half of the issued nominal capital. Furthermore, under the Articles of Association, one Supervisory Director may be appointed by Philips. See "Summary of Certain Provisions of the Articles of Association and Other Matters" and "Certain Transactions and Relationships --Relationship with Philips".

    The Supervisory Board appoints a chairman and a vice-chairman from among its members and may also appoint a delegate Supervisory Director and one or more vice delegate Supervisory Directors who are charged with the day-to-day contact with and supervision of the Management Board. Resolutions of the Supervisory Board generally require the approval of a majority of the votes cast. The Supervisory Board meets upon the request of its Chairman, two or more of its members or the Management Board.

    Supervisory Directors must retire periodically in accordance with a rotation plan established by the Supervisory Board, but may be re-appointed. The Supervisory Directors may be suspended or dismissed at any time by the general meeting of shareholders. A resolution to suspend or dismiss other than at the proposal of the Priority Shareholder may only be passed by at least two-thirds of the votes cast representing more than one-half of the issued capital. The remuneration and other conditions of employment of each Supervisory Director are determined by the general meeting of shareholders.

    UPC's Supervisory Board currently consists of three members. Five additional persons will become Supervisory Board members and

Mr. Gene Schneider will resign immediately prior to the closing of the Offering. UIH has selected four nominees and will select an additional person following the Offering who will be an independent director. The Supervisory Directors and nominees are:

          NAME                              AGE             POSITION
          ----                              ---             --------
  Gene W. Schneider.......................   72 Supervisory Director and
                                                Chairman of Supervisory Board(1)
  Richard De Lange........................   53 Supervisory Director
  Michael T. Fries........................   35 Supervisory Director
  John P. Cole, Jr. ......................   68 Supervisory Director Nominee
  Antony P. Ressler.......................   38 Supervisory Director Nominee
  Ellen P. Spangler.......................   49 Supervisory Director Nominee
  Tina Wildes.............................   38 Supervisory Director Nominee

  --------
  (1)Mr. Gene Schneider will become an advisor to the Supervisory Board immediately prior to the closing of the Offering.

    GENE W. SCHNEIDER has served as a member of the Company's Supervisory Board since July 1995. Prior to the Offering, Mr. Schneider will resign from and become an Advisor to the Supervisory Board. Mr. Schneider is also the Chairman of the Board of Directors of UIH, a position he has held since its inception in May 1989. In addition to serving as UIH's Chairman, Mr. Schneider has served as UIH's Chief Executive Officer since October 1995. From October 1995 until September 1998, Mr. Schneider also served as UIH's President.

    RICHARD DE LANGE has been a Supervisory Director of UPC since April 1996. Since October 1998, Mr. De Lange has been Chairman of the Dutch Philips organization (Philips Nederlands B.V. and Nederlands Philips Bedijven B.V.). He also continues to serve as President and Chief Executive Officer of Philips Media B.V., which position he assumed in February 1996. From April 1995 until October 1998, Mr. De Lange was Chairman and Managing Director of Philips Electronics UK Ltd. Previously, Mr. De Lange served since 1970 in various capacities with subsidiaries of Philips, including President of Philips Lighting Europe from December 1990 until April 1995.

    MICHAEL T. FRIES has been a member of the Supervisory Board since September 1998. He is also President of UIH and President and Chief Executive Officer of UIH Latin America, Inc., a wholly-owned subsidiary of UIH, positions he has held since September 1998. Mr. Fries also serves as President and Chief Executive Officer of UIH Asia/Pacific Communications, Inc., a majority-owned subsidiary of UIH, positions he has held since June 1995 and December 1996, respectively. Prior to becoming President of UIH Asia/Pacific Communications, Inc., Mr. Fries served as UIH's Senior Vice President, Development, in which capacity he was responsible for managing UIH's acquisitions and new business development activities since March 1990, including UIH's expansion into the Asia/Pacific, Latin American and European markets.

    JOHN P. COLE JR. has been nominated for membership on the Supervisory Board following the Offering and has been a director of UIH since March 1998. Mr. Cole has practiced law in Washington, D.C. since 1956 and has been counsel over the years in many landmark proceedings before the U.S. Federal Communications Commission, reflecting the development of the cable television industry. In 1966, he founded the law firm of Cole, Raywid & Braverman, a 30-lawyer firm specializing in all aspects of communications and media law. Mr. Cole is also a director of Century Communications Corporation.

    ANTONY P. RESSLER has been nominated for membership on the Supervisory Board following the Offering and has been a director of UIH since October 1993. Mr. Ressler is one of the founding principals of Apollo Advisors, L.P. and Ares Management, L.P., which through several funds represent institutional investors with respect to corporate acquisitions and securities investments. Mr. Ressler is also a director of Allied Waste Industries, Inc., Vail Resorts, Inc. and Koo Koo Roo Enterprises, Inc.

    ELLEN P. SPANGLER has been nominated for membership on the Supervisory Board following the Offering. Ms. Spangler is the Senior Vice President of Business and Legal Affairs and Secretary of UIH, positions she has held since December 1996. Prior to assuming her current positions, she served as a Vice President of UIH and her responsibilities included business and legal affairs, programming and assisting on development projects. Prior to joining UIH in January 1991, she served as Director of Business Affairs, Programming at TeleCommunications, Inc. from 1987 to 1991 and as Acquisitions Counsel at TeleCommunications, Inc. from 1984 to 1987.

    TINA WILDES has been nominated for membership on the Supervisory Board following the Offering. Ms. Wildes is the Senior Vice President of Operations and Development Oversight of UIH, a position she has held since May 1998. From October 1997 until May 1998, Ms. Wildes served as Senior Vice President of Programming for UIH. From 1994 to 1997, she was Regional Vice President of UIH Latin America, Inc. From 1988 to 1994, Ms. Wildes served as either a director or vice president for development, programming and operations for several of UIH's European operating companies, including operations in Sweden, Norway, Malta, Israel, Spain and Portugal.

    Following the Offering, the Supervisory Board will establish an Audit Committee and a Compensation Committee. It is expected that these committees will consist initially of all of the Supervisory Directors until such time as the Supervisory Board determines the composition of these committees.

                              FAMILY RELATIONSHIPS

    Tina Wildes, Supervisory Board Nominee, and Mark L. Schneider, the Chairman of the Company's Management Board and UPC's Chief Executive Officer, are sister and brother. Gene W. Schneider is their father. No other family relationships exist between any other members of the Company's Supervisory Board or Management Board.

               MANAGEMENT BOARD AND OTHER KEY EXECUTIVE OFFICERS

    The management and policy making of the Company and its subsidiaries is entrusted to the Management Board under the supervision of the Supervisory Board. The general authority to represent the Company is vested in the Management Board and two Management Board members acting jointly are authorized to represent the Company. The Management Board must have at least three members and the Supervisory Board designates one member as the Chief Executive Officer of the Company. Management Board members are appointed by the general meeting of shareholders upon proposal by the Priority Shareholder. This Priority Shareholder's proposal generally is binding upon the shareholders (i.e., the shareholder must choose one of the Priority Shareholders' nominees) if the Priority Shareholder nominates at least two persons for each vacancy. Notwithstanding the foregoing, the proposal may be set aside by two-thirds of the votes cast at the meeting representing more than one-half of the issued nominal capital. Certain decisions by the Management Board set forth in the Articles of Association require the approval of the Supervisory Board. Moreover, the Priority Shareholder may, after consultation with the Supervisory Board, resolve that certain managerial decisions require the approval of the Priority Shareholder.

    Management Board members may be suspended or dismissed by the general meeting of shareholders upon proposal by the Priority Shareholder, which proposal must be approved by at least two-thirds of the votes cast at the meeting representing more than one-half of the issued capital. In addition, such members may be suspended by the vote of a majority of the Supervisory Board at a meeting at which at least half of the Supervisory Directors are present or represented. Such suspension may be discontinued by the general meeting of shareholders at any time. The remuneration and other conditions of employment of each Management Board member are determined by the Supervisory Board.

    The members of the Management Board and other key executive officers of the Company are:

              NAME                AGE                  POSITION
              ----                ---                  --------
MANAGEMENT BOARD
Mark L. Schneider................  42 Chairman of Management Board and Chief
                                      Executive Officer
John F. Riordan..................  55 Vice Chairman of Management Board and
                                      President, Advanced Communications
J. Timothy Bryan.................  37 Management Board Member, President and
                                      Chief Financial Officer
Anton H.E. v. Voskuijlen.........  41 Management Board Member, Senior Vice
                                      President, Legal and General Counsel
Nimrod J. Kovacs.................  48 Management Board Member and Managing
                                      Director, Eastern Europe
OTHER KEY EXECUTIVE OFFICERS
Scott Bachman....................  43 Managing Director, Technology and
                                      Purchasing
Steven D. Butler.................  39 Managing Director, UPC Capital and
                                      Treasurer
Margaret M. Houlihan.............  38 Managing Director, Video Entertainment
Timothy Morel....................  37 Managing Director, Internet/Data Services
                                      and Chief Executive Officer, chello
Simon Oakes......................  40 Managing Director, Programming
Ray D. Samuelson.................  45 Managing Director, Finance and Accounting
Joseph Webster...................  35 Managing Director, Telephony and Chief
                                      Executive Officer, Priority Telecom

    MARK L. SCHNEIDER has been Chief Executive Officer of the Company and Chairman of its Management Board since April 1997. Since December 1996, he has served as Executive Vice President of UIH and President and Chief Executive Officer of UIH Europe/Middle East Communications, Inc. and from May 1996 to December 1996, Mr. Schneider was Chief of Strategic Planning and Operational Oversight of UIH. He served as President of UIH from July 1992 until March 1995 and was Senior Vice President of UIH from May 1989 until July 1992. Mr. Schneider also worked as a consultant for UIH from March 1995 to May 1996. Mr. Schneider has been a member of the board of directors of UIH since 1993.

    JOHN F. RIORDAN was appointed the Company's Executive Vice President in March 1998, and a member of its Management Board in September 1998. In September 1998, Mr. Riordan also was appointed the Company's Vice Chairman and President of UPC's Advanced Communications division, overseeing implementation of the Company's Internet/data services and digital distribution platform. From April 1997 until March 1998, he was a member of UPC's Supervisory Board. Mr. Riordan also has served as a director of UIH since March 1998. Mr. Riordan was Chairman and Chief Executive Officer from 1992 to November 1998 of Princes Holdings Limited, the Irish multi-channel television operating company of which UPC owned 20% until its sale in November 1998. From 1987 to 1990, Mr. Riordan was chairman of the Riordan Group.

    J. TIMOTHY BRYAN has been the Company's President and Chief Financial Officer and a member of its Management Board since September 1998. Prior to that, he served as a member of the Company's Supervisory Board since December 1996. He was also Chief Financial Officer, Treasurer and Assistant Secretary of UIH from December 1996 until September 1998. From 1993 until joining UIH,

Mr. Bryan served as Treasurer of Jones Financial Group, Inc., an affiliate of Jones International Limited, where he was primarily responsible for corporate finance activities. Mr. Bryan also served as Treasurer of Jones Intercable, Inc. from 1990 until 1993.

    ANTON H.E. V. VOSKUIJLEN has served as Senior Vice President and Managing Director, Legal and General Counsel of the Company since April 1997, where he is responsible for all of UPC's legal affairs. From July 1996 until April 1997, Mr. van Voskuijlen served as Vice President and General Counsel of UPC. From March 1994 until joining the Company, he served as Vice President, Business Affairs and Legal Counsel of Philips Media in New York, New York and prior to that time, Mr. van Voskuijlen spent 15 years as an attorney with the Philips Group in its mergers & acquisitions and corporate legal departments in Eindhoven, The Netherlands.

    NIMROD J. KOVACS was appointed UPC's Managing Director of Eastern Europe in March 1998 and a member of its Management Board in September 1998. He has served in various positions with UIH, including President of UIH Programming, Inc., since December 1996, President, Eastern Europe Electronic Distribution & Global Programming Group from January to December 1996 and Senior Vice President, Central/Eastern Europe from March 1991 until December 1995.

    SCOTT BACHMAN has served as the Company's Managing Director of Technology and Purchasing since February 1998. From March 1996 until February 1998, Mr. Bachman was Vice President of Engineering and the Chief Technology Officer of the Company. From April 1991 to March 1996, Mr. Bachman was Vice President of Operations & Technology Projects for Cable Television Laboratories, Inc.

    STEVEN D. BUTLER was appointed Managing Director of UPC Capital and the Company's Treasurer in February 1998, responsible for all corporate and project debt/equity financing activities, as well as banking and investor relations. From July 1995 until February 1998, Mr. Butler served as Vice President and Treasurer of the Company. Prior to that, Mr. Butler served as Director of Finance at UIH since May 1991.

    MARGARET M. HOULIHAN was appointed the Company's Managing Director of Video Entertainment in March 1997, responsible for all the multi-channel television operations, marketing for all business units, and programming offerings for UPC. From July 1995 until March 1997, she served as Regional President for UIH's Western European operations. From June 1990 to July 1995, Ms. Houlihan served as Vice President of Marketing of UIH.

    TIMOTHY MOREL was appointed Managing Director of Internet/Data Services for the Company in January 1998. In that role, Mr. Morel is responsible for chello and all related Internet and data activities for UPC. Prior to joining the Company, Mr. Morel worked with AT&T UK Ltd. as Managing Director of AT&T Worldnet Dial Services from January 1997 to January 1998, where he was responsible for the business operations, marketing, technology, sales, publishing and personnel, developed the Internet commerce strategy and implemented the service delivery. From May 1995 to December 1996, Mr. Morel served as Director of Internet Commerce and Multimedia with AT&T and from 1992 to 1995, he served as Business Development Director, Finance sector at Novell UK Limited.

    SIMON OAKES was appointed Managing Director of Programming for the Company in March 1998, responsible for UPC's programming operations and development activities. From 1994 until joining the Company, Mr. Oakes independently developed and produced feature films including Single Girls' Diary (Granada Films), The Main of Buttermere (Tribeca and United Artists) and Cave (Working Title and Polygram). From 1989 until 1994, Mr. Oakes served as Co-chairman of Crossbow Films, a film production company.

    RAY D. SAMUELSON was appointed Managing Director of Finance and Accounting for the Company in February 1998, responsible for all UPC accounting, reporting, budgeting, management information systems and administrative activities. From the Company's formation in July 1995 until February 1998, Mr. Samuelson served as Vice President of Finance & Accounting. From 1992 to 1995, he was Vice President of Finance and Administration of the

Cable Operations Division at UIH. Prior to Mr. Samuelson's appointment with UIH, he was seconded as a U S WEST employee from 1990 to 1992 as the Chief Financial Officer of UIH and U S WEST's Norway, Sweden and Hungary cable television partnership and from 1978 to 1990, was a certified public accountant with Arthur Andersen & Co.

    JOSEPH WEBSTER has served as the Company's Managing Director of Telephony since February 1998 and is also the Chief Executive Officer of Priority Telecom. From February 1997 until his appointment with UPC, Mr. Webster served as Regional Vice President & General Manager at Time Warner Communications in Raleigh, North Carolina. From February 1994 to January 1997, Mr. Webster served as Vice President & General Manager at Time Warner Communications, where he was responsible for a start-up provider of competitive telecommunications services. From May 1993 to February 1994, Mr. Webster served as Vice President of Teleport Communications Group in Detroit, Michigan.

                   COMPENSATION OF SUPERVISORY BOARD MEMBERS

    All of the members of the Supervisory Board (including those to be appointed following the Offering) other than Mr. De Lange and the additional independent director to be nominated are directors or employees of UIH. None of these members receive additional compensation for serving on UPC's Supervisory Board. The Company has not yet determined the amount of compensation for the additional independent director.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    UIH and UPC are parties to a Secondment Agreement, pursuant to which certain U.S. citizens employed by UIH are seconded to UPC. See "Relationship with UIH and Related Transactions". To date, compensation for all members of UPC management that are employees of UIH has been set by the compensation committee of UIH and compensation for all other employees of the Company has been determined by the Company's Supervisory Board. The Company's Supervisory Board intends to establish a compensation committee following the completion of the Offering composed of members of the Supervisory Board. The members of the UPC management that are employees of UIH, however, will continue to have their compensation set by the UIH's compensation committee. None of the members of the UIH compensation committee or Supervisory Directors of UPC has served as a director or member of a compensation committee of another company that had any executive officer that was also a Supervisory Director of UPC or a member of the compensation committee of UIH.

                             EXECUTIVE COMPENSATION

    The following table sets forth the 1997 compensation for the Company's current and former chief executive officers and the four other highest compensated executive officers at fiscal year end 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION(1)
                                 ------------------------------
                                                 OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION      SALARY  BONUS  COMPENSATION(2) COMPENSATION(3)
---------------------------      ------- ------ --------------- ---------------
                                                (Dutch guilders)
Mark L. Schneider(4)............ 584,940    --         --               --
 Chief Executive Officer
Peter Reinartz(5)............... 287,440 81,975     56,174              --
 Managing Director, Belgium
Lars Andersen(6)................ 287,826 75,428     31,829              --
 Managing Director, Norway
Scott Bachman(7)................ 356,810    --      31,673          306,862
 Managing Director, Technology
  and Purchasing
Michael Simmons(8).............. 379,339    --      28,783          195,417
 Former Managing Director,
  Portugal
David D'Ottavio(9).............. 589,202    --      30,120          130,042
 Former Co-Chief Executive
  Officer
Jacques Hackenberg(10).......... 257,374    --      21,614              --
 Former Co-Chief Executive
  Officer

--------
 (1) Compensation amounts (except for automobile allowance payments and school fees, if applicable, which were paid in Dutch guilders) for Mr. Schneider, Mr. Bachman, Mr. Simmons and Mr. D'Ottavio were converted from U.S. dollars to Dutch guilders using the 1997 average exchange rate. Compensation amounts for Mr. Reinartz were converted from Belgian francs to Dutch guilders using the 1997 average exchange rate. Compensation amounts for Mr. Andersen were converted from Norwegian kroner to Dutch guilders using the 1997 average exchange rate.
 (2) Consisted of automobile lease, operating and maintenance payments, and health and life insurance payments for some Named Executive Officers.
 (3) UPC executive officers who are United States citizens are employed by UIH and seconded to UPC. UIH compensates all United States citizens working for UPC outside the United States for certain expenses and adjustments related to non-U.S. assignments and UPC reimburses UIH for such expenses. These expenses and adjustments include home leave payments for trips back to the employee's home country, housing allowance, school tuition fees for the employee's children and "hypo tax" payments to equalize the employee's foreign tax rate with what the employee would have paid in the United States. See "-- Agreements with Executive Officers". Certain compensation identified in this column also consisted of matching employer contributions under UIH's Employee 401(k) Plan or the Company's Pension Plan, as applicable.
 (4) Mr. Schneider was appointed as Chief Executive Officer of the Company in April 1997. The salary amount shown consisted of salary paid to Mr. Schneider by UIH for his duties to UPC and UIH.
 (5) Mr. Reinartz became the Managing Director of the Company's A2000 systems in March 1998. Mr. Reinartz received a performance-based bonus for 1997. Other annual compensation consisted of NLG47,390 for Mr. Reinartz's automobile allowance and NLG8,784 for matching employer contributions under the Company's Pension Plan.
 (6) Mr. Andersen received a performance-based bonus for 1997. Other annual compensation consisted of NLG31,829 for Mr. Andersen's automobile allowance.
 (7) Other annual compensation consisted of NLG22,698 for Mr. Bachman's automobile allowance and NLG8,975 for health and life insurance payments. Other compensation consisted of NLG232,483 related to Mr. Bachman's non-U.S. assignment, NLG65,118 of hypo tax payments and NLG9,262 of matching employer contributions under UIH's Employee 401(k) Plan.
 (8) UPC sold its interest in its Portuguese system in February 1998. Mr. Simmons no longer is an employee of the Company. Other annual compensation consisted of health and life insurance payments and other compensation consisted of NLG70,193 related to Mr. Simmons' non-U.S. assignment, NLG115,962 of hypo tax payments and NLG9,262 of matching employer contributions under UIH's Employee 401(k) Plan.
 (9) Mr. D'Ottavio served as Co-Chief Executive Officer of the Company with Mr. Hackenberg until May 1997. The above salary amounts reflect payments through the end of the year. Other annual compensation consisted of NLG15,105 for Mr. D'Ottavio's automobile allowance and NLG15,015 for health and life insurance payments and other compensation consisted of NLG58,835 related to Mr. D'Ottavio's non-U.S. assignment, NLG65,118 of hypo tax payments and NLG6,074 of matching employer contributions under UIH's Employee 401(k) Plan.
(10) Mr. Hackenberg served as Co-Chief Executive Officer of the Company with Mr. D'Ottavio until May 1997. The above salary amounts reflect payments through the end of the year. Other annual compensation consisted of NLG21,614 for Mr. Hackenberg's housing allowance.

    The following table sets forth information with respect to those Named Executive Officers holding unexercised options as of December 31, 1997. No Named Executive Officers exercised any options during 1997. While all of the unvested options are currently exercisable, upon termination of employment, all unvested options are terminated. UPC has the right, pursuant to the Company's stock option plans, to repurchase at the exercise price any unvested shares issued upon exercise of the options. This repurchase right by the Company expires three years from the commencement of the vesting period for options granted in 1996 and four years for any options granted in 1998 and thereafter. No options were granted in 1997. Options granted in 1996 vest 1/36th each month and options granted in 1998 and thereafter vest 1/48th each month. See "--
 Stock Option Plans" and "Security Ownership of Certain Beneficial Owners and Management".

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES
                                    UNDERLYING
                                UNEXERCISED OPTIONS      VALUE OF UNEXERCISED
                                AT FISCAL YEAR-END      IN-THE-MONEY OPTIONS(1)
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            ----             ----------- ------------- ----------- -------------
Peter Reinartz..............    20,139       4,861
Jacques Hackenberg..........   241,667      58,333

--------
(1) Represents the difference between the price of the Ordinary Shares at the
    Offering (based on an assumed initial public offering price of NLG   , the
    midpoint of the range) and the exercise price of the options (NLG15.74 for all options set forth above).

                       AGREEMENTS WITH EXECUTIVE OFFICERS

    The Company currently has an employment agreement with Mr. Reinartz. The Company does not have employment agreements with any other Named Executive Officers, although both of Mr. Bryan and Bachman have employment agreements with UIH. Mr. Schneider has a consulting agreement with UIH. UIH and UPC are parties to a Secondment Agreement, pursuant to which Mr. Schneider and Mr. Bachman, together with all other U.S. citizen employees of the Company, are seconded to UPC. See "Relationship with UIH and Related Transactions". Pursuant to the Secondment Agreement, UPC reimburses UIH for all expenses incurred by UIH in connection with the seconded employees. Mr. Anderson has an employment agreement directly with Janco Multicom.

    Mr. Schneider's agreement with UIH is for a term of five years and expires May 31, 2000.
Mr. Schneider receives a fee of NLG759,000 per year. If Mr. Schneider is terminated without cause or dies prior to the end of the term of the agreement, he or his personal representative shall receive all payments due under the agreement through its term.

    Mr. Bryan's employment agreement with UIH is for a term expiring on March 31, 2001. Mr. Bryan's employment agreement provides for an initial base salary of NLG607,200 which will be increased to NLG667,920 on January 1, 1999, and is subject to periodic adjustments. In addition to his base salary, Mr. Bryan is also entitled to tax equalization payments and other amounts related to his non-U.S. assignment. If Mr. Bryan's employment is terminated, other than for cause as specified in the agreement, he is entitled to receive the balance of payments due under the remaining term of the agreement.

    Mr. Bachman's employment agreement with UIH is for a term of three years and expires on February 6, 1999. Mr. Bachman's employment agreement provides for an initial base salary of NLG344,080, which was increased to NLG371,606 in February 1998, and is subject to periodic adjustments. In addition to his base salary, Mr. Bachman also is entitled to tax equalization payments and other amounts related to his non-U.S. assignment. If Mr. Bachman's employment is terminated, he is entitled to receive the balance of payments due under the remaining term of the agreement.

    Mr. Simmons and UIH entered into an employment agreement on July 24, 1995, pursuant to which Mr. Simmons was seconded to UPC as Managing Director of UPC Portugal, the Company's former Portuguese operating company. Mr. Simmons' employment agreement was for an initial term of three years at an initial base salary of NLG364,320, which was increased to NLG380,714 on July 1, 1996 and NLG403,563 on July 1, 1997. UIH recently sold its Portuguese system and terminated Mr. Simmons' employment effective November 1, 1998 and in connection therewith, entered into a severance agreement with Mr. Simmons that will pay him the equivalent of three months' salary in exchange for a release of any claims he may have against UIH or UPC.

    Mr. Andersen and Janco Multicom entered into an amended employment agreement on February 24, 1997, which expires on December 31, 1999. Under the amended agreement, Mr. Andersen became the Managing Director of Janco Multicom effective June 30, 1997. The amended agreement increased Mr. Andersen's base salary to NKr1,137,500 (303,587) effective April 1, 1997. Mr. Andersen is also eligible for an annual bonus of up to 25% of his base salary upon the satisfaction of certain objectives specified by UPC, as well as an automobile allowance. If Mr. Andersen remains with Janco Multicom until the expiration of the amended agreement, he is entitled to a bonus equal to the total of all bonuses paid to him during his amended employment term and upon termination of his employment, he is entitled to six months severance pay, including benefits. Mr. Andersen's employment agreement contains a confidentiality provision, a covenant not to compete for six months after termination and a covenant not to interfere with any other Company employee for one year after termination.

    Mr. Reinartz and the Company entered into an employment agreement effective March 1, 1998, pursuant to which Mr. Reinartz is seconded as the Managing Director of A2000. Mr. Reinartz is entitled to a base salary of NLG330,000 and is eligible for an annual bonus of up to 25% of his base salary and at least 15% in 1998. Mr. Reinartz is also eligible for a long-term incentive bonus based on the financial performance of A2000. The long-term incentive bonus vests over a four-year period. In addition to salary and bonus payments, Mr. Reinartz is entitled to an automobile allowance, housing allowance through December 31, 2001, and a one-time relocation allowance. Mr. Reinartz's employment agreement is for an indefinite term.

                               STOCK OPTION PLANS

EQUITY STOCK OPTION PLAN.

    Under the Company's Stock Option Plan (the "Plan"), the Supervisory Board may grant incentive stock options to UPC employees. There are 4,000,000 total shares available for the granting of options under the Plan. Options under the Plan must be granted at fair market value (as determined by the Supervisory Board) at the time of grant. The Ordinary Shares available under the Plan are held by Stichting Administratiekantoor UPC (the "Foundation"), which administers the Plan. Each option represents the right to acquire from the Foundation a depositary receipt representing the economic value of one share. Upon termination of the lock-up period following consummation of the Offering, any depositary receipts issued to employees who have exercised their options will be converted into Ordinary Shares. The majority shareholder of UPC appoints the board members of the Foundation and thus controls the voting of the Foundation's Ordinary Shares.

    All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, the Plan provides that even though the options are exercisable immediately, the shares to be issued or options granted in 1996 are deemed to "vest" 1/36th each month for a three-year period from the date of option grant (which is generally the employee's employment commencement date). For options granted in 1998 and thereafter, the vesting period has been increased to four years and the options vest 1/48th each month. No options were granted in 1997. If the employee's employment terminates (except in the case of death, disability or the like), all unvested options previously exercised must be resold to the Foundation at the original purchase price, or all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion.

    The Plan also contains anti-dilution protection and provides that, in the case of change of control, the acquiring company has the right to require UPC to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

    In 1996 (1998 for Mr. van Voskuijlen), UPC loaned the following officers of the Company the amounts indicated to enable such officers either to exercise stock options to acquire shares of the Company, to pay the tax on such exercise or both: Scott Bachman (exercise and tax, NLG1,635,835); Steve Butler (exercise and tax, NLG1,226,877); Margaret Houlihan (exercise only, NLG2,361,000); Ray Samuelson (exercise and tax, NLG2,453,750); Michael Simmons (exercise and tax, NLG787,000); David D'Ottavio (exercise and tax, NLG6,543,340); and Ton van Voskuijlen (tax only, NLG40,500). These recourse loans bear interest at the Dutch statutory rate. For 1998, this rate is 6% per annum.

    Through September 30, 1998, options to acquire a total of 4,222,000 shares have been granted under the Plan. Of these, options representing 250,000 shares have been exercised and resold to the Foundation and, therefore, are available for future option grants. Options representing 55,000 shares have been cancelled. The exercise prices for the options are NLG15.74 (2,660,000 shares), NLG18.00 (1,463,500 shares) and NLG20.35 (98,500 shares). In September 1998, the Company granted Mark Schneider options for 650,000 shares at an exercise price of NLG18.00, the price at which shares were sold in the UPC Acquisition in December 1997.

PHANTOM STOCK OPTION PLAN

    Under the Company's Phantom Stock Option Plan (the "Phantom Plan"), the Supervisory Board has granted certain of its employees the right to receive a cash amount equal to the difference between the fair market value of the shares and the stated grant price for a specified number of phantom options ("Phantom Options"). Through September 30, 1998, options representing 1,371,500 phantom shares remained outstanding. The grant prices for the Phantom Options are NLG18.00 (821,500 options) and NLG20.35 (535,000 options). The Phantom Options have a four-year vesting period and vest 1/48th each month. The phantom options may be exercised for ten years following the date of grant. 237,510 of the outstanding Phantom Options were fully vested on September 30, 1998. The Phantom Plan contains anti-dilution protection and provides that, in certain cases of a change of control, all phantom options outstanding become fully exercisable.

    The Phantom Plan also provides that upon the Offering, an employee holding phantom options may convert these into options for shares under the Plan. If the employee elects not to do so, upon exercise of the Phantom Options, the Company may issue such number of shares equal to the value of the cash difference in lieu of paying the cash.

                        LIMITATION OF LIABILITY MATTERS

    Pursuant to Dutch law, each member of the Supervisory Board and Management Board is responsible to the Company for the proper performance of his or her assigned duties. The Articles of Association provide that the adoption by the general meeting of shareholders of the annual accounts shall discharge the Supervisory Board and Management Board from liability in respect of the exercise of their duties during the financial year concerned unless an explicit reservation is made by the general meeting of shareholders. This discharge of liability also may be limited by mandatory provisions of Dutch law, such as in the case of bankruptcy, and this discharge only extends to actions or omissions not disclosed in or apparent from the adopted annual accounts. In case of such actions or omissions, the members of the Supervisory Board or Management Board will be jointly and severally liable toward third parties for any loss sustained by such third parties as a result of such actions or omissions, unless the Supervisory Board or Management Board member proves that he or she is not responsible for the actions or omissions. Generally, under Dutch law, directors will not be held personally liable for decisions made with reasonable business judgment. The Company plans to enter into agreements with its Supervisory Directors and Management Directors to provide for indemnification in connection with the performance of their duties.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information concerning the ownership of all classes of securities as of November 1, 1998, by (i) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Ordinary Shares at such date; (ii) each Supervisory Director of the Company and persons nominated to become Supervisory Directors; (iii) each executive officer of the Company; and (iv) all directors and executive officers of the Company as a group.

                                                      ORDINARY SHARES
                                             ---------------------------------
                                                              PERCENTAGE
                                                        ----------------------
                                                        PRIOR TO FOLLOWING THE
              BENEFICIAL OWNER                 NUMBER   OFFERING   OFFERING
              ----------------               ---------- -------- -------------
United International Holdings, Inc.(1)...... 43,867,010   91.6%
Gene W. Schneider(2)........................ 43,867,010   91.6
Michael T. Fries............................        --     --         --
Richard De Lange............................        --     --         --
John P. Cole, Jr.(3)........................ 43,867,010   91.6
Antony P. Ressler(4)........................ 43,867,010   91.6
Ellen P. Spangler...........................        --     --         --
Tina Wildes.................................        --     --         --
Mark L. Schneider(5)........................ 44,517,010   93.0
J. Timothy Bryan............................        --     --         --
John F. Riordan(6).......................... 44,217,010   92.4
Anton H.E. v. Voskuijlen(7).................    200,000      *          *
All directors, director nominees and
 executive officers as a group
 (11 persons)(1)............................ 45,067,010   94.2

--------
  * Less than 1%.
 (1) UIH owns all of the issued and outstanding Priority Shares. Messrs. G. Schneider, Cole, Ressler, M. Schneider and Riordan are directors of UIH, and as such, together with UIH's other directors, share voting and dispositive power over the shares of UPC held by UIH. The directors of UIH disclaim any beneficial ownership of these UPC shares. The address of United International Holdings, Inc. is 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237.
 (2) Includes 43,867,010 Ordinary Shares owned by UIH. Mr. G. Schneider is Chairman of the Board of UIH. He disclaims any beneficial ownership of UIH's UPC shares.
 (3) Includes 43,867,010 Ordinary Shares owned by UIH. Mr. Cole is a Director of UIH. He disclaims any beneficial ownership of UIH's UPC shares.
 (4) Includes 43,867,010 Ordinary Shares owned by UIH. Mr. Ressler is a Director of UIH. He disclaims any beneficial ownership of UIH's UPC shares.
 (5) Includes 43,867,010 Ordinary Shares owned by UIH. Also includes currently exercisable options for 650,000 Ordinary Shares of which options for 392,708 Ordinary Shares are subject to the Company's repurchase right, which expires April 1, 2001. Mr. M. Schneider is a Director of UIH. He disclaims any beneficial ownership of UIH's UPC shares.
 (6) Includes currently exercisable options for 350,000 Ordinary Shares of which options for 211,458 Ordinary Shares are subject to the Company's repurchase right, which expires April 1, 2001.
 (7) Represents currently exercisable options for 200,000 Ordinary Shares of which options for 8,333 Ordinary Shares are subject to the Company's repurchase right, which expires January 1, 1999, and options for 39,583 Ordinary Shares are subject to the Company's repurchase right, which expires January 1, 2002.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS
                           RELATIONSHIP WITH PHILIPS

    UPC began operations as a joint venture between UIH and Philips in July 1995. Both shareholders contributed various assets to UPC and UIH seconded certain employees to work for UPC. During the year ended December 31, 1997, UPC incurred approximately NLG11.9 million, for costs associated with the seconded employees, reimbursable to UIH.

    In December 1997, UIH and UPC acquired all of Philips' interest in UPC. As part of this transaction, UPC purchased from Philips (i) 3.17 million shares of UIH Class A Common Stock for NLG66.8 million, the then current market value of such shares, (ii) a portion of the PIK Notes at their fully accreted value for NLG170.4 million, and (iii) 16.252 million Ordinary Shares for NLG292.6 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- History of UPC".

    One of the Supervisory Board members, Mr. De Lange, continues to be a member of the Supervisory Board pursuant to amendments to UPC's Articles of Association in connection with the UPC Acquisition. Under the Articles of Association, Philips may appoint and remove one Supervisory Director of UPC, so long as Philips has any liability in respect of the agreements relating to the Telekabel Wien system, which is expected to terminate by 2006. UPC has agreed to indemnify Philips against such liability. UIH and UPC have agreed to use their reasonable best efforts to obtain the release of Philips by the City of Vienna from such liability. Philips' representative on UPC's Supervisory Board must approve (i) the disposition of assets aggregating more than 30% of the consolidated assets or generating more than 30% of the consolidated revenues of the Telekabel Group, or (ii) the merger or consolidation of UPC into any other entity that is not wholly owned by UIH.

                          LOANS TO EXECUTIVE OFFICERS

    In 1998, UPC loaned Mr. van Voskuijlen NLG40,500 to enable him to pay the tax on the stock options received that year. This recourse loan bears interest at the Dutch statutory rate. For 1998, this rate is 6% per annum. The Company made similar loans to other employees for the purpose of exercising and/or paying tax on options. See "Management -- Stock Option Plans".

                         ACQUISITIONS AND DISPOSITIONS

    In November 1998, the Company purchased from RCL, an entity owned by a discretionary trust for the benefit of the members of the family of John Riordan, a member of the Management Board, (i) a 5% interest in Tara and (ii) a 5% interest in the Company's Irish operating system. The price for these interests was 384,531 shares UIH Class A Common Stock that UPC acquired as part of the UPC Acquisition. UPC subsequently sold its newly-acquired 5% interest in the Irish operating system, together with its existing 20% interest in this system, to TINTA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History of UPC".

                 RELATIONSHIP WITH UIH AND RELATED TRANSACTIONS
                                 CONTROL BY UIH

    Immediately prior to the Offering, UIH held effectively all of the voting control of UPC and held all of UPC's issued and outstanding Ordinary Shares, other than approximately 8.4% of such shares that have been registered in the name of the Foundation to support UPC's stock option plan. UIH appoints the board members of the Foundation and thus controls the voting of these shares as well. See "Management -- Stock Option Plan". Upon completion of the Offering,
UIH will own approximately   % of the outstanding Ordinary Shares and all of
the outstanding Priority Shares of the Company. Because UPC is a strategic holding of UIH, UIH will continue to control the Company for the foreseeable future. See "Risk Factors -- Control by UIH; Effects of UIH Indenture". Currently two members of the Company's three-member Supervisory Board are also directors or officers of UIH and upon completion of the Offering, five members of the Company's seven-member Supervisory Board will be directors, officers or employees of UIH.

                             TRANSACTIONS WITH UIH

    Since the UPC Acquisition, UIH has loaned UPC approximately $79.0 million (the "UIH Loan") to repay indebtedness and fund new business. The UIH Loan is payable March 31, 2001 and bears interest at a rate of 10.75% per annum. The UIH Loan is convertible into Ordinary Shares at UIH's option at the initial public offering price.

    As part of the UPC Acquisition, UPC acquired approximately 3.2 million shares of UIH's Class A Common Stock. The Company subsequently sold 384,531 of these shares for certain interests in the Irish system and Tara. UPC currently holds approximately 2.8 million shares, which currently represents approximately 7% of UIH's outstanding common stock. UPC has given UIH the right to acquire these shares of UIH Class A Common Stock at their market value, based on a ten-trading day average.

    UIH has agreed to sell to UPC, in exchange for 7,523,736 Ordinary Shares of UPC, UIH's 50% voting and 46.3% economic interest in Monor and its interests in the Tara and IPS programming joint ventures.

                              AGREEMENTS WITH UIH

    Subject to certain limitations, beginning one year after the date of this Offering, UIH may require the Company to file a registration statement under the Act with respect to all or a portion of UIH's Ordinary Shares (or ADSs if UIH so requests), and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The Company is not obligated to effect more than three of these demand registrations using forms other than Form S-3 or F-3, as the case may be. UIH may demand registration of such securities an unlimited number of times on Form S-3 or F-3, as the case may be, except that the Company is not required to register UIH's Ordinary Shares on Form S-3 more than once in any six-month period. UIH also has the right to have its Ordinary Shares included in any registration statement the Company proposes to file under the Act except that, among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. UPC has also granted UIH rights comparable to those described above with respect to the listing or qualification of the Ordinary Shares held by UIH on the Amsterdam Stock Exchange or on any other exchange and in any other jurisdiction where UPC previously has taken action to permit the public sale of its securities.

    UIH incurs certain overhead and other expenses at the corporate level on behalf of UPC and its other operating companies. These include expenses not readily allocable among the operating companies, such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. UIH also incurs direct costs for its operating companies such as travel and salaries for UIH employees performing services on behalf of its respective operating

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

companies. UIH and the Company are parties to a Management Service Agreement (the "UIH Service Agreement"), with an initial term through 2009, pursuant to which UIH will continue to these services for UPC. Under the UIH Service Agreement, the Company will pay UIH a fixed amount each month (initially $300,000) as its portion of such unallocated expenses. After the first year of the UIH Services Agreement, the fixed amount may be adjusted from time to time by UIH to allocate these corporate level expenses among UIH's operating companies, including UPC, taking into account the relative size of the operating companies and their estimated use of UIH resources. In addition, UPC will continue to reimburse UIH for costs incurred by UIH which are directly attributable to UPC.

    The UIH Services Agreement also specifies the basis upon which UIH may second certain of its employees to UPC. UIH's secondment of employees to UPC helps UPC attract and retain U.S. citizens and other employees who want U.S. benefit plans, without creating a separate U.S. employment subsidiary. The Company generally is responsible for all costs incurred by UIH with respect to any seconded employee's employment and severance. UIH may terminate a seconded employee's employment if the employee's conduct constitutes willful misconduct that is materially injurious to UIH.

    UIH and UPC have agreed that so long as UIH holds 50% or more of the outstanding Ordinary Shares of the Company, (i) UIH will not pursue any video services, telephony or Internet access business in Europe or the Middle East or any programming or Internet content business specifically directed to the European or the Middle Eastern markets, unless it has first presented such business opportunity to UPC and UPC has elected not to pursue such business opportunity, and (ii) UPC will not pursue any video services, telephony or Internet access business in markets outside of Europe and the Middle East in which UIH currently operates unless it has first presented such business opportunity to UIH and UIH has elected not to pursue such business opportunity.

    UPC has agreed to sell to UIH, upon request, all or any portion of the UIH Class A Common Stock held by it at a price based upon the trading price of such stock during a specified period prior to sale. UIH and UPC have also agreed that UPC will provide audited financial statements to UIH in such form and with respect to such periods as shall be necessary or appropriate to permit UIH to comply with its reporting obligations as a publicly traded company and that UPC will not change its accounting principles without UIH's prior consent. UPC has consented to the public disclosure by UIH of all matters deemed necessary or appropriate by UIH in its sole discretion to satisfy the disclosure obligations of UIH or any affiliate thereof under the United States federal securities laws or to avoid potential liability thereunder. UPC has also agreed to indemnify UIH against all liabilities UIH may incur in connection with UIH's indemnification obligations under the underwriting agreement.

                                 UIH INDENTURE

    UPC, as a subsidiary of UIH, is subject to the provisions of the UIH Indenture governing UIH's senior secured discount notes due 2008. The UIH Indenture contains covenants that, among other things, limit the ability of UIH and its subsidiaries, including UPC, to (i) incur indebtedness and issue certain preferred stock in amounts exceeding that permitted based upon financial ratio and other tests; (ii) repurchase its equity interests from third parties other than UIH; (iii) make investments in non-controlled entities; (iv) enter into agreements that would restrict the ability to make distributions, loans or other payments to its equity holders; (v) create certain liens; (vi) sell assets or issue equity for other than cash or fail to invest the cash proceeds of such sales within 360 days of the sale periods; and
(vii) enter into transactions with affiliates of UIH. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Restrictions Under UIH Indenture" and "Risk Factors --
Control by UIH; Effect of UIH Indenture". UPC has agreed with UIH that, for as long as UPC is subject to the provisions of the UIH Indenture, as amended or supplemented, or any other indenture or agreement to which UIH is a party governing indebtedness of UIH that replaces or refinances any indebtedness governed by the UIH Indenture, as amended or supplemented, it will not take any

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

                          DESCRIPTION OF SHARE CAPITAL
action that will result in a breach of the UIH Indenture.

UIH's senior secured discount notes were issued pursuant to an indenture (the "Indenture") dated as of February 5, 1998, by and between UIH and Firstar Bank of Minnesota N.A., as trustee. The foregoing description of certain covenants of the UIH Indenture is summary only, does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the UIH Indenture, which are hereby incorporated by reference. A copy of the Indenture has been incorporated as an exhibit to the Registration Statement (the "Registration Statement") filed with the United States Securities and Exchange Commission (the "Commission") of which this Prospectus forms a part.

    Pursuant to the Articles of Association, the authorized share capital of
the Company is NLG     , and includes        Ordinary Shares, each with a
nominal value of NLG  ;        priority shares, each with a nominal value of
NLG   ("Priority Shares"); and        preference shares, each with a nominal
value of NLG   ("Preference Shares"). Upon completion of the Offering,
Ordinary Shares and 1,000 Priority Shares will be issued and fully paid. No Preference Shares will be outstanding upon completion of the Offering. The following description of the share capital of the Company is qualified in its entirety by reference to the full text of the Articles of Association, which have been included as an exhibit to the Registration Statement.

                                ORDINARY SHARES

    Ordinary Shares may, at the option of the shareholder, be registered shares or bearer shares. A shareholder may convert Ordinary Shares in bearer form into registered Ordinary Shares at any time, and vice versa. The Company has applied for listing of the Ordinary Shares in bearer form on the Amsterdam Stock Exchange.

    Ordinary Shares in bearer form will be embodied in a single Global Share Certificate (the "Global Share Certificate"), which the Company will lodge with The Netherlands Centraal Instituut voor Giraal Effectenverkeer B.V. ("NECIGEF"), for safe-keeping on behalf of the parties entitled to such Ordinary Shares. The Ordinary Shares in bearer form can only be transferred through the giro-based securities transfer system of NECIGEF.

    Holders of registered Ordinary Shares will be entered in the Company's shareholders register and share certificates will not be issued. At the request of the registered shareholder, the Company will, without fee, issue a non-negotiable extract from the shareholders register in the name of the holder. A deed of transfer, together with an acknowledgment in writing of the Company, is required to transfer registered shares.

    ISSUE OF ORDINARY SHARES; PREEMPTIVE RIGHTS; VOTING RIGHTS. Pursuant to the Articles of Association, all unissued shares of the authorized capital may be issued by the Management Board upon approval of both the Supervisory Board and the Priority Shareholder. The authority of the Management Board to issue Ordinary Shares will terminate on December 31, 2003 unless extended by the Articles of Association or by a resolution of the general meeting of shareholders, for a period not exceeding five years in each instance. If no such extension is given, issues of Ordinary Shares will require a resolution of the general meeting of shareholders and approval of the Supervisory Board and the Priority Shareholder. A resolution of the general meeting of shareholders to prolong the authority of the Management Board to issue shares is subject to the approval of both the Supervisory Board and the Priority Shareholder.

    Except for issues of Ordinary Shares in return for non-cash consideration and shares issued to employees of the Company or any subsidiary of the Company as defined under

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

Dutch law (each, a "Group Company"), holders of Ordinary Shares will have preemptive rights to subscribe for their pro-rata amount of all new Ordinary Share issuances of the Company. These rights may be restricted or excluded, however, by a resolution of the Management Board upon approval of both the Supervisory Board and the Priority Shareholder.

    Each Ordinary Share represents the right to cast one vote.

                                PRIORITY SHARES

    All of the Priority Shares are held by UIH. Except for the transfer of Priority Shares to the Company, Priority Shares can only be transferred with the approval of the Supervisory Board. As a holder of Priority Shares, UIH is the Priority Shareholder and has some specific powers within the Company including (i) approval rights for the issuance of all new shares; (ii) the right to exclude or restrict preemptive rights of existing shareholders; (iii) nominating members for appointment to the Management Board and Supervisory Board, which nominations may only be set aside by a resolution of the general meeting of shareholders, passed with a majority of at least two-thirds of the votes cast representing more than one-half of the outstanding share capital;
(iv) the right to require approval by it of certain managerial decisions; and
(v) the exclusive right to propose an amendment to the Articles of Association, including amendments to dissolve the Company or to merge or split up the Company. The Priority Shares have no separate voting rights. Priority Shares are issued in the same way as Ordinary Shares, but carry no preemptive rights. Priority Shares are entitled to an annual dividend of 5% of nominal value, to the extent of distributable profits of UPC.

    At such time as UIH holds less than 15% of the issued and oustanding Ordinary Shares, UIH will transfer all of the Priority Shares, the trustees of which will be the Company's Supervisory Directors.

                               PREFERENCE SHARES

    The Articles of Association provide for the issuance of Preference Shares. Preference Shares are designed as a preventive measure against unfriendly takeover bids. The minimum amount required to be paid on the Preference Shares upon issuance is 25% of the nominal amount. In the event of a hostile takeover bid, Preference Shares may be issued to a legal entity charged with caring for the interests of the Company and preventing influences that may threaten the continuity, independence or identity of the Company. Holders of Preference Shares do not share in the reserves of the Company and such shares are not listed. The Preference Shares will be registered shares and share certificates will not be issued. Preference Shares can be issued in the same way as Ordinary Shares, but carry no preemptive rights. The dividend and voting rights of Preference Shares will be designated at the time of issuance by the Management Board under the direction of the Supervisory Board.

    Preference Shares may be issued by the Management Board upon approval of both the Supervisory Board and the Priority Shareholder if such power has been granted to the Management Board by a shareholders meeting. Notwithstanding, if Preference Shares are proposed to be issued and such shares would exceed 50% or 100%, depending on the circumstances, of all other outstanding shares of the Company, such issuance requires the approval of the general meeting of shareholders. In all instances where Preference Shares are issued, the Company must explain the reason for the issuance within four weeks thereof at a general meeting of shareholders. Within two years after the first issuance of Preference Shares, a general shareholders meeting must be held to vote on whether the Preference Shares should be repurchased or cancelled. If such a resolution is not adopted, another meeting is held within two years of the previous meeting and this procedure is repeated until no more Preference Shares are outstanding.

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

                      SUMMARY OF CERTAIN PROVISIONS OF THE
                   ARTICLES OF ASSOCIATION AND OTHER MATTERS
                                    GENERAL

    The Company was incorporated under Dutch law on December 21, 1990 as a private limited liability company ("besloten vennootschap met beperkte aansprakelijkheid"), and was converted in connection with the UPC Acquisition on December 11, 1997 into a public limited liability company ("naamloze vennootschap"). The Company has its corporate seat in Amsterdam, The Netherlands and is registered in the Amsterdam Commercial Register under number 33-274-976. UPC is not subject to the rules for large companies
("structuurvennootschappen").

    Set forth below is a summary of certain relevant provisions of the Articles of Association (as the same will be amended following the Offering) and Dutch corporate law. A statement of no objection by the Minister of Justice to the
proposed Articles of Association was issued under number      . This summary
does not purport to be complete and is qualified in its entirety by reference to the Articles of Association and the law of The Netherlands. Copies of the Articles of Association and the Company's most recent annual accounts and annual report may be obtained in both Dutch and English upon written request to the Company at its principal office.

                               CORPORATE PURPOSE

    Article 3 of the Articles of Association provides that the Company's business activity shall be, among other things, (i) to own, operate, and develop subscription and multi-channel television systems, to render related consulting, engineering and programming services and to provide other communications services, (ii) to incorporate, manage and finance, and to participate in other companies and enterprises, and (iii) to take up loans, land and make investments and acquire, transfer and dispose of claims and assets in general.

                  ACQUISITION BY THE COMPANY OF ITS OWN SHARES

    The Company may acquire its own shares subject to certain provisions of Dutch law. The Company may only acquire its own shares for consideration if (i) the shareholders' equity less the payment required to make the acquisition does not fall below the sum of the paid-up and called portion of the share capital and any statutory reserves, and (ii) the Company and its subsidiaries would thereafter not hold or hold in pledge shares with an aggregate nominal value exceeding one-tenth of the Company's issued share capital. Shares held by the Company in its own capital may not be voted or counted for quorum purposes at shareholders' meetings.

    Acquisitions by the Company of its own shares may be effected by the Company's Management Board, subject to the approval of the Supervisory Board, only if the general meeting of shareholders has authorized the Management Board to effect such acquisitions. It is expected that such a resolution will be adopted prior to the completion of the Offering. Such resolutions expire within 18 months and must be renewed. Acquisitions by the Company of its own shares that are listed on a stock exchange do not require the above-mentioned authorization if made for the purpose of transferring such shares to the employees of the Company or of a Group Company.

                        OBLIGATIONS TO DISCLOSE HOLDINGS

    Pursuant to the Dutch Act of Disclosure of Holdings in Listed Companies 1996 ("Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996"), any holder of five percent or more of the Company's issued capital or voting control at the time the Ordinary Shares are listed on the Amsterdam Stock Exchange must notify both the Company and the Securities Board of The Netherlands. Moreover, anyone obtaining or divesting Ordinary Shares after listing on the Amsterdam Stock Exchange and thereby causing that holder's percentage of issued capital or voting control to come under a different range must also notify the Company and the Securities Board of The Netherlands. The aforementioned ranges are: 0 to 5%, 5 to 10%, 10 to 25%, 25 to 50%, 50 to 66 2/3% and 66 2/3% or more. Failure to disclose one's shareholdings is a violation of the Dutch Economic Offenses Act, and may result in civil penalties, including suspension of voting rights.

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

                              SHAREHOLDERS MEETING

    The Company is required to hold a shareholders' meeting annually.

                   ADOPTION OF ANNUAL ACCOUNTS AND DISCHARGE

    Within five months following the end of each fiscal year, the Management Board must prepare annual accounts accompanied by an annual report. This period may be extended by the general meeting of shareholders on account of special circumstances for up to six months. The annual accounts and report must then be submitted to the Supervisory Board, which will present a report on it to the general meeting of shareholders. The annual accounts and the annual report will be available to shareholders from the day of notice convening the annual general meeting of shareholders.

    The general meeting of shareholders may discharge the members of the Management Board and Supervisory Board from liability in respect of the exercise of their duties during the fiscal year concerned. Such discharge is subject to mandatory provisions of Dutch law, including those relating to liability of members of supervisory boards and management boards upon bankruptcy of a company. Moreover, this discharge does not extend to actions or omissions not disclosed in or apparent from the adopted annual accounts.

                                   DIVIDENDS

    Subject to certain exceptions, dividends are only paid by the Company on profits as shown in the annual financial statements of the Company. The Company may not pay dividends if the payment would reduce shareholders' equity below the sum of the paid-up capital and any reserves required by Dutch law. Pursuant to the Articles of Association, the Priority Shares have preferential dividend rights. See "Description of Share Capital -- Priority Shares". Thereafter, the Management Board upon approval of the Supervisory Board, shall determine how much of the remaining profit shall be allocated to the Company's reserves before dividends are paid on the Ordinary Shares. To date, the Company has not paid dividends on its share capital and does not intend to do so for the foreseeable future. See "Dividend Policy" and "Risk Factors -- No Intention to Pay Dividends". The Management Board may declare, upon approval of the Supervisory Board and the general meeting of the shareholders, that some or all of the dividends will be paid in shares in the Company thereof, rather than in cash. The Management Board may, with the prior approval of the Supervisory Board and subject to certain statutory provisions, distribute one or more interim dividends.

                               CAPITAL REDUCTION

    Upon the proposal of the Company's Management Board and after approval by the Supervisory Board, the general meeting of shareholders may resolve to reduce the issued share capital by cancellation of shares or by reducing the nominal value of the Company's shares, subject to certain statutory provisions and the provisions of the Articles of Association.

 AMENDMENT OF THE ARTICLES OF ASSOCIATION; DISSOLUTION; LEGAL MERGER; SPLIT-UP

    The Priority Shareholder may propose either amendments to the Articles of Association or that the Company shall effect a legal merger, split-up or dissolution of the Company. The general meeting of shareholders can only resolve to accept such proposal if at least two thirds of the votes cast at a general meeting of shareholders are in favor of the proposal. The general meeting of shareholders cannot effect a legal merger, split-up or dissolution of the Company or amend the Articles of Association if the proposal is made by any shareholder other than the Priority Shareholder.

                               LIQUIDATION RIGHTS

    In the event of the dissolution and liquidation of the Company, the assets remaining after payment of all debts are to be distributed to holders of the Company's share capital as follows: first, to any issued and outstanding Preference Shares in an amount equal to any previously declared but unpaid dividend and the paid-up amount of such Preference Shares; second,

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

                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES to the holders of Priority Shares in an amount equal to their nominal value; and, third any remaining assets shall be distributed to the holders of Ordinary Shares in proportion to the nominal value of their holdings.


    The following is a summary of certain provisions of the Deposit Agreement
(the "Deposit Agreement"), to be dated as of    , 1999, among the Company,
Citibank, N.A., as depositary (the "Depositary") and all holders ("Holders") and beneficial owners ("Beneficial Owners") from time to time of the ADSs evidenced by ADRs issued under the Deposit Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement. Terms used in this summary and not otherwise defined herein shall have the meanings set forth in the Deposit Agreement. Copies of the Deposit Agreement are available for inspection at the New York Office of the Depositary (the "Principal Office"), currently located at 111 Wall Street, New York, New York 10043, U.S.A.

                           AMERICAN DEPOSITARY SHARES

    ADSs are issuable only pursuant to the Deposit Agreement and will be evidenced by ADRs. Each ADR evidences the whole number of ADSs specified therein. Each ADS represents, as of the date of the issuance of the ADSs, Ordinary Shares of the Company or rights thereto (such Ordinary Shares or rights thereto, together with all other securities, cash or property held in respect or in lieu of such Ordinary Shares or rights under the Deposit Agreement, being herein referred to as the "Deposited Securities"). Ordinary
Shares will be deposited into accounts maintained by             , as the
custodian and agent of the Depositary (the "Custodian"), and registered in the name of the Depositary in the records of Nederlandse Centraal Instituut voor Giraal Effectenverkeer B.V. ("NECIGEF"), the Dutch securities registry. Only persons in whose names ADSs are registered will be treated by the Company and the Depositary as the absolute owners of such ADSs.

                           DEPOSIT OF ORDINARY SHARES

    The Ordinary Shares to be represented by the ADSs will be deposited in bearer form with the
Custodian and credited to an account maintained by the Custodian for such purpose at NECIGEF. The Custodian will be the holder of record of all such Ordinary Shares. Subject to the terms and conditions of the Deposit Agreement and applicable law, upon receipt of notice from the Custodian confirming the deposit of such Ordinary Shares to the account of the Custodian at NECIGEF, the Depositary will cause ADRs evidencing ADSs to be executed and delivered to or upon the order of the person(s) named in such notice from the Custodian. Ownership of beneficial interest in the Ordinary Shares so deposited will be shown on, and transfers of the ownership of such beneficial interests will be effected through, the records maintained by NECIGEF or institutions with accounts at NECIGEF.

    Subject to the terms and conditions of the Deposit Agreement and applicable law, Ordinary Shares or evidence of rights to receive Ordinary Shares other than Restricted Securities (as hereinafter defined) may be deposited by any person (including the Depositary in its individual capacity but subject, however, in the case of the Company or any Affiliate of the Company, to the limitations set forth in the Deposit Agreement and applicable law) by delivery of the Ordinary Shares to the Custodian along with (i) appropriate instrument(s) of transfer or endorsement, in a form satisfactory to the Custodian, (ii) such certifications and payments (including, without limitation, the transaction fees and related charges) and evidence of such payments (including, without limitation, stamping or otherwise marking such Ordinary Shares as may be required by the Depositary or the Custodian in accordance with the provisions of the Deposit Agreement), (iii) a written order directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order an ADR or ADRs evidencing the number of ADSs representing the Ordinary Shares so deposited (iv) evidence satisfactory to the Depositary that all necessary approvals have been granted by, or there has been compliance with the rules and regulations of, any applicable governmental agency in The Netherlands, and (v) any agreement, instrument or proxy as may be required by the Depositary or the Custodian in respect of the Ordinary Shares for any and all purposes until the Ordinary Shares so deposited are registered in the name of the Depositary, the Custodian or any nominee. Subject to the terms of the Deposit Agreement, the Depositary shall instruct the Custodian not to, and the Depositary itself shall not knowingly, accept for deposit any Ordinary Shares, ADRs or ADSs that are restricted securities as such term is defined in Rule 144(a)(3) of the Securities Act of 1933 ("Restricted Securities"), any fractional Ordinary Shares or fractional Deposited Securities or a number of Ordinary Shares or Deposited Securities that would give rise to the issuance of fractional ADSs. No Ordinary Shares shall be accepted for deposit unless accompanied by evidence (if any is required by the Depositary) satisfactory to the Depositary or the Custodian that all conditions to such deposit have been satisfied by the person depositing such Ordinary Shares under Dutch laws and regulations and any necessary approval has been granted by the governmental body in The Netherlands, if any, which is then performing the function of the regulation of currency exchange.

    The Depositary may issue ADRs against rights to receive Ordinary Shares from the Company, any agent of the Company, any custodian, registrar, transfer agent, clearing agency or other entity involved in ownership or transaction records in respect of the Ordinary Shares. Neither the Depositary nor the Custodian, in their capacity as such, may lend Deposited Securities or ADRs; provided, however, that the Depositary reserves the right to issue ADRs prior to the receipt of Ordinary Shares ("Pre-Release") and to deliver Ordinary Shares prior to the receipt and cancellation of ADRs, subject to the conditions specified in the Deposit Agreement, which require persons to whom ADRs or Ordinary Shares are so issued or delivered to, among other things, enter into a written agreement with, and provide collateral to the Depositary. Collateral provided in connection with any Pre-Release transaction under the terms of the Deposit Agreement, but not earnings thereon, shall be held for the benefit of the Beneficial Owners and Holders (but not of the person or entity to whom ADSs are issued prior to the receipt of Ordinary Shares or to whom Ordinary Shares are issued prior to the cancellation of ADRs).

                       WITHDRAWAL OF DEPOSITED SECURITIES

    Upon surrender at the Principal Office of the Depositary of ADSs for the purpose of withdrawal of the Deposited Securities represented thereby, and upon payment of the charges, fees and expenses of the Depositary provided in the Deposit Agreement and of any applicable taxes or governmental charges, subject to the terms and conditions of the Deposit Agreement, the Company's Articles of Association and other applicable laws, the Holder of such ADSs will be entitled to delivery, to such Holder or upon such Holder's order, of the Deposited Securities represented by the ADSs so surrendered. ADSs may be surrendered for the purpose of withdrawing Deposited Securities by delivery of an ADR evidencing such ADSs (if held in registered form) or by book-entry delivery of such ADSs to the Depositary. An ADR surrendered for such purposes shall (if required by the Depositary) be properly endorsed in blank or accompanied by proper instruments of transfer in blank, and the Holder thereof shall execute and deliver to the Depositary a written order containing delivery instructions. Such endorsements, instruments and instructions shall, in all cases, meet the requirements set forth in the Deposit Agreement.

    Upon receipt of satisfactory documentation, the Depositary shall direct the Custodian to deliver (without unreasonable delay) at the designated office of the Custodian (if the Ordinary Shares are not held in electronic book-entry form), subject to the terms and conditions of the Deposit Agreement, to the Articles of Association of the Company, and the provisions of or governing the Deposited Securities and other applicable laws, now or hereafter in effect, to or upon the written order of the person or persons designated in the order delivered to the Depositary as provided above, the Deposited Securities represented by such ADSs, together with any certificate or other proper documents of or relating to title of the Deposited Securities or evidence of the electronic transfer thereof (if available), as the case may be, to or for the account of such person. The Depositary may make delivery to such person or persons at the Principal Office of the Depositary of any dividends or cash distributions with respect to the Deposited Securities represented by such ADSs, or of any proceeds of sale of such dividends, distributions or rights, which may at the time be held by the Depositary. The Depositary will not accept for surrender an ADR evidencing ADSs representing less than one Ordinary Share. In the case of surrender of an ADR evidencing a number of ADSs representing other than a whole number of Ordinary Shares, the Depositary will cause ownership of the appropriate whole number of Ordinary Shares to be delivered in accordance with the terms of the Deposit Agreement, and shall issue and deliver to the person surrendering such Receipt cash proceeds from the sale by the Depositary of any fractional share. At the request, risk and expense of any Holder so surrendering an ADR, and for the account of such Holder, the Depositary shall direct the Custodian to forward any cash or other property (other than securities) held in respect of, and any certificate or certificates and other proper documents of or relating to title to, the Deposited Securities represented by such ADR to the Depositary for delivery at the Principal Office of the Depositary, and for further delivery to such Holder. Such direction shall be given by letter or, at the request, risk and expense of such Holder, by cable, telex or facsimile transmission.

                   DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

    CASH DIVIDEND. Whenever the Depositary receives confirmation from the Custodian of receipt of any cash dividend or other cash distribution on any Deposited Securities, or receives proceeds from the sale of any Ordinary Shares, rights, securities or other entitlements under the terms of the Deposit Agreement, the Depositary shall, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary (pursuant to the provisions of the Deposit Agreement) be converted on a practicable basis into U.S. dollars transferable to the United States, promptly convert or cause to be converted such cash dividend, distribution or proceeds into U.S. dollars (on the terms described in the Deposit Agreement) and will distribute promptly the amount thus received (net of (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the Holders entitled thereto as of the record date in proportion to the number of ADSs held as of the record date. The Depositary shall distribute only such amount as can be distributed, however, without attributing to any Holder a fraction of one cent, and any balance not so distributed shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to Holders outstanding at the time of the next distribution. If taxes, duties or other governmental charges are required to be withheld, the amount distributed to Holders shall be reduced accordingly.

    SHARE DIVIDEND. Upon receipt of confirmation of the deposit of a dividend in, or free distribution of, Ordinary Shares from the Custodian, the Depositary shall establish a record date and, subject to the terms of the Deposit Agreement, either (i) distribute to the Holders as of the record date in proportion to the number of ADSs held as of such record date, additional ADSs, which represent in the aggregate the number of Ordinary Shares received as such dividend, or free distribution, subject to the other terms of the Deposit Agreement (including, without limitation, (a) the payment of any applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes), or (ii) if additional ADSs are not so distributed, each ADS issued and outstanding after the record date shall, to the extent permissible by law, thenceforth also represent rights and interests in the additional Ordinary Shares distributed upon the Deposited Securities represented thereby (net of (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes). In lieu of delivering fractional ADSs, the Depositary shall sell the number of Ordinary Shares represented by the aggregate of such fractions and distribute the net proceeds of such sale upon the terms of the Deposit Agreement.

    In the event that the Depositary determines that any distribution in property (including Ordinary Shares) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, or, if the Company, in the fulfillment of its obligation under the Deposit Agreement, has furnished an opinion of U.S. counsel determining that Ordinary Shares must be registered under the Securities Act of 1933, as amended (the "Securities Act"), or other laws in order to be distributed to Holders (and no such registration statement has been declared effective), the Depositary may dispose of all or a portion of such property (including Ordinary Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable, and the Depositary shall distribute the net proceeds of any such sale (after deduction of such (a) taxes and (b) fees and charges of, and expenses incurred by, the Depositary) to Holders entitled thereto upon the terms described in the Deposit Agreement. The Depositary shall hold and/or distribute any unsold balance of such property in accordance with the provisions of the Deposit Agreement.

    ELECTIVE DIVIDEND. Upon receipt of notice that the Company wishes to distribute a dividend payable at the election of the holders of Deposited Securities in cash or in additional Ordinary Shares, and the Company wishes such elective distribution to be made available to Holders and Beneficial Owners of ADSs, the Depositary, upon consultation with the Company, will determine, whether it is lawful and reasonably practicable to make such elective distribution available to the Holders and Beneficial Owners of ADSs. The Depositary has agreed to make such elective distribution available to Holders and Beneficial Owners only if (i) the Depositary shall have determined that such distribution is reasonably practicable and (ii) the Depositary shall have received satisfactory documentation within the terms of the Deposit Agreement. If the above conditions are not satisfied, the Depositary shall, to the extent permitted by law, distribute to the Holders, on the basis of the same determination as is made in the local market in respect of the Ordinary Shares for which no election is made, either cash or additional ADSs representing such additional Ordinary Shares, in either case, upon the terms of the Deposit Agreement. If the above conditions are satisfied, the Depositary shall establish a record date and establish procedures to enable Holders to elect the receipt of the proposed dividend in cash or in additional ADSs. Holders electing to receive the proposed dividend in cash shall receive such dividend upon the terms described in the Deposit Agreement representing cash dividends; Holders electing to receive the dividend in ADSs shall receive such dividend upon the terms described in the Deposit Agreement respecting dividends in Ordinary Shares.

    Nothing herein shall obligate the Depositary to make available to Holders a method to receive the elective dividend in Ordinary Shares (rather than ADSs). There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of the Deposited Securities.

    RIGHTS. The Depositary has agreed, upon receipt of notice that the Company intends to make rights available to holders of Deposited Securities, to make such rights available to any Holder only if (i) the Company shall have requested that such rights be made available to Holders, (ii) the Depositary shall have received satisfactory legal documentation from the Company within the terms of the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution of rights is reasonably practicable. In the event any of the conditions set forth above are not satisfied, the Depositary shall proceed with the sale of the rights as contemplated below. In the event all conditions set forth above are satisfied, the Depositary shall establish a record date (upon the terms described in the Deposit Agreement) and establish procedures to distribute such rights (by means of warrants or otherwise) and to enable the Holders to exercise the rights upon payment of (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes. The Company shall assist the Depositary to the extent necessary in establishing such procedures. Nothing herein shall obligate the Depositary to make available to the Holders a method to exercise such rights to subscribe for Ordinary Shares rather than ADSs.

    If (i) the Company does not request the Depositary to make the rights available to Holders or requests that the rights not be made available to Holders, (ii) the Depositary fails to receive satisfactory legal documentation from the Company or determines it is not reasonably practicable to make the rights available to Holders, or (iii) any rights made available are not exercised and appear to be about to lapse, the Depositary shall determine whether it is lawful and reasonably practicable to sell such rights, in a riskless principal capacity, at such place and upon such terms (including public and private sale) as it may deem proper. The Depositary shall, upon such sale, convert and distribute proceeds of such sale (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and
(b) taxes) upon the terms set forth in the Deposit Agreement.

    If the Depositary is unable to make any rights available to Holders or to arrange for the sale of the rights upon the terms described in the Deposit Agreement, the Depositary shall allow such rights to lapse. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or feasible to make such rights available to Holders in general or any Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or exercise, or (iii) the content of any materials forwarded to the Holders on behalf of the Company in connection with the rights distribution.

    If registration under the Securities Act or any other applicable law of the rights or the securities to which any rights relate may be required in order for the Company to offer such rights or such securities to Holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to the Holders unless and until a registration statement under the Securities Act covering such offering is in effect. In the event that taxes or other governmental charges are required to be withheld, the amount distributed to the ADR Holders shall be reduced accordingly. In the event that the Depositary determines that any distribution in property (including Ordinary Shares and rights to subscribe therefor) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Ordinary Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay any such taxes or charges.

    There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to exercise rights on the same terms and conditions as the holders of Deposited Securities or to exercise such rights. Nothing herein or in the Deposit Agreement shall obligate the Company to file any registration statement in respect of any rights or Ordinary Shares or other securities to be acquired upon the exercise of such rights.

    DISTRIBUTIONS OTHER THAN CASH, SHARES OR RIGHTS.

    The Depositary shall not make a distribution of property other than cash, Ordinary Shares or rights to purchase additional Ordinary Shares, unless (i) the Company shall have requested the Depositary to make such distribution to Holders, (ii) the Depositary shall have received satisfactory legal documentation within the terms of the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution is reasonably practicable.

    Upon satisfaction of the requirements in (i)-(iii) above, the Depositary shall distribute the property so received to the Holders of record as of the record date, in proportion to the number of ADSs held by them respectively and in such manner as the Depositary may deem practicable for accomplishing such distribution (i) upon receipt of payment or net of the applicable fees and charges of, and expenses incurred by, the Depositary, (ii) net of any taxes withheld. The Depositary may dispose of all or a portion of the property so distributed and deposited, in such amounts and in such manner (including public or private sale) as the Depositary may deem practicable or necessary to satisfy any taxes (including applicable interest and penalties) or other governmental charges applicable to the distribution.

    If (i) the Company does not request the Depositary to make such distribution to Holders or requests not to make such distribution to Holders,
(ii) the Depositary does not receive satisfactory legal documentation within the terms of the Deposit Agreement or (iii) the Depositary determines that all or a portion of such distribution is not reasonably practicable or feasible, the Depositary shall sell or cause such property to be sold in a public or private sale, at such place or places and upon such terms as it may deem proper and shall (i) cause the proceeds of such

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

sale, if any, to be converted into U.S. dollars and (ii) distribute the proceeds of such conversion received by the Depositary (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes) to the Holders as of the record date upon the terms of cash distributions set forth in the Deposit Agreement. If the Depositary is unable to sell such property, the Depositary may dispose of such property in any way it deems reasonably practicable under the circumstances.

CHANGES AFFECTING DEPOSITED SECURITIES

    Upon any change in nominal or par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is party, any securities that shall be received by the Depositary or the Custodian in exchange for, or in conversion or replacement of or otherwise in respect of, Deposited Securities shall, subject to the terms of the Deposit Agreement, be treated as newly deposited securities under the Deposit Agreement, and the ADSs shall, subject to the terms of the Deposit Agreement and in compliance with applicable laws (including any registration requirements under the Securities Act), thenceforth represent the new Deposited Securities so received in exchange or conversion, provided that the Depositary may, with the Company's approval, and will, if the Company so requests, subject to the provisions of the Deposit Agreement and receipt of an opinion of counsel to the Company satisfactory to the Depositary that such distributions are not in violation of any applicable laws or regulations, execute and deliver new ADRs or call for the surrender of outstanding ADRs to be exchanged for new ADRs.

RECORD DATES

    Whenever the Depositary shall receive notice from the Company of the fixing of a record date for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, shares, rights, or other distribution) or whenever for any reason the Depositary causes a change in the number of Ordinary Shares that are represented by each ADS, or whenever the Depositary receives notice of any meeting of holders of Ordinary Shares or other Deposited Securities, or for any other reason that the Depositary deems necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary will fix, after consultation with the Company, a record date (which shall, to the extent practicable, be the same as the corresponding record date set by the Company in respect of Shares) for the determination of the Holders entitled to receive such dividend or distribution or give instructions for the exercise of voting rights at any such meeting, or give or withhold such consent, or receive such notice or otherwise take action, or exercise the rights of Holders with respect to any changed number of Ordinary Shares represented by each ADS subject to the provisions of the Deposit Agreement. Subject to the terms and conditions of the Deposit Agreement, only the Holders of ADRs at the close of business on such record date shall be entitled to receive such distribution, to give such voting instructions, to receive such notice or solicitation, or otherwise take action.

                              VOTING OF THE SHARES

    As soon as practicable after receipt of notice of any meeting of holders of Ordinary Shares or other Deposited Securities at which the holders of Ordinary Shares or other Deposited Securities are entitled to vote, or of solicitation of consents or proxies from holders of Ordinary Shares or other Deposited Securities, the Depositary shall fix a record date applicable to Holders of ADSs and, if the Company so requests, mail to Holders (a) such information as is contained in such notice of meeting or solicitation of consent or proxy, (b) a statement in English, in a form provided by the Company, that the Holders at the close of business on the record date will be entitled, subject to the terms of the Deposit Agreement, any applicable provisions of Dutch law, the Company's Articles of Association and the provisions of or governing the Deposited Securities (which provisions, if any, shall be summarized in pertinent part by the Company), to instruct the Depositary as to the exercise of the voting or other rights, if any, pertaining to the number of Ordinary Shares or other Deposited Securities represented by such Holder's ADSs, and (c) a brief statement as to the manner in which such instructions may be given.

    The Depositary shall not, and shall instruct the Custodian and each of their nominees, if any, not to vote the Ordinary Shares or other Deposited Securities represented by the ADSs evidenced by an ADR other than in accordance with such instructions from the Holder. Ordinary Shares or other Deposited Securities represented by ADSs for which no specific voting instructions are received by the Depositary from the Holder shall not be voted. The Depositary, the Custodian and each of their nominees (if any) may not exercise any voting discretion over any Ordinary Shares or other Deposited Securities.

  There can be no assurance that neither Holders generally nor any Holder in particular will receive the notice described above with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner.

                              REPORTS AND NOTICES

    On or before the first date on which the Company gives notice, by publication or otherwise, of any meeting of holders of Ordinary Shares or any Deposited Securities, or any such meeting at which such holders are entitled to vote, or any adjourned meeting, or of the taking of any action by such holders other than at a meeting, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of deposited Ordinary Shares, or any Deposited Securities, or for any other reason, pursuant to the Deposit Agreement, the Company will be required to transmit to the Depositary and the Custodian a copy of the notice thereof in the English language in the form given or to be given to holders of Ordinary Shares or any Deposited Securities. The Company shall also furnish to the Custodian and the Depositary an English language copy of a summary of any applicable provisions or proposed provisions of the Articles of Association of the Company that may be relevant or pertain to such notice or to a vote to be taken at the meeting. The Depositary will, subject to applicable law, arrange for the prompt transmittal by the Custodian to the Depositary of such notices and any other reports and communications that are both received by the Depositary and made generally available by the Company to the holders of Ordinary Shares and other Deposited Securities, and arrange for the mailing of copies thereof to all Holders or make such notices, reports and other communications available to all Holders on a basis similar to that for holders of Ordinary Shares or other Deposited Securities or on such other basis as the Company may advise the Depositary or as may be required by any applicable law, regulation or stock exchange requirement.

    The Depositary will make a copy of any other notices, reports and other communications issued by the Company in connection therewith available for inspection by the Holders of the Receipts evidencing the ADSs representing such Ordinary Shares governed by such provisions at the Depositary's Principal Office, at the office of the Custodian and at any other designated transfer office.

                       DISCLOSURE OF BENEFICIAL OWNERSHIP

    The Company or the Depositary may from time to time request the Holders or former Holders of ADRs to provide information as to the capacity in which they hold or held ADSs and regarding the identity of any other persons then or previously holding any beneficial or other interest in such ADRs and the nature of such interest and various other matters. Each such Holder agrees to provide any such information reasonably requested by the Company or the Depositary pursuant to the Deposit Agreement whether or not still a Holder at the time of such request. To the extent that provisions of or governing any Deposited Securities or the applicable rules and regulations of any governmental authority may require the disclosure of, or limit beneficial or other ownership of Deposited Securities in, other Ordinary Shares and other securities of the Company and provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the Depositary shall use its reasonable efforts to comply with Company instructions as to ADRs in respect of any such enforcement or limitation and Holders and Beneficial Owners shall comply with all such disclosure requirements and ownership limitations and shall cooperate with the Depositary's compliance with such Company instructions. Upon request by the Company or any Dutch governmental authority, the Depositary will as promptly as practicable furnish to it a list, as of a recent date, of the names, addresses and holdings of ADSs by all persons in whose names ADSs are registered on the books of the Depositary.

                          INSPECTION OF TRANSFER BOOKS

    The Depositary will keep books at its New York Office for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by Holders and the Company, provided that such inspection shall not to the Depositary's knowledge be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the ADSs.

               AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of the ADRs and any provision of the Deposit Agreement may at any time and from time to time be amended or supplemented by written agreement between the Company and the Depositary in any respect that they may deem necessary or desirable without the consent of the Holders or Beneficial Owners. Any amendment or supplement that shall impose or increase any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or that shall otherwise materially prejudice any substantial existing right of Holders or Beneficial Owners, shall not, however, become effective as to
outstanding ADRs until the expiration of   days after notice of such amendment
or supplement shall have been given to the Holders of outstanding ADRs. The parties to the Deposit Agreement agree that any amendments or supplements that
(i) are reasonably necessary in order for (a) the ADSs to be registered under the Securities Act or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to materially prejudice any substantial rights of Holders or Beneficial Owners. Every Holder and Beneficial Owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such ADS or ADSs, to consent and agree to such amendment or supplement and to be bound by the Deposit Agreement as amended and supplemented thereby. In no event shall any amendment or supplement impair the right of the Holder to surrender such ADR and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement to ensure compliance therewith, the
Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, rules or regulations.

    The Depositary shall terminate the Deposit Agreement at any time at the written direction of the Company, by mailing notice of such termination to the
Holders of all ADRs then outstanding at least   days prior to the date fixed in
such notice for such termination. If 60 days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and in either case a successor depositary shall not have been appointed and accepted its appointment as provided under the Deposit Agreement, the Depositary may terminate the Deposit Agreement by mailing notice of such termination to the Holders of all ADRs then
outstanding at least   days prior to the date fixed for such termination.

    On and after the date of termination of the Deposit Agreement, the Holder will, upon surrender of an ADR at the Principal Office of the Depositary, upon the payment of the charges of the Depositary for the surrender of ADRs, subject to the conditions and restrictions of the Depositary Agreement, and upon payment of any applicable taxes or governmental charges, be entitled to delivery, to such Holder or upon such Holder's order, of the amount of Deposited Securities represented by such ADR. If any ADRs shall remain outstanding after the date of termination of the Deposit Agreement, the Registrar thereafter shall discontinue the registration of transfers of ADRs, and the Depositary shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, subject to the conditions and restrictions set forth in the Deposit Agreement, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the Depositary (after deducting, or charging, as the case may be, in each case, the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments). At any time after the
expiration of      from the date of termination of the Deposit Agreement, the
Depositary may sell the Deposited Securities and thereafter hold uninvested the net proceeds, together with any other cash then held by it without liability for interest for the pro rata benefit of the Holders of ADRs not theretofore surrendered, thereafter, the Depositary shall be discharged from all obligations under the Deposit Agreement with respect to the ADRs and the Ordinary Shares, Deposited Securities and ADSs, except to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case, the charges of the Depositary for the surrender of an ADR, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement as to the ADRs and the Ordinary Shares, Deposited Securities and ADSs except for certain specified obligations to the Depositary under the terms of the Deposit Agreement.

                             CHARGES OF DEPOSITARY

    The Depositary shall charge the Holders fees for receiving deposits and issuing ADRs, for delivering Deposited Securities against surrender of ADRs, for transfer of ADRs, for splits and combination of ADRs, for sales or exercise of rights or for other services performed upon the terms set forth in the Deposit Agreement. The Depositary and the Company reserve the right to modify, reduce or increase any fees or charges for services performed. The Depositary shall charge any party to whom ADRs are issued (including, without limitation, deposit or issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of shares for the Ordinary Shares or Deposited Securities, or a distribution of ADRs pursuant to a change in Deposited Securities as contemplated in the
Deposit Agreement), or who surrenders ADRs a fee of $   or less per 100 ADSs
(or portion thereof) for the issuance or surrender, respectively, of an ADR. In
addition, the Depositary shall charge to the Holders a fee of $   or less per
100 ADSs (or portion thereof) for any cash dividend or other cash distribution (including the sale of rights and other distributions) made pursuant to the
Deposit Agreement, and $   or less per 100 ADSs (or portion thereof) in case of
share dividend or other free share distribution or the exercise of rights, made pursuant to the Deposit Agreement.

    The Depositary will provide, without charge, a copy of its latest fee schedule to anyone upon request. In addition, Holders, Beneficial Owners and persons depositing shares will be requested to pay taxes and other governmental charges, registration fees, cable, telex and facsimile transmission and delivery expenses, and customary and other expenses incurred by the Depositary in connection with its obligations and duties under the Deposit Agreement. The will pay all other charges of the Depositary and those of the registrar, if any, under the Deposit Agreement, except for (i) taxes (including applicable interest and penalties) and other governmental charges, (ii) any registration fees as may from time to time be in effect for the registration of Ordinary Shares or other Deposited Securities on the share register of the Company and applicable to the transfer of Ordinary Shares, (iii) such air courier, cable, telex and facsimile

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

transmission, delivery expenses and such expenses as are incurred by the Depositary in the conversion of foreign currency into dollars, as provided in the Deposit Agreement, which shall be payable by Holders.

                              LIABILITY FOR TAXES

    Any Dutch or other tax, assessment or other governmental charge or expense payable by the Depositary or the Custodian or either of their nominees as the Holder of any deposited Ordinary Shares or other Deposited Securities represented by ADSs evidenced by an ADR shall be payable by the Holder to the Depositary. The Custodian may refuse the deposit of Ordinary Shares and the Depositary may refuse to issue ADSs, to deliver ADRs, register the transfer, split-up or combination of ADRs and (subject to the terms of the Deposit Agreement) the withdrawal of Deposited Securities until payment in full of such tax, charge, penalty or interest is received. Every Holder and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian, and any of their agents, officers, employees and Affiliates for, and to hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for such Holder and/or Beneficial Owner.

         EXECUTION, TRANSFER AND SURRENDER OF ADSS; CERTAIN LIMITATIONS

    Subject to the terms and conditions of the Deposit Agreement, transfers of ADSs shall be registered on the book of the Depositary upon surrender to the Depositary of the ADR(s) evidencing such ADSs, properly endorsed or accompanied by proper instrument of transfer (including signature guarantees in accordance with standard industry practice) and duly stamped as may be required. As a condition precedent to the execution and delivery, registration, registration of transfer, split-up, combination or surrender of any ADR or the delivery of any distribution thereon or withdrawal of any Deposited Securities, the Depositary or the Custodian may require payment from the depositor of Ordinary Shares or the presenter of the ADR of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Ordinary Shares being deposited or withdrawn) and any applicable fees and charges of the Depositary and require the production of proof satisfactory to it as to the identity and genuineness of any signature appearing on any form, certification or other document delivered to the Depositary in connection with the Deposit Agreement, and may also require compliance with any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal of the Deposited Securities and such other regulations as the Depositary and the Company may establish consistent with the provisions of the Deposit Agreement and applicable law.

    The delivery of ADRs against deposits of Ordinary Shares generally or against deposits of particular Ordinary Shares may be suspended, or the delivery of ADRs against the deposit of particular Ordinary Shares may be withheld, or the registration of transfer of ADRs in particular instances may be refused, or the registration of transfers of ADRs generally may be suspended, during any period when the transfer books of the Company, the Depositary, a Registrar or the Share Registrar are closed or if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or Ordinary Shares are listed, or under any provision of the Deposit Agreement or provisions of or governing the Deposited Securities, or any meeting of shareholders of the Company or for any other reason, subject, in all cases, to the U.S. securities laws. The surrender of outstanding ADSs and withdrawal of Deposited Securities may not be suspended or refused, except as permitted by law and regulations in connection with (i) temporary delays caused by closing transfer books of the Depositary or the Share Registrar or the deposit of Ordinary Shares in connection with voting at the shareholders; meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the Deposited Securities.

                                    GENERAL

    Neither the Depositary, the Company nor their respective directors, officers, agents or affiliates will be liable to any Holder or Beneficial Owner or other person if prevented from or delayed or subject to civil penalty in performing their obligations under the Deposit Agreement by the laws of any country, by any governmental authority or by any circumstances beyond their control or, in the case of the Depositary, by any provision of the Company's Articles of Association or of the Deposited Securities. The obligations of the Company and the Depositary under the Deposit Agreement are expressly limited to performing their respective duties specified therein in good faith and without negligence. The Company and the Depositary have each agreed to indemnify the other in certain circumstances arising out of acts performed or omitted in connection with the Deposit Agreement as well as arising out of the offer or sale of the ADSs, ADRs or Ordinary Shares and any offering document relating thereto.

                                 GOVERNING LAW

    The Deposit Agreement and the ADSs will be governed by, and construed in accordance with, the laws of the State of New York without reference to the principles of choice of law thereof.

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                                    TAXATION
    The following is a summary under current law of the material Dutch and U.S. federal income tax consequences of the acquisition, ownership and disposition of the Ordinary Shares or ADSs. This summary does not, however, address the income taxes imposed by any political subdivision of the United States or The Netherlands or any tax imposed by any other jurisdiction. This summary does not discuss every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, certain types of investors, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold Ordinary Shares or ADSs as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and U.S. persons owning (directly, indirectly, or constructively), 10% or more of the Ordinary Shares or ADSs, may be subject to different tax rules not discussed below. This summary assumes that the Deposit Agreement and any related agreement will be performed in accordance with their terms and that UPC is organized and its business conducted in the manner outlined in this Prospectus. Changes in the Company's organizational structure or the manner in which it conducts its business may invalidate this summary. The laws upon which the summary is based are subject to change, perhaps with retroactive effect. A change to such laws may invalidate this summary which will not be updated to reflect changes in laws. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE ORDINARY SHARES OR THE ADSs.

    In general, for U.S. federal income tax and Dutch tax purposes, holders of ADSs will be treated as owners of the Ordinary Shares represented by such ADSs.

                                  DUTCH TAXES

    The following is a summary of the Dutch tax consequences of the ownership of Ordinary Shares and ADSs and is based upon the advice of Arthur Andersen. The summary represents Arthur Andersen's interpretation of existing law. No assurance can be given that tax authorities or courts in The Netherlands will agree with such interpretation.

SUBSTANTIAL INTEREST

    A shareholder that owns, directly or indirectly, five percent or more of any class of the issued share capital of a company resident in The Netherlands (a "Substantial Interest") is subject to special rules. A shareholder may be treated as (in)directly holding shares of a Dutch company if it holds
(in)directly an option to acquire (in)directly shares in that company. With respect to individuals, certain attribution rules exist in determining the presence of a Substantial Interest. Unless indicated otherwise, the term "shareholder", as used herein, includes an individual and entities as defined under Dutch tax law holding Ordinary Shares or ADSs, but does not include any such person owning a Substantial Interest in UPC.

  DUTCH TAX CONSEQUENCES FOR RESIDENTS OR DEEMED RESIDENTS OF THE NETHERLANDS

DUTCH DIVIDEND WITHHOLDING TAX

    Dividends distributed by UPC are subject to withholding tax at a rate of 25%, unless the participation exemption applies and the Ordinary Shares or ADSs are attributable to the business carried out in The Netherlands, or dividends are distributed to a qualifying EU corporate shareholder satisfying the conditions of the EU directive, or the rate is reduced by treaty. Dividends may include distributions of cash; distributions of property in kind; constructive dividends; hidden dividends; liquidation proceeds in excess of recognized paid-in capital; proceeds from the redemption of shares in excess of recognized paid-in capital; stock dividends equal to their nominal value unless distributed out of UPC's recognized paid-in share premium; and the repayment of paid-in capital not recognized as

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

capital. The term recognized paid-in capital or share premium relates to the paid-in capital or share premium of UPC as recognized for Dutch tax purposes.

    Generally, a shareholder that resides, or is deemed to reside, in The Netherlands will be allowed a credit against Dutch income tax or corporation tax for the tax withheld on dividends paid on Ordinary Shares or ADSs. A legal entity resident in The Netherlands that is not subject to Dutch corporate income tax, may, under certain conditions, request a refund of the tax withheld.

    Dividends paid by UPC to a corporate shareholder that qualifies for the "participation exemption" (as defined in Article 13 of The Netherlands Corporation Tax Act 1969 (the "Corporation Tax Act")) will not be subject to the dividend withholding tax if the Ordinary Shares or ADSs are attributable to the shareholder's business carried out in The Netherlands. A resident corporate shareholder will qualify for the participation exemption if, among other things, the resident shareholder owns at least five percent of UPC's nominal paid-up capital.

DUTCH INDIVIDUAL INCOME TAX AND CORPORATION INCOME TAX

    If the Ordinary Shares or ADSs are held by an individual who resides, or is deemed to reside, in The Netherlands, income derived from the Ordinary Shares or ADSs is subject to Dutch income tax on a net income basis at graduated rates. An individual generally is entitled to a dividend exemption of NLG1,000 a year (NLG2,000 a year for married couples). Ordinary Shares or ADSs distributed to individual shareholders from UPC's share premium account (as recognized for Dutch tax purposes) are also exempt from Dutch income tax. The dividend exemption is not available to an individual shareholder if the Ordinary Shares or ADSs are (i) attributable to a trade or business carried on by the shareholder, or (ii) form part of a Substantial Interest. Dividends accruing to individual shareholders that hold a Substantial Interest are subject to income tax at a rate of 25% on a net basis.

    Dividends received from Ordinary Shares or ADSs by an entity that resides, or is deemed to reside, in The Netherlands will be subject to Dutch corporation tax on a net basis unless the company's shareholding qualifies for the participation exemption. Dividends received from Ordinary Shares or ADSs by a pension fund as defined in the Corporation Tax Act are not subject to Dutch corporation tax.

CAPITAL GAINS REALIZED FROM THE SALE OR EXCHANGE OF ORDINARY SHARES OR ADSS

    Capital gains derived from the sale, conversion or disposition of Ordinary Shares or ADSs by an individual shareholder who resides, or is deemed to reside, in The Netherlands are not subject to Dutch income tax provided: (i) the Ordinary Shares or ADSs were not acquired directly or indirectly by UPC or its subsidiaries; (ii) the shareholder did not have a Substantial Interest in the share capital of UPC at the time of the sale or exchange; and (iii) the Ordinary Shares or ADSs were not assets of a business.

    Capital gains realized by an individual shareholder that is a resident or a deemed resident of The Netherlands on the disposal of Ordinary Shares or ADSs forming part of a Substantial Interest are subject to tax at a rate of 25%. Capital gains realized by an individual resident shareholder from the sale or exchange of Ordinary Shares or ADSs forming part of the assets of a shareholder's business are subject to tax on a net income basis at the progressive income tax rates.

    If the Ordinary Shares or ADSs are held by an entity that is a resident or a deemed resident of The Netherlands, capital gains realized from the sale or exchange of Ordinary Shares or ADSs are subject to corporation tax unless the shareholding qualifies for the participation exemption. If the Ordinary Shares or ADSs are held by a qualifying pension fund, gains realized from the sale or exchange of Ordinary Shares or ADSs are exempt from Dutch corporation tax.

DUTCH NET WEALTH TAX

    An individual who resides, or is deemed to reside, in The Netherlands generally will be subject to a net wealth tax at a rate of 0.7% on the fair market value of the Ordinary Shares or ADSs, with certain exceptions.

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

DUTCH GIFT TAX AND INHERITANCE TAX

    Dutch gift tax or inheritance tax will be due with respect to a gift or inheritance of Ordinary Shares or ADSs from an individual who resided, or was deemed to have resided, in The Netherlands at the time of the gift or his or her death. A Dutch national is deemed to have been a resident of The Netherlands if he or she was a resident in The Netherlands at any time during the 10 years preceding the date of the gift or the date of his or her death. For gift tax purposes, each person (regardless of nationality) is deemed to be a Dutch resident if he or she was a resident in The Netherlands at any time during the 12 months preceding the date of the gift. The 10-year and 12-month residency rules may be modified by treaty.

    Liability for payment of the gift tax or inheritance tax rests with the donee or heir, respectively. The rate at which these taxes are levied is in principle dependent on the fair market value of the gift or inheritance and the relationship between the donor and donee or the deceased and heir(s). Exemptions may apply under specific circumstances.

          DUTCH TAX CONSEQUENCES FOR NON-RESIDENTS OF THE NETHERLANDS

DUTCH DIVIDEND WITHHOLDING TAX

    Dividends distributed by UPC are subject to withholding tax at a rate of 25%, unless the participation exemption applies and the Ordinary Shares or ADSs are attributable to the business carried out in The Netherlands, or dividends are distributed to a qualifying EU corporate shareholder satisfying the conditions of the EU directive, or the rate is reduced by treaty. Dividends may include distributions of cash; distributions of property in kind; constructive dividends; hidden dividends; liquidation proceeds in excess of recognized paid-in capital; proceeds from the redemption of shares in excess of recognized paid-in capital; stock dividends equal to their nominal value unless distributed out of UPC's recognized paid-in share premium; and the repayment of paid-in capital not recognized as capital. The term recognized paid-in capital or share premium relates to the paid-in capital or share premium of UPC as recognized for Dutch tax purposes.

    A non-resident shareholder may benefit from a reduced dividend withholding tax rate pursuant to an income tax treaty in effect between the shareholder's country of residence and The Netherlands. Under most Dutch income tax treaties, the withholding tax rate is reduced to 15% or less provided the recipient shareholder does not have a permanent establishment in The Netherlands to which the Ordinary Shares and ADSs are attributable and the recipient shareholder is the beneficial owner of the dividends.

    Under the Income Tax Treaty of December 18, 1992, concluded between The Netherlands and the United States (the "Treaty"), dividends paid by UPC to a resident of the United States generally will be subject to a dividend withholding tax rate of 15%. The rate may be reduced to five percent if the beneficial owner is a United States corporation that directly holds 10% or more of the voting power of UPC. The Treaty exempts from withholding tax, dividends received by exempt pension trusts and exempt organizations, under conditions as defined therein. Except in the case of exempt organizations, dividends paid may benefit from the reduced dividend withholding tax rate (or exemption from dividend withholding tax) by filing the proper forms in advance of the dividend payment. Exempt organizations remain subject to the statutory withholding rate of 25% and must file a return to claim a refund of the tax withheld.

    A shareholder may not claim Treaty benefits unless (i) it is a "resident" of the United States, as that term is defined in the Treaty, and (ii) Article 26 (the "treaty shopping rules") does not preclude the shareholder's ability to claim Treaty benefits.

    The withholding of tax on Ordinary Share or ADS dividend distributions to a non-resident corporate shareholder carrying on a business through a Dutch permanent establishment is not required provided (i) the Dutch participation exemption applies, and (ii) the Ordinary Shares or ADSs form a part of the permanent establishment's business assets. To qualify for the

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

participation exemption, this entity should hold at least five percent of UPC's nominal paid-up capital and the Ordinary Shares or ADSs must form a part of the permanent establishment's business assets.

DUTCH INDIVIDUAL INCOME TAX AND CORPORATION INCOME TAX

    A non-resident shareholder will not be subject to Dutch income tax on dividends received from UPC provided such shareholder does not or has not: (i) carried on a business in The Netherlands through a permanent establishment or a permanent representative that includes in its assets the Ordinary Shares or ADSs; (ii) held a Substantial Interest in the share capital of UPC or, in the event the non-resident shareholder, has held a Substantial Interest in UPC, such interest was a business asset in the hands of the shareholder; (iii) shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands that owned or was deemed to have owned the Ordinary Shares or ADSs; and (iv) carried out employment activities in The Netherlands or served as a director or board member of any entity resident in The Netherlands, or served as a civil servant of a Dutch public entity with which the holding of the Ordinary Shares or ADSs was connected.

CAPITAL GAINS REALIZED FROM THE SALE OR EXCHANGE OF ORDINARY SHARES OR ADSS

    A non-resident shareholder will not be subject to Dutch income tax on capital gains derived from the sale, conversion or disposition of Ordinary Shares or ADSs provided the non-resident shareholder does not or has not: (i) carried on a business in The Netherlands through a permanent establishment or a permanent representative that included in its assets, the Ordinary Shares or ADSs; (ii) held a Substantial Interest in the share capital of UPC or, in the event the non-resident shareholder has held a Substantial Interest in UPC, such interest was a business asset in the hands of the shareholder; (iii) shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or was deemed to have owned Ordinary Shares or ADSs; and (iv) carried out employment activities in The Netherlands, or served as a director or board member of any entity resident in The Netherlands, or served as a civil servant of a Dutch public entity, with which the holding of the Ordinary Shares or ADSs was connected.

    Capital gains derived from the sale, conversion or disposition of Ordinary Shares or ADSs by a non-resident corporate shareholder, carrying on a business through a permanent establishment in The Netherlands, are not subject to Dutch corporation tax provided the Dutch participation exemption would apply and the Ordinary Shares or ADSs are attributable to the business carried out in The Netherlands. To qualify for the participation exemption, the shareholder must hold at least 5% of UPC's nominal paid-up capital and meet certain other requirements.

    Under most Dutch tax treaties, the right to tax capital gains realized by a non-resident shareholder from the sale or exchange of Ordinary Shares or ADSs is allocated to the shareholder's country of residence.

DUTCH NET WEALTH TAX

    A non-resident individual shareholder will not be subject to Dutch net wealth tax in respect of the Ordinary Shares or ADSs provided the non-resident shareholder does not or has not: (i) carried on a business in The Netherlands through a permanent establishment or a permanent representative that included in its assets the Ordinary Shares or ADSs; and (ii) shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands, which owned or was deemed to have owned Ordinary Shares or ADSs.

DUTCH GIFT TAX AND INHERITANCE TAX

    A gift or inheritance of Ordinary Shares or ADSs from a non-resident shareholder will not be subject to Dutch gift tax or inheritance tax in the hands of the donee or heir provided the non-resident shareholder was not: (i) a Dutch national who has been resident in The Netherlands at any time during the 10 years preceding the date of gift or the date of death or, in the event he or she was resident in The Netherlands during such period,

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

the non-resident shareholder was not a Dutch national at the time of gift or death; (ii) solely for the purpose of the gift tax, a resident of The Netherlands at any time during the 12 months preceding the time of the gift;
(iii) engaged in a business in The Netherlands through a permanent establishment or a permanent representative which included in its assets the Ordinary Shares or ADSs; and (iv) shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or is deemed to have owned Ordinary Shares or ADSs.

                        UNITED STATES FEDERAL INCOME TAX

    The following is a summary of the material U.S. federal income tax consequences to U.S. Shareholders of an investment in the Ordinary Shares or ADSs. This summary of U.S. federal income taxation is based upon the advice of Holme Roberts & Owen LLP. To the extent the following summarizes the Dutch taxation rules on the reduction of the amount of dividend withholding tax to be paid over to the Dutch Tax Administration, it is based on the advice of Arthur Andersen.

    For purposes of this summary a "U.S. Shareholder" is a holder of the Ordinary Shares or ADSs that is an individual citizen or resident of the United States, a corporation organized under the laws of the United States or any state of the United States, or any other person subject to U.S. federal income tax on a net income basis with respect to the Ordinary Shares or ADSs.

TAXES ON INCOME

    The gross amount of any distribution (including Dutch withholding tax thereon) actually or constructively received by a U.S. Shareholder with respect to Ordinary Shares or ADSs will be a dividend and included in the gross income of the U.S. Shareholder as ordinary income to the extent of the current and accumulated earnings and profits of UPC (as determined under U.S. federal income tax principles). Dividends paid on Ordinary Shares or ADSs generally will constitute income from sources outside the United States and will not be eligible for the dividends received deduction that may be allowed to United States corporate shareholders on dividends paid by another corporation out of income from sources within the United States.

    A distribution in excess of UPC's current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of such U.S. Shareholder's adjusted tax basis in its Ordinary Shares or ADSs, and any distribution in excess of such basis will constitute gain, which gain will be capital gain if the Ordinary Shares or ADSs are held as capital assets.

    The amount of any distribution paid in Dutch guilders will be the dollar value of the Dutch guilders on the date of distribution, regardless of whether the U.S. Shareholder converts the payment into dollars. Gain or loss, if any, recognized by a U.S. Shareholder on the sale, conversion or disposition of Dutch guilders will be ordinary income or loss. Such gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

    Subject to certain conditions and limitations, tax withheld in The Netherlands in accordance with the Treaty will be treated as a foreign tax that U.S. Shareholders may elect to deduct in computing their U.S. federal taxable income or credit against their U.S. federal income tax liability. Amounts paid in respect of dividends on Ordinary Shares or ADSs will generally be treated for U.S. foreign tax credit purposes as "passive income" or in the case of certain holders, "financial services income". Additional withholding tax, if any, in excess of the rate applicable under the Treaty generally will not be eligible for credit against the U.S. Shareholder's U.S. federal income tax liability.

    Any Dutch withholding tax may not be creditable against the U.S. Shareholder's federal income tax liability however, to the extent UPC is allowed to reduce the amount of dividend withholding tax paid over to the Dutch Tax Administration by crediting withholding tax imposed on certain dividends paid to UPC. UPC will endeavor to provide to U.S. Shareholders the information they will need to calculate their foreign tax credit.

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

SALE OR OTHER DISPOSITION OF THE ORDINARY SHARES OR ADSS

    A U.S. Shareholder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale or exchange of Ordinary Shares or ADSs in an amount equal to the difference between the amount realized from such sale or exchange and the U.S. Shareholder's tax basis for such Ordinary Shares or ADSs. Such gain or loss will be a capital gain or loss if the Ordinary Shares or ADSs are held as a capital asset. Any such gain will generally be income from U.S. sources. It is presently unclear whether any loss realized by a U.S. Shareholder would be treated as U.S. or foreign source.

PASSIVE FOREIGN INVESTMENT COMPANY

    UPC has determined that it is not currently a passive foreign investment company ("PFIC") for U.S. federal income tax purposes. This is a factual determination that must be made annually and thus may change. If UPC were determined to be a PFIC, any gain from the sale or exchange of Ordinary Shares or ADSs by a U.S. Shareholder would be allocated ratably to each year in the holder's holding period and would be treated as ordinary income. U.S. federal income tax would be imposed on the amount allocated to each year prior to the year of disposition at the highest rate in effect for that year and interest would be charged at the rate applicable to underpayments on the tax payable in respect of the amount so allocated. The same rules would apply to "excess distributions" defined generally as distributions exceeding 125% of the average annual distribution made by UPC over the shorter of the holder's holding period or the three preceding years. UPC will evaluate its PFIC status on an annual basis and will inform U.S. Shareholders in the event that it determines that it is a PFIC.

    The tax consequences described above would not apply if the U.S. Shareholder made a qualified electing fund ("QEF") election for the first tax year in the U.S. Shareholder's holding period in which UPC was a PFIC. If a QEF election is made, a U.S. Shareholder would include in income its pro rata share of UPC's ordinary income and net capital gain for years in which UPC is a PFIC (regardless of whether amounts are distributed to an electing U.S. shareholder.) In the event that UPC becomes a PFIC, UPC will provide the information necessary for its U.S. Shareholders to make a QEF election.

    A U.S. Shareholder who owns Ordinary Shares or ADSs during any year that UPC is a PFIC must file Internal Revenue Service Form 8621.

FOREIGN PERSONAL HOLDING COMPANY CLASSIFICATION

    UPC could be classified as a foreign personal holding company ("FPHC") if in any taxable year (i) five or fewer individuals who are U.S. citizens or residents own (directly or constructively through certain attribution rules) more than 50% of the total voting power of all classes of UPC's stock entitled to vote or the total value of the stock of UPC and (ii) at least 60% (50% in certain cases) of its gross income consists of passive income such as dividends, interest, gains, rent and royalties. Classification as an FPHC would in general require each U.S. Shareholder who held Ordinary Shares or ADSs on the last day of the taxable year to include in gross income as a dividend such shareholder's pro rata portion of the undistributed income of UPC.

    After giving effect to certain ownership attribution rules, five or fewer U.S. individuals are presently treated as owning more than 50% of the total voting power of all classes of UPC stock. However, 60% of UPC's gross income for the current year does not at this time consist of passive income. Thus, UPC does not expect to be a FPHC for 1998 or for the foreseeable future. This is a factual determination that must be made annually and thus the status of whether UPC is a FPHC is subject to change.

BACKUP WITHHOLDING

    A U.S. shareholder of Ordinary Shares or ADSs may be subject to backup withholding at a rate of 31% with respect to dividends on, or the proceeds of a sale or other disposition of, such Ordinary Shares or ADSs unless (i) such U.S. Shareholder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules.


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

                        SHARES ELIGIBLE FOR FUTURE SALE
   Prior to this Offering, there has been no public market for the Ordinary Shares or the ADSs and no prediction can be made of the effect, if any, that the sale or availability for sale of Ordinary Shares or ADSs will have on the market price of the Ordinary Shares or the ADSs. Sales of substantial amounts of such securities in the public market, or the perception that such sales could occur, could adversely affect the market price of the Ordinary Shares and the ADSs and could impair the Company's future ability to raise capital through an offering of its equity securities.

   Upon consummation of this Offering, the Company will have outstanding
       Ordinary Shares and        Priority Shares. The Ordinary Shares and
ADSs sold in this Offering will be freely tradable in the United States by persons other than the Company or "affiliates" of the Company as that term is defined in SEC Rule 144 (discussed below). The Company expects to issue Ordinary Shares to the Discount Group if it converts its convertible loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Current Debt Facilities --
 DIC Loan". All of the issued and outstanding Priority Shares and Ordinary Shares held by UIH, as well as the Ordinary Shares to be acquired by the Discount Group, are "restricted securities" within the meaning of Rule 144 and may be sold in the public market only if registered or (discussed below) sold under an exemption from registration under the Securities Act, including the exemption provided by Rule 144.

   Each of the Company and UIH has agreed with the Underwriters that, without the prior written consent of the Underwriters, it will not (and in the case of the Company, that it will not permit any of its subsidiaries to) directly or indirectly offer, other than in the Offering, sell, contract to sell, announce its intention to sell, pledge, grant any option to purchase or otherwise dispose of, or file a registration statement or similar document relating to, any shares or any security convertible into or exchangeable for shares, or in any manner transfer all or a portion of the economic consequences associated with, or any security convertible into or exchangeable for shares, for a period of one year from the date of this Prospectus, subject to certain exceptions. See "Underwriting".

   Because the Company does not have a history of net profits, Amsterdam Stock Exchange regulations prohibit members of the Supervisory Board and the Management Board of the Company from disposing of their Ordinary Shares owned prior to Offering for a period of four years from the date on which the Ordinary Shares begin trading on the Amsterdam Stock Exchange. Because no members of the Supervisory Board or Management Board have exercised their options or otherwise own Ordinary Shares, however, this provision is not applicable. In addition, under the Amsterdam Stock Exchange Rules, UIH and any other holder of 5% or more of the outstanding share capital of UPC collectively may not, for three years after the Offering, subject to certain exceptions, sell more than 25% of the shares outstanding prior to the Offering. This lock-up requirement applies unless UPC reports a profit, in which case these shareholders collectively are entitled to dispose of a maximum of (i) 50% of the shares issued prior to the Offering if a profit was made during one year or (ii) 75% of the shares issued prior to the Offering if a profit was made during two years. The Amsterdam Stock Exchange has agreed to grant permission to these shareholders to dispose of their remaining interest if such disposition is consummated through a public secondary offering involving a due diligence investigation, the issuance of a prospectus and compliance with the other listing rules of the Amsterdam Stock Exchange occurring at least one year after the Offering.

   In general, under Rule 144 of the Securities Act, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in any three-month period a number of shares that does not exceed the greater of
(i) 1% of the number of shares then outstanding (approximately        shares
immediately after the Offering); or (ii) the average weekly trading

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

                                    EXPERTS
                                 LEGAL MATTERS
                             AVAILABLE INFORMATION
volume of the ADSs on the Nasdaq National Market during the four calendar weeks immediately preceding. Sales under Rule 144 are also subject to requirements relating to manner of sale, notice and availability of current public information about the Company. Under Rule 144(k), a person (or persons whose shares are aggregated) who has not been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In general, under Rule 701 of the Securities Act, any employee, consultant or advisor of the Company who purchases shares from the Company pursuant to Rule 701 in connection with a compensatory stock or option plan or other written agreement is eligible to resell, unless contractually restricted, such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.
    The consolidated financial statements of United Pan-Europe Communications N.V. as of December 31, 1995 and as of and for the years ended December 31, 1996 and 1997 included in this Prospectus have been audited by Arthur Andersen, independent auditors, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of N.V. Telekabel Beheer for the period from August 22, 1995 to December 31, 1995, and as of and for the years ended December 31, 1996 and 1997 included in this Prospectus have been audited by PricewaterhouseCoopers, independent public accountants, and are included herein upon the authority of said firm as experts in giving said report.

    Certain legal matters in connection with the Offering will be passed upon for the Company by Holme Roberts & Owen LLP, Denver, Colorado U.S.A. The validity of the Ordinary Shares offered hereby will be passed upon for the Company by Loeff Claeys Verbeke, Amsterdam, The Netherlands. Certain legal matters will be passed upon for the Underwriters by Debevoise & Plimpton, U.S. counsel to the Underwriters.
    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act about the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Ordinary Shares and ADSs, please refer to the Registration Statement, including the exhibits and schedules thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission at the addresses set forth below.

    After consummation of the Offering, the Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information and the Registration Statement and exhibits and schedules thereto may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W.,

Washington, D.C. 20549 U.S.A. and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 U.S.A. and 7 World Trade Center, Suite 1300, New York, New York 10048 U.S.A. The public may obtain information on the operation of the Commission's public reference facilities by calling the Commission in the United States at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. When the ADSs begin trading on the Nasdaq National Market, copies of reports, proxy statements and other information may be inspected at the offices of the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006 U.S.A.

    The Company will also comply with its obligations under Dutch law to prepare annual financial statements complying with the corporate law of The Netherlands and to deposit the same at the Commercial Register of the Chamber of Commerce and Industry in Amsterdam, The Netherlands.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                          NUMBER
                                                                          ------
UNITED PAN-EUROPE COMMUNICATIONS N.V.
  Independent Auditors' Report..........................................    F-2
  Consolidated Balance Sheets as of December 31, 1996 (Pre-Acquisition),
   December 31, 1997 and September 30, 1998 (Unaudited) (Post-
   Acquisition).........................................................    F-3
  Consolidated Statements of Operations for the Six Months Ended
   December 31, 1995, for the Years Ended December 31, 1996 and 1997 and
   for the Nine Months Ended September 30, 1997 (Unaudited) (Pre-
   Acquisition) and September 30, 1998 (Unaudited) (Post-Acquisition)...    F-4
  Consolidated Statements of Shareholders' Equity for the Six Months
   Ended December 31, 1995, for the Years Ended December 31, 1996 and
   1997 (Pre-Acquisition) and for the Nine Months Ended September 30,
   1998 (Unaudited) (Post-Acquisition)..................................    F-5
  Consolidated Statements of Cash Flows for the Six Months Ended
   December 31, 1995, for the Years Ended December 31, 1996 and 1997 and
   for the Nine Months Ended September 30, 1997 (Unaudited) (Pre-
   Acquisition) and September 30, 1998 (Unaudited) (Post-Acquisition)...    F-6
  Notes to Consolidated Financial Statements............................    F-8

UNITED PAN-EUROPE COMMUNICATIONS N.V. (PARENT ONLY)
  Independent Auditors' Report on Schedule..............................   F-37
  Schedule I--Condensed Information as to the Financial Condition of
   Registrant...........................................................   F-38
  Schedule I--Condensed Information as to the Operations of Registrant..   F-39
  Schedule I--Condensed Information as to the Cash Flows of the
   Registrant...........................................................   F-40
  Note to Parent Only...................................................   F-41

N.V. TELEKABEL BEHEER
  Report of Independent Accountants.....................................   F-43
  Consolidated Balance Sheets as of December 31, 1996 and 1997..........   F-44
  Consolidated Statements of Operations from August 22, 1995 (date of incorporation) until December 31, 1995 and for the Years Ended
   December 31, 1996 and 1997...........................................   F-45
  Consolidated Statements of Cash Flows from August 22, 1995 (date of incorporation) until December 31, 1995 and for the Years Ended
   December 31, 1996 and 1997...........................................   F-46
  Consolidated Statements of Shareholders' Equity from August 22, 1995
   (date of incorporation) until December 31, 1995 and for the Years
   Ended December 31, 1996 and 1997.....................................   F-47
  Notes to Consolidated Financial Statements............................   F-48
  Report of Independent Accountants.....................................   F-58
  Condensed Consolidated Balance Sheet as of June 30, 1998 (Unaudited)..   F-59
  Condensed Consolidated Statements of Operations for the Six Months
   Ended June 30, 1997 and 1998 (Unaudited).............................   F-60
  Condensed Consolidated Statements of Cash Flows for the Six Months
   Ended June 30, 1997 and 1998 (Unaudited).............................   F-61
  Notes to Condensed Consolidated Financial Statements..................   F-62

                          INDEPENDENT AUDITORS' REPORT

To United Pan-Europe Communications N.V.

    We have audited the accompanying consolidated balance sheets of United Pan-Europe Communications N.V. (a N.V. registered in The Netherlands) and subsidiaries as of December 31, 1996 (pre-acquisition -- see Note 1) and December 31, 1997 (post-acquisition -- see Note 1), and the related consolidated statements of operations, shareholders' equity and cash flows for the six months ended December 31, 1995 and the years ended December 31, 1996 and 1997 (pre-acquisition -- see Note 1). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 1 to the consolidated financial statements, the Company's parent company (United International Holdings, Inc.) acquired the remaining 50% interest in the Company effective December 11, 1997. Accordingly, the assets, liabilities and shareholders' equity acquired have been adjusted to reflect its parent's basis in the underlying net assets of the Company as of December 11, 1997. The proportional assets and liabilities acquired were recorded based upon their relative fair market values at the date of acquisition. Accordingly, the pre-acquisition and post-acquisition consolidated financial statements are not comparable in certain significant respects since these consolidated financial statements report the financial position, results of operations and cash flows on two separate accounting bases.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Pan-Europe Communications N.V. as of December 31, 1996 (pre-acquisition --see Note
1) and December 31, 1997 (post-acquisition -- see Note 1), and the results of its operations and its cash flows for the six months ended December 31, 1995 and the years ended December 31, 1996 and December 31, 1997 (pre-acquisition --
 see Note 1) in conformity with accounting principles generally accepted in the United States of America.

                                            ARTHUR ANDERSEN

Amstelveen, The Netherlands,
April 29, 1998

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                          CONSOLIDATED BALANCE SHEETS
  (STATED IN THOUSANDS OF DUTCH GUILDERS, EXCEPT SHARE AND PER SHARE AMOUNTS)

 As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                                                                                                  AS OF               AS OF
                                                                                               DECEMBER 31,       SEPTEMBER 30,
                                                                                          ----------------------  -------------
                                                                                              1996       1997         1998
                                                                                          ------------ ---------  -------------
                                                                                             (PRE-
                                                                                          ACQUISITION)   (POST-ACQUISITION)
                                                                                                                   (UNAUDITED)
ASSETS:
Current assets
 Cash and cash equivalents...............................................................     42,631      99,315       44,340
 Restricted cash.........................................................................        --       22,220        9,265
 Subscriber receivables, net of allowance for doubtful accounts of 5,835, 7,153 and
  9,493, respectively....................................................................      9,581       9,419       12,369
 Costs to be reimbursed by affiliated companies, net of allowance for doubtful accounts
  of 4,620, 2,210 and 668, respectively..................................................     14,351      14,970       25,369
 Other receivables.......................................................................     44,020      19,103       18,293
 Inventory...............................................................................     12,057      13,040       22,140
 Prepaid expenses and other current assets...............................................      2,903       6,140       13,741
                                                                                           ---------   ---------    ---------
   Total current assets..................................................................    125,543     184,207      145,517
Marketable equity securities of parent, at fair value....................................        --       66,809       58,025
Investments in and advances to affiliated companies, accounted for under the equity
 method, net.............................................................................    224,157     384,940      365,724
Property, plant and equipment, net of accumulated depreciation of 91,819, 7,312 and
 64,915, respectively....................................................................    414,669     483,693      527,069
Goodwill and other intangible assets, net of accumulated amortization of 41,763, 3,791
 and 43,198, respectively................................................................    353,657     725,513      678,741
Deferred financing costs, net of accumulated amortization of 0, 217 and 6,870,
 respectively............................................................................        --       23,943       22,142
Non-current restricted cash and other assets.............................................      1,154      50,710       52,750
                                                                                           ---------   ---------    ---------
   Total assets..........................................................................  1,119,180   1,919,815    1,849,968
                                                                                           =========   =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
 Accounts payable, including related party payables of 12,319, 12,233 and 10,781,
  respectively...........................................................................     62,082     122,587      102,652
 Accrued liabilities.....................................................................     11,473      34,726       34,250
 Subscriber prepayments and deposits.....................................................     45,104      24,533       61,611
 Short-term debt.........................................................................    424,449       1,696       34,020
 Note payable to shareholder.............................................................     22,080         --       156,030
 Current portion of long-term debt.......................................................      3,363     255,819      113,519
                                                                                           ---------   ---------    ---------
   Total current liabilities.............................................................    568,551     439,361      502,082
Long-term debt...........................................................................     19,467   1,004,018    1,039,632
Long-term notes payable to shareholder...................................................    256,335         --           --
Deferred taxes...........................................................................      5,202      44,508        7,978
Other long-term liabilities..............................................................      6,505      13,619       44,664
                                                                                           ---------   ---------    ---------
   Total liabilities.....................................................................    856,060   1,501,506    1,594,356
                                                                                           ---------   ---------    ---------
Commitments and contingencies (Notes 11 and 12)

Minority interests in subsidiaries.......................................................      4,554       6,779       34,265
                                                                                           ---------   ---------    ---------
Shareholders' equity
 Common stock, 1.00 par value, 100,000,000 shares authorized, 54,000,000 shares issued...     54,000      54,000       54,000
 Additional paid-in capital..............................................................    315,570     621,164      631,323
 Deferred compensation...................................................................        --          --        (5,826)
 Treasury stock, at cost, 6,132,090 shares of common stock...............................        --     (122,662)    (122,662)
 Accumulated deficit.....................................................................   (117,365)   (146,237)    (318,089)
 Other cumulative comprehensive income (loss)............................................      6,361       5,265      (17,399)
                                                                                           ---------   ---------    ---------
   Total shareholders' equity............................................................    258,566     411,530      221,347
                                                                                           ---------   ---------    ---------
   Total liabilities and shareholders' equity............................................  1,119,180   1,919,815    1,849,968
--------------------------------------------------
                                                                                           =========   =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
  (STATED IN THOUSANDS OF DUTCH GUILDERS, EXCEPT SHARE AND PER SHARE AMOUNTS)

 As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                          FOR THE SIX
                          MONTHS ENDED    FOR THE YEARS ENDED    FOR THE NINE MONTHS ENDED
                          DECEMBER 31,       DECEMBER 31,              SEPTEMBER 30,
                          ------------ ------------------------- -------------------------
                              1995         1996         1997         1997         1998
                          ------------ ------------ ------------ ------------ ------------
                             (PRE-        (PRE-        (PRE-        (PRE-        (POST-
                          ACQUISITION) ACQUISITION) ACQUISITION) ACQUISITION) ACQUISITION)
                                                                 (UNAUDITED)  (UNAUDITED)
Service and other
 revenue................      100,179      245,179      337,155      250,061      305,237
Operating expense.......      (32,806)     (80,479)    (111,919)     (87,206)    (97,472)
Selling, general and
 administrative
 expense................      (33,617)     (78,823)    (114,024)     (80,061)   (132,466)
Depreciation and
 amortization...........      (36,224)     (84,332)    (139,216)     (99,903)   (137,231)
                           ----------   ----------   ----------   ----------   ----------
 Net operating (loss)
  income................       (2,468)       1,545      (28,004)     (17,109)    (61,932)
Interest income.........        6,403        2,757        6,512        1,561        4,621
Interest expense........       (8,945)     (14,263)     (43,801)     (22,954)    (67,410)
Interest expense,
 related party..........      (10,928)     (24,212)     (28,743)     (22,568)     (7,148)
Provision for loss on
 investment related
 costs..................          --           --       (18,888)     (10,000)         --
Foreign exchange loss
 and other expense......       (3,376)     (21,135)     (41,160)     (42,177)       6,609
                           ----------   ----------   ----------   ----------   ----------
 Net loss before income
  taxes and other
  items.................      (19,314)     (55,308)    (154,084)    (113,247)   (125,260)
Share in results of
 affiliated companies,
 net....................      (22,179)     (17,811)     (10,637)     (15,807)    (42,167)
Minority interests in
 subsidiaries...........         (191)      (2,208)      (2,894)      (1,339)     (4,838)
Income tax benefit
 (expense)..............          155         (509)       1,649          409          413
                           ----------   ----------   ----------   ----------   ----------
 Net loss...............      (41,529)     (75,836)    (165,966)    (129,984)   (171,852)
                           ==========   ==========   ==========   ==========   ==========
Basic and diluted net
 loss per common share..        (0.77)       (1.40)       (3.09)       (2.41)      (3.59)
                           ==========   ==========   ==========   ==========   ==========
Weighted-average number
 of common shares
 outstanding............   54,000,000   54,000,000   53,659,328   54,000,000   47,867,910
                           ==========   ==========   ==========   ==========   ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
         (STATED IN THOUSANDS OF DUTCH GUILDERS, EXCEPT SHARE AMOUNTS)

 As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                                                                                                    OTHER
                    COMMON STOCK    ADDITIONAL                 TREASURY STOCK                     CUMULATIVE        TOTAL
                  -----------------  PAID-IN     DEFERRED   ---------------------  ACCUMULATED  COMPREHENSIVE   COMPREHENSIVE
                    SHARES   AMOUNT  CAPITAL   COMPENSATION   SHARES      AMOUNT     DEFICIT   INCOME (LOSS)(1) INCOME (LOSS)
                  ---------- ------ ---------- ------------ -----------  --------  ----------- ---------------- -------------
Balances upon
 contribution of
 properties to
 joint venture,
 July 1, 1995...  54,000,000 54,000   315,570        --             --        --         --            --              --
Cumulative
 translation
 adjustments....         --     --        --         --             --        --         --          1,495           1,495
Net loss........         --     --        --         --             --        --     (41,529)                      (41,529)
                                                                                                                  --------
Total
 comprehensive
 income (loss)..         --     --        --         --             --        --         --            --          (40,034)
                  ---------- ------  --------    -------    -----------  --------   --------       -------        ========
Balances,
 December 31,
 1995...........  54,000,000 54,000   315,570        --             --        --     (41,529)        1,495
Change in
 cumulative
 translation
 adjustments....         --     --        --         --             --        --         --          4,866           4,866
Net loss........         --     --        --         --             --        --     (75,836)                      (75,836)
                                                                                                                  --------
Total
 comprehensive
 income (loss)..         --     --        --         --             --        --         --            --          (70,970)
                  ---------- ------  --------    -------    -----------  --------   --------       -------        ========
Balances,
 December 31,
 1996...........  54,000,000 54,000   315,570        --             --        --    (117,365)        6,361
Change in
 cumulative
 translation
 adjustments....         --     --        --         --             --        --         --         (1,096)         (1,096)
Net loss for the
 period from
 January 1, 1997
 to December 10,
 1997...........         --     --        --         --             --        --    (156,822)          --         (156,822)
                                                                                                                  --------
Total
 comprehensive
 income (loss)..         --     --        --         --             --        --         --            --         (157,918)
                  ---------- ------  --------    -------    -----------  --------   --------       -------        ========
Balances,
 December 10,
 1997
 (PRE-
 ACQUISITION)...  54,000,000 54,000   315,570        --             --        --    (274,187)        5,265
Buyout of
 shareholder's
 interest.......         --     --        --         --     (16,252,264) (292,561)       --            --              --
Reissuance of
 shares upon
 conversion of
 PIK Notes......         --     --        --         --      10,120,174   169,899        --            --              --
Application of
 push-down
 accounting and
 step-up in
 basis..........         --     --    442,688        --             --        --         --            --              --
Elimination of
 historical
 accumulated
 deficit of UPC
 attributable to
 Philips........         --     --   (137,094)       --             --        --     137,094           --              --
Net loss for the
 period from
 December 11,
 1997 to
 December 31,
 1997...........         --     --        --         --             --        --      (9,144)          --           (9,144)
                                                                                                                  --------
Total
 comprehensive
 income (loss)..         --     --        --         --             --        --         --            --         (167,062)
                  ---------- ------  --------    -------    -----------  --------   --------       -------        ========
Balances,
 December 31,
 1997
 (POST-
 ACQUISITION)...  54,000,000 54,000   621,164        --      (6,132,090) (122,662)  (146,237)        5,265
Deferred
 compensation
 related to
 stock options
 (Unaudited)....         --     --     10,159    (10,159)           --        --         --            --              --
Amortization of
 deferred
 compensation...         --     --        --       4,333            --        --         --            --              --
Unrealized loss
 on investment
 (Unaudited)....         --     --        --         --             --        --         --         (8,784)         (8,784)
Change in
 cumulative
 translation
 adjustments
 (Unaudited)....         --     --        --         --             --        --         --        (13,880)        (13,880)
Net loss
 (Unaudited)....         --     --        --         --             --        --    (171,852)          --         (171,852)
                                                                                                                  --------
Total
 comprehensive
 income (loss)
 (Unaudited)....         --     --        --         --             --        --         --            --         (194,516)
                  ---------- ------  --------    -------    -----------  --------   --------       -------        ========
Balances,
 September 30,
 1998
 (Unaudited)....  54,000,000 54,000   631,323     (5,826)    (6,132,090) (122,662)  (318,089)      (17,399)
                  ========== ======  ========    =======    ===========  ========   ========       =======
                   TOTAL
                  ---------
Balances upon
 contribution of
 properties to
 joint venture,
 July 1, 1995...   369,570
Cumulative
 translation
 adjustments....     1,495
Net loss........   (41,529)
Total
 comprehensive
 income (loss)..       --
                  ---------
Balances,
 December 31,
 1995...........   329,536
Change in
 cumulative
 translation
 adjustments....     4,866
Net loss........   (75,836)
Total
 comprehensive
 income (loss)..       --
                  ---------
Balances,
 December 31,
 1996...........   258,566
Change in
 cumulative
 translation
 adjustments....    (1,096)
Net loss for the
 period from
 January 1, 1997
 to December 10,
 1997...........  (156,822)
Total
 comprehensive
 income (loss)..       --
                  ---------
Balances,
 December 10,
 1997
 (PRE-
 ACQUISITION)...   100,648
Buyout of
 shareholder's
 interest.......  (292,561)
Reissuance of
 shares upon
 conversion of
 PIK Notes......   169,899
Application of
 push-down
 accounting and
 step-up in
 basis..........   442,688
Elimination of
 historical
 accumulated
 deficit of UPC
 attributable to
 Philips........       --
Net loss for the
 period from
 December 11,
 1997 to
 December 31,
 1997...........    (9,144)
Total
 comprehensive
 income (loss)..       --
                  ---------
Balances,
 December 31,
 1997
 (POST-
 ACQUISITION)...   411,530
Deferred
 compensation
 related to
 stock options
 (Unaudited)....        --
Amortization of
 deferred
 compensation...     4,333
Unrealized loss
 on investment
 (Unaudited)....    (8,784)
Change in
 cumulative
 translation
 adjustments
 (Unaudited)....   (13,880)
Net loss
 (Unaudited)....  (171,852)
Total
 comprehensive
 income (loss)
 (Unaudited)....       --
                  ---------
Balances,
 September 30,
 1998
 (Unaudited)....   221,347
                  =========

-------
(1) As of December 31, 1995, 1996 and 1997 Other Cumulative Comprehensive Income (Loss) represents foreign currency translation adjustments. As of September 30, 1998 the components of Other Cumulative Comprehensive Income
    (Loss) include (8,615) and (8,784) for foreign currency translation adjustments and unrealized loss on investment, respectively.

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (STATED IN THOUSANDS OF DUTCH GUILDERS)

 As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                          FOR THE SIX
                          MONTHS ENDED    FOR THE YEARS ENDED    FOR THE NINE MONTHS ENDED
                          DECEMBER 31,       DECEMBER 31,              SEPTEMBER 30,
                          ------------ ------------------------- -------------------------
                              1995         1996         1997         1997         1998
                          ------------ ------------ ------------ ------------ ------------
                             (PRE-        (PRE-        (PRE-        (PRE-        (POST-
                          ACQUISITION) ACQUISITION) ACQUISITION) ACQUISITION) ACQUISITION)
                                                                 (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net loss................     (41,529)     (75,836)    (165,966)    (129,984)      (171,852)
Adjustments to reconcile
 net loss to net cash
 flows from operating
 activities:
 Depreciation and
  amortization..........      36,224       84,332      139,216       99,903        137,231
 Amortization of
  deferred financing
  costs.................         --           --           642          --           6,653
 Share in results of
  affiliated companies,
  net...................      22,179       17,811       10,637       15,807         42,167
 Compensation expense
  related to stock
  options...............         --           --         4,818          --          32,493
 Minority interests in
  subsidiaries..........         191        2,208        2,894        1,339          4,838
 Exchange rate
  differences in related
  party convertible
  loans.................       3,474       20,544       43,441       39,301        (12,615)
 Provision for loss on
  investment related
  costs.................         --           --        18,888       10,000            --
 Other..................       1,444        1,173          978        2,452          3,083
 Changes in assets and
  liabilities:
 (Increase) decrease in
  receivables...........     (50,955)     (32,575)      21,504         (131)       (20,700)
 Increase in
  inventories...........      (6,956)      (2,091)      (2,737)      (4,721)        (4,160)
 Increase in other non-
  current assets........        (789)        (309)      (2,544)         (63)        (2,038)
 Increase in other
  current liabilities...      76,740       22,353       61,373       31,717         42,729
 (Decrease) increase in
  deferred taxes and
  other long-term
  liabilities...........      (1,530)       3,932         (560)      10,274         (5,758)
                            --------     --------    ---------     --------       --------
Net cash flows from
 operating activities...      38,493       41,542      132,584       75,894         52,071
                            --------     --------    ---------     --------       --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Restricted cash
 (deposited) released...         --           --       (22,220)         --          12,955
Purchase of parent
 company's stock........         --           --       (66,809)         --
(Investments in and
 advances to) repayment
 from affiliated
 companies, net.........    (339,737)     146,726       (3,869)      (3,354)       (13,766)
Capital expenditures....    (132,230)    (106,647)    (145,630)     (92,664)      (170,170)
New acquisitions, net of
 cash acquired..........     (28,139)     (46,473)    (127,882)    (125,368)      (210,272)
Deposit to acquire
 minority interest in
 subsidiary.............         --           --       (47,000)     (47,000)           --
Sale of affiliated
 companies..............         --           --        11,070       21,449            --
                            --------     --------    ---------     --------       --------
Net cash flows from
 investing activities...    (500,106)      (6,394)    (402,340)    (246,937)      (381,253)
                            --------     --------    ---------     --------       --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Proceeds from short-term
 borrowings.............     465,699      302,959      260,560      241,604            --
Proceeds from long-term
 borrowings.............         --        23,113    1,141,539      128,932        337,969
Deferred financing
 costs..................         --           --       (24,585)      (4,138)        (8,016)
Repayments of long and
 short-term borrowings..         --      (440,440)    (587,929)    (169,480)      (215,447)
Borrowings on note
 payable to
 shareholder............         --           --           --           --         161,925
Dividends paid to
 minority shareholders..        (191)      (2,388)        (171)          (5)          (521)
Redemption of
 convertible loans......         --           --      (170,371)         --             --
Purchase shares from
 shareholder............         --           --      (292,561)         --             --
                            --------     --------    ---------     --------       --------
Net cash flows from
 financing activities...     465,508     (116,756)     326,482      196,913        275,910
                            --------     --------    ---------     --------       --------
EFFECT OF EXCHANGE RATES
 ON CASH................       1,950          344          (42)         334         (1,703)
                            --------     --------    ---------     --------       --------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............       5,845      (81,264)      56,684       26,204        (54,975)
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF PERIOD....         --       123,895       42,631       42,631         99,315
CASH CONTRIBUTED UPON
 FORMATION..............     118,050          --           --           --             --
                            --------     --------    ---------     --------       --------
CASH AND CASH
 EQUIVALENTS AT END OF
 PERIOD.................     123,895       42,631       99,315       68,835         44,340
                            ========     ========    =========     ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (STATED IN THOUSANDS OF DUTCH GUILDERS)

 As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                          FOR THE SIX
                          MONTHS ENDED    FOR THE YEARS ENDED    FOR THE NINE MONTHS ENDED
                          DECEMBER 31,       DECEMBER 31,              SEPTEMBER 30,
                          ------------ ------------------------- -------------------------
                              1995         1996         1997         1997         1998
                          ------------ ------------ ------------ ------------ ------------
                             (PRE-        (PRE-        (PRE-        (PRE-        (POST-
                          ACQUISITION) ACQUISITION) ACQUISITION) ACQUISITION) ACQUISITION)
                                                                 (UNAUDITED)  (UNAUDITED)
NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
 Issuance of shares upon
  conversion of PIK
  notes.................        --           --        169,899         --            --
                             ======      =======      ========     =======      ========
 Contribution of net
  assets of Dutch cable
  systems to new joint
  venture ..............        --           --            --          --        259,153
                             ======      =======      ========     =======      ========
 Purchase money notes
  payable to sellers....        --           --            --          --         36,720
                             ======      =======      ========     =======      ========
 Unrealized loss on
  investment............        --           --            --          --         (8,784)
                             ======      =======      ========     =======      ========
SUPPLEMENTAL CASH FLOW
 DISCLOSURES:
 Cash paid for
  interest..............     (8,945)     (32,674)      (80,810)    (17,619)      (60,766)
                             ======      =======      ========     =======      ========
 Cash received for
  interest..............      6,403        2,757         5,077       1,561         3,539
                             ======      =======      ========     =======      ========
ACQUISITION OF DUTCH
 CABLE ASSETS:
 Property, plant and
  equipment and other
  assets................        --           --            --          --       (106,000)
 Goodwill...............        --           --            --          --        (74,762)
                             ------      -------      --------     -------      --------
 Total cash paid........        --           --            --          --       (180,762)
                             ======      =======      ========     =======      ========
ACQUISITION OF NORWAY
 CABLE SYSTEMS:
 Working capital........        --         2,221         3,790         --            --
 Property, plant and
  equipment.............        --       (90,413)      (23,541)        --            --
 Goodwill and other
  intangible assets.....        --       (71,509)     (105,785)        --            --
 Other assets...........        --           --            (57)        --            --
 Short-term debt........        --       140,619         2,854         --            --
 Other liabilities......        --        10,271         1,557         --            --
                             ------      -------      --------     -------      --------
 Total consideration....        --        (8,811)     (121,182)        --            --
 Less obligation to
  seller................        --           --         36,112         --            --
                             ------      -------      --------     -------      --------
 Total cash paid........        --        (8,811)      (85,070)        --            --
                             ======      =======      ========     =======      ========
ACQUISITION OF REMAINING
 INTEREST IN UPC:
 Property, plant and
  equipment.............        --           --         18,271         --            --
 Investments in and
  advances to
  affiliates............        --           --        129,742         --            --
 Goodwill ..............        --           --        294,675         --            --
                             ------      -------      --------     -------      --------
 Total allocation of
  purchase accounting
  adjustments...........        --           --        442,688         --            --
                             ======      =======      ========     =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 (PRE-ACQUISITION),
        AS OF AND FOR THE YEAR ENDED DECEMBER 31 1996 (PRE-ACQUISITION),
                  AS OF DECEMBER 31, 1997 (POST-ACQUISITION),
            FOR THE YEAR ENDED DECEMBER 31, 1997 (PRE-ACQUISITION),
  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED) (PRE-ACQUISITION),
   AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) (POST-
                                  ACQUISITION)
 (MONETARY AMOUNTS STATED IN THOUSANDS OF DUTCH GUILDERS, EXCEPT SHARE AND PER
                                 SHARE AMOUNTS)

1. ORGANIZATION AND NATURE OF OPERATIONS

    United Pan-Europe Communications N.V., formerly known as United and Philips Communications B.V. ("UPC" or the "Company"), was formed for the purpose of acquiring and developing multi-channel television and telecommunications systems in Europe. On July 13, 1995, United International Holdings, Inc. ("UIH"), a United States of America corporation, and Philips Electronics N.V. ("Philips"), contributed their respective ownership interests in European and Israeli multi-channel television systems to UPC. Philips contributed to UPC its 95% interest in cable television systems in Austria, its 100% interest in cable television systems in Belgium, and its minority interests in multi-channel television systems in Germany, The Netherlands (KTE) and France (Citecable). UIH contributed its interests in multi-channel television systems in Israel, Ireland, the Czech Republic, Malta, Norway, Hungary, Sweden and Spain. UIH also contributed United States dollars ("$")78.2 million in cash (including accrued interest of $3.2 million) to UPC and issued to Philips 3,169,151 shares of its Class A Common Stock having a value of $50.0 million (at date of closing). In addition, UPC issued to Philips $133.6 million of convertible subordinated pay-in-kind notes (the "PIK Notes"). As a result of this transaction, UIH and Philips each owned a 50% economic and voting interest in UPC.

    On December 11, 1997, UIH acquired Philips' 50% interest in UPC (the "UPC Acquisition"), thereby making it an effectively wholly-owned subsidiary of UIH (subject to certain employee equity incentive compensation arrangements) through its wholly-owned subsidiary UIH Europe, Inc. ("UIHE"). The entity's name was changed to United Pan-Europe Communications N.V., and its legal seat was transferred from Eindhoven to Amsterdam. Through its cable-based communications networks in 10 countries in Europe and in Israel, UPC currently offers cable television services and is further developing and upgrading its network to provide digital video, voice and Internet/data services in its Western European markets.

    As part of the UPC Acquisition, (i) UPC purchased the 3,169,151 shares of Class A Common Stock of UIH held by Philips (66,800), (ii) UIH purchased 169,899 of the accreted amount of UPC's PIK Notes and redeemed them for 10,120,174 shares of UPC, (iii) UPC repaid to Philips the remaining 170,371 accreted amount of the PIK Notes (339,800), (iv) UIH purchased 8,747,736 shares of UPC directly from Philips, and (v) UPC repurchased Philips' remaining equity interest in UPC (16,252,264 shares) (450,000). The UPC Acquisition was financed with proceeds from a long-term revolving credit facility through UPC with a syndicate of banks (305,200) (the "Tranche A Facility"), a bridge bank facility through a subsidiary of UPC $111,200 (224,000) (the "Tranche B Facility") and a cash investment by UIH of 327,400. Approximately 479,000 drawn on the Tranche A Facility was used to repay existing debt of UPC in conjunction with the UPC Acquisition.

    UIH's acquisition of Philips' interest in UPC was accounted for as a step acquisition under purchase accounting. As a result of UPC becoming effectively wholly owned by UIH, such purchase accounting adjustments, along with existing basis differences, were pushed down to the financial statements of UPC and a new basis of accounting was established for the UPC net assets acquired by UIH. As of December 11, 1997, the proportional net assets of UPC acquired by UIH were recorded at fair market value based

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

on the purchase price paid by UIH, along with additional basis differences at the UIH level existing as of that date. The total purchase accounting adjustments were allocated to UPC's underlying assets as follows:

   Property, plant and equipment.......................................   18,271
   Investment in and advances to affiliates............................  129,742
   Goodwill............................................................  294,675
                                                                         -------
     Total.............................................................  442,688
                                                                         =======

   As a result of the UPC Acquisition and the associated push-down of UIH basis on December 11, 1997, the consolidated balance sheets as of December 31, 1997 and September 30, 1998 as well as the consolidated statements of operations and cash flows subsequent to December 31, 1997 are presented on a "post-acquisition" basis. The primary difference in the consolidated statement of operations presented on a "post-acquisition" basis compared to a "pre-acquisition" basis consists of additional depreciation and amortization on the above purchase accounting adjustments. The consolidated statements of operations and cash flows for the year ended December 31, 1997 include the post-acquisition results of the Company for the period from December 11, 1997 through December 31, 1997, which reflects 1,640 of new basis depreciation and amortization resulting from push-down accounting as well as approximately 4,034 of interest expense from purchase related indebtedness. Due to immateriality, the entire fiscal year ended December 31, 1997 is presented as "pre-acquisition" in the accompanying consolidated statements of operations and cash flows.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The following pro forma consolidated operating results for the years ended December 31, 1996 and 1997 give effect to the UPC Acquisition as if it had occurred at the beginning of the periods presented. This pro forma consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                FOR THE YEAR ENDED        FOR THE YEAR ENDED
                                DECEMBER 31, 1996         DECEMBER 31, 1997
                             ------------------------- -------------------------
                             HISTORICAL  PRO FORMA (1) HISTORICAL  PRO FORMA (1)
                             ----------  ------------- ----------  -------------
Service and other revenue..     245,179      245,179      337,155      337,155
Operating expense..........     (80,479)     (80,479)    (111,919)    (111,919)
Selling, general and
 administrative expense....     (78,823)     (78,823)    (114,024)    (114,024)
Depreciation and
 amortization..............     (84,332)    (105,195)    (139,216)    (158,920)
                             ----------   ----------   ----------   ----------
 Net operating income
  (loss)...................       1,545      (19,318)     (28,004)     (47,708)
Interest income............       2,757        2,757        6,512        6,512
Interest expense...........     (14,263)     (55,465)     (43,801)     (85,027)
Interest expense, related
 party ....................     (24,212)         --       (28,743)         --
Provision for loss on
 investment related costs..         --           --       (18,888)     (18,888)
Foreign exchange loss and
 other expense.............     (21,135)     (16,841)     (41,160)     (32,719)
                             ----------   ----------   ----------   ----------
 Net loss before income
  taxes and other items....     (55,308)     (88,867)    (154,084)    (177,830)
Share in results of
 affiliated companies,
 net.......................     (17,811)     (26,460)     (10,637)     (18,806)
Minority interests in
 subsidiaries..............      (2,208)      (2,208)      (2,894)      (2,894)
Income tax benefit
 (expense).................        (509)        (509)       1,649        1,649
                             ----------   ----------   ----------   ----------
 Net loss..................     (75,836)    (118,044)    (165,966)    (197,881)
                             ==========   ==========   ==========   ==========
Basic and diluted net loss
 per common share..........       (1.40)       (2.47)       (3.09)       (4.13)
                             ==========   ==========   ==========   ==========
Weighted-average number of
 common shares
 outstanding...............  54,000,000   47,867,910   53,659,328   47,867,910
                             ==========   ==========   ==========   ==========

--------
(1) Includes additional depreciation and amortization related to the step-up in basis in tangible assets, investments in and advances to affiliated companies and new goodwill, interest expense from the Tranche A Facility and Tranche B Facility, net of elimination of historical interest expense on the PIK Notes and refinanced credit facilities, and foreign exchange loss on the U.S. dollar-denominated Tranche B Facility, net of elimination of historical foreign exchange loss on the PIK Notes.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The following chart presents a summary of the Company's significant investments in multi-channel television, programming and telephony operations as of September 30, 1998:

                                      UPC

AUSTRIA:
  Telekabel Group ("Telekabel Group")...................................   95.0%
BELGIUM:
  Radio Public N.V./S.A. ("TVD")........................................  100.0%
CZECH REPUBLIC:
  KabelNet..............................................................  100.0%
  Ceska Programova Spolecnost SRO ("TV Max")............................  100.0%
FRANCE:
  Mediareseaux Marne S.A. ("Mediareseaux")..............................   99.6%
HUNGARY:
  Telekabel Hungary ("Telekabel Hungary")...............................   79.3%
  Telekabel Hungary Programming ........................................   50.0%
IRELAND: (through United International Investments ("UII") (1))
  Princes Holdings Ltd ("Princes Holdings").............................   20.0%
ISRAEL: (through UII (1))
  Tevel Israel International Communications Ltd. ("Tevel")..............   23.3%
MALTA: (through UII (1))
  Melita Cable TV P.L.C. ("Melita").....................................   25.0%
THE NETHERLANDS:
  United Telekabel Holding N.V. ("UTH") (2).............................   51.0%
NORWAY:
  Janco Multicom ("Janco Multicom").....................................  100.0%
ROMANIA:
  Multicanal Holdings...................................................  100.0%
  Control Cable Ventures................................................  100.0%
  Eurosat...............................................................   51.0%
SLOVAK REPUBLIC:
  Trnavatel.............................................................   75.0%
  Kabeltel..............................................................  100.0%

--------

(1) UII is a United States general partnership between UPC and Tele-Communications International, Inc. ("TINTA"). In November 1998, UPC acquired TINTA's interests in Tevel and Melita, and sold UPC's interest in Princes Holdings to TINTA for a net payment to TINTA of $68.0 million (128,520). As a result of the transaction, UPC's interest in Tevel and Melita increased to 46.6% and 50.0% respectively (see Note 16).

(2) On August 6, 1998, UPC merged its Dutch cable television systems consisting of its 50% interest in A2000 Holding N.V. ("A2000") and its wholly owned subsidiary Cable Network Brabant Holding B.V. ("CNBH") with those of a Dutch energy company ("NUON"), forming a new company, UTH. Following the merger, UPC holds 51% of UTH, with the ability to increase its interest to 75.5% (see Note 3).

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

LIQUIDITY AND CAPITAL RESOURCES

    For the nine months ended September 30, 1998, the Company incurred a net operating loss of (61,932) and had a working capital deficit of (356,565). The Company expects to incur operating losses and net losses for the foreseeable future as it incurs additional costs associated with the upgrade and expansion of the Company's network, the expansion of its marketing and sales organization and the introduction of new services such as digital video, voice and Internet/data services. The Company is currently in the process of seeking additional sources of funds, which could include private equity, public equity, bank financing and/or public debt. The Company may or may not be successful in completing all or any of such financings. The Company believes, however, that reduction in the Company's planned capital expenditures combined with, if necessary, the sale of certain non-strategic assets, are sufficient to sustain its operations through at least October 1, 1999.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the operations of UPC since its formation effective July 1, 1995 and all subsidiaries where it exercises majority control and owns a majority economic interest, except for UTH, where because of certain minority shareholders rights the Company accounts for its investment in UTH using the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash and investments with original maturities of less than three months.

RESTRICTED CASH

    Cash held as collateral for letters of credit and other loans is classified based on the expected expiration of such facilities.

COSTS TO BE REIMBURSED BY AFFILIATED COMPANIES

    The Company incurs costs on behalf of affiliated companies, such as salaries and benefits, travel and professional services. These costs are reimbursed by the affiliated companies.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

MARKETABLE EQUITY SECURITIES OF PARENT

    The Company classifies its investments in marketable equity securities of UIH as available-for-sale and reports such investments at fair market value. Unrealized gains and losses are charged or credited to equity, realized gains and losses and other than temporary declines in market value are included in operations.

INVESTMENTS IN AND ADVANCES TO AFFILIATED COMPANIES, ACCOUNTED FOR UNDER THE
 EQUITY METHOD

    For those investments in companies in which the Company's ownership interest is 20% to 50%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or the Company exerts significant influence through board representation and management authority, or in which majority control is deemed to be temporary, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliates, limited to the extent of the Company's investment in and advances to the affiliates, including any debt guarantees or other contractual funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net tangible assets or the excess of its proportionate interest in each affiliate's net tangible assets in excess of its cost.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost. Additions, replacements and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed by subsidiaries of UPC incorporate overhead expense and interest charges incurred during the period of construction; investment subsidies are deducted. Depreciation is calculated using the straight-line method over the economic life of the asset, taking into account the residual value. Upon disconnection of a subscriber, the remaining book value of the subscriber equipment, excluding converters which are recovered upon disconnection, and the capitalized labor are written off and accounted for as an operating cost. The economic lives of property, plant and equipment at acquisition are as follows:

      Cable distribution networks...................................  7-20 years
      Subscriber premises equipment and converters..................     5 years
      MMDS distribution facilities..................................  7-20 years
      Office equipment, furniture and fixtures......................   3-8 years
      Buildings and leasehold improvements.......................... 20-33 years
      Other.........................................................  3-10 years

GOODWILL AND OTHER INTANGIBLE ASSETS

    The excess of investments in consolidated subsidiaries over the net tangible asset value at acquisition is amortized on a straight line basis over 15 years. Licenses in newly-acquired companies are recognized at the fair market value of those licenses at the date of acquisition and include the development costs incurred prior to or after the date a new license was acquired. The license value is amortized on a straight-line basis over the license period, up to a maximum of 20 years.

RECOVERABILITY OF TANGIBLE AND INTANGIBLE ASSETS

    The Company evaluates the carrying value of all tangible and intangible assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

DEFERRED FINANCING COSTS

    Costs to obtain debt financing are capitalized and amortized over the life of the debt facility using the effective interest method.

OTHER COMPREHENSIVE INCOME

    The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which requires that an enterprise (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

REVENUE RECOGNITION

    Revenue is primarily derived from the sale of cable television services to subscribers and is recognized in the period the related services are provided. Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, with any excess costs deferred and amortized over the average subscriber period. To the extent installation fees exceed direct selling costs, the excess fees would be deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections are recognized in the period in which the reconnection occurs.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different countries in Europe.

STOCK-BASED COMPENSATION

    Stock-based compensation is recognized using the intrinsic value method for the Company's stock option plans, which results in compensation expense for the difference between the grant price and the fair market value at each new measurement date.

INCOME TAXES

    The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

valuation allowance if management believes it is more likely than not they will not be realized. Withholding taxes are taken into consideration in situations where the income of subsidiaries is to be paid out as dividends in the near future. Such withholding taxes are generally charged to income in the year in which the dividend income is generated.

BASIC AND DILUTED LOSS PER SHARE

    The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). "Basic loss per share" is determined by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during each period. "Diluted loss per share" includes the effects of potentially issuable common stock, but only if dilutive. Therefore, the Company's stock option plans and convertible securities are excluded from the Company's diluted loss per share for all periods presented because their effect would be anti-dilutive.

FOREIGN OPERATIONS AND FOREIGN EXCHANGE RATE RISK

    The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into Dutch guilders that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of shareholders' equity included in Other Comprehensive Income (Loss).

    Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions.

    Cash flows from the Company's operations in foreign countries are translated based on their functional currencies. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not agree to changes in the corresponding balances on the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities.

    The Company and certain of its operating companies have notes payable and notes receivable that are denominated in a currency other than their own functional currency. In general, the Company and the operating companies do not execute hedge transactions to reduce the Company's exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations.

NEW ACCOUNTING PRINCIPLES

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which requires that a public business enterprise report certain financial and descriptive information about its reportable segments. The Company plans to adopt SFAS 131 for the year ended December 31, 1998.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1998. SOP 98-5 defines start-up and organization costs, which must be expensed as incurred. In addition, all deferred start-up and organization costs existing as of January 1, 1999 must be written-off and accounted for as a cumulative effect of an accounting change. The Company does not expect the adoption of SOP 98-5 to have a material effect on its financial position or results of operations.

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company is currently assessing the effect of this new standard.

3. ACQUISITIONS AND DISPOSITIONS

NORKABEL

    In October 1996, the Company increased its ownership in Norkabelgruppen A/S ("Norkabel") from 8.3% to 100% for a purchase price of Norwegian kroner ("NKr")32.5 million (8,811). Details of the net assets acquired were as follows (using the exchange rate as of December 31, 1996):

      Working capital................................................    (2,221)
      Property, plant and equipment..................................    90,413
      Goodwill and other intangible assets...........................    71,509
      Short-term debt................................................  (140,619)
      Other liabilities..............................................   (10,271)
                                                                       --------
        Total cash paid..............................................     8,811
                                                                       ========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The following pro forma condensed consolidated operating results for the periods ended December 31, 1995 and 1996 give effect to the acquisition of Norkabel as if it had occurred at the beginning of the periods presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                 FOR THE SIX MONTHS
                                        ENDED            FOR THE YEAR ENDED
                                  DECEMBER 31, 1995       DECEMBER 31, 1996
                                ----------------------  ----------------------
                                HISTORICAL  PRO FORMA   HISTORICAL  PRO FORMA
                                ----------  ----------  ----------  ----------
   Service and other revenue..     100,179     129,666     245,179     288,749
                                ==========  ==========  ==========  ==========
   Net loss...................     (41,529)    (58,781)    (75,836)   (108,318)
                                ==========  ==========  ==========  ==========
   Basic and diluted net loss
    per common share..........       (0.77)      (1.09)      (1.40)      (2.01)
                                ==========  ==========  ==========  ==========
   Weighted-average number of
    common shares
    outstanding...............  54,000,000  54,000,000  54,000,000  54,000,000
                                ==========  ==========  ==========  ==========

JANCO KABEL-TV

    In January 1997, UPC purchased a 70.2% interest in Janco Kabel-TV A/S ("Janco") for NKr313.8 million (85,070). Details of the net assets acquired at 100% were as follows (using the exchange rate as of December 31, 1996):

      Working capital.................................................   (3,790)
      Property, plant and equipment...................................   23,541
      Goodwill and other intangible assets............................  105,785
      Other assets....................................................       57
      Short-term debt.................................................   (2,854)
      Other liabilities...............................................   (1,557)
                                                                        -------
        Total consideration...........................................  121,182
        Less obligation to seller.....................................  (36,112)
                                                                        -------
        Total cash paid...............................................   85,070
                                                                        =======

    In November 1997, UPC's wholly-owned subsidiary Norkabel merged with and into UPC's 70.2%-owned subsidiary, Janco, to give UPC an 87.3% interest in the new entity Janco Multicom. Concurrent with the transaction, UPC deposited 47,000 with a bank as collateral for a call option to purchase the remaining 12.7% interest. Including accrued interest, the deposit totaled 49,517 as of September 30, 1998, and is classified as restricted cash in other non-current assets. UPC has all the rights and obligations of full ownership of Janco Multicom and therefore consolidates 100% of its financial results. In November 1998, UPC exercised and paid the call obligation for 37,200 (see Note 16).

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The following pro forma condensed consolidated operating results for the year ended December 31, 1996 gives effect to the acquisition of Janco as if it had occurred at the beginning of 1996. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                                        FOR THE YEAR ENDED
                                                         DECEMBER 31, 1996
                                                       ----------------------
                                                       HISTORICAL  PRO FORMA
                                                       ----------  ----------
   Service and other revenue..........................    245,179     270,467
                                                       ==========  ==========
   Net loss...........................................    (75,836)    (89,599)
                                                       ==========  ==========
   Basic and diluted net loss per common share........      (1.40)      (1.66)
                                                       ==========  ==========
   Weighted-average number of common shares
    outstanding....................................... 54,000,000  54,000,000
                                                       ==========  ==========

COMBIVISIE

    Effective January 1, 1998, UPC acquired certain assets, including The Netherlands cable systems of Stichting Combivisie Regio ("Combivisie"), for 180,762. The purchase was funded with a 60,000 draw on the Tranche A Facility and 120,762 of bank financing. Details of the net assets acquired, based on a preliminary allocation of the purchase price, were as follows:

      Property, plant and equipment and other assets...................  106,000
      Goodwill.........................................................   74,762
                                                                         -------
        Total cash paid................................................  180,762
                                                                         =======

    The following pro forma condensed consolidated operating results for the years ended December 31, 1996 and 1997 give effect to the acquisition of Combivisie as if it had occurred at the beginning of the periods presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                 FOR THE YEAR ENDED      FOR THE YEAR ENDED
                                  DECEMBER 31, 1996       DECEMBER 31, 1997
                                ----------------------  ----------------------
                                HISTORICAL  PRO FORMA   HISTORICAL  PRO FORMA
                                ----------  ----------  ----------  ----------
   Service and other revenue..     245,179     272,322     337,155     366,127
                                ==========  ==========  ==========  ==========
   Net loss...................     (75,836)    (78,140)   (165,966)   (167,254)
                                ==========  ==========  ==========  ==========
   Basic and diluted net loss
    per common share..........       (1.40)      (1.45)      (3.09)      (3.12)
                                ==========  ==========  ==========  ==========
   Weighted-average number of
    common shares
    outstanding...............  54,000,000  54,000,000  53,659,328  53,659,328
                                ==========  ==========  ==========  ==========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

TELEKABEL HUNGARY

    On June 29, 1998, UPC acquired Time Warner Entertainment Company's ("TWE") interest in its Hungarian multi-channel television system assets for $9,500 (19,380) in cash and a non-interest bearing promissory note in the amount of $18,000 (36,720) (the "Time Warner Note"). UPC and TWE retained their respective percentage interests in the programming assets in Hungary. UPC has granted TWE an option to acquire UPC's interest in such programming assets as well as TV Max in consideration for the cancellation of the Time Warner Note. On June 30, 1998, UPC merged its 100%-owned Hungarian multi-channel television systems ("Kabelkom") with Hungary's second largest multiple system operator to form the new joint venture Telekabel Hungary. UPC retains a 79.25% ownership interest in the new entity.

UTH

    On August 6, 1998, UPC merged its Dutch cable television systems with those of NUON, forming a new company, UTH (the "UTH Transaction"). Following the merger, UPC holds 51% of UTH. The agreement provides UPC with a call option exercisable after August 6, 1999 to acquire 50% of NUON's 49% ownership interest in UTH for approximately 244,000 plus an interest payment of 5.5% over the call price from January 1, 1998 until the exercise date. If the exercise date is after August 6, 2000, the interest rate will go up to 9.0%. If UPC exercises the call option, NUON can exercise the secondary put option, requiring UPC to purchase its remaining interest in UTH for approximately 244,000 plus interest. The agreement provides NUON with a put option exercisable after August 6, 1999 to require UPC to purchase 50% of NUON's 49% interest in UTH. The price UPC would have to pay equals approximately 166,000 plus an interest payment of 4.5% over the put price from January 1, 1998 until the exercise date. If NUON exercises the put option, UPC can exercise the secondary call option, requiring NUON to sell its remaining interest in UTH to UPC for approximately 166,000 plus interest. Although UPC retains a majority economic and voting interest, because of certain minority shareholder rights of NUON, UPC accounts for its investment in UTH using the equity method of accounting.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The following pro forma condensed consolidated operating results for the nine months ended September 30, 1997 and 1998 give effect to the UTH Transaction as if it had occurred at the beginning of the periods presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                    FOR THE NINE MONTHS   FOR THE NINE MONTHS
                                           ENDED                 ENDED
                                    SEPTEMBER 30, 1997    SEPTEMBER 30, 1998
                                   --------------------- ---------------------
                                   HISTORICAL PRO FORMA  HISTORICAL PRO FORMA
                                   ---------- ---------- ---------- ----------
                                        (UNAUDITED)           (UNAUDITED)
   Service and other revenue......    250,061    236,948    305,237    274,091
                                   ========== ========== ========== ==========
   Net loss.......................  (129,984)  (122,268)  (171,852)  (165,804)
                                   ========== ========== ========== ==========
   Basic and diluted net loss per
    common share..................     (2.41)     (2.26)     (3.59)     (3.46)
                                   ========== ========== ========== ==========
   Weighted-average number of
    common shares outstanding..... 54,000,000 54,000,000 47,867,910 47,867,910
                                   ========== ========== ========== ==========

OTHER

    The assets of Intercabo, Portugal were sold in January 1998 for 4,000. The closure of the Portuguese activities resulted in a provision of 18,888, which was recorded in the statement of operations for the year ended December 31, 1997.

4. INVESTMENTS IN AND ADVANCES TO AFFILIATED COMPANIES, ACCOUNTED FOR UNDER THE EQUITY METHOD

                                     AS OF DECEMBER 31, 1996
                  --------------------------------------------------------------
                     INVESTMENTS IN          CUMULATIVE
                    AND ADVANCES TO      SHARE IN RESULTS OF   VALUATION
                  AFFILIATED COMPANIES  AFFILIATED COMPANIES   ALLOWANCE  TOTAL
                  -------------------- ----------------------- --------- -------
   A2000........        189,802                (26,465)            --    163,337
   UII..........         10,270                    487             --     10,757
   Kabelkom.....         41,885                   (262)            --     41,623
   Other, net...         21,430                 (8,804)         (4,186)    8,440
                        -------                -------          ------   -------
     Total......        263,387                (35,044)         (4,186)  224,157
                        =======                =======          ======   =======
                                     AS OF DECEMBER 31, 1997
                  --------------------------------------------------------------
                     INVESTMENTS IN          CUMULATIVE
                    AND ADVANCES TO      SHARE IN RESULTS OF   VALUATION
                  AFFILIATED COMPANIES AFFILIATED COMPANIES(1) ALLOWANCE  TOTAL
                  -------------------- ----------------------- --------- -------
   A2000........        220,933                   (571)            --    220,362
   UII..........        103,029                    (64)            --    102,965
   Kabelkom.....         57,783                    247             --     58,030
   Other, net...          3,583                    --              --      3,583
                        -------                -------          ------   -------
     Total......        385,328                   (388)            --    384,940
                        =======                =======          ======   =======

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                          AS OF SEPTEMBER 30, 1998 (UNAUDITED)
                         -----------------------------------------------------------------------
                            INVESTMENTS IN                   CUMULATIVE      CUMULATIVE
                           AND ADVANCES TO    DIVIDENDS SHARE IN RESULTS OF  TRANSLATION
                         AFFILIATED COMPANIES RECEIVED  AFFILIATED COMPANIES ADJUSTMENTS  TOTAL
                         -------------------- --------- -------------------- ----------- -------
UTH.....................       257,116             --          (8,325)            --     248,791
UII (2).................       100,948         (12,212)         3,351          (7,081)    85,006
Telekabel Hungary
 Programming (3)........        24,316             --          (6,728)           (996)    16,592
Xtra Music..............         9,450             --             --              --       9,450
Other, net..............         9,536             --          (3,651)            --       5,885
                               -------         -------        -------          ------    -------
Total...................       401,366         (12,212)       (15,353)         (8,077)   365,724
                               =======         =======        =======          ======    =======

    The Company had the following differences related to the excess of cost over the net tangible assets acquired for its equity investments. Such differences are being amortized over 15 years:

                         AS OF DECEMBER 31, 1996  AS OF DECEMBER 31, 1997   AS OF SEPTEMBER 30, 1998
                         ----------------------- -------------------------- ----------------------------
                           BASIS    ACCUMULATED    BASIS      ACCUMULATED      BASIS        ACCUMULATED
                         DIFFERENCE AMORTIZATION DIFFERENCE AMORTIZATION(1) DIFFERENCE     AMORTIZATION
                         ---------- ------------ ---------- --------------- ------------   -------------
                                                                                   (UNAUDITED)
A2000...................  180,012     (18,000)    231,041         --                   --              --
UII (2).................      --          --       64,618         --                57,537          (3,605)
Kabelkom................   33,353        (556)     38,161         --                   --              --
Telekabel Hungary
 Programming (3)........      --          --          --          --                14,695            (510)
                          -------     -------     -------         ---         ------------    ------------
Total...................  213,365     (18,556)    333,820         --                72,232          (4,116)
                          =======     =======     =======         ===         ============    ============

--------
(1) In connection with the UPC Acquisition, certain purchase accounting adjustments were pushed down to the financial statements of UPC, a new basis of accounting was established on December 11, 1997, and cumulative share in results of affiliated companies and accumulated amortization was reset to zero as of that date (see Note 1).
(2) In November 1998 the Company acquired from TINTA its interests in Tevel and Melita, and sold its interest in Princes Holdings (see Note 16).
(3) Represents the Company's remaining investment in Telekabel Hungary Programming after the transaction with TWE (see Note 3).

    Summary financial information for UTH is as follows:

                                                                       AS OF
                                                                   SEPTEMBER 30,
                                                                   -------------
                                                                       1998
                                                                   -------------
                                                                    (UNAUDITED)
   Liquid assets.................................................        2,562
   Other current assets..........................................       83,337
   Financial fixed assets........................................      151,356
   Tangible fixed assets.........................................      779,629
   Intangible fixed assets.......................................      403,629
                                                                     ---------
     Total assets................................................    1,420,513
                                                                     =========
   Current liabilities...........................................      711,775
   Provisions....................................................        1,046
   Long-term debt................................................      224,092
   Shareholders' value...........................................      483,600
                                                                     ---------
     Total liabilities and shareholders' value...................    1,420,513
                                                                     =========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                                                      FOR THE
                                                                    PERIOD FROM
                                                                     AUGUST 6,
                                                                       1998
                                                                    (INCEPTION)
                                                                        TO
                                                                   SEPTEMBER 30,
                                                                   -------------
                                                                       1998
                                                                   -------------
                                                                    (UNAUDITED)
   Revenue.......................................................      36,498
   Costs.........................................................     (21,180)
   Depreciation and amortization.................................     (14,730)
                                                                      -------
     Net operating income........................................         588
   Financial charges.............................................      (7,811)
                                                                      -------
     Net loss before income taxes and other items................      (7,223)
   Share in results of affiliated companies......................      (9,053)
                                                                      -------
     Net loss....................................................     (16,276)
                                                                      =======

    NUON's contribution to UTH included an existing 630,000 debt facility with an outstanding balance of approximately 543,000 (as of August 6, 1998). The debt facility is due November 30, 1998, with an extension period of 15 days. As security for repayment of the debt facility, NUON received a pledge over the shares of N.V. Telekabel Beheer (the assets contributed by NUON). UTH is currently negotiating with the lenders to refinance the debt facility, however there can be no assurance a refinancing will be completed prior to the due date of the facility.

    Summary financial information for A2000 is as follows:

                                                        AS OF          AS OF
                                                    DECEMBER 31,     JULY 31,
                                                   ---------------  -----------
                                                    1996    1997      1998(1)
                                                   ------- -------  -----------
                                                                    (UNAUDITED)
   Liquid assets..................................  33,389   6,868      2,336
   Other current assets...........................  24,997  35,557     53,177
   Financial fixed assets.........................     543     543        634
   Tangible fixed assets.......................... 230,304 309,291    341,186
   Intangible fixed assets........................ 132,018 122,189    117,797
                                                   ------- -------    -------
   Total assets................................... 421,251 474,448    515,130
                                                   ======= =======    =======
   Current liabilities............................  40,908  67,652     88,372
   Provisions.....................................  11,693   2,154      1,508
   Long-term debt................................. 366,000 426,000    479,000
   Shareholders' value............................   2,650 (21,358)   (53,750)
                                                   ------- -------    -------
   Total liabilities and shareholders' value...... 421,251 474,448    515,130
                                                   ======= =======    =======

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                       FOR THE
                                     PERIOD FROM                      FOR THE
                                     JUNE 2, 1995  FOR THE YEARS    SEVEN MONTHS
                                          TO      ENDED DECEMBER       ENDED
                                     DECEMBER 31,       31,           JULY 31,
                                     ------------ ----------------  ------------
                                         1995      1996     1997      1998(1)
                                     ------------ -------  -------  ------------
                                                                    (UNAUDITED)
   Revenue.........................     37,493     89,893  101,450     69,668
   Costs...........................    (20,378)   (49,064) (67,687)   (52,329)
   Depreciation and amortization...    (19,830)   (43,789) (50,846)   (36,114)
                                       -------    -------  -------    -------
     Net operating loss............     (2,715)    (2,960) (17,083)   (18,775)
   Financial charges and other.....     (4,621)   (12,745) (16,751)   (13,617)
   Income tax (provision) benefit..       (287)      (224)   9,826        --
                                       -------    -------  -------    -------
     Net loss......................     (7,623)   (15,929) (24,008)   (32,392)
                                       =======    =======  =======    =======

--------
(1) Effective August 6, 1998, A2000 was contributed to UTH as part of the UTH Transaction.

5. MARKETABLE EQUITY SECURITIES OF PARENT

    As a result of the UPC Acquisition, a subsidiary of UPC acquired 3,169,151 UIH Class A Common shares, valued at fair market value of 66,809 as of December 11, 1997. As of September 30, 1998, the fair value of these shares was 58,025, resulting in an unrealized loss of (8,784) for the nine months ended September 30, 1998. These shares are pledged under the Tranche B Facility (see Note 9).

6. PROPERTY, PLANT AND EQUIPMENT

                                                      AS OF
                                                  DECEMBER 31,         AS OF
                                                 ----------------  SEPTEMBER 30,
                                                  1996    1997(1)      1998
                                                 -------  -------  -------------
                                                                    (UNAUDITED)
   Cable distribution networks.................  325,987  364,655     412,873
   Subscriber premises equipment and
    converters.................................  128,627   81,301     114,820
   MMDS distribution facilities................   14,845   12,958      13,351
   Office equipment, furniture and fixtures....   15,713   13,074      28,674
   Buildings and leasehold improvements........    6,080    3,713      13,554
   Other.......................................   15,236   15,304       8,712
                                                 -------  -------     -------
                                                 506,488  491,005     591,984
     Accumulated depreciation..................  (91,819)  (7,312)    (64,915)
                                                 -------  -------     -------
     Net property, plant and equipment.........  414,669  483,693     527,069
                                                 =======  =======     =======

--------
(1) In connection with the UPC Acquisition, certain purchase accounting adjustments were pushed down to the financial statements of UPC, a new basis of accounting was established on December 11, 1997, and accumulated depreciation was reset to zero as of that date (see Note 1).

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

7. GOODWILL AND OTHER INTANGIBLE ASSETS

                                                    AS OF
                                                DECEMBER 31,         AS OF
                                               ----------------  SEPTEMBER 30,
                                                1996    1997(1)      1998
                                               -------  -------  -------------
                                                                  (UNAUDITED)
   Telekabel Group...........................  200,307  389,513     390,818
   Janco Multicom............................   71,657  190,283     169,825
   CNBH(2)...................................   83,851   80,491         --
   Telekabel Hungary.........................      --       --       81,716
   TVD.......................................    5,852   42,223      43,721
   Other.....................................   33,753   26,794      35,859
                                               -------  -------     -------
                                               395,420  729,304     721,939
     Accumulated amortization................  (41,763)  (3,791)    (43,198)
                                               -------  -------     -------
     Net goodwill and other intangible
      assets.................................  353,657  725,513     678,741
                                               =======  =======     =======

--------
(1) In connection with the UPC Acquisition, certain purchase accounting adjustments were pushed down to the financial statements of UPC, a new basis of accounting was established on December 11, 1997, and accumulated amortization was reset to zero as of that date (see Note 1).
(2) Effective August 6, 1998, CNBH was contributed to UTH as part of the UTH Transaction.

8. SHORT-TERM DEBT

    Short-term debt as of December 31, 1996 included 286,028 drawn on a revolving credit facility and acquisition facility with a Dutch bank as well as short-term debt of Norkabel of 138,421 assumed as part of the acquisition of Norkabel in October 1996. The weighted-average interest rate on these short-term borrowings as of December 31, 1996 was approximately 4.1% per annum. Both facilities were repaid from proceeds from the Tranche A Facility at the end of 1997. The balance at September 30, 1998 primarily consists of the $18.0 million (34,020) non-interest bearing Time Warner Note. The Time Warner Note matures on the earlier of (i) December, 1998 or (ii) 90 calendar days after written notice from TWE, which notice has not been given as of September 30, 1998.

9. LONG-TERM DEBT

                                                     AS OF
                                                  DECEMBER 31,         AS OF
                                                -----------------  SEPTEMBER 30,
                                                 1996     1997         1998
                                                ------  ---------  -------------
                                                                    (UNAUDITED)
   Tranche A Facility.........................     --     883,948      971,978
   Tranche B Facility.........................     --     252,500      113,519
   Mediareseaux Facility......................     --         --        20,190
   Bank and other loans.......................  22,830    123,389       47,464
                                                ------  ---------    ---------
                                                22,830  1,259,837    1,153,151
     Less current portion.....................  (3,363)  (255,819)    (113,519)
                                                ------  ---------    ---------
     Total....................................  19,467  1,004,018    1,039,632
                                                ======  =========    =========

TRANCHE A FACILITY

    In October 1997, UPC and Norkabel as borrowers entered into a 1,100,000 multi-currency revolving credit facility with a syndicate of banks. Norkabel was succeeded as a borrower by Janco Multicom after the merger of Janco and Norkabel. In December 1997, Telekabel Wien and the other members of the

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

Telekabel Group also became borrowers under the Tranche A Facility. Although not a borrower, TVD is a guarantor under the Tranche A Facility. As of September 30, 1998, the amount outstanding under the Tranche A Facility for UPC, Telekabel Wien and Janco Multicom was 620,000, 213,448 and 138,530, respectively. Amounts advanced under the Tranche A Facility bear interest at the London interbank offered rate ("LIBOR") plus a margin ranging from 0.5% to 2.0% per annum. The aggregate amount available for borrowing under the facility is reduced automatically by 5.0% per quarter beginning December 31, 2001. The borrowings of the Company and its subsidiaries in Austria, Belgium and Norway are limited by financial covenants under the Tranche A Facility. The principal amount of all borrowings by the Company and such subsidiaries may not exceed certain multiples of total annualized net operating cash flow for the Company and such subsidiaries. In addition, before December 31, 1998, the principal amount of all borrowings of the Company and such subsidiaries may not exceed certain multiples of their cable television net operating cash flow. The Tranche A Facility generally prohibits dividends and other distributions to shareholders of the Company unless, among other things, the Company achieves for at least two consecutive quarters certain financial ratios. The Tranche A Facility also includes financial covenants relating to interest and debt service coverage and application of proceeds from asset sales and securities offerings. Borrowings by UPC and certain of its subsidiaries in Austria, Belgium and Norway, under the Tranche A Facility together with borrowings under the Tranche B Facility may not exceed 1,300,000 before September 30, 2001. The Tranche A Facility also generally limits to 80,000 UPC's investments in, loans to and guarantees for, certain of the Company's subsidiaries and downstream affiliates that are not borrowers or guarantors under the Tranche A Facility. Under this limitation, as of September 30, 1998, the Company would not have been permitted to make any additional investments, loans and guarantees. In connection with the potential initial public offering of the Company's securities (the "Offering"), the Company is negotiating with the Tranche A Facility banks for certain waivers of covenants and conditions of the Tranche A Facility. There can be no assurance that the Company will be successful in obtaining such waivers.

TRANCHE B FACILITY

    In connection with the UPC Acquisition, the Company entered into the consolidated $125.0 million term Tranche B Facility with a syndicate of banks. The Tranche B Facility is a one year bridge financing due December 5, 1998 and bears interest at LIBOR plus a margin ranging from 4.5% to 6.0% per annum. The maturity date is extendable to June 5, 1999 upon certain conditions being met. The Tranche B Facility generally prohibits dividends and distributions and is secured by various upstream guarantees from, negative pledges over and, in some cases, share pledges of, certain share holdings or partnership interests of UPC in operating systems in The Netherlands, France, Israel and Malta, as well as a first lien over approximately 3,169,151 shares of UIH's Class A Common Stock which UPC acquired from Philips as part of the UPC Acquisition. The Tranche B Facility prohibits all of the companies whose interests are pledged from incurring additional indebtedness, subject to certain exceptions. The Company must apply proceeds from disposals, if any, of certain share holdings and partnership interests to prepayment of the facility, which restricts the manner and terms on which the Company may dispose of these assets. The Company must maintain on deposit with the bank a compensating balance, restricted for payment of interest, until the facility matures. The balance in this interest reserve account was 9,265 as of September 30, 1998. UPC repaid $64.9 million of the Tranche B Facility during the nine months ended September 30, 1998 resulting in an outstanding amount of $60.1 million (113,519) as of September 30, 1998. In November 1998 the lenders granted an extension of the maturity date to June 5, 1999, and agreed to provide a waiver, subject to documentation and other conditions, to allow the Company to keep the proceeds from the sale of the Company's interest in Princes Holdings (see Note 16).

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

MEDIARESEAUX FACILITY

    In July 1998, Mediareseaux entered into an 9.5 year term facility with a bank for an amount of French francs ("FRF")680 million ("Mediareseaux Facility"). The purpose of the facility is to finance on-going capital expenditures, working capital and acquisitions with a limit of FRF120 million. The Mediareseaux Facility bears interest at LIBOR plus a margin ranging from 2.0% to 2.75%. The availability of the facility depends on revenue generated and debt to equity ratios. The availability period ends at December 31, 2002. The repayment period starts from January 1, 2003 to final maturity in 2007. During the repayment period, Mediareseaux must apply 50% of its excess cash flow in prepaying the facility. The Mediareseaux Facility generally restricts the payment of dividends and distributions. This facility also restricts Mediareseaux from incurring additional indebtedness, subject to certain exceptions. In July 1998, Mediareseaux secured an 9.5 year FRF20.0 million overdraft facility, subject to the same terms and conditions as the Mediareseaux Facility except that the availability tests are not applicable. As of September 30, 1998 an amount of FRF60.0 million (20,190) was outstanding under the Mediareseaux Facility.

BANK AND OTHER LOANS

    Bank and other loans includes a payable of 37,634 to the minority shareholder of Janco Multicom, which accretes interest at 5% per annum. The payable relates to the contemplated exercise price of the call option for the remaining 12.7% of Janco Multicom, which was exercised and paid in November 1998 (see Note 16).

DEBT MATURITIES

    The maturities of the Company's long-term debt are as follows (Unaudited):

      12 months ended September 30, 1999.............................    113,519
      12 months ended September 30, 2000.............................         23
      12 months ended September 30, 2001.............................     37,659
      12 months ended September 30, 2002.............................        --
      12 months ended September 30, 2003.............................      1,704
      Thereafter.....................................................  1,000,246
                                                                       ---------
        Total........................................................  1,153,151
                                                                       =========

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value is based on market prices for the same or similar issues. Carrying value is used when a market price is unavailable.

                                                                        FAIR
                                                         BOOK VALUE MARKET VALUE
                                                         ---------- ------------
                                                               (UNAUDITED)
   As of September 30, 1998:
     Tranche A Facility.................................   971,978     971,978
     Tranche B Facility.................................   113,519     113,519
     Mediareseaux Facility..............................    20,190      20,190
     Bank and other loans...............................    47,464      47,464
     Note payable to UIH(1).............................   156,030     156,030
     Time Warner Note...................................    34,020      34,020
                                                         ---------   ---------
       Total............................................ 1,343,201   1,343,201
                                                         =========   =========

--------
(1) See Note 15 for terms of the note payable to UIH.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

10. SHAREHOLDERS' EQUITY

GENERAL

    The equity classifications and amounts as stated in these consolidated financial statements do not necessarily reflect the statutory equity of the Company, as the statutory equity is subject to Dutch generally accepted accounting principles. The statutory equity is the basis for any distributions to shareholders. As of September 30, 1998, the Company is unable to make dividend distributions to shareholders because of its accumulated deficit.

    In June 1996, the Company effected a stock split whereby the 200 shares of common stock then outstanding were exchanged for 54,000,000 shares of common stock. All share and per share amounts have been retroactively restated to reflect this event.

UIH INDENTURE

    As a subsidiary of UIH, the Company's activities are restricted by the covenants in UIH's indenture dated February 5, 1998 (the "UIH Indenture"). The UIH Indenture generally limits the additional amount of debt that UPC or its subsidiaries or controlled affiliates may borrow, or preferred shares that they may issue. Generally, additional borrowings, when added to existing indebtedness, must satisfy, among other conditions, at least one of the following tests: (i) 7.0 times the borrower's consolidated operating cash flow;
(ii) 1.75 times its consolidated interest expense; or (iii) 225% of the borrower's consolidated invested equity capital. In addition, there must be no existing default under the UIH Indenture at the time of the borrowing. The UIH Indenture also restricts UPC's ability to make certain asset sales and certain payments. In connection with the Offering, UPC has agreed with UIH that it will not take any action during the term of the UIH Indenture that would result in a breach of the UIH Indenture covenants. The maturity date of the UIH Indenture is February 2008 and interest becomes payable in cash in February 2003.

STOCK OPTION PLAN

    In June 1996, UPC adopted a stock option plan (the "Plan") for certain of its employees and those of its subsidiaries. There are 4,000,000 total shares available for the granting of options under the Plan, which are held by the Stichting Administratiekantoor UPC (the "Foundation"), which administers the Plan. Each option represents the right to acquire from the Foundation a certificate representing the economic value of one share. Following consummation of the Offering, any certificates issued to employees who have exercised their options will be convertible into UPC common stock. UIH appoints the board members of the Foundation and thus controls the voting of the Foundation's common stock. The options are granted at fair market value determined by the Company's Supervisory Board at the time of the grant. The maximum term that the options can be exercised is five years from the date of the grant. In order to introduce the element of "vesting" of the options, the Plan provides that even though the options are exercisable immediately, the shares to be issued or options granted in 1996 vest 1/36th each month for a three-year period from the effective date set forth in the option grant. In March 1998, the Plan was revised to increase the vesting period for any new grants of options to four years and the options vest 1/48th each month. Upon termination of an employee (except in the case of death, disability or the like), all unvested options previously exercised must be resold to the Foundation at the original purchase price, or all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion. An employee has the right at any time to put his certificates or shares from exercised vested options to the Foundation at a price equal to the fair market value. The Company can also call such certificates or shares for a cash payment upon termination, except for certain awards, which can not be called by the Company until expiration of the underlying options. The Plan also contains

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

anti-dilution protection and provides that, in the case of change of control, the acquiring company has the right to require UPC to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

    A summary of stock option activity for the Plan is as follows:

                                   FOR THE YEARS ENDED DECEMBER 31,
                          ---------------------------------------------------- FOR THE NINE MONTHS ENDED
                                    1996                       1997                SEPTEMBER 30, 1998
                          -------------------------- ------------------------- --------------------------------
                            NUMBER      WEIGHTED-     NUMBER      WEIGHTED-      NUMBER           WEIGHTED-
                              OF         AVERAGE        OF         AVERAGE         OF              AVERAGE
                            SHARES    EXERCISE PRICE  SHARES    EXERCISE PRICE   SHARES        EXERCISE PRICE
                          ----------  -------------- ---------  -------------- --------------  ----------------
                                                                                      (UNAUDITED)
Outstanding at beginning
 of period..............         --         --       1,533,611      15.74           1,494,368           15.74
Granted during period...   2,660,000      15.74            --         --            1,562,000           18.15
Cancelled during
 period.................      (6,389)     15.74        (39,243)     15.74              (9,368)          15.74
Exercised during
 period.................  (1,120,000)       --             --         --             (250,000)          15.74
                          ----------      -----      ---------      -----      --------------      ----------
Outstanding at end of
 period.................   1,533,611      15.74      1,494,368      15.74           2,797,000           17.08
                          ==========      =====      =========      =====      ==============      ==========
Vested at end of
 period(1)..............   1,191,265      15.74      2,131,554      15.74           2,752,365           16.12
                          ==========      =====      =========      =====      ==============      ==========
Exercisable at end of
 period(1)..............   1,533,611      15.74      1,494,368      15.74           2,797,000           17.08
                          ==========      =====      =========      =====      ==============      ==========

--------
(1) Includes certificate rights as well as options.

    The Company granted no stock options during the year ended December 31, 1997. The combined weighted-average fair values and weighted-average exercise prices of options granted during the year ended December 31, 1996 and the nine months ended September 30, 1998 are as follows:

                               FOR THE YEAR ENDED     FOR THE NINE MONTHS ENDED
                               DECEMBER 31, 1996         SEPTEMBER 30, 1998
                            ------------------------ -----------------------------
                             NUMBER   FAIR  EXERCISE   NUMBER     FAIR   EXERCISE
                             OPTIONS  VALUE  PRICE    OPTIONS    VALUE     PRICE
                            --------- ----- -------- ----------- ------- ---------
                                                             (UNAUDITED)
   Exercise price equal to
    market price........... 2,660,000 15.74  15.74     1,562,000   18.15    18.15

    The following table summarizes information about stock options outstanding, vested and exercisable as of September 30, 1998:

                                         WEIGHTED-AVERAGE
                               NUMBER       REMAINING       NUMBER     NUMBER
                             OF OPTIONS  CONTRACTUAL LIFE OF OPTIONS OF OPTIONS
   EXERCISE PRICE            OUTSTANDING     (YEARS)        VESTED   EXERCISABLE
   --------------            ----------- ---------------- ---------- -----------
                                                 (UNAUDITED)
   15.74....................  1,235,000        2.72       2,295,417   1,235,000
   18.00....................  1,463,500        4.88         454,229   1,463,500
   20.35....................     98,500        4.96           2,719      98,500
                              ---------        ----       ---------   ---------
                              2,797,000        3.93       2,752,365   2,797,000
                              =========        ====       =========   =========

    The Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation expense of 4,818 and 28,160 was recognized for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

PHANTOM STOCK OPTION PLAN

    In September 1998, the Company's Supervisory Board approved a phantom stock option plan (the "Phantom Plan") which permits the grant of phantom stock rights in up to 1,600,000 shares of the Company's common stock. The rights are granted at fair market value determined by the Company's Supervisory Board at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and may be exercised for ten years following the effective date of grant. The Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of UPC common stock and the option base price for the portion of the rights vested. UPC, at its sole discretion, may make payment in
(i) cash, (ii) freely tradable shares of UIH Class A Common Stock or (iii) if the Company's stock is publicly traded, freely tradable shares of its stock. If the Company chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of stock instead. Concurrent with the approval of the Phantom Plan, the Supervisory Board ratified the grant of 821,500 and 550,000 phantom stock rights at base prices of 18.00 and 20.35, respectively, and specified retroactive vesting for several of the grants. The Phantom Plan contains anti-dilution protection and provides that, in certain cases of a change of control, all phantom options outstanding become fully exercisable. The Phantom Plan also provides that upon consummation of the Offering, an employee holding phantom options may convert these into options for shares under the Plan.

    A summary of stock option activity for the Phantom Plan is as follows:

                                         FOR THE NINE MONTHS ENDED
                                             SEPTEMBER 30, 1998
                                         -------------------------------
                                           NUMBER          WEIGHTED-
                                             OF             AVERAGE
                                           SHARES       EXERCISE PRICE
                                         -------------- ----------------
                                                (UNAUDITED)
Outstanding at beginning of period......            --              --
Granted during period...................      1,371,500           18.94
Cancelled during period.................            --              --
Exercised during period.................            --              --
                                         --------------     -----------
Outstanding at end of period............      1,371,500           18.94
                                         ==============     ===========
Vested and exercisable at end of
 period.................................        237,510           18.05
                                         ==============     ===========

      The combined weighted-average fair values and weighted-average exercise prices of options granted during the nine months ended September 30, 1998 are as follows:

                                                         NUMBER   FAIR  EXERCISE
                                                         OPTIONS  VALUE  PRICE
                                                        --------- ----- --------
                                                              (UNAUDITED)
Exercise price equal to market price................... 1,371,500 18.94  18.94

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The following table summarizes information about stock options outstanding, vested and exercisable as of September 30, 1998:

                                                    WEIGHTED-AVERAGE  NUMBER OF
                                         NUMBER OF     REMAINING       OPTIONS
                                          OPTIONS   CONTRACTUAL LIFE VESTED AND
            EXERCISE PRICE              OUTSTANDING     (YEARS)      EXERCISABLE
--------------------------------------- ----------- ---------------- -----------
                                                      (UNAUDITED)
18.00..................................    821,500        8.79         232,302
20.35..................................    550,000        9.95           5,208
                                         ---------        ----         -------
                                         1,371,500        9.25         237,510
                                         =========        ====         =======

    The Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation expense of 4,333 was recognized for the nine months ended September 30, 1998.

SUBSIDIARY STOCK OPTION PLAN

    In September 1998, the Company's Supervisory Board approved a phantom stock option plan (the "chello Plan"), which permits the grant of phantom stock rights in up to 1,500,000 shares of chello, a wholly owned subsidiary of the Company. The rights are granted at fair market value determined by chello's Supervisory Board at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and may be exercised for ten years following the effective date of grant. The chello Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of chello and the option base price for the portion of the rights vested. UPC, at its sole discretion, may make payment in (i) cash, (ii) freely tradable shares of UIH Class A Common Stock or (iii) if the Company's stock is publicly traded, freely tradable shares of its stock. If the Company chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of stock instead. Concurrent with the approval of the chello Plan, the Supervisory Board ratified the grant of 570,000 options at a base price of 10.00, and specified retroactive vesting for several of the grants.

    A summary of stock option activity for the chello Plan is as follows:

                                                  FOR THE NINE MONTHS ENDED
                                                      SEPTEMBER 30, 1998
                                                  ------------------------------
                                                   NUMBER          WEIGHTED-
                                                     OF             AVERAGE
                                                   SHARES        EXERCISE PRICE
                                                  ------------- ----------------
                                                         (UNAUDITED)
Outstanding at beginning of period...............           --               --
Granted during period............................       570,000            10.00
Cancelled during period..........................           --               --
Exercised during period..........................           --               --
                                                  -------------     ------------
Outstanding at end of period.....................       570,000            10.00
                                                  =============     ============
Vested and exercisable at end of period..........        35,625            10.00
                                                  =============     ============

    The weighted-average remaining contractual life for these options is 9.72 years as of September 30, 1998.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

11. COMMITMENTS

    The Company has entered into various operating lease agreements for office space, office furniture and equipment, and vehicles. Rental expense under these lease agreements totaled 2,528, 4,989, 6,863, 5,147 and 5,769 for the six months ended December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively.

    The Company has operating lease obligations as follows (Unaudited):

      12 months ended September 30, 1999................................  16,126
      12 months ended September 30, 2000................................  13,754
      12 months ended September 30, 2001................................   5,929
      12 months ended September 30, 2002................................   4,539
      12 months ended September 30, 2003 and thereafter.................   3,748
                                                                          ------
        Total...........................................................  44,096
                                                                          ======

12. CONTINGENCIES

LEGAL

    The Company is not a party to any material legal proceedings, nor is it currently aware of any threatened material legal proceedings. From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of its business.

FOREIGN CURRENCY EXPOSURE

    The Tranche B Facility and the loan payable to UIH are denominated in U.S. dollars, totaling $142,619 (269,549) as of September 30, 1998. The Company has not executed any foreign forward exchange contract, or used any other financial instrument, to hedge against this foreign currency exposure.

13. INCOME TAXES

    In general, a Dutch holding company may benefit from the so-called participation exemption. The participation exemption is a facility in Dutch corporate tax law which allows a Dutch company to exempt any dividend income and capital gains in relation with its participation in subsidiaries which are legal entities of a foreign country. Capital losses are also exempted, apart from liquidation losses (under stringent conditions). All costs incurred at the UPC level which relate to an investment in a foreign subsidiary are not tax deductible, e.g. interest expense on loans used for the financing of the investment in the foreign subsidiary. In addition, currency exchange results on these loans are covered by the participation exemption, e.g. gains are exempted and losses are not tax deductible. For companies which only act as pure holding companies, only the capital tax paid is tax deductible. For UPC, the primary difference between taxable loss and net loss for financial reporting purposes relates to the non-consolidation of its consolidated foreign subsidiaries for Dutch tax purposes. The consolidated financial statements have been prepared assuming partial tax basis for license fees capitalized relating to certain acquisitions. Deferred taxes have been provided for that portion of the licenses which management believes no tax basis will be allowed.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The significant components of the net deferred tax liability are as follows:

                                                   AS OF
                                                DECEMBER 31,         AS OF
                                              -----------------  SEPTEMBER 30,
                                               1996      1997        1998
                                              -------  --------  -------------
                                                                  (UNAUDITED)
   DEFERRED TAX ASSETS:
   Tax net operating loss carryforward......  103,635   149,802     129,125
   Other....................................    6,934       540         706
                                              -------  --------    --------
     Total deferred tax assets..............  110,569   150,342     129,831
   Valuation allowance......................  (75,630) (136,580)   (116,434)
                                              -------  --------    --------
     Deferred tax assets, net of valuation
      allowance.............................   34,939    13,762      13,397
                                              -------  --------    --------
   DEFERRED TAX LIABILITIES:
   Intangible assets........................  (31,688)  (48,077)    (11,229)
   Property, plant and equipment, net.......   (8,453)  (10,193)    (10,146)
                                              -------  --------    --------
     Total deferred tax liabilities.........  (40,141)  (58,270)    (21,375)
                                              -------  --------    --------
     Deferred tax liabilities, net..........   (5,202)  (44,508)     (7,978)
                                              =======  ========    ========

    The difference between income tax expense provided in the financial statements and the expected income tax benefit at statutory rates is reconciled as follows:

                                                                        FOR THE
                                FOR THE      FOR THE YEARS ENDED   NINE MONTHS ENDED
                            SIX MONTHS ENDED    DECEMBER 31,         SEPTEMBER 30,
                              DECEMBER 31,   --------------------  ------------------
                                  1995         1996       1997       1997      1998
                            ---------------- ---------  ---------  --------  --------
                                                                      (UNAUDITED)
   Expected income tax
    benefit at the Dutch
    statutory rate of 35%..      (6,760)       (19,358)   (53,929)  (39,636)  (43,841)
   Tax effect of permanent
    and other differences:
     Change in valuation
      allowance............         987         14,555     27,471    21,851     9,132
     Non-deductible
      expenses.............       4,000          3,872     18,427    19,089    34,624
     International rate
      differences..........         797          1,105      3,232     1,614     2,424
     Provision on
      investment...........         --             --       6,611    (3,500)      --
     Other.................       1,131           (683)      (163)      991    (1,926)
                                 ------      ---------  ---------  --------  --------
       Total income tax
        benefit............         155           (509)     1,649       409       413
                                 ======      =========  =========  ========  ========

    Tax loss carry forwards arise primarily in Norway, The Netherlands, Czech Republic and Austria. The tax loss carry forwards of Norway, aggregating to 261,967 as of September 30, 1998 will expire during the years 1999-2008. The tax loss carry forwards of The Netherlands, Belgium and Austria of 110,705 as of September 30, 1998 have no expiration date. The tax loss carry forwards of the Czech Republic of 27,950 as of September 30, 1998 will expire in the years 2001-2005.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    During 1996, the Austrian tax authorities passed legislation which had the effect of eliminating approximately 256,000 of tax basis associated with certain amounts of goodwill recorded at Telekabel Group effective January 1, 1997. This change in tax law is expected to be challenged on constitutional grounds. However, there can be no assurance of a successful repeal of such legislation. Accordingly, this change caused Telekabel Group's effective tax rate to increase from the historical effective tax rate through December 31, 1996, due to the non-deductibility of such goodwill amortization subsequent to January 1, 1997.

14. SEGMENT INFORMATION

    The Company's reportable segments are the various geographic regions in which it operates multi-channel television, programming and/or telephony operations. The total assets of The Netherlands--corporate include UPC's investments, advances and current accounts with affiliated companies.

                                                  REVENUE
                             --------------------------------------------------
                                                                   FOR THE
                             FOR THE SIX  FOR THE YEARS ENDED NINE MONTHS ENDED
                             MONTHS ENDED    DECEMBER 31,       SEPTEMBER 30,
                             DECEMBER 31, ------------------- -----------------
                                 1995       1996      1997      1997     1998
                             ------------ --------- --------- -------- --------
                                                                 (UNAUDITED)
   The Netherlands:
     Corporate..............     1,242        4,433     3,088    1,303   10,221
     Operating companies....     4,297       21,633    26,712   17,051   39,141
   Austria..................    72,802      156,964   162,783  121,063  130,288
   Belgium..................    19,752       37,704    38,737   30,585   26,945
   Czech Republic...........     2,086        7,746     7,492    5,455    6,618
   Norway...................       --        14,541    91,529   70,131   69,035
   France...................       --           179     2,526    1,584    5,189
   Hungary..................       --           --        --       --    13,777
   Other....................       --         1,979     4,288    2,889    4,023
                               -------    --------- --------- -------- --------
       Total................   100,179      245,179   337,155  250,061  305,237
                               =======    ========= ========= ======== ========

                                        NET OPERATING (LOSS) INCOME
                             -----------------------------------------------------
                                                                     FOR THE
                             FOR THE SIX  FOR THE YEARS ENDED   NINE MONTHS ENDED
                             MONTHS ENDED    DECEMBER 31,         SEPTEMBER 30,
                             DECEMBER 31, --------------------  ------------------
                                 1995       1996       1997       1997      1998
                             ------------ ---------  ---------  --------  --------
                                                                   (UNAUDITED)
   The Netherlands:
     Corporate.............       (631)        (872)    (2,758)     (798)  (14,199)
     Operating companies...        282        4,828      7,313     2,819     1,822
   Austria.................     12,171       23,034     22,182    17,748    (2,080)
   Belgium.................     (3,518)      (2,151)    (1,892)     (260)   (8,828)
   Czech Republic..........    (10,772)     (12,307)   (13,116)  (10,386)   (6,816)
   Norway..................        --          (767)   (27,885)  (16,963)  (26,213)
   France..................        --        (4,701)    (5,933)   (4,585)   (6,155)
   Hungary.................        --           --         --        --      2,749
   Other...................        --        (5,519)    (5,915)   (4,684)   (2,212)
                               -------    ---------  ---------  --------  --------
       Total...............     (2,468)       1,545    (28,004)  (17,109)  (61,932)
                               =======    =========  =========  ========  ========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                                      TOTAL ASSETS
                                         ---------------------------------------
                                         AS OF DECEMBER 31,
                                         ------------------- AS OF SEPTEMBER 30,
                                           1996      1997           1998
                                         --------- --------- -------------------
                                                                 (UNAUDITED)
   The Netherlands:
     Corporate..........................   271,417   479,983        447,789
     Operating companies................   120,626   128,609          8,442
   Austria..............................   409,107   653,062        631,786
   Belgium..............................    76,574    99,392        102,301
   Czech Republic.......................    35,149    30,089         28,080
   Norway...............................   168,574   471,327        408,836
   France...............................    13,283    36,769         69,467
   Hungary..............................       --        --         128,190
   Other................................    24,450    20,584         25,077
                                         --------- ---------      ---------
       Total............................ 1,119,180 1,919,815      1,849,968
                                         ========= =========      =========

15. RELATED PARTY

RELATED PARTY PAYABLES

    The Company classifies any unpaid invoices related to seconded employee expenses or other expenses incurred by UIH on the Company's behalf as related party payables on the balance sheet.

LOANS TO EMPLOYEES

    In 1996, UPC loaned certain employees of the Company amounts for the exercise of the employees' stock options, taxes on options exercised, or both. These recourse loans bear interest at 5.0% per annum. The employees' liability to the Company is presented in the consolidated financial statements net of the Company's obligation to the employees under the plan. As of December 31, 1996 and 1997, the receivable from employees, including accrued interest totaled 18,774 and 18,561, respectively.

NOTE PAYABLE TO SHAREHOLDER

    UPC has entered into two promissory notes with UIH of $100.0 million (March
1998) and $20.0 million (July 1998). UPC has borrowed $63.0 million and $16.0 million, respectively, under these two notes (together, this "UIH Loan" totals 149,310 as of September 30, 1998). The UIH Loan bears interest at 10.75% per annum, is payable on demand, and is convertible at UIH's option into ordinary shares of UPC at 18.00 per share (March 1998) and 20.35 per share (July 1998). If the Offering is consummated, the UIH Loan would become due on March 31, 2001 and be convertible at UIH's option into ordinary shares of UPC at the Offering price. Total accrued interest as of September 30, 1998 was $3.6 million (6,720). UPC intends to repay the UIH loan with any and/or all of the following: (i) shares of UIH Class A Common Stock owned by UPC at a price equal to the average of the last ten days' market price for such shares; (ii) proceeds from any refinancing or sale of assets at UPC which would permit the repayment of the UIH loan; or (iii) proceeds from the Offering.

    As of December 31, 1996, TVD had drawn down 22,080 (including accrued interest) on a current line of credit with Philips. This account was repaid in conjunction with the UPC Acquisition on December 11, 1997.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

PIK NOTES

   In conjunction with the formation of UPC in July 1995, UPC issued to Philips $133.6 million of convertible subordinated pay-in-kind notes due January 1, 2005. The PIK Notes had an interest rate of 10.0% and were convertible into common stock of UPC at $8.33 per share prior to the repayment date. In conjunction with the UPC Acquisition on December 11, 1997, 170,371 of the outstanding PIK Notes balance was paid by UPC, and UIH acquired the remaining outstanding balance of 169,899. UIH then converted such PIK Notes into 10,120,174 common shares of UPC at a conversion rate of 16.79 per share (see Note 1).

16. SUBSEQUENT EVENTS

PURCHASE OF CERTAIN TELEPHONY AND PROGRAMMING ASSETS FROM UIH

   In March 1998, in exchange for 7,523,736 newly-issued ordinary shares of UPC, UIH has agreed to sell to UPC UIH's:

  . 50% voting and 46.3% economic interest in Monor Communications Group,
    Inc., a traditional telephony and cable television system in the Monor region of Hungary;
  . 75% interest in Tara Television Limited ("Tara"), a company providing
    Irish programming to the U.K. markets; and . approximately 33.5% interest in Iberian Programming Services, a group of programming companies focusing on the Spanish and Portuguese-speaking markets.

   These transactions are expected to close in December 1998 and January 1999.

AGREEMENT WITH UIH

   UIH and the Company became parties to a Management Service Agreement (the "UIH Service Agreement"), with an initial term through 2009, pursuant to which UIH will provide services such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. Under the UIH Service Agreement, the Company will pay UIH a fixed amount each month (initially $0.3 million). After the first year of the UIH Service Agreement, the fixed amount may be adjusted from time to time by UIH to allocate corporate level expenses among UIH's operating companies, including UPC, taking into account the relative size of the operating companies and their estimated use of UIH resources. In addition, UPC will continue to reimburse UIH for costs incurred by UIH which are directly attributable to UPC. The UIH Service Agreement also specifies the basis upon which UIH may second certain of its employees to UPC. The Company generally is responsible for all costs incurred by UIH with respect to any seconded employee's employment and severance.

JANCO MULTICOM

   In November 1998, the Company exercised and paid the call obligation for 37,200 which was funded from the Company's restricted cash established as collateral for the purchase. Remaining funds in the account were released from restriction.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

UII

    In November 1998, the Company (i) acquired from TINTA its indirect 23.3% and 25% interests in the Tevel and Melita systems for $91.5 million, doubling the Company's respective ownership in these systems to 46.6% and 50%, respectively, (ii) purchased an additional 5% interest in Princes Holdings and 5% of Tara in consideration for 384,531 shares of UIH held by UPC, and (iii) sold the 5% interest in Princes Holdings, together with its existing 20% interest to TINTA for $20.5 million. The net payment of $71.0 million to TINTA ($68.0 million after closing adjustments) was funded with the proceeds of a $90.0 million promissory note made by a subsidiary of the Company to its primary partners in the Tevel system. The promissory note is due in November 2000, bears interest at an effective rate of 11%, including a note premium, and is secured by a floating charge and pledge on the assets of the Company's subsidiary which holds the Company's interest in Tevel.

DIC LOAN

    In November 1998, a subsidiary of Discount Investment Corporation ("DIC") loaned the Company $90.0 million (the "DIC Loan") to acquire the additional interests in Tevel and Melita. The DIC Loan matures in October 2000 and is secured by the Company's pledge of its ownership interest in Tevel. The DIC Loan bears interest at 8% and is payable, together with 106% of the principal amount, on maturity. The DIC Loan may be repaid on quarterly prepayment dates with three months' prior notice by the Company. In connection with the DIC Loan, UPC granted DIC an option to acquire $90.0 million of ordinary shares of UPC at a price equal to 90% of the Offering price. The exercise price of this option, which expires upon the initial public offering, is payable in cash or delivery of the DIC Loan promissory note.

A2000 FUNDING

    Subsequent to September 30, 1998, UTH entered into a subordinated loan agreement to provide funding up to $30,000 for A2000. UTH's share of the funding is $15,000. UPC is obligated to fund drawdowns on the loan in proportion to its 51% ownership in UTH (representing a total funding obligation of $7,650). As of November 20, 1998, UPC had funded $1,275 of its commitment.

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To United Pan-Europe Communications N.V.

    We have audited, in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America, the consolidated financial statements of United Pan-Europe Communications N.V. included in this Form S-1 and have issued our report thereon dated April 29, 1998. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The following schedule is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements as indicated in our report with respect thereto and, in our opinion, based on our audit, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                        ARTHUR ANDERSEN

Amstelveen, The Netherlands,
April 29, 1998

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                  PARENT ONLY

                                   SCHEDULE I

       CONDENSED INFORMATION AS TO THE FINANCIAL CONDITION OF REGISTRANT (STATED IN THOUSANDS OF DUTCH GUILDERS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                   AS OF DECEMBER 31,
                                          ------------------------------------
                                                1996               1997
                                          ----------------- ------------------
                                          (PRE-ACQUISITION) (POST-ACQUISITION)
ASSETS:
Current assets
  Cash and cash equivalents..............       20,949             43,306
  Related party receivables..............       30,416             36,364
  Other receivables, net.................       18,986             18,690
  Other current assets...................        2,054              2,761
                                              --------          ---------
    Total current assets.................       72,405            101,121
Investments in, loans and other advances
 to affiliated companies, accounted for
 under the equity method, net............      772,574          1,119,724
Property, plant and equipment, net of
 accumulated depreciation of 333 and 23,
 respectively............................        1,279              1,022
Deferred financing costs, net of
 accumulated amortization of 0 and 110,
 respectively............................          --              16,813
Non-current restricted cash and other
 assets..................................           84             48,541
                                              --------          ---------
    Total assets.........................      846,342          1,287,221
                                              ========          =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
  Related party accounts payable.........       17,095             34,402
  Accrued liabilities....................        7,408             12,776
  Short-term debt........................      289,360                --
  Short-term debt, related party.........          --             228,097
                                              --------          ---------
    Total current liabilities............      313,863            275,275
Long-term debt ..........................          --             528,386
Long-term notes payable to shareholder...      256,335                --
Other related party debt.................       17,578             29,609
Deferred taxes and other.................          --              42,420
                                              --------          ---------
    Total liabilities....................      587,776            875,690
                                              --------          ---------
Shareholders' equity
  Common stock, 1.00 par value,
   100,000,000 shares authorized,
   54,000,000 shares issued..............       54,000             54,000
  Additional paid-in capital.............      315,570            621,164
  Other cumulative comprehensive income..        6,361              5,265
  Accumulated deficit....................     (117,365)          (146,237)
  Treasury stock, at cost, 6,132,090
   shares of common stock................          --            (122,662)
                                              --------          ---------
    Total shareholders' equity...........      258,566            411,530
                                              --------          ---------
    Total liabilities and shareholders'
     equity..............................      846,342          1,287,221
                                              ========          =========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                  PARENT ONLY

                                   SCHEDULE I

            CONDENSED INFORMATION AS TO THE OPERATIONS OF REGISTRANT
  (STATED IN THOUSANDS OF DUTCH GUILDERS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                             FOR THE SIX            FOR THE YEARS ENDED
                            MONTHS ENDED               DECEMBER 31,
                            DECEMBER 31,    -----------------------------------
                                1995              1996              1997
                          ----------------- ----------------- -----------------
                          (PRE-ACQUISITION) (PRE-ACQUISITION) (PRE-ACQUISITION)
Management fee income
 from related parties...          1,242             4,433             3,088
Corporate general and
 administrative
 expense................         (3,016)           (1,679)          (11,605)
Depreciation and
 amortization...........           (621)             (335)             (736)
                             ----------        ----------        ----------
  Net operating loss....         (2,395)            2,419            (9,253)
Interest income.........          6,212             1,898             2,830
Interest income, related
 party..................          9,169            27,353            44,867
Interest expense........         (6,929)           (8,418)          (16,949)
Interest expense,
 related party..........        (11,068)          (27,511)          (33,362)
Foreign exchange loss,
 net....................         (4,192)          (20,236)          (12,864)
                             ----------        ----------        ----------
  Net loss before income
   taxes and other
   items................         (9,203)          (24,495)          (24,731)
Share in results of
 affiliated companies,
 net....................        (32,326)          (51,341)         (142,689)
Income taxes............            --                --              1,454
                             ----------        ----------        ----------
  Net loss..............        (41,529)          (75,836)         (165,966)
                             ==========        ==========        ==========
Basic and diluted net
 loss per common share..          (0.77)            (1.40)            (3.09)
                             ==========        ==========        ==========
Weighted-average number
 of common shares
 outstanding............     54,000,000        54,000,000        53,659,328
                             ==========        ==========        ==========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                  PARENT ONLY

                                   SCHEDULE I

          CONDENSED INFORMATION AS TO THE CASH FLOWS OF THE REGISTRANT
                    (STATED IN THOUSANDS OF DUTCH GUILDERS)

                              FOR THE SIX
                             MONTHS ENDED     FOR THE YEARS ENDED DECEMBER 31,
                             DECEMBER 31,    -----------------------------------
                                 1995              1996              1997
                           ----------------- ----------------- -----------------
                           (PRE-ACQUISITION) (PRE-ACQUISITION) (PRE-ACQUISITION)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net loss.................       (41,529)          (75,836)         (165,966)
Adjustments to reconcile
 net loss to net cash
 flows from operating
 activities:
 Depreciation and
  amortization...........           621               335               736
 Share in results of
  affiliated companies,
  net....................        29,292            54,375           153,079
 Foreign exchange loss,
  net....................         4,192            20,236            12,864
 Other...................        (1,975)           (1,545)           (3,638)
Changes in assets and
 liabilities:
 (Increase) decrease in
  receivables............      (147,454)           86,309            (6,359)
 Increase in other non-
  current assets.........           (57)              (27)           (1,457)
 Increase in other
  current liabilities....        20,197            22,022            51,418
 Increase in deferred
  taxes and other........           --                --              2,303
                               --------          --------          --------
Net cash flows from
 operating activities....      (136,713)          105,869            42,980
                               --------          --------          --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
Investments in, loans to
 and advances to
 affiliated companies,
 net.....................      (325,087)          (44,805)         (294,532)
Capital expenditures.....        (1,054)           (2,249)           (1,308)
Deposit to acquire
 minority interest in
 subsidiary..............           --                --            (47,000)
Sale of affiliated
 companies...............           --                --             11,070
Loans repaid by
 subsidiaries............           --                --            350,250
                               --------          --------          --------
Net cash flows from
 investing activities....      (326,141)          (47,054)           18,480
                               --------          --------          --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Proceeds from short-term
 borrowings..............       433,231               --             91,415
Proceeds from short-term
 borrowings, related
 party...................           --                --            228,097
Proceeds from long-term
 borrowings..............        23,865               --            498,699
Deferred financing
 costs...................           --                --            (17,139)
Repayments long and
 short-term borrowings...           --           (150,158)         (377,443)
Redemption of convertible
 loans...................           --                --           (170,171)
Purchase shares from
 shareholder.............           --                --           (292,561)
                               --------          --------          --------
Net cash flows from
 financing activities....       457,096          (150,158)          (39,103)
                               --------          --------          --------
NET (DECREASE) INCREASE
 IN CASH AND CASH
 EQUIVALENTS.............        (5,758)          (91,343)           22,357
CASH AND CASH EQUIVALENTS
 AT BEGINNING OF PERIOD..           --            112,292            20,949
CASH CONTRIBUTED UPON
 FORMATION...............       118,050               --                --
                               --------          --------          --------
CASH AND CASH EQUIVALENTS
 AT END OF PERIOD........       112,292            20,949            43,306
                               ========          ========          ========
NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
 Issuance of shares upon
  conversion of PIK
  notes..................           --                --            169,899
                               ========          ========          ========
SUPPLEMENTAL CASH FLOW
 DISCLOSURES:
 Cash paid for interest..        (6,713)           (9,271)          (52,447)
                               ========          ========          ========
 Cash received for
  interest...............         3,949            26,277            25,091
                               ========          ========          ========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                              NOTE TO PARENT ONLY

                                   SCHEDULE I

     AS OF DECEMBER 31, 1996 (PRE-ACQUISITION) AND DECEMBER 31, 1997 (POST-
                                  ACQUISITION)
            (MONETARY AMOUNTS STATED IN THOUSANDS OF DUTCH GUILDERS,
                      EXCEPT SHARE AND PER SHARE AMOUNTS)

1. ORGANIZATION AND NATURE OF OPERATIONS

    United Pan-Europe Communications N.V., formerly known as United and Philips Communications B.V. ("UPC" or the "Company") was formed for the purpose of acquiring and developing multi-channel television and telecommunications systems in Europe. On July 13, 1995, United International Holdings, Inc. ("UIH"), a United States of America corporation, and Philips Electronics N.V. ("Philips"), contributed their respective ownership interests in European and Israeli multi-channel television systems to UPC. Philips contributed to UPC its 95% interest in cable television systems in Austria, its 100% interest in cable television systems in Belgium, and its minority interests in multi-channel television systems in Germany, The Netherlands (KTE) and France (Citecable). UIH contributed its interests in multi-channel television systems in Israel, Ireland, the Czech Republic, Malta, Norway, Hungary, Sweden and Spain. UIH also contributed United States dollars ("$")78.2 million in cash (including accrued interest of $3.2 million) to UPC and issued to Philips 3,169,151 shares of its Class A Common Stock having a value of $50.0 million (at date of closing). In addition, UPC issued to Philips $133.6 million of convertible subordinated pay-in-kind notes (the "PIK Notes"). As a result of this transaction, UIH and Philips each owned a 50% economic and voting interest in UPC.

    On December 11, 1997, UIH acquired Philips' 50% interest in UPC (the "UPC Acquisition"), thereby making it an effectively wholly-owned subsidiary of UIH (subject to certain employee equity incentive compensation arrangements) through its wholly-owned subsidiary UIH Europe, Inc. ("UIHE"). The entity's name was changed to United Pan-Europe Communications N.V., and its legal seat was transferred from Eindhoven to Amsterdam. Through its cable-based communications networks in 10 countries in Europe and in Israel, UPC currently offers cable television services and is further developing and upgrading its network to provide digital video, voice and Internet/data services in Western European markets.

    As part of the UPC Acquisition, (i) UPC purchased the 3,169,151 shares of Class A Common Stock of UIH held by Philips (66,800), (ii) UIH purchased 169,899 of the accreted amount of UPC's PIK Notes and redeemed them for 10,120,174 shares of UPC, (iii) UPC repaid to Philips the remaining 170,371 accreted amount of the PIK Notes (339,800), (iv) UIH purchased 8,747,736 shares of UPC directly from Philips, and (v) UPC repurchased Philips' remaining equity interest in UPC (16,252,264 shares) (450,000). The UPC Acquisition was financed with proceeds from a long-term revolving credit facility through UPC with a syndicate of banks (305,200) (the "Tranche A Facility"), a bridge bank facility through a subsidiary of UPC $111,200 (224,000) (the "Tranche B Facility") and a cash investment by UIH of 327,400. Approximately 479,000 drawn on the Tranche A Facility was used to repay existing debt of UPC in conjunction with the UPC Acquisition.

    UIH's acquisition of Philips' interest in UPC was accounted for as a step acquisition under purchase accounting. As a result of UPC becoming effectively wholly owned by UIH, such purchase accounting adjustments, along with existing basis differences, were pushed down to the financial statements of UPC and a new basis of accounting was established for the UPC net assets acquired by UIH. As of December 11, 1997, the proportional net assets of UPC acquired by UIH were recorded at fair market value based on the purchase price paid by UIH, along with additional basis differences at the UIH level existing as of that date. The total purchase accounting adjustments of 442,688 were allocated to UPC's underlying net assets.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                              NOTE TO PARENT ONLY

                           SCHEDULE I -- (CONTINUED)


    As a result of the UPC Acquisition and the associated push-down of UIH basis on December 11, 1997, the condensed information as to financial position of registrant as of December 31, 1997 is presented on a "post-acquisition" basis. The condensed information as to the operations and the cash flows of the registrant for the year ended December 31, 1997 include the post-acquisition results of the Company for the period from December 11, 1997 through December 31, 1997, which reflects 1,640 of new basis depreciation and amortization resulting from push-down accounting as well as approximately 4,034 of interest expense from purchase related indebtedness which is included in the Parent's share in result of affiliated companies, net. Due to immateriality, the entire fiscal year ended December 31, 1997 is presented as "pre-acquisition" in the accompanying condensed information as to the operations and cash flows of registrant.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of N.V. TeleKabel Beheer

    We have audited the accompanying consolidated balance sheets of N.V. TeleKabel Beheer, ("TeleKabel" or the "Company"), as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholder's equity and cash flows for the period from August 22, 1995 (date of incorporation) until December 31, 1995 and the years ended December 31, 1996 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of N.V. TeleKabel Beheer as of December 31, 1996 and December 31, 1997 and the results of its operations and its cash flows for the period from August 22, 1995 (date of incorporation) until December 31, 1995 and the years ended December 31, 1996 and 1997 in conformity with accounting principles generally accepted in The Netherlands.

    Accounting principles generally accepted in The Netherlands vary in certain significant respects from generally accepted accounting principles in the United States of America. The application of the latter would have affected the determination of consolidated results for each of the two years in the period ended December 31, 1997 and shareholders' equity as of December 31, 1996 and 1997 to the extent summarized in note 15 to the consolidated financial statements.

                                        PricewaterhouseCoopers N.V.

Arnhem, The Netherlands,
September 11, 1998

                             N.V. TELEKABEL BEHEER

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997
            (IN THOUSANDS OF DUTCH GUILDERS, EXCEPT PER SHARE DATA)

                                                          DECEMBER 31,
                                                         ----------------
                                                    NOTE  1996     1997
                                                    ---- -------  -------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents..........................          --    17,465
Subscriber receivables, net........................   4    5,184    9,608
Related party receivables..........................       30,639    6,949
Other receivables..................................   5   10,804   13,521
Inventory..........................................        2,635    3,830
Investments........................................   6    1,577   16,413
                                                         -------  -------
Total current assets...............................       50,839   67,786
Tangible fixed assets, net.........................   7  396,997  553,499
Intangible assets, net.............................   8  187,980  194,562
Long term investments..............................   6    4,200    1,222
                                                         -------  -------
  Total assets.....................................      640,016  817,069
                                                         =======  =======
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable...................................       13,844   28,989
Payable to banks...................................       42,916   18,884
Deferred income....................................   9    4,220    6,341
Short-term debt payable to shareholder.............  10  254,646  500,691
Other payables and accrued expenses................       77,518   11,901
                                                         -------  -------
  Total current liabilities........................      393,144  566,806
                                                         =======  =======  ===
Minority interest in subsidiaries..................  11    1,820    2,321
Commitments and contingencies......................  12      --       --
SHAREHOLDER'S EQUITY:
Common stock, NLG 10 par value, 100,000 shares
 authorized and issued.............................        1,000    1,000
Additional paid-in capital.........................      251,354  251,354
Accumulated deficit................................       (7,302)  (4,412)
                                                         -------  -------  ---
  Total shareholder's equity.......................      245,052  247,942
                                                         -------  -------  ---
    Total liabilities and shareholder's equity.....      640,016  817,069
                                                         =======  =======  ===

  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

                     CONSOLIDATED STATEMENTS OF OPERATIONS
    FROM AUGUST 22, 1995 (DATE OF INCORPORATION) UNTIL DECEMBER 31, 1995 AND
                   THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                        (IN THOUSANDS OF DUTCH GUILDERS)

                                                4 MONTHS AND
                                                9 DAYS PERIOD   YEARS ENDED
                                                    ENDED      DECEMBER 31,
                                                DECEMBER 31,  ----------------
                                                    1995       1996     1997
                                                ------------- -------  -------
Service and other revenue......................     3,656     113,917  137,167
Operating expenses:
Purchases relating to sales....................    (1,041)    (14,515) (18,615)
Personnel expenses.............................      (442)    (14,366) (18,034)
Depreciation and amortization..................    (1,440)    (22,195) (31,418)
Other operating expenses.......................    (2,361)    (39,995) (41,705)
                                                   ------     -------  -------
Net operating (loss) income....................    (1,628)     22,846   27,395
Equity results in associates...................       --       (1,033)   1,022
Interest expense, related party................      (757)    (14,134) (26,210)
Other income/(expense), net....................       --      (12,875)     --
                                                   ------     -------  -------
Income/(loss) before and after income taxes....    (2,385)     (5,196)   2,207
Minority interests in subsidiaries.............       --          279      683
                                                   ------     -------  -------
Net income/(loss)..............................    (2,385)     (4,917)   2,890
                                                   ======     =======  =======



  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
    FROM AUGUST 22, 1995 (DATE OF INCORPORATION) UNTIL DECEMBER 31, 1995 AND
                   THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                        (IN THOUSANDS OF DUTCH GUILDERS)

                                           4 MONTHS AND 9      YEARS ENDED
                                          DAYS PERIOD ENDED   DECEMBER 31,
                                            DECEMBER 31,    ------------------
                                                1995          1996      1997
                                          ----------------- --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss).......................       (2,385)        (4,917)    2,890
Adjustments to reconcile net loss to net
 cash flows from operating activities:
Depreciation and amortization...........        1,440         22,195    31,418
Share in results of affiliated
 companies..............................          --           1,033    (1,022)
Provision for doubtfull accounts
 receivable.............................          --             458       559
Write off of investment in unlisted
 securities.............................          --           8,915       --
Minority interests in subsidiaries......          --            (279)     (683)
Changes in operating assets and
 liabilities:
(Increase)/decrease in receivables......       (2,376)       (43,840)   15,990
Increase in inventories.................          --          (2,635)   (1,195)
Increase in other current liabilities...       (5,749)        10,536    (9,583)
                                               ------       --------  --------
Net cash flows from operating
 activities.............................       (9,070)        (8,534)   38,374
                                               ------       --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of unlisted securities.........         (900)        (9,592)      (49)
Investment in affiliated companies......          --          (5,233)     (787)
Capital expenditures....................       (2,802)      (215,767) (266,118)
New acquisitions, net of cash acquired..       (2,948)           --        --
                                               ------       --------  --------
Net cash flows from investing
 activities.............................       (6,650)      (230,592) (266,954)
                                               ------       --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt to parent
 company................................       16,498        238,148   246,045
Capital contribution....................          200            --        --
                                               ------       --------  --------
Net cash flows from financing
 activities.............................       16,698        238,148   246,045
                                               ------       --------  --------
Net increase (decrease) in cash and cash
 equivalents............................          978           (978)   17,465
Cash and cash equivalents at beginning
 of period..............................          --             978       --
                                               ------       --------  --------
Cash and cash equivalents at end of
 period.................................          978            --     17,465
                                               ======       ========  ========
SIGNIFICANT NON-CASH INVESTMENT AND
 FINANCING ACTIVITIES:
Contribution in kind of cable networks
 by parent company......................          --         252,154       --
Deferral of payment for acquisition of
 CAI Zoetermeer.........................          --          62,800       --

  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                        (IN THOUSANDS OF DUTCH GUILDERS)

                                            ISSUED AND
                                            FULLY PAID  SHARE   OTHER
                                             CAPITAL   PREMIUM RESERVES  TOTAL
                                            ---------- ------- -------- -------
Balance as of December 31, 1995............     200        --   (2,385)  (2,185)
Capital contribution.......................     800    251,354     --   252,154
Net loss...................................     --         --   (4,917)  (4,917)
                                              -----    -------  ------  -------
Balance as of December 31, 1996............   1,000    251,354  (7,302) 245,052
Net income.................................     --         --    2,890    2,890
                                              -----    -------  ------  -------
Balance as of December 31, 1997............   1,000    251,354  (4,412) 247,942
                                              =====    =======  ======  =======




  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (IN THOUSANDS OF DUTCH GUILDERS)

1. ORGANIZATION AND NATURE OF OPERATIONS

    N.V. TeleKabel Beheer and its subsidiaries (TeleKabel or the Company) of Arnhem was a wholly owned subsidiary of the N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland (NUON), a local government owned company. NUON's main activity is the provision of energy to the provinces of Gelderland, Friesland en Flevoland.

    TeleKabel was incorporated in The Netherlands by NUON on August 22, 1995. Effective January 1, 1996, NUON contributed all of its cable television networks to the Company in exchange for its equity interest in the Company. TeleKabel and its subsidiaries main activities comprise investments in and management of cable television network and related infrastructures, as well as developing and rendering information, communication and transaction services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in The Netherlands ("Dutch GAAP"). The consolidated financial statements are prepared under the historical cost convention. The preparation of financial statements in conformity with Dutch GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

    Subsidiary undertakings, which are those companies in which the Company, directly or indirectly, has an interest of more than one half of the voting rights or otherwise has power to exercise control over the operations, have been consolidated. Subsidiaries are consolidated from the date on which effective interest is transferred to the Company and are no longer consolidated from the date of disposal. All intercompany transactions, balances and unrealised surpluses and deficits on transactions between group companies have been eliminated. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by the Company. Separate disclosure is made of minority interests.

                             N.V. TELEKABEL BEHEER

                        (IN THOUSANDS OF DUTCH GUILDERS)


    The following subsidiaries are included in the consolidation as of December 31, 1997. The subsidiaries are wholly-owned, unless indicated otherwise.

   N.V. TeleKabel (1)........................................... Arnhem
   Kabelexploitatie Maatschappij Rijnland B.V. (52.5%).......... Alphen a/d Rijn
   TeleKabel Omroep Facilitair Bedrijf B.V...................... Arnhem
   Maxinetwerken B.V. .......................................... Ede
   TeleKabel Zoetermeer B.V. ................................... Zoetermeer
   CAI Over-Betuwe B.V. (1)(2).................................. Utrecht
   CAI Heteren B.V. (1)(2)...................................... Heteren
   CAI Gendt B.V. (1)(2)........................................ Gendt
   CAI Elst B.V. (1)(2)......................................... Elst
   CAI Bemmel B.V. (1)(2)....................................... Bemmel
   CAI Valburg B.V. (1)(2)...................................... Andelst
   CAI Wageningen B.V. (1)(2)................................... Wageningen
   Kabelexploitatiemaatschappij CAI Renkum B.V. (1)(2).......... Utrecht
   CAI-NKM Nijmegen B.V. (1)(2)................................. Nijmegen
   CAI Midden-Betuwe B.V. (1)(2)................................ Veenendaal

--------
(1) Statements of joint and several liability pursuant to Article 403, Book 2 of the Dutch Civil Code were issued for these companies.
(2) Cable Networks were acquired through an exchange transaction with Casema as described in note 3.

CASH AND CASH EQUIVALENTS

    For the purposes of the cash flow statement, cash and cash equivalents comprise cash in hand, deposits held at call with banks, and investments in money market instruments.

INVESTMENTS IN AFFILIATED COMPANIES

    Investments in affiliated companies are accounted for by the equity method of accounting. These are investments in which the Company has between 20% and 50% of the voting rights, and over which the Company exercises significant influence, unless such influence is temporary, in which case the investment is recorded at cost. Provisions are recorded for long-term impairment in value.

    Equity accounting involves recognising in the income statement the Company's share of the affiliate's profit or loss for the year. The Company's interest in the affiliate is carried in the balance sheet at an amount that reflects its share of the fair value of the net assets of the affiliate. The excess of the consideration over the Company's share of fair value of the affiliate's net assets is recorded as goodwill and amortized over its expected usefull life.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Additions, replacements and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed by incorporate interest charges incurred during the period of construction, and investment subsidies are deducted. Depreciation is calculated using the annuity or straight line method over the economic life of the asset, taking into account the residual value. The annuity method is a compounded interest method whereby the depreciation is calculated based on the assumption that depreciation plus the normal cost of capital to finance the assets

                             N.V. TELEKABEL BEHEER

                        (IN THOUSANDS OF DUTCH GUILDERS)

are constant over the life of the assets. This results in lower depreciation charges in the earlier years of the assets life and higher charges in the later years. Upon disconnection of a subscriber, the remaining book value of the subscriber equipment, excluding converters which are recovered upon disconnection, and the capitalized labor are written off and accounted for as an operating cost.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill is the excess of investments in consolidated subsidiaries and affiliated companies over the fair value of the net tangible fixed asset value at acquisition and is amortized on a straight line basis over its expected usefull life.

RECOVERABILITY OF TANGIBLE AND INTANGIBLE ASSETS

    The Company evaluates the carrying value of all tangible and intangible fixed assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

REVENUE RECOGNITION

    Revenue is primarily derived from the sale of cable television services to subscribers and is recognized in the period the related services are provided. Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, with any excess costs deferred and amortized over the average subscriber period. To the extent installation fees exceed direct selling costs, the excess fees would be deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections are recognized in the period in which the reconnection occurs.

INCOME TAXES

    The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are only recorded if management believes it is more likely than not they will be realized.

3. SIGNIFICANT ACQUISITIONS AND DIVESTITURES

    During October of 1995 the Company acquired a 72.5% interest in Kabelexploitatie Maatschappij Rijnland B.V. ("KMR"). The total cash consideration, for this acquisition amounted to NLG 4,950. The excess of the total consideration over the fair value of the net assets acquired was allocated to goodwill.

    Effective January 1, 1996 NUON contributed its cable networks with a book value of approximately NLG 248,550 to TeleKabel. These cable networks were recorded in TeleKabel at their book values, in exchange for additional paid in capital by NUON.

                             N.V. TELEKABEL BEHEER

                        (IN THOUSANDS OF DUTCH GUILDERS)


    Effective January 1, 1996 NUON contributed its shares in N.V. TeleKabel Friesland to TeleKabel in exchange for 80,000 shares of TeleKabel. The contribution was recorded at its book value recorded in NUON amounting to NLG 3,604.

    In April of 1997 the Company entered into an agreement with Casema to exchange its cable network interest in TeleKabel Oosterhout B.V., TeleKabel De Bilt-Bilthoven B.V., TeleKabel Zoetermeer B.V. and Kabelexploitatie Maatschappij Rijnland B.V. for 100% of the shares of CAI-OverBetuwe B.V., CAI-Bemmel B.V., CAI-Elst B.V., CAI-Gendt B.V., CAI-Heteren B.V., CAI-Valburg B.V., CAI-Midden-Betuwe B.V., Kabelexploitatie Maatschappij CAI-Renkum B.V., CAI-Buren B.V., CAI-Druten B.V., CAI-Geldermalsen B.V., CAI-Lingewaal B.V., CAI-NKM-Nijmegen B.V., CAI-Neerijnen-West B.V., CAI-Tiel B.V., CAI-Wageningen B.V., CAI-Wychen B.V., CAI-Dodewaard B.V and cable network assets in the cities of Dronten and Lelystad.

    The exchange of cable networks was based on the number of subscriber connections exchanged, measured as of January 1, 1997. Casema and TeleKabel agreed that a compensation of NLG 1,200 per subscriber will be paid for any differences in the number of subscribers exchanged.

    Additionally the agreement specified that TeleKabel was to acquire CAI-Almere B.V. for a consideration of NLG 1,500 per subscriber, based on the number of subscribers at the date of the share transfer. This acquisition was not consummated before December 31, 1997.

    The transaction with Casema was originally scheduled to be completed as of December 31, 1997. As of December 31, 1997, TeleKabel transferred its interest in TeleKabel Oosterhout B.V., TeleKabel De Bilt-Bilthoven B.V. and 47.5% of its interest in Kabelexploitatie Maatschappij Rijnland B.V. to Casema and received the interest in the cable networks specified in note 2. Refer to note 14 for the transfer of the remaining cable networks.

    The acquired cable networks were recorded in the books of the Company at fair value of the cable networks at the date of the exchange.

    Effective September 1997 the Company acquired the cable network from the city of Arnhem and Casema for a total consideration of approximately NLG 84,000, the difference between the consideration and the fair value of the assets, which approximated NLG 46,000, was recorded as goodwill.

4. SUBSCRIBER RECEIVABLES

    Subscriber receivables are stated net of an allowance for doubtfull accounts of NLG 1,017 and NLG 458 as of December 31, 1997 and 1996, respectively.

5. OTHER RECEIVABLES

    Other receivables can be specified as follows:

                                                             AS OF DECEMBER 31,
                                                             -------------------
                                                               1996      1997
                                                             --------- ---------
   Prepayments and accrued income...........................     7,926       877
   Taxes and social security premiums.......................     1,771       --
   Other receivables........................................     1,107    12,644
                                                             --------- ---------
                                                                10,804    13,521
                                                             ========= =========

                             N.V. TELEKABEL BEHEER

                       (IN THOUSANDS OF DUTCH GUILDERS)

   Other receivables as of December 31, 1997 include an amount of NLG 10,560, relating to the Casema transaction.

6. INVESTMENTS IN AFFILIATED COMPANIES AND UNLISTED SECURITIES

   Movements in investments in and advances to affiliated companies can be summarized as follows:

                                                 AFFILIATED  UNLISTED
                                                 COMPANIES  SECURITIES TOTAL
                                                 ---------- ---------- ------
   Book value as of January 1, 1996.............      --         900      900
     Additions..................................    5,233     10,492   15,725
     Write off of investment in unlisted
      securities................................      --      (8,915)  (8,915)
     Share in income of affiliated companies....   (1,033)         0   (1,033)
     Other......................................      --        (900)    (900)
                                                   ------     ------   ------
   Book value as of December 31, 1996...........    4,200      1,577    5,777
     Additions..................................      --          49       49
     Share in income affiliated companies.......    1,022        --     1,022
     Other......................................      --         787      787
     Reclassification...........................   (4,000)    14,000   10,000
                                                   ------     ------   ------
   Book value as of December 31, 1997...........    1,222     16,413   17,635
                                                   ======     ======   ======

   As of December 31, 1996 investment in affiliated companies relate to a 33.3% interest in Interway Holding B.V. and a 30% interest in Euronet Internet B.V. During 1997 the investment in Euronet Internet B.V. was reclassified to unlisted securities, because this investment was considered as temporary. The reclassification in 1997 includes the net book value of Euronet Internet B.V. of NLG 4,000 and the unamortized goodwill of NLG 10,000. (see note 8).

   The write off of investment in unlisted securities in 1996 mainly relates to the write off of the company's investment in Sport 7, a television channel that closed its operation in December of 1996.

                             N.V. TELEKABEL BEHEER

                        (IN THOUSANDS OF DUTCH GUILDERS)

7. PROPERTY, PLANT AND EQUIPMENT

   Tangible fixed assets can be summarized as follows:

                                                 OTHER
                              LAND &    CABLE    FIXED   ASSETS UNDER
                             BUILDINGS NETWORKS  ASSETS  CONSTRUCTION  TOTAL
                             --------- --------  ------  ------------ -------
   YEAR ENDED DECEMBER 31,
    1996
   Net book value as of
    January 1, 1996.........     --     60,011      378        --      60,389
   Additions................   2,467   332,341    3,291     13,130    351,229
   Disposals................     --       (680)     --         --        (680)
   Depreciation.............    (279)  (12,969)    (693)       --     (13,941)
                               -----   -------   ------    -------    -------
   Net book value as of
    December 31, 1996.......   2,188   378,703    2,976     13,130    396,997
                               =====   =======   ======    =======    =======
   BALANCE AS OF DECEMBER
    31, 1996
   Historical cost..........   2,467   391,672    3,669     13,130    410,938
   Accumulated
    depreciation............    (279)  (12,969)    (693)       --     (13,941)
                               -----   -------   ------    -------    -------
   Net book value...........   2,188   378,703    2,976     13,130    396,997
                               =====   =======   ======    =======    =======
   YEAR ENDED DECEMBER 31,
    1997
   Net book value as of
    January 1, 1997.........   2,188   378,703    2,976     13,130    396,997
   Additions................   4,438   159,601   12,768     36,748    213,555
   Disposals................     --    (26,157)     --     (13,130)   (39,287)
   Depreciation.............    (389)  (15,359)  (2,018)       --     (17,766)
                               -----   -------   ------    -------    -------
   Net book value as of
    December 31, 1997.......   6,237   496,788   13,726     36,748    553,499
                               =====   =======   ======    =======    =======
   BALANCE AS OF DECEMBER
    31, 1997
   Historical cost..........   6,905   525,454   16,437     36,748    585,544
   Accumulated
    depreciation............    (668)  (28,666)  (2,711)       --     (32,045)
                               -----   -------   ------    -------    -------
   Net book value...........   6,237   496,788   13,726     36,748    553,499
                               =====   =======   ======    =======    =======

   Estimated useful lives and the depreciation method used for tangible fixed assets are as follows:

                                                          USEFUL
                                                           LIFE    DEPRECIATION
                                                          (YEARS)  METHODOLOGY
                                                          -------  ------------
   Land and buildings....................................    40   Straight line
   Cable networks:
     Active parts (25%)..................................     7   Annuity method
     Passive parts (75%).................................    20   Annuity method
   Other fixed assets....................................   3-5   Straight line

   During 1995, 1996 and 1997, TeleKabel acquired, exchanged and received cable networks as a capital contribution from NUON (see note 3). As a result of the different ways the Company obtained the cable networks it operates and historical origins of these networks, the basis of valuation of these networks varied significantly. The Company decided to analyse the value of its complete network in order to record its cable networks on a consistent basis under fixed assets. All cable network connections were analysed on a cost per connection basis and compared to the current cost of a technologically up to date connection. All connections were valued at the cost of establishing a new and technologically up to date connection, minus the cost to upgrade the existing connection to the most current technology, referred to

                             N.V. TELEKABEL BEHEER

                        (IN THOUSANDS OF DUTCH GUILDERS)

the "current replacement value". The net difference between the book value and the current replacement value is recorded under intangible fixed assets.

8. INTANGIBLE FIXED ASSETS

    Intangible fixed assets movements and balances can be summarized as follows:

   YEAR ENDED DECEMBER 31, 1996
   Net book value as of January 1, 1996................................  16,065
   Additions........................................................... 180,169
   Amortization........................................................  (8,254)
                                                                        -------
   Book value as of December 31, 1996.................................. 187,980
                                                                        =======
   BALANCE AS OF DECEMBER 31, 1996
   Historical cost..................................................... 196,234
   Accumulated amortization............................................  (8,254)
                                                                        -------
   Net book value...................................................... 187,980
                                                                        =======
   YEAR ENDED DECEMBER 31, 1997
   Book value as of January 1, 1997.................................... 187,980
   Additions...........................................................  49,057
   Reclassification.................................................... (10,000)
   Disposals........................................................... (18,823)
   Amortization........................................................ (13,652)
                                                                        -------
   Net book value as of December 31, 1997.............................. 194,562
                                                                        =======
   BALANCE AS OF DECEMBER 31, 1997
   Historical cost..................................................... 216,444
   Accumulated amortization............................................ (21,882)
                                                                        -------
   Net book value...................................................... 194,562
                                                                        =======

    As described in Note 2 TeleKabel has recorded any differences between the "current replacement value" of the tangible fixed assets and the book value of the cable networks on the date of acquisition, contribution or exchange as goodwill. Such goodwill is amortized on a straight line basis over the estimated useful life of the cable network. Goodwill paid on the acquisition of other types of businesses is amortized over 5-10 years depending on the nature of the business. The reclassification of goodwill in 1997 relates to the reclassification of Euronet Internet B.V. from an equity investment to investment recorded at cost (see note 6).

                             N.V. TELEKABEL BEHEER

                        (IN THOUSANDS OF DUTCH GUILDERS)


9. DEFERRED INCOME

    Deferred income relates to connection fees charged to customers in excess of the normal cost of creating a connection. Deferred income is released to income over the expected life of the cable connection.

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
     Balance as of January 1....................................    --    4,220
     Addition: connection charges received from clients.........  4,697   2,445
     Less: release to income statement..........................   (477)   (324)
                                                                 ------  ------
     Balance end of period......................................  4,220   6,341
                                                                 ======  ======

10. SHORT TERM DEBT PAYABLE TO SHAREHOLDER

    Relates to loans provided by NUON for financing fixed assets. The interest rate charged in 1997 was 6.5% (1996: 6.35%).

11. MINORITY INTEREST

    The movements in the minority interest can be summarized as follows:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Balance as of January 1......................................  2,099   1,820
   Changes of minority interest held by third party.............    --    1,184
   Less: share third parties in income..........................   (279)   (683)
                                                                 ------  ------
   Balance end of period........................................  1,820   2,321
                                                                 ======  ======

12. COMMITMENTS AND CONTINGENT LIABILITIES

LEASES

    TeleKabel has commitments for leasing of company cars amounting to NLG 928 yearly as per December 31, 1997. Maximum maturity period of the lease agreements is four years.

OTHER COMMITMENTS

    In 1997 TeleKabel had other commitments on account of acquisitions. These commitments were not material.

STATEMENT OF LIABILITY

    TeleKabel and some subsidiaries can be held liable to a number of group companies included in the consolidation, as meant by Article 403, Part 9, Book 2 of the Dutch Civil Code. As partner in a partnership firm, one of the group companies can be held liable for the commitments of this firm. The maximum risk amounts to NLG 100.

                             N.V. TELEKABEL BEHEER

                        (IN THOUSANDS OF DUTCH GUILDERS)


FISCAL UNITY

    Until December 31, 1997, TeleKabel and NUON were included in the same entity for value added tax and income tax purposes. TeleKabel is severally liable for the material tax debts of the fiscal entity.

LEGAL

    The Company is not a party to any material legal proceedings, nor is it currently aware of any material legal proceedings. From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of its business.

13. INCOME TAXES

    Until October of 1996 the Company did not have an obligation to pay income taxes, as it was a wholly owned subsidiary of a Dutch local government institution. As a result of changed shareholders of TeleKabel's parent company, in Dutch tax laws the Company is subject to Dutch income taxes since October 10, of 1996. The Company is in discussion with the Dutch tax authorities regarding the tax basis of its assets and liabilites. Based on current best estimates of the outcome of these discussions the Company believes that the tax basis of the Company's assets and liabilities will not differ significantly from their bookvalues.

14. SUBSEQUENT EVENTS

    During 1998 the Company surrendered its interest in TeleKabel Zoetermeer B.V. and the remaining 52.5% share in Kabelexploitatie Maatschappij Rijnland B.V.in exchange for shares in CAI-Buren B.V., CAI-Druten B.V., CAI-Geldermalsen B.V., CAI-Lingewaal B.V., CAI-Neerijnen-West B.V., CAI-Tiel B.V., CAI-Wychen B.V., CAI-Dodewaard B.V and CAI-Almere B.V., CAI-Dronten B.V., and CAI-Lelystad B.V. as part of the Casema transaction (see note 3).

    Early 1998, NUON and United Pan-Europe Communications N.V. (UPC) signed the merger documents to combine their cable network activities in The Netherlands. The companies completed the merger on August 6, 1998. As a result, the TeleKabel shares have been transferred to the newly incorporated holding company named United TeleKabel Holding N.V.

15. DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE NETHERLANDS AND THE UNITED STATES

    The Company's consolidated financial statements are prepared in accordance with Dutch GAAP, which differs in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The material differences as they apply to the Company are summarized below:

(a) Depreciation of fixed assets

    Under Dutch GAAP the Company depreciates its cable network assets using the annuity method of depreciation. Under US GAAP cable network assets are depreciated on a straight line basis.

(b) Accounting for investments in affiliates

    Under Dutch GAAP the Company records certain of its investments in affiliates in which it holds an interest of 20% to 50% at the historical cost of the investment (see Note 2). Under US GAAP these investments are accounted for using the equity method of accounting.

                             N.V. TELEKABEL BEHEER

                        (IN THOUSANDS OF DUTCH GUILDERS)


(c) Accrued subscriber fees

    Under Dutch GAAP the Company created an accrual for subscriber fees on the acquisition balance sheet of the cable network in Leiderdorp. Monthly subscription fees for subscribers in this area were lower than fees charged to customers in other areas. The Company created an accrual, to be released over the useful life of the cable network, which results in the equalization of cable revenues. Under US GAAP this accrual was not recorded resulting in a decrease of the amount of goodwill paid for the cable network.

    Reconciliation of net (loss)/profit (in thousands of Dutch guilders):

                                                   4 MONTHS AND
                                                   9 DAYS PERIOD  YEARS ENDED
                                                       ENDED     DECEMBER 31,
                                                   DECEMBER 31,  --------------
                                                       1995       1996    1997
                                                   ------------- ------  ------
Net income/(loss) under Dutch GAAP................    (2,385)    (4,917)  2,890
US GAAP adjustment:
Depreciation on a straight line basis.............       --      (6,477) (8,631)
Equity accounting for affiliates..................       --         250  (6,540)
Accrued subscriber fees:
Goodwill amortization.............................       --          86      86
Release of subscriber accrual.....................       --        (258)   (258)
Income tax effect of US GAAP adjustments..........       --       2,327   3,081
                                                      ------     ------  ------
Net income/(loss) under US GAAP...................    (2,385)    (8,989) (9,372)
                                                      ------     ------  ------

                                                             DECEMBER 31,
                                                            ----------------
                                                             1996     1997
                                                            -------  -------
  Reconciliation of shareholder's equity:
Total shareholders' equity under Dutch GAAP................ 245,052  247,942
US GAAP adjustment:
Depreciation on a straight line basis......................  (6,477) (15,108)
Equity accounting for affiliates...........................     250   (6,290)
Accrued subscriber fees:
Goodwill...................................................      86      172
Accrued subscriber fees....................................    (258)    (516)
Income tax effect of US GAAP adjustments...................   2,327    5,408
                                                            -------  -------
Total shareholder's equity under US GAAP................... 240,980  231,608
                                                            =======  =======

                             N.V. TELEKABEL BEHEER

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1998
          (IN THOUSANDS OF DUTCH GUILDERS, EXCEPT FOR PER SHARE DATA)

                                                                  JUNE 30, 1998
                                                                  -------------
                             ASSETS
Current assets
  Cash and cash equivalents......................................     11,554
  Subscriber receivables, net....................................     46,641
  Inventory......................................................      3,986
                                                                     -------
    Total current assets.........................................     62,181
Tangible fixed assets, net.......................................    578,773
Intangible assets, net...........................................    248,491
Long term investments............................................      1,375
                                                                     -------
    Total assets.................................................    890,820
                                                                     =======
              LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
  Accounts payable...............................................     38,410
  Deferred income................................................      5,092
  Short-term debt payable to shareholder.........................        --
  Related party payables.........................................    529,086
  Other payables and accrued expenses............................     75,196
                                                                     -------
    Total current liabilities....................................    647,784
Shareholder's equity
  Common stock, NLG 10 par value, 100,000 shares authorized and
   issued........................................................      1,000
  Additional paid-in capital.....................................    251,354
  Accumulated deficit............................................     (9,318)
                                                                     -------
    Total shareholder's equity...................................    243,036
                                                                     -------
    Total liabilities and shareholder's equity...................    890,820
                                                                     =======


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

                             N.V. TELEKABEL BEHEER

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE 6 MONTHS ENDED JUNE 30, 1997 AND 1998
                        (IN THOUSANDS OF DUTCH GUILDERS)

                                                                  FOR THE
                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
Service and other revenue...................................   64,372    74,328
Operating expenses:
  Purchases relating to sales...............................   (8,746)  (11,145)
  Personnel expenses........................................   (8,991)   (9,703)
  Depreciation and amortization.............................  (15,944)  (21,765)
  Other operating expenses..................................  (18,108)  (19,015)
                                                             --------  --------
Net operating (loss) income.................................   12,583    12,700
  Equity results in associates..............................   (1,037)      (15)
  Interest expense, related party...........................  (11,329)  (17,591)
  Other income/(expense), net...............................      (39)        0
                                                             --------  --------
Income/(loss) before and after income taxes.................      178    (4,906)
  Minority interests in subsidiaries........................      (58)        0
                                                             --------  --------
Net income/(loss)...........................................      120    (4,906)
                                                             ========  ========


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

                             N.V. TELEKABEL BEHEER

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE 6 MONTHS ENDED JUNE 30, 1997 AND 1998
                        (IN THOUSANDS OF DUTCH GUILDERS)

                                                                  FOR THE
                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                                1997     1998
                                                              --------  -------
Net cash flows from operating activities.....................   (8,266)   2,594
                                                              --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures......................................... (145,070) (36,900)
New acquisitions, net of cash acquired.......................        0        0
                                                              --------  -------
Net cash flows from investing activities..................... (145,070) (36,900)
                                                              --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt to parent company..............  146,530   28,395
                                                              --------  -------
Net cash flows from financing activities.....................  146,530   28,395
                                                              --------  -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........   (6,806)  (5,911)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.............      --    17,465
                                                              --------  -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...................   (6,806)  11,554
                                                              ========  =======


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

                             N.V. TELEKABEL BEHEER

       NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                        (IN THOUSANDS OF DUTCH GUILDERS)

1. BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included herein for the year ended December 31, 1997.

2. SIGNIFICANT ACQUISITIONS AND DIVESTITURES

    During 1998 the Company surrendered its interest in TeleKabel Zoetermeer B.V. and the remaining 52.5% of the shares in Kabelexploitatie Maatschappij Rijnland B.V. in exchange for shares in CAI-Buren B.V., CAI-Druten B.V., CAI-Geldermalsen B.V., CAI-Lingewaal B.V., CAI-Neerijnen-West B.V., CAI-Tiel B.V., CAI-Wychen B.V., CAI-Dodewaard B.V and CAI-Almere B.V., CAI-Dronten B.V., and CAI-Lelystad B.V. as part of the Casema transaction.

    Early 1998, NUON and United Pan-Europe Communications N.V. (UPC) signed the merger documents to combine their cable network activities in The Netherlands. The companies completed the merger on August 6, 1998. As a result, the TeleKabel shares have been transferred to the newly incorporated holding company named United TeleKabel Holding N.V.

3. DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE NETHERLANDS AND THE UNITED STATES

    The Company's consolidated financial statements are prepared in accordance with Dutch GAAP, which differs in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The material differences as they apply to the Company are summarized below:

(a) Depreciation of fixed assets

    Under Dutch GAAP the Company depreciates its cable network assets using the annuity method of depreciation. Under US GAAP these are depreciated on a straight line basis.

(b) Accounting for investments in affiliates

    Under Dutch GAAP the Company records certain of its investments in affiliates in which it holds an interest of 20% to 50% at the historical cost of the investment (see Note 2 of the 1997 figures). Under US GAAP these investments are accounted for using the equity method of accounting.

(c) Accrued subscriber fees

    Under Dutch GAAP the Company created an accrual for subscriber fees on the acquisition balance sheet of the cable network in Leiderdorp. Monthly subscription fees for subscribers in this area were lower than fees charged to customers in other areas. The Company created an accrual, to be released over the useful life of the cable network, which results in the equalization of cable revenues. Under US GAAP this accrual was not recorded resulting in a decrease of the amount of goodwill paid for the cable network.

                             N.V. TELEKABEL BEHEER

     NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS --
                                   (CONTINUED)
                        (IN THOUSANDS OF DUTCH GUILDERS)

    Reconciliation of net (loss)/profit (in thousands of Dutch guilders):

                                                                  FOR THE
                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
Net income/(loss) under Dutch GAAP..........................      120    (4,906)
US GAAP adjustment:
Depreciation on a straight line basis.......................   (4,316)   (5,264)
Equity accounting for affiliates............................   (3,270)     (500)
Accrued subscriber fees:
Goodwill amortization.......................................       43      (172)
Release of subscriber accrual...............................     (129)      516
Income tax effect of US GAAP adjustments....................    1,541     1,722
                                                             --------  --------
Net income/(loss) under US GAAP.............................   (6,011)   (8,604)
                                                             ========  ========

    Reconciliation of shareholder's equity:

                                                                       AS OF
                                                                   JUNE 30, 1998
                                                                   -------------
Total shareholders' equity under Dutch GAAP.......................    243,036
US GAAP adjustment:
Depreciation on a straight line basis.............................    (20,372)
Equity accounting for affiliates..................................     (6,790)
Income tax effect of US GAAP adjustments..........................      7,130
                                                                      -------
Total shareholder's equity under US GAAP..........................    223,004
                                                                      =======

                                  UNDERWRITING

    The Company and the underwriters for the U.S. offering (the "U.S. Underwriters") named below have entered into an underwriting agreement with respect to the Ordinary Shares and ADSs being offered in the United States. Subject to certain conditions, each U.S. Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the representatives of the U.S. Underwriters.

                                                                        Number
                                 Underwriters                          of Shares
                                 ------------                          ---------
      Goldman, Sachs & Co............................................
      Morgan Stanley & Co. Incorporated..............................
                                                                         ----
        Total........................................................
                                                                         ====

                                ----------------
    The U.S. Underwriters may choose to take some or all of their shares in the form of ADSs.

    If the U.S. Underwriters sell more shares than the total number set forth in the table above, the U.S. Underwriters have an option to buy up to an
additional     shares from the Company to cover such sales. They may exercise the option for 30 days. If any shares are purchased pursuant to the option, the U.S. Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. The U.S. Underwriters may choose to take some or all of their additional shares in the form of ADSs.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the U.S. Underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the U.S. Underwriters' option to purchase additional shares.

                              Paid by the Company

                No Exercise Full Exercise
                ----------- -------------
Per Share...       $            $
Total.......       $            $

    Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus. Any Ordinary Shares sold by the Underwriters to securities dealers may be sold
at a discount of up to NLG    per Ordinary Share or $   per ADS from the
initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to certain other brokers or dealers at a
discount of up to NLG    per Ordinary Share or $   per ADS from the initial
public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms. In accordance with customary practice in public offerings on the Amsterdam Stock Exchange, seatholders of the Amsterdam Stock Exchange who are not Underwriters may, in the offering outside the United States, be allowed a concession not in excess of % of the initial public offering price.

    The Company and UIH have entered into an underwriting agreement with the underwriters for the sale by the Company of shares (in the form of Ordinary Shares or ADSs) outside the United States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. Goldman Sachs International and Morgan Stanley & Co. International Limited are representatives of the underwriters for the offering outside the United States (the "International Underwriters"). The Company has granted the International Underwriters an option to purchase up to an aggregate of an additional shares (in the form of Ordinary Shares or ADSs) similar to the option granted to the U.S. Underwriters.

    The Underwriters for both of the Offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The Underwriters also have agreed that they may sell shares between each of the underwriting groups.

    Each of the Company and UIH has agreed with the Underwriters not to dispose of or hedge any of their shares or securities convertible into or exchangeable for shares, subject to certain exceptions, during the period from the date of this Prospectus continuing through the date one year after the date of this Prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

    The representatives do not expect sales to discretionary accounts to exceed 5% of the total number of shares (including shares in the form of ADSs) offered.

    Prior to the Offerings, there has been no public market for the Ordinary Shares or ADSs. The initial public offering price has been negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The Ordinary Shares will be listed on the Official Market of the Amsterdam Stock Exchange under the symbol "UPC" and the ADSs will be quoted on the NASDAQ National Market under the symbol "UPCOY". MeesPierson is acting as listing agent in connection with the listing of the Ordinary Shares on the Amsterdam Stock Exchange.

    In connection with the Offerings, the Underwriters may purchase and sell Ordinary Shares or ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the Offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares while the Offerings are in progress.

    The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Ordinary Shares or ADSs. As a result, the price of the Ordinary Shares or ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Amsterdam Stock Exchange, on NASDAQ, in the over-the-counter market or otherwise.

    The Company and UIH have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. The Company and UIH have also agreed to pay the representatives an amount in reimbursement of some of their expenses.

    This Prospectus may be used by the Underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the Underwriters in the Offering being made outside the United States, to persons located in the United States.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                --------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Enforcement of Civil Liabilities.........................................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................  15
Use of Proceeds..........................................................  22
Dividend Policy..........................................................  22
Exchange Rate Data.......................................................  23
Dilution.................................................................  24
Capitalization...........................................................  25
Selected Consolidated Financial Data.....................................  26
Pro Forma Selected Consolidated Financial Data...........................  28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  30
Business.................................................................  51
Technology...............................................................  87
Glossary of Technical Terms..............................................  99
Corporate Ownership Structure............................................ 102
Regulation............................................................... 108
Management............................................................... 117
Security Ownership of Certain Beneficial Owners and Management........... 127
Certain Transactions and Relationships................................... 128
Relationship with UIH and Related Transactions........................... 129
Description of Share Capital............................................. 131
Summary of Certain Provisions of the Articles of Association and Other
 Matters................................................................. 133
Description of American Depositary Receipts.............................. 135
Taxation................................................................. 146
Shares Eligible for Future Sale.......................................... 152
Experts.................................................................. 153
Legal Matters............................................................ 153
Available Information.................................................... 153
Index to Financial Statements............................................ F-1
Underwriting............................................................. U-1

                                --------------

   Through and including       , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in the American Depositary Receipts representing the Ordinary Shares or the Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Shares

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                         Ordinary Shares in the Form of
                           American Depositary Shares
                               or Ordinary Shares

                                --------------

           [LOGO OF UNITED PAN-EUROPE COMMUNICATIONS APPEARS HERE]

                                --------------

                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER
                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

    Capitalized terms used but not defined in Part II have the meanings ascribed to them in the Prospectus contained in this Registration Statement.

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee, are estimated:

     Securities and Exchange Commission registration fee................ $2,780
     NASD and blue sky fees.............................................      *
     Depositary fees and expenses.......................................      *
     Legal fees and expenses............................................      *
     Accounting fees....................................................      *
     Printing and engraving expenses....................................      *
     Miscellaneous......................................................      *
                                                                         ------
       Total............................................................ $    *
                                                                         ======

--------
*To be filed by amendment

    The above expenses will be borne by the Company.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company has entered into indemnification agreements with its directors and executive officers, providing for indemnification by the Company against any liability to which a director or executive officer may be subject for judgments, settlements, penalties, fines and expenses of defense (including attorneys' fees, bonds and costs of investigation), arising out of or in any way related to acts or omissions as a member of the Management or Supervisory Board, or an executive officer, or in any other capacity in which services are rendered to the Company or its subsidiaries. The Company believes that the indemnification agreements will assist the Company in attracting and retaining qualified individuals to serve as directors and executive officers. The agreements provide that a director or officer is not entitled to indemnification under such agreements (i) if indemnification is expressly prohibited under applicable law, (ii) for certain violations of securities laws or (iii) for certain claims initiated by the officer or director. Generally, under Dutch law, a director will not be held personally liable for decisions made with reasonable business judgment, absent self dealing. In addition, indemnification may not be available to directors or officers under Dutch law if any act or omission by a director or officer would qualify as willful misconduct or gross negligence. Due to the lack of applicable case law, it is not clear whether indemnification is available in case of breach of securities laws of the United States.

ITEM 15. PREVIOUS UNREGISTERED SALES

    On July 13, 1995, UIH and Philips contributed their respective ownership interests in European and Israeli multi-channel television systems to UPC. UIH also contributed $78.2 million of cash to UPC and issued directly to Philips approximately 3.17 million shares (with a market value at issuance of approximately $50.0 million) of UIH's Class A Common Stock as additional consideration for the transaction. In consideration for UIH's contributions, the Company issued 100,000, ordinary shares of UPC, to UIH. In consideration for Philips' contribution, the Company issued to Philips 60,000 ordinary shares of UPC and approximately $133.6 million of convertible subordinated, pay-in-kind notes in two series due January 1, 2005 (the "UPC PIK Notes"). On December 11, 1997, the accreted amount of the

UPC PIK Notes was approximately $154.1 million, which the Company redeemed in cash and converted into shares in connection with the UPC Acquisition. Philips also held 40,000 ordinary shares of UPC which were issued in connection with the Company's formation in 1990. The nominal value of all of the above UPC shares was NLG1,000 each.

    On July 26, 1996, the Company effected a change in the nominal value of its shares from NLG1,000 each to NLG1 each resulting in 1000-to-1 stock split. Subsequently, the Company issued 26.9 million ordinary shares, nominal value NLG1 each, to UIH and Philips, respectively, against conversion of UPC's capital reserves. On June 18, 1996, UPC adopted a stock option plan for certain employees of UPC and its subsidiaries. Each of UIH and Philips transferred 2.0 million ordinary shares to the Stichting Administratiekantoor UPC, which administers the UPC Stock Option Plan. See "Management -- Stock Option Plans".

    On December 11, 1997, UIH acquired Philips' entire interest in UPC. As part of the UPC Acquisition, (i) UPC purchased from Philips the 3.17 million shares of Class A Common Stock of UIH owned by Philips; (ii) UIH purchased from Philips 8,747,736 ordinary shares of UPC; (iii) UPC purchased indirectly from Philips 16,252,264 ordinary shares of UPC; (iv) UIH purchased from Philips approximately $77.0 million of the UPC PIK Notes, which the Company converted into 10,120,174 ordinary shares of UPC; (v) UPC redeemed in cash the approximate $77.0 million remaining accreted amount of the UPC PIK Notes held by Philips; and (vi) UIH paid UPC an amount, which UPC in turn paid to Philips in lieu of the issuance of a stock appreciation right by UPC.

    The foregoing sales by the Company of its securities were made in reliance one or more exemptions from registration under the Securities Act pursuant to
Section 4(2) thereof as transaction not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS

      1.1 Form of Underwriting Agreement*
      3.1 Amended and Restated Articles of Association of UPC*
      4.1 Form of Depositary Agreement*
      4.2 The Articles of Association of UPC is included as Exhibit 3.1.
      5.1 Opinion of Loeff Claeys Verbeke as to validity of Ordinary Shares*
      8.1 Opinion of Holme Roberts & Owen LLP as to certain tax matters*
      8.2 Opinion of Arthur Andersen as to certain tax matters*
     10.1 Amended and Restated Securities Purchase and Conversion Agreement dated as of December 1, 1997, by and among Philip Media B.V.
          ("Philips Media"), Philips Media Network B.V. ("Philips Networks"), the Company, Joint Venture, Inc. ("JVI") and the Company (1)
     10.2 Loan Agreement for NLG1,100,000,000 multi-currency Revolving Credit
          Facility dated as of October 8, 1997, between UPC and certain of its subsidiaries and The Toronto-Dominion Bank as Agent for the financial institutions identified therein, as amended by a Supplement Agreement dated December 8, 1997(2)
     10.3 Loan Agreement dated December 5, 1997, between Belmarken Holdings
          B.V. ("Belmarken") as the Borrower, Cable Network Netherlands Holding
          B.V., Binan Investments B.V. and Stipdon Investments B.V. as
          Guarantors, The Toronto-Dominion Bank and Toronto-Dominion Capital as
          Arrangers, the banks and financial institutions listed therein, The
          Toronto-Dominion Bank as Agent and The Toronto-Dominion Bank as
          Security Trustee, as amended by Waiver and amendment letter dated
          December 11, 1997(2)

     10.4  Registration Rights Agreement dated as of December 5, 1997, by and among the Company, Belmarken, and The Toronto-Dominion Bank as the
           Security Trustee(1)
     10.5  Indenture dated as of February 5, 1998, between UIH and Firstar Bank of Minnesota, N.A. (the "1998 Indenture")(2)
     10.6  Credit Facility Agreement dated February 20, 1998, between Cable
           Network Brabant Holding B.V. ("CNBH") and Cooperatieve Centrale
           Raiffeisen-Boerenleenbank B.A.
     10.7  Second Amendment Agreement to Credit Facility Agreement and to
           Project Support Agreement dated September 30, 1998, between CNBH and
           Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.
     10.8  Bank Facility Agreement dated January 31, 1996, between
           Kabeltelevisie Amsterdam B.V. and ABN AMRO Bank N.V. in the
           principal amount of up to NLG 375,000,000*
     10.9  Agreement to borrow money dated August 31, 1998, between N.V.
           TeleKabel Beheer, as borrower, and N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland, as lender.
     10.10 Facility Agreement dated July 26, 1998, between Mediareseaux Marne.
           S.A., Paribas and the Banks and Financial Institutions listed in
           Schedule 1 thereto
     10.11 Promissory Note dated November 9, 1998, made by Cable Network Zuid-
           Oost Brabant
           Holding B.V. payable to the order of DIC Loans Ltd. in the principal amount of
           $90,000,000
     10.12 Option Agreement dated November 5, 1998, among the Company, DIC and
           PEC
           (Exhibits C and D to the Option Agreement are listed separately as
           Exhibits 10.13 and 10.14,
           respectively. All other exhibits have been omitted.)
     10.13 Form of Registration Rights Agreement among the Company, DIC and PEC
     10.14 Form of Shareholders Agreement among the Company, DIC and PEC
     10.15 Sales Agreement dated December 17, 1997, between Stichting
           Combivisie Regio,
           Setelco B.V. and the Company*
     10.16 Purchase Agreement dated November 6, 1998, between Binan Investments
           B.V., UA-UII,
           Inc. and UA-UII Management Inc., including exhibits A and D thereto
     10.17 Shareholders Agreement dated July 6, 1995, between The Municipality of Amsterdam,
           A2000 Holding N.V., and Kabeltelevisie Amsterdam B.V.*
     10.18 Consent Agreement dated September 27, 1997, between United and
           Philips
           Communications B.V., US West International, B.V., Philips Media
           B.V., UIH and JVI
     10.19 Consortium Agreement dated June 26, 1995, concluded between the
           Osterreichische
           Philips Industrie Ges.m.b.H, Cable Networks Austria Holding B.V. and
           Kabel-TV-Wien
           Ges.m.b.H.*
     10.20 Tax Liability Agreement dated October 7, 1997, between the Company,
           Philips Media
           B.V., Philips Coordination Center, Philips Media Networks B.V.,
           United International
           Holdings, Inc. ("UIH"), and Joint Venture, Inc.("JVI")
     10.21 Agreement dated April 2, 1998, for the contribution of the Dutch
           Cable Assets of the
           Company and N.V. Nuon Energie-Onderneming voor Gelderland, Friesland en Flevoland
           to United Telekabel Holding N.V. i.o.*

     10.22  Joint Venture Agreement dated February 13, 1996, regarding A2000 Holding N.V.
            between US West International B.V. and the Company*
     10.23  United Pan-Europe Communications N.V. Phantom Stock Option Plan, March 20, 1998
     10.24  Amended Stock Option Plan dated March 18, 1998, between the Company and Stichting
            Administrasie Kantoor UPC
     10.25  Form of Director and Officer Indemnification Agreement*
     10.26  Form of UIH Registration Rights Agreement*
     10.27  Form of UIH Management Services Agreement*
     21.1   Subsidiaries of UPC*
     23.1   Consent of Arthur Andersen (United Pan-Europe Communications N.V.)
     23.2   Consent of PricewaterhouseCoopers N.V. (N.V. TeleKabel Beheer)
     23.3   The consent of Holme Roberts & Owen LLP is included in Exhibit 8.1
     23.4   The consent of Loeff Claeys Verbeke is included in Exhibit 5.1
     24.1   Powers of Attorney
     27.1   Financial Data Schedule
     99.1   Consents of Persons nominated for the Company's Supervisory Board

--------
 *  To be filed by amendment.
(1) Incorporated by reference from Form 8-K filed by UIH, dated December 11, 1997 (File No. 0-21974).
(2) Incorporated by reference from Form S-4 filed by UIH, dated March 3, 1998 (File No. 333-47245).

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by a final adjudication of such issue.

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes that:

  (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

  (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-1 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN LONDON, ENGLAND, ON THIS 24TH DAY OF NOVEMBER 1998.

                                        United Pan-Europe Communications N.V. a
                                         Dutch Public limited liability company

                                                  /s/ J. Timothy Bryan
                                        By: ____________________________________
                                             J. TIMOTHY BRYAN, PRESIDENT AND
                                                 CHIEF FINANCIAL OFFICER

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                                          TITLE/POSITION HELD
              SIGNATURE                   WITH THE REGISTRANT            DATE
              ---------                   -------------------            ----
                  *                    Chairman of the             November 24, 1998
______________________________________  Supervisory Board
          GENE W. SCHNEIDER

                  *                    Supervisory Board Member    November 24, 1998
______________________________________
           MICHAEL T. FRIES

                                       Supervisory Board Member    November 24, 1998
______________________________________
           RICHARD DE LANGE

                  *                    Chairman of Management      November 24, 1998
______________________________________  Board and Chief Executive
          MARK L. SCHNEIDER             Officer

         /s/ J. Timothy Bryan          Management Board Member,    November 24, 1998
______________________________________  President and Chief
           J. TIMOTHY BRYAN             Financial Officer

                  *                    Management Board Member     November 24, 1998
______________________________________  and Vice Chairman
           JOHN F. RIORDAN

                  *                    Management Board Member,    November 24, 1998
______________________________________  Senior Vice President and
       ANTON H.E. V. VOSKUIJLEN         Managing Director
                  *                    Management Board Member     November 24, 1998
______________________________________  and Managing Director,
           NIMROD J. KOVACS             Eastern Europe

                  *                    Managing Director, Finance  November 24, 1998
______________________________________  and Accounting (Principal
           RAY D. SAMUELSON             Accounting Officer)

         /s/ J. Timothy Bryan
*By: _________________________________
            J. TIMOTHY BRYAN
            ATTORNEY-IN-FACT